Form 10KSB40, Exhibit 13
period 1996-12-31
CITIZENS FIRST FINANCIAL CORP
filed 1997-03-28
CIK 1006265

                                                            EXHIBIT 13
[LOGO]


     PORTIONS OF CITIZENS FIRST FINANCIAL CORP.  1996 ANNUAL REPORT

CITIZENS FIRST FINANCIAL CORP. AND SUBSIDARY

CONTENTS

MANAGEMENT'S DISCUSSION AND ANALYSIS
OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS                             6

INDEPENDENT AUDITOR'S REPORT                                                13

CONSOLIDATED FINANCIAL STATEMENTS

      CONSOLIDATED BALANCE SHEET                                            15

      CONSOLIDATED STATEMENT OF INCOME                                      16

      CONSOLIDATED STATEMENT OF CHANGES IN STOCKHOLDERS' EQUITY             17

      CONSOLIDATED STATEMENT OF CASH FLOWS                                  18

      NOTES TO CONSOLIDATED FINANCIAL STATEMENTS                            20

CITIZENS FIRST FINANCIAL CORP.
MANAGEMENT'S DISCUSSION AND ANALYSIS OF
FINANCIAL CONDITION AND RESULTS OF OPERATIONS

GENERAL

Citizens First Financial Corp. (the "Company") is the holding company for Citizens Savings Bank, F.S.B., (the "Bank"). The Company completed its initial offering of 2,817,500 shares of common stock on May 1, 1996 in connection with the conversion of the Bank from the mutual to stock form of ownership. Prior to the Company's acquisition of the Bank on May 1, 1996, the Company had no material assets or operations. Accordingly, the following information reflects management's discussion and analysis of the financial condition and results of operations for the Bank for the period prior to May 1, 1996 and for the Company and Bank subsequent to the period beginning May 1, 1996. Currently, the Company does not transact any material business other than through its subsidiary, the Bank.

The Bank was originally chartered in 1888 by the State of Illinois and in 1989 became a federally chartered savings bank. The Bank's principal business consists of the acceptance of retail deposits from the general public in the areas surrounding its branch offices and the investment of these deposits, together with funds generated from operations and borrowings, primarily in one-to-four family residential mortgage loans. To a lesser extent, the Bank also invests in multi-family, construction and land, commercial real estate, consumer and other loans. The Bank has two wholly-owned service corporations, CSL Service Corporation and Fairbury Financial Services Corp. CSL Service Corporation is an Illinois-chartered corporation that has been inactive, but initiated the sale of tax-deferred annuities at the end of 1996. Fairbury Financial Services Corp. is an Illinois-chartered corporation that currently services previously sold tax deferred annuities and long-term care insurance policies that it sold on an agency basis.

RECENT LEGISLATION

On September 30, 1996, the President signed into law the Deposit Insurance Funds Act of 1996 (the "Funds Act") which, among other things, imposed a special one-time assessment on Savings Association Insurance Fund ("SAIF") member institutions, including the Bank, to recapitalize the SAIF. As required by the Funds Act, the FDIC imposed a special assessment of 65.7 basis points on SAIF assessable deposits as of March 31, 1995, payable on November 27, 1996. The special assessment was recognized in the third quarter of 1996 and is tax deductible. The Bank took a charge of $1.37 million ($839,000 after-tax) as a result of the special assessment.

The Funds Act also spreads the obligations for payment of the Financing Corporation ("FICO") bonds across all SAIF and Bank Insurance Fund ("BIF") members. As of January 1, 1997, BIF deposits are assessed for FICO payments at a rate of 20% of the rate assessed on SAIF deposits. Based on current estimates by the FDIC, BIF deposits will be assessed a FICO payment of 1.3 basis points, while SAIF deposits will pay an estimated 6.4 basis points on the FICO bonds. Full pro rata sharing of the FICO payments between BIF and SAIF members will occur on the earlier of January 1, 2000 or the date BIF and SAIF are merged.
The Funds Act specifies that BIF and SAIF will be merged on January 1, 1999 provided no savings associations remain at that time.

As a result of the Funds Act, the FDIC lowered SAIF assessments to 0 to 27 basis points effective January 1, 1997, a range comparable to that of BIF members. SAIF members will continue to make the higher FICO payments described above. Management cannot predict the level of FDIC insurance assessments on an on-going basis, whether the savings charter will be eliminated or whether the BIF and SAIF will eventually be merged.

COMPARISON OF FINANCIAL CONDITION AT DECEMBER 31, 1996 AND DECEMBER 31, 1995

Total assets increased from $228.6 million at December 31, 1995 to $261.6 million at December 31, 1996. The $33.0 million, or 14.4%, increase was primarily due to borrowings from the Federal Home Loan Bank of Chicago ("FHLB") and proceeds from the Company's stock offering which were partially offset by a reduction in total deposits. There were no borrowings from the FHLB at December 31, 1995 and $16.3 million of such borrowings at December 31, 1996. The proceeds from the Company's stock offering consisted of: $28,175,000 total stock offering less $1,163,000 in underwriting commissions and other expenses of the offering, less $2,254,000 related to shares purchased by the Employee Stock Ownership Plan (the "ESOP"). Approximately $4,141,000 in proceeds from stock sales came from existing customer deposits.

Cash and cash equivalents increased from $6,602,000 at December 31, 1995 to $7,007,000 at December 31, 1996, an increase of $405,000 or 6.1%.

Investment securities increased from $24,879,000 at December 31, 1995 to $29,371,000 at December 31, 1996 due to an increase in the Company's investment in mortgage-backed securities of $5,826,000. This increase was partially offset by a decline in the Company's investment in U.S. Treasury securities.

Mortgage loans held for sale increased from $0 at December 31, 1995 to $3,027,000 at December 31, 1996, due to the increase in origination of loans to be sold in the secondary market at December 31, 1996.

Loans increased from $188,774,000 at December 31, 1995 to $211,554,000 at December 31, 1996, an increase of $22,780,000 or 12.1%. The growth in loans was funded primarily from the investment of the proceeds from the stock offering. The growth was primarily in one-to-four family residential mortgage loans which increased by approximately $20.0 million.

Foreclosed real estate, which is primarily the result of loans to a local real estate developer, was $697,000 at December 31, 1996. The Company does not anticipate any material losses related to its foreclosed real estate at December 31, 1996.

Deposits decreased from $209,864,000 at December 31, 1995 to $202,125,000 at December 31, 1996, a decrease of $7,739,000 or 3.7%. This decrease was attributable to the $4,141,000 of stock purchases derived from customer deposit accounts and the increased use of borrowings from the FHLB as a source of funds. Overall certificates of deposit declined by $7,023,000. Other liabilities decreased by $341,000, or 10.5%, because of lower accrued payables.

The total equity capital increased by $24,830,000, or 160.0%, from $15,519,000 at December 31, 1995 to $40,349,000 at December 31, 1996. The increase is summarized as follows:

Equity capital, December 31, 1995                                  $15,519,000
Gross proceeds of stock offering                                    28,175,000
Underwriting commissions and other
     expenses of conversion                                         (1,163,000)
Net income                                                             610,000
Increase in unrealized loss on
     securities available for sale                                    (131,000)
Total shares purchased by ESOP                                      (2,254,000)
ESOP shares earned                                                     362,000
MRP shares purchased                                                  (805,000)
MRP shares earned                                                       36,000
                                                                   -----------
Equity capital, December 31, 1996                                  $40,349,000
                                                                   -----------
                                                                   -----------

COMPARISION OF OPERATING RESULTS AT DECEMBER 31, 1996 AND DECEMBER 31, 1995

GENERAL

Net income for the year ended December 31, 1996 decreased by $403,000, or 39.8%, from $1,013,000 for the year ended December 31, 1995 to $610,000 for the year ended December 31, 1996. The decrease was due to the previously discussed special assessment of $839,000, net of tax, incurred by the Bank pursuant to the Funds Act. This expense offset the recognition of a liability for the Bank's directors emeritus retirement plan in 1995 and higher interest income from the investment of the proceeds from the stock offering in 1996. If the Bank had not been required to pay this special assessment, net income for the year ended December 31, 1996 would have been $1,449,000.

INTEREST INCOME

Interest on loans increased by $1,766,000, or 12.2%, from $14,464,000 for the year ended December 31,

1995 to $16,230,000 for the year ended December 31, 1996. The increase was due to a higher average balance of loans resulting from the investment in loans of the proceeds from the stock offering and the reinvestment of proceeds from the sale and maturities of investment securities. This reinvestment was made because of the higher yields that were available by investing in loans. The new loans were primarily one-to-four family mortgage loans. Interest on investments decreased from $1,986,000 for the year ended December 31, 1995 to $1,862,000 for the year ended December 31, 1996, a decrease of $124,000 or 6.2%.

The decrease reflected the lower average balance of investment securities from $11.5 million for the year ended December 31, 1995 to $10.6 million for the year ended December 31, 1996.

INTEREST EXPENSE

Interest on deposits increased by $172,000, or 1.7%, from $9,979,000 for the year ended December 31, 1995 to $10,151,000 for the year ended December 31, 1996. The increase was attributable to a slightly higher cost of deposits during the year ended December 31, 1996. The interest on borrowings from the FHLB increased $217,000, or 221.4%, because the average balance in borrowings increased from $1.3 million for the year ended December 31, 1995 to $8.1 million for the year ended December 31, 1996. The borrowings were primarily used to fund the increase in the loan portfolio.

NONINTEREST INCOME

Total noninterest income increased by $151,000, or 10.9%, from $1,386,000 for the year ended December 31, 1995 to $1,537,000 for the year ended December 31, 1996. The increase was primarily due to increases in loan servicing fees and checking account fees. Loan servicing fees increased $86,000, or 15.9%, from $540,000 for the year ended December 31, 1995 to $626,000 for the year ended December 31, 1996. This increase reflected the increase of loan originations from $80.2 million for the year ended December 31, 1995 to $116.0 million for the year ended December 31, 1996. Checking account fees increased by $66,000, or 16.6%, because of the higher fees being charged on certain checking accounts.

NONINTEREST EXPENSE

Total noninterest expense increased by $2,081,000, or 33.5%, from $6,213,000 for the year ended December 31, 1995 to $8,294,000 for the year ended December 31, 1996. Deposit insurance/OTS assessment increased from $477,000 for the year ended December 31, 1995 to $1,848,000 for the year ended December 31, 1996, an increase of $1,371,000 or 287.4%. This increase was due to the implementation of the Funds Act. Another factor in the increase in other expense was additional compensation and benefit expense of $440,000, due mostly to the implementation of the employee stock ownership and incentive plans which resulted in an expense of $399,000. Occupancy expenses increased by $48,000, or 6.9%, for the year ended December 31, 1996 primarily due to the opening of a new branch facility in October 1995. Data processing fees decreased by $78,000 for the year ended December 31, 1996 due to the efficiencies achieved by the integration of the Bank's and Fairbury Federal's computer systems in the second half of fiscal 1995 following the merger of the Bank and Fairbury Federal in June 1995. Other expenses increased by $299,000, or 25.5%, from $1,171,000 for the year ended December 31, 1995 to $1,470,000, because of franchise taxes and increased administrative expenses associated with the Company.

PROVISION FOR LOAN LOSSES

The provision for loan losses increased from $124,000 for the year ended December 31, 1995 to $167,000 for the year ended December 31, 1996, an increase of $43,000 or 34.7%. The increase was the result of the continued growth in the loan portfolio and management's continuing evaluation of the loan portfolio. In particular, the Bank experienced an increase in multi-family and commercial loans, which increased from 5.5% and 3.6% of total loans, respectively, at December 31, 1995, to 5.8% and 3.8%, respectively, at December 31, 1996. Such loans generally bear a greater degree of risk as compared to one-to-four family loans. As a result, the Bank's level of allowance for loan losses to total loans and allowance for loan losses to non-performing loans were 0.24% and 113.53%, respectively, at December 31, 1996, compared to 0.22% and 53.43%, respectively, at December 31, 1995.

COMPARISON OF OPERATING RESULTS FOR THE YEAR ENDED DECEMBER 31, 1995 AND DECEMBER 31, 1994

Net income for the year ended December 31, 1995 decreased by $198,000, or 16.4%, from $1,211,000 for the year ended December 31, 1994 to $1,013,000 for the year ended December 31, 1995. The decrease was primarily attributable to the recognition of a liability for directors' emeritus retirement benefits and the incurring of additional expenses related to the merger of the Bank and Fairbury Federal. These costs were offset, in part, by an increase in net interest income due to an improved yield on loans and other interest-earning assets due to the Bank's restructuring of its interest-earning assets, with a transfer from the lower yielding investment securities to the higher yielding loans.

INTEREST INCOME

Interest on loans increased by $2,101,000, or 17.0%, from $12,363,000 for the year ended December 31, 1994 to $14,464,000 for the year ended December 31, 1995. The increase was primarily due to a reallocation of interest-earning assets from lower yielding investment securities to higher yielding loans. During 1995, the Bank determined to reinvest proceeds from investment securities into mortgage loans. As a result, the average balance of the Bank's investment securities portfolio decreased from $15.5 million for the year ended December 31, 1994 to $11.5 for the year ended December 31, 1995, while the average balance of loans increased from $169.3 million for the year ended December 31, 1994 to $181.6 million for the year ended December 31, 1995. Interest on investment securities decreased from $2,382,000 for the year ended December 31, 1994 to $1,986,000 for the year ended December 31, 1995, a decrease of $396,000 or 16.6%. The decrease reflected the previously discussed lower average balance of securities during the year ended December 31, 1995.

INTEREST EXPENSE

Interest on deposits increased by $1,344,000, or 15.6%, from $8,635,000 for the year ended December 31, 1994 to $9,979,000 for the year ended December 31, 1995. The increase was attributable to higher average rates paid on deposit accounts, which increased from an average rate of 4.20% for the year ended December 31, 1994, to 4.91% for the year ended December 31, 1995. The interest on borrowings increased by $22,000, or 29.9%, because of a higher average balance in borrowings in 1995.

NONINTEREST INCOME

Total noninterest income increased by $299,000, or 27.5%, from $1,087,000 for the year ended December 31, 1994 to $1,386,000 for the year ended December 31, 1995. The increase was attributable to the net gains (losses) on loan sales which increased $334,000, or 503.8% from ($66,000) for the year ended December 31, 1994 to $268,000 for the year ended December 31, 1995.

NONINTEREST EXPENSE

Total noninterest expenses increased by $905,000, or 17.0%, from $5,308,000 for the year ended December 31, 1994 to $6,213,000 for the year ended December 31, 1995 primarily due to increased costs related to the May 1995 merger with Fairbury Federal. Legal, accounting and other expenses of $124,000 were incurred in connection with the merger. In addition, the merger resulted in $355,000 of expenses related to retirement benefits under the Bank's Directors Emeritus retirement plan. Such funding expense caused, in part, the expense for salaries and employee benefits to increase from $2,799,000 for the year ended December 31, 1994 to $3,445,000 for the year ended December 31, 1995. The opening of a new branch facility, the introduction of a new checking product and the customer relations expense related to the merger with Fairbury Federal also contributed to the increase in other noninterest expense.

PROVISION FOR LOAN LOSSES

The provision for loan losses increased from $81,000 for the year ended
December 31, 1994 to $124,000 for the year ended December 31, 1995, an increase of $43,000 or 53.1%. The increase was due to changes in and the continued growth of the loan portfolio and management's evaluation of this loan portfolio. There was an increase in both commercial and construction and land loans, which increased from 2.24% and 2.86% of total loans, respectively, at December 31, 1994 to 3.58% and 6.44% of total loans respectively at December 31, 1995. Such loans generally bear a greater degree of risk as compared to one-to-four family loans.

CONSOLIDATED AVERAGE BALANCE SHEET

                                                                 For the Years Ended December 31,
                                                              --------------------------------------
                                                At
                                           December 31,
                                               1996                            1996
                                           ------------       --------------------------------------
                                                               Average                      Average
                                            Yield/Cost         Balance       Interest     Yield/Cost
                                           ------------       --------       --------     ----------
                                                                (Dollars in thousands)
ASSETS
 Interest-earning deposits                         6.50%        $5,159           $227           4.40%
 Investment securities (1)                         5.26         10,635            543           5.11
 Loans receivable (2)                              8.23        203,037         16,230           7.99
 Mortgage-backed securities (3)                    6.49         17,502          1,207           6.90
 FHLB stock                                        7.00          1,665            113           6.76
                                                              --------        -------
       Total interest-earning assets               7.99        237,998         18,320           7.70
                                                                              -------
       Non-interest earning assets                              11,687
                                                              --------
       Total assets                                           $249,685
                                                              --------
                                                              --------

LIABILITIES & EQUITY
 Interest-bearing liabilities:
     Money market savings accounts                 3.00        $10,440            254           2.43
     Passbook accounts                             2.25         18,163            447           2.46
     NOW accounts                                  2.00         14,534            343           2.36
     Certificates accounts                         5.85        155,937          9,107           5.84
                                                              --------        -------
      Total interest-bearing deposits              5.08        199,074         10,151           5.10
                                                              --------        -------

 FHLB advances                                     5.99          8,099            315           3.89
                                                              --------        -------
      Total interest-bearing liabilities           5.15        207,173         10,466           5.05
                                                                              -------
 Non-interest bearing liabilities                               11,472
                                                              --------
      Total liabilities                                        218,644
 Equity                                                         31,041
                                                              --------
      Total liabilities & equity                              $249,685
                                                              --------
                                                              --------

Net interest rate spread (4)                       2.84                        $7,854           2.65%
                                                                              -------         ------
                                                                              -------         ------

Net interest margin (5)                                                                         3.30%
                                                                                              ------
                                                                                              ------

Ratio of interest earning assets to
 interest-bearing liabilities                    115.37%        114.88%
                                                 ------         ------
                                                 ------         ------



                                                                         For the Years Ended December 31,
                                               -----------------------------------------------------------------------------------
                                                                1995                                         1994
                                               --------------------------------------       --------------------------------------
                                                Average                      Average         Average                      Average
                                                Balance       Interest     Yield/Cost        Balance       Interest     Yield/Cost
                                               --------       --------     ----------       --------       --------     ----------
                                                                             (Dollars in thousands)

ASSETS
 Interest-earning deposits                       $3,257           $249           7.65%        $5,274           $258           4.89%
 Investment securities (1)                       11,496            670           5.83         15,460            690           4.46
 Loans receivable (2)                           181,638         14,464           7.96        169,270         12,363           7.30
 Mortgage-backed securities (3)                  20,329          1,207           5.94         22,099          1,557           7.05
 FHLB stock                                       1,636            109           6.66          1,609             95           5.90
                                               --------        -------                      --------        -------
       Total interest-earning assets            218,356         16,699           7.65        213,712         14,963           7.00
                                                               -------                                      -------
       Non-interest earning assets                9,437                                       13,931
                                               --------                                     --------
       Total assets                            $227,793                                     $227,643
                                               --------                                     --------
                                               --------                                     --------

LIABILITIES & EQUITY
 Interest-bearing liabilities:
     Money market savings accounts              $10,127            173           1.71        $13,607            363           2.67
     Passbook accounts                           18,342            382           2.08         20,656            550           2.66
     NOW accounts                                16,318            444           2.72         17,295            350           2.02
     Certificates accounts                      158,328          8,980           5.67        154,198          7,372           4.78
                                               --------        -------                      --------        -------
      Total interest-bearing deposits           203,115          9,979           4.91        205,756          8,635           4.20
                                               --------        -------                      --------        -------

 FHLB advances                                    1,346             98           7.28            788             76           9.64
                                               --------        -------                      --------        -------
      Total interest-bearing liabilities        204,461         10,077           4.93        206,544          8,711           4.22
                                                               -------                                      -------
 Non-interest bearing liabilities                 8,679                                        7,522
                                               --------                                     --------
      Total liabilities                         213,140                                      214,066
 Equity                                          14,652                                       13,577
                                               --------                                     --------
      Total liabilities & equity               $227,792                                     $227,643
                                               --------                                     --------
                                               --------                                     --------

Net interest rate spread (4)                                    $6,622           2.72%                       $6,252           2.78%
                                                               -------         ------                       -------         ------
                                                               -------         ------                       -------         ------
Net interest margin (5)                                                          3.03%                                        2.93%
                                                                               ------                                       ------
                                                                               ------                                       ------
Ratio of interest earning assets to
 interest-bearing liabilities                    106.80%                                      103.47%
                                                 ------                                       ------
                                                 ------                                       ------

(1)  Includes investment securities available for sale and held to maturity.
(2) Amount is net of deferred loan origination costs, construction loans in process, net unearned discount on loans purchased and allowance for loan losses and includes non-performing loans.
(3) Includes mortgage-backed securities available for sale and held to maturity.
(4) Net interest rate spread represents the difference between the weighted average yield on interest-earning assets and the weighted average cost of interest-bearing liabilities.
(5) Net interest margin represents net interest income as a percentage of average interest-earning assets.

RATE/VOLUME ANALYSIS. The following table presents the extent to which changes in interest rates and changes in the volume of interest-earning assets and interest-bearing liabilities have affected the Company's interest income and interest expense during the periods indicated. Information is provided in each category with respect to: (i) changes attributable to changes in volume (changes in volume multiplied by prior rate); (ii) changes attributable to changes in rate (changes in rate multiplied by prior volume); and (iii) the net change.
The changes attributable to the combined impact of volume and rate have been allocated proportionately to the change due to volume and the change due to rate.


                                                               YEAR ENDED                                   Year Ended
                                                            DECEMBER 31, 1996                            December 31, 1995
                                                         COMPARED TO YEAR ENDED                       Compared to Year Ended
                                                            DECEMBER 31, 1995                            December 31, 1994
                                                 ------------------------------------         ------------------------------------
                                                  INCREASE (DECREASE)                          Increase (Decrease)
                                                         DUE TO                                       Due to
                                                 ---------------------                        ---------------------
                                                 VOLUME          RATE            NET          Volume          Rate            Net
                                                 ------         ------         ------         ------         ------         ------
                                                                                (In thousands)

Interest-earning assets:
 Interest-earning deposits                       $  110          $(132)        $  (22)         $(122)        $  113         $   (9)
 Investment securities                              (48)           (79)          (127)          (202)           182            (20)
 Loans receivable                                 1,712             54          1,766            939          1,162          2,101
 Mortgage-backed securities                        (180)           180             --           (118)          (232)          (350)
 FHLB stock                                           2              2              4              2             12             14
                                                 ------          -----         ------          -----         ------         ------
     Total change in interest
      income                                      1,596             25          1,621            499          1,237          1,736
                                                 ------          -----         ------          -----         ------         ------

Interest-bearing liabilities:
 Money market deposit accounts                        5             76             81            (79)          (111)          (190)
 Savings accounts                                    (4)            69             65            (57)          (111)          (168)
 NOW accounts                                       (46)           (55)          (101)           (19)           113             94
 Certificate accounts                              (138)           265            127            202          1,406          1,608
 FHLB advances                                      282            (65)           217             45            (23)            22
                                                 ------          -----         ------          -----         ------         ------

     Total change in interest
      expense                                        99            290            389             92          1,274          1,366
                                                 ------          -----         ------          -----         ------         ------

     Net change in net interest
      income                                     $1,497          $(265)        $1,232          $ 407         $  (37)        $  370
                                                 ------          -----         ------          -----         ------         ------
                                                 ------          -----         ------          -----         ------         ------


LIQUIDITY AND CAPITAL RESOURCES

The Company's primary sources of funds are deposits, principal and interest payments on loans and securities, sales of loans and securities and FHLB advances. While maturities and scheduled amortization of loans are predictable sources of funds, deposit outflows and mortgage prepayments are greatly influenced by general interest rates, economic conditions and competition. The Bank is subject to required minimum liquidity ratios as established by the Office of Thrift Supervision ("OTS"), the Bank's primary regulator. This ratio is based upon a percentage of the Bank's deposits and short-term borrowings. The Bank is currently required by the OTS to maintain a ratio of liquid assets to total assets of 5.0%. At December 31, 1996 and 1995, the Bank's liquidity ratios were 5.0% and 5.5% . Management of the Bank maintains its liquid assets in accordance with regulatory requirements.

At December 31, 1996, the Bank exceeded all of its regulatory capital requirements with tangible capital and core capital both at $27.6 million or 10.7% of total adjusted assets, and risk-based capital of $28.1 million or 19.9% of total risk-weighted assets. The required ratios are 1.5% for tangible capital, 4.0% for core capital, and 8.0% for risk-weighted capital. See the accompanying Notes to Consolidated Financial Statements for the Bank's capital calculations as of December 31, 1996.

The Company's most liquid assets are cash and interest-bearing demand accounts. The levels of these assets are dependent on the Company's operating, financing, lending and investing activities during any given period. At December 31, 1996 and 1995, cash and interest-bearing demand accounts totalled $7.0 million and $6.6 million, respectively. Cash and interest-bearing demand accounts represented 2.7% and 2.9% of assets at December 31, 1996 and 1995, respectively.

The Bank has other sources of liquidity if a need for additional funds arises, including FHLB advances. At December 31, 1996, the Bank had $16.3 million in outstanding advances with the FHLB and had a borrowing capacity of $33.2 million. At December 31, 1995, the Bank had no such advances. Depending upon market conditions and the pricing of deposit products and FHLB borrowings, the Bank may utilized FHLB advances to fund loan originations.

At December 31, 1996, the Bank had commitments to originate loans and unused lines of credit totalling $13.5 million. Certificate accounts, which are scheduled to mature in one year or less from December 31, 1996, totalled $101.6 million. The Bank anticipates that it will have sufficient funds available to meet its current loan commitments and maturing deposits.

INDEPENDENT AUDITOR'S REPORT

Board of Directors
Citizens First Financial Corp.
     and Subsidiary
Normal, Illinois


We have audited the consolidated balance sheet of Citizens First Financial Corp. and subsidiary as of December 31, 1996 and 1995, and the related consolidated statements of income, changes in stockholders' equity, and cash flows for each of the three years in the period ended December 31, 1996. These consolidated financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these consolidated financial statements based on our audits. The consolidated statements of income and cash flows for the year ended December 31, 1994 have been restated to reflect the pooling of interests with Fairbury Federal Savings and Loan Association and subsidiary as described in the notes to the consolidated financial statements. We did not audit the consolidated statements of income and cash flows for the year ended December 31, 1994 of Fairbury Federal Savings and Loan Association and subsidiary, which statements reflect total revenue of $5,441,969. Those statements were audited by other auditors, whose report has been furnished to us, and our opinion, insofar as it relates to the amounts included for Fairbury Federal Savings and Loan Association and subsidiary, is based soley on the report of the other auditors.

We conducted our audits in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

In our opinion, based on our audits and the report of other auditors, the consolidated financial statements described above present fairly, in all material respects, the consolidated financial position of Citizens First Financial Corp. and subsidiary as of December 31, 1996 and 1995, and the results of their operations and their cash flows for each of the three years in the period ended December 31, 1996, in conformity with generally accepted accounting principles.

/s/ Geo. S. Olive & Co. LLC

Decatur, Illinois
January 24, 1997

INDEPENDENT AUDITOR'S REPORT

Board of Directors
Fairbury Federal Savings and Loan Association
Fairbury, Illinois


We have audited the accompanying consolidated balance sheet of Fairbury Federal Savings and Loan Association and subsidiary as of December 31, 1994, and the related consolidated statements of income, retained earnings and cash flows for the year then ended. These consolidated financial statements are the responsibility of the Association's management. Our responsibility is to express an opinion on these consolidated financial statements based on our audit. The consolidated financial statements of Fairbury Federal Savings and Loan Association and subsidiary as of December 31, 1993, were audited by other auditors whose report dated January 28, 1994, expressed an unqualified opinion on those statements.

We conducted our audit in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principals used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audit provides a reasonable basis for our opinion.

In our opinion, the consolidated financial statements referred to above present fairly, in all material respects, the financial position of Fairbury Federal Savings and Loan Association and subsidiary as of December 31, 1994, and the results of their operations and their cash flows for the year then ended in conformity with generally accepted accounting principles.

As discussed in the summary of significant accounting policies, the Association adopted the provisions of Financial Accounting Standards Board's Statement of Financial Accounting Standards No. 115, ACCOUNTING FOR CERTAIN INVESTMENTS IN DEBT AND EQUITY SECURITIES, on January 1, 1994. As discussed in the summary of significant accounting policies and note 8 to the consolidated financial statements, the Association changed its method of accounting for income taxes in 1993 to adopt the provisions of the Statement of Financial Accounting Standards No. 109, ACCOUNTING FOR INCOME TAXES.

/s/ Clifton, Gunderson & Co.

Peoria, Illinois
January 27, 1995, except as to note 13 which is as of February 28, 1995

CONSOLIDATED BALANCE SHEET


DECEMBER 31                                                                                 1996                          1995
----------------------------------------------------------------------------------------------------------------------------------
ASSETS
 Cash and due from banks                                                                $  4,352,571                  $  3,196,835
 Interest-bearing demand deposits                                                          2,654,669                     3,404,977
                                                                                        ------------------------------------------
     Cash and cash equivalents                                                             7,007,240                     6,601,812
 Investment securities
   Available for sale                                                                     28,370,953                    18,886,488
   Held to maturity                                                                        1,000,000                     5,992,487
                                                                                        ------------------------------------------
     Total investment securities                                                          29,370,953                    24,878,975
 Mortgage loans held for sale                                                              3,027,468
 Loans                                                                                   211,554,298                   188,773,727
   Allowance for loan losses                                                                (512,096)                     (412,249)
                                                                                        ------------------------------------------
     Net loans                                                                           211,042,202                   188,361,478
 Premises and equipment                                                                    5,778,253                     4,913,866
 Federal Home Loan Bank stock                                                              1,662,000                     1,674,400
 Foreclosed real estate                                                                      696,980
 Other assets                                                                              3,051,784                     2,207,123
----------------------------------------------------------------------------------------------------------------------------------
          TOTAL ASSETS                                                                  $261,636,880                  $228,637,654
----------------------------------------------------------------------------------------------------------------------------------
----------------------------------------------------------------------------------------------------------------------------------

LIABILITIES
 Deposits
   Noninterest bearing                                                                  $  7,480,409                  $  7,062,111
   Interest bearing                                                                      194,644,331                   202,802,122
                                                                                        ------------------------------------------
          Total deposits                                                                 202,124,740                   209,864,233
 Federal Home Loan Bank borrowings                                                        16,250,000
 Advances by borrowers for taxes and insurance                                               751,430                       710,291
 Other liabilities                                                                         2,162,200                     2,544,356
----------------------------------------------------------------------------------------------------------------------------------
          TOTAL LIABILITIES                                                              221,288,370                   213,118,880
----------------------------------------------------------------------------------------------------------------------------------

COMMITMENTS, AND CONTINGENT LIABILITIES

STOCKHOLDERS' EQUITY
 Preferred stock, $.01 par value
   Authorized and unissued - 1,000,000 shares
 Common stock, $.01 par value
   Authorized - 8,000,000 shares
   Issued - 2,817,500 shares
   Outstanding - 2,568,611 shares                                                             28,175
 Paid-in-capital                                                                          27,023,869
 Retained earnings - substantially restricted                                             16,294,984                    15,685,404
 Net unrealized loss on securities for sale                                                 (297,685)                     (166,630)
----------------------------------------------------------------------------------------------------------------------------------
                                                                                          43,049,343                    15,518,774
Less:
 Unearned employee stock ownership plan
   shares - 193,200 shares                                                                (1,932,000)
 Unearned incentive plan shares - 55,689 shares                                             (768,833)
----------------------------------------------------------------------------------------------------------------------------------
          TOTAL STOCKHOLDERS' EQUITY                                                      40,348,510                    15,518,774
----------------------------------------------------------------------------------------------------------------------------------

          TOTAL LIABILITIES AND STOCKHOLDERS' EQUITY                                    $261,636,880                  $228,637,654
----------------------------------------------------------------------------------------------------------------------------------
----------------------------------------------------------------------------------------------------------------------------------

See notes to consolidated financial statements.

CONSOLIDATED STATEMENT OF INCOME


YEAR ENDED DECEMBER 31                                                             1996                1995                1994
----------------------------------------------------------------------------------------------------------------------------------

Interest Income
   Loans                                                                       $16,230,490         $14,464,093         $12,362,913
   Investment securities                                                         1,862,465           1,986,355           2,382,445
   Deposits with financial institutions                                            227,316             248,859             218,118
----------------------------------------------------------------------------------------------------------------------------------
               Total interest income                                            18,320,271          16,699,307          14,963,476
----------------------------------------------------------------------------------------------------------------------------------

Interest Expense
   Deposits                                                                     10,150,721           9,979,041           8,635,146
   Federal Home Loan Bank borrowings                                               314,910              98,487              75,857
----------------------------------------------------------------------------------------------------------------------------------
              Total interest expense                                            10,465,631          10,077,528           8,711,003
----------------------------------------------------------------------------------------------------------------------------------

NET INTEREST INCOME                                                              7,854,640           6,621,779           6,252,473
   Provision for loan losses                                                       166,570             123,545              81,266
----------------------------------------------------------------------------------------------------------------------------------

NET INTEREST INCOME AFTER PROVISION FOR LOAN LOSSES                              7,688,070           6,498,234           6,171,207
----------------------------------------------------------------------------------------------------------------------------------
Noninterest Income
   Loan servicing fees                                                             626,067             539,534             551,484
   Net realized gains (losses) on sales of available-for-sale securities           (14,790)            (18,223)                411
   Net gains (losses) on loan sales                                                235,777             267,812             (66,316)
   Other income                                                                    689,661             596,481             601,868
----------------------------------------------------------------------------------------------------------------------------------
               Total noninterest income                                          1,536,715           1,385,604           1,087,447
----------------------------------------------------------------------------------------------------------------------------------

Noninterest Expenses
   Salaries and employee benefits                                                3,884,578           3,445,050           2,798,731
   Net occupancy and equipment expenses                                            746,245             697,508             655,837
   Deposit insurance expense                                                     1,848,469             476,917             494,871
   Data processing fees                                                            344,798             422,653             400,946
   Other expenses                                                                1,469,628           1,170,593             957,493
----------------------------------------------------------------------------------------------------------------------------------
               Total noninterest expenses                                        8,293,718           6,212,721           5,307,878
----------------------------------------------------------------------------------------------------------------------------------

INCOME BEFORE INCOME TAX                                                           931,067           1,671,117           1,950,776
   Income tax expense                                                              321,487             658,572             740,254
----------------------------------------------------------------------------------------------------------------------------------

NET INCOME                                                                     $   609,580         $ 1,012,545         $ 1,210,522
----------------------------------------------------------------------------------------------------------------------------------
----------------------------------------------------------------------------------------------------------------------------------



See notes to consolidated financial statements.

CONSOLIDATED STATEMENT OF CHANGES IN STOCKHOLDERS' EQUITY



                                                                 Common Stock
                                                       ------------------------------
                                                         SHARES                                  PAID-IN            RETAINED
                                                       OUTSTANDING           AMOUNT              CAPITAL            EARNINGS
-----------------------------------------------------------------------------------------------------------------------------

Balance, January 1, 1994                                                                                          $13,462,337

  Net Income for 1994                                                                                               1,210,522
  Net change in  unrealized
   gain (loss) on securities
   available for sale
-----------------------------------------------------------------------------------------------------------------------------

Balance, December 31, 1994                                                                                         14,672,859

  Net income for 1995                                                                                               1,012,545
  Net change in unrealized
   gain (loss) on securities
   available for sale
-----------------------------------------------------------------------------------------------------------------------------

Balance, December 31, 1995                                                                                         15,685,404

  Issuance of common stock                              2,817,500             $28,175         $26,983,619
  Employee Stock Ownership Plan shares acquired          (225,400)
  Employee Stock Ownership Plan shares allocated           32,200                                  40,250
  Incentive plan shares acquired                          (58,600)
  Incentive plan shares earned                              2,911
  Net income for 1996                                                                                                 609,580
  Net change in unrealized
   gain (loss) on securities
   available for sale
-----------------------------------------------------------------------------------------------------------------------------

Balance, December 31, 1996                              2,568,611             $28,175         $27,023,869         $16,294,984
-----------------------------------------------------------------------------------------------------------------------------
-----------------------------------------------------------------------------------------------------------------------------


                                                     NET UNREALIZED         UNEARNED
                                                     GAIN (LOSS) ON         EMPLOYEE
                                                       SECURITIES             STOCK             UNEARNED
                                                      AVAILABLE FOR         OWNERSHIP           INCENTIVE
                                                          SALE             PLAN SHARES         PLAN SHARES            TOTAL
-----------------------------------------------------------------------------------------------------------------------------

Balance, January 1, 1994                              $   137,106                                                 $13,599,443

  Net Income for 1994                                                                                               1,210,522
  Net change in  unrealized
   gain (loss) on securities
   available for sale                                  (1,158,158)                                                 (1,158,158)
-----------------------------------------------------------------------------------------------------------------------------

Balance, December 31, 1994                             (1,021,052)                                                 13,651,807

  Net income for 1995                                                                                               1,012,545
  Net change in unrealized
   gain (loss) on securities
   available for sale                                     854,422                                                     854,422
-----------------------------------------------------------------------------------------------------------------------------

Balance, December 31, 1995                               (166,630)                                                 15,518,774

  Issuance of common stock                                                                                         27,011,794
  Employee Stock Ownership Plan shares acquired                           $(2,254,000)                             (2,254,000)
  Employee Stock Ownership Plan shares allocated                              322,000                                 362,250
  Incentive plan shares acquired                                                                $(805,233)           (805,233)
  Incentive plan shares earned                                                                     36,400              36,400
  Net income for 1996                                                                                                 609,580
  Net change in unrealized
   gain (loss) on securities
   available for sale                                    (131,055)                                                   (131,055)
-----------------------------------------------------------------------------------------------------------------------------

Balance, December 31, 1996                              $(297,685)        $(1,932,000)          $(768,833)        $40,348,510
-----------------------------------------------------------------------------------------------------------------------------
-----------------------------------------------------------------------------------------------------------------------------



See notes to consolidated financial statements.

CONSOLIDATED STATEMENT OF CASH FLOWS


YEAR ENDED DECEMBER 31                                                        1996                1995                1994
-----------------------------------------------------------------------------------------------------------------------------

OPERATING ACTIVITIES
  Net income                                                                 $609,580          $1,012,545          $1,210,522
  Adjustments to reconcile net income to net cash
     provided (used) by operating activities:
    Provision for loan losses                                                 166,570             123,545              81,266
    Provision for losses on foreclosed real estate                                                                     10,000
    Depreciation                                                              395,698             365,460             340,864
    Deferred income tax expense (benefit)                                     (83,408)            (83,957)             25,051
    Investment securities (gains) losses                                       14,790              18,223                (411)
    Investment securities amortization, net                                    61,204              31,015             199,456
    Net gain on sales of foreclosed real estate                                                   (20,577)             (9,901)
    Net (gain) loss on loan sales                                            (235,777)           (267,812)             66,316
    Net gain on sales of premises and equipment                               (25,224)             (3,455)
    Federal Home Loan Bank stock dividends                                                        (24,100)
    Loans originated for sale                                             (17,924,017)        (18,165,737)         (9,226,278)
    Proceeds from sales of loans originated for resale                     15,132,326          17,897,925           9,159,962
    Compensation expense related to Employee Stock
       Ownership and incentive plans                                          398,650
    Change in
       Other assets                                                          (690,161)            (63,399)           (331,697)
       Other liabilities                                                     (370,091)          1,372,113            (546,824)
-----------------------------------------------------------------------------------------------------------------------------
       Net cash provided (used) by operating activities                    (2,549,860)          2,191,789             978,326
-----------------------------------------------------------------------------------------------------------------------------

INVESTING ACTIVITIES
  Purchases of securities available for sale                              (19,841,260)         (1,000,000)        (11,508,460)
  Proceeds from maturities and principal paydowns on
   securities available for sale                                            4,015,489           7,017,143          16,200,765
  Proceeds from sales of securities available for sale                      6,043,587           5,151,966           7,131,781
  Purchases of securities held to maturity                                                     (3,473,672)         (3,489,532)
  Proceeds from maturities and principal paydowns on
   securities held to maturity                                              5,000,000           7,027,579           5,079,839
  Redemption (purchase) of Federal Home Loan Bank stock                        12,400             (76,000)            150,200
  Net change in loans                                                     (23,544,274)        (11,039,786)        (20,216,989)
  Proceeds from sales of foreclosed real estate                                                    59,558             186,200
  Purchases of premises and equipment                                      (1,260,085)         (1,738,156)           (843,241)
  Proceeds from sales of premises and equipment                                25,224               3,455
-----------------------------------------------------------------------------------------------------------------------------
    Net cash provided (used) by investing activities                      (29,548,919)          1,932,087          (7,309,437)
-----------------------------------------------------------------------------------------------------------------------------
-----------------------------------------------------------------------------------------------------------------------------

                                                                                                                  (continued)



YEAR ENDED DECEMBER 31                                                        1996                1995                1994
-----------------------------------------------------------------------------------------------------------------------------

FINANCING ACTIVITIES
 Net change in
   Interest-bearing demand and savings deposits                           $  (757,191)        $(2,738,508)        $(3,531,858)
   Certificates of deposit                                                 (6,982,302)          3,344,312          (1,085,154)
 Net change in Federal Home Loan Bank line of credit                       10,250,000
 Proceeds (payments) from Federal Home Loan Bank
   advances                                                                 6,000,000          (3,000,000)          3,000,000
 Net change in advances by borrowers for taxes and
   insurance                                                                   41,139             (91,651)             87,817
 Issuance of common stock, net of offering costs                           24,757,794
 Purchase of stock for incentive plan                                        (805,233)
-----------------------------------------------------------------------------------------------------------------------------
   Net cash provided (used) by financing activities                        32,504,207          (2,485,847)         (1,529,195)
-----------------------------------------------------------------------------------------------------------------------------

NET CHANGE IN CASH AND CASH EQUIVALENTS                                       405,428           1,638,029          (7,860,306)
CASH AND CASH EQUIVALENTS, BEGINNING OF YEAR                                6,601,812           4,963,783          12,824,089
-----------------------------------------------------------------------------------------------------------------------------

CASH AND CASH EQUIVALENTS, END OF YEAR                                     $7,007,240         $ 6,601,812          $4,963,783
-----------------------------------------------------------------------------------------------------------------------------
-----------------------------------------------------------------------------------------------------------------------------

ADDITIONAL CASH FLOWS INFORMATION
 Interest paid                                                            $10,413,456         $10,039,086          $8,704,241
 Income tax paid                                                              758,383             427,736           1,150,961
 Loan balances transferred to foreclosed real estate and
    repossessions                                                             696,980                                  38,981





See notes to consolidated financial statements

NATURE OF OPERATIONS AND SUMMARY OF SIGNIFICANT ACCOUNT POLICIES

The accounting and reporting policies of Citizens First Financial Corp. ("Company") and its wholly owned subsidiary, Citizens Savings Bank, F.S.B. ("Bank"), conform to generally accepted accounting principles and reporting practices followed by the banking industry. The Bank has two wholly owned subsidiaries, CSL Service Corporation and Fairbury Financial Service Corporation. The more significant of the policies are described below.

The preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenue and expenses during the reporting period.
Actual results could differ from those estimates.

The Company is a savings and loan holding company whose principal activity is the ownership and management of the Bank. The Bank operates under a federal thrift charter. As a federally-chartered savings bank, the Bank is subject to regulation by the Office of Thrift Supervision and the Federal Deposit Insurance Corporation.

The Bank generates commercial, mortgage and consumer loans and receives deposits from customers located primarily in Central Illinois. The Bank's loans are generally secured by specific items of collateral including real property, consumer assets and business assets. Although the Bank has a diversified loan portfolio, a substantial portion of its debtors' ability to honor their contracts is dependent upon economic conditions in Central Illinois.

CONSOLIDATION

The consolidated financial statements include the accounts of the Company and Bank after elimination of all material intercompany transactions and accounts.

INVESTMENT SECURITIES

Debt securities are classified as held to maturity when the Company has the positive intent and ability to hold the securities to maturity. Securities held to maturity are carried at amortized cost.

Debt securities, not classified as held to maturity and marketable equity securities, are classified as available for sale. Securities available for sale are carried at fair value with unrealized gains and losses reported separately in stockholders' equity, net of tax.

Amortization of premiums and accretion of discounts are recorded as interest income from securities. Realized gains and losses are recorded as net security gains (losses). Gains and losses on sales of securities are determined on the specific-identification method.

MORTGAGE SERVICING RIGHTS

Mortgage servicing rights on originated loans are capitalized by allocating the total cost of the mortgage loans between the mortgage servicing rights and the loans based on their relative fair values. Capitalized servicing rights are amortized in proportion to and over the period of estimated servicing revenues.

MORTGAGE LOANS HELD FOR SALE

Mortgage loans held for sale are carried at the lower of aggregate cost or market. Net unrealized losses are recognized through a valuation allowance by charges to income.

LOANS

Loans are carried at the principal amount outstanding. Interest income is accrued on the principal balances of loans. The accrual of interest on impaired loans is discontinued when, in management's opinion, the borrower may be unable to meet payments as they become due. When interest accrual is discontinued, all unpaid accrued interest is reversed. Interest income is subsequently recognized only to the extent cash payments are received. Certain loan fees and direct costs are being deferred and amortized as an adjustment of yield on the loans.

ALLOWANCE FOR LOAN AND REAL ESTATE LOSSES

Allowance for loan and real estate losses are maintained to absorb loan and real estate losses based on management's continuing review and evaluation of the loan and real estate portfolios and its judgment as to the impact of economic conditions on the portfolios. The evaluation by management includes consideration of past loss experience, changes in the composition of the portfolios, the current condition and amount of loans and foreclosed real estate outstanding, and the probability of collecting all amounts due. Impaired loans are measured by the present value of expected future cash flows, or the fair value of the collateral of the loan, if collateral dependent.

The determination of the adequacy of the allowance for loan losses and the valuation of real estate is based on estimates that are particularly susceptible to significant changes in the economic environment and market conditions. Management believes that as of December 31, 1996, the allowance for loan losses and the valuation of real estate are adequate based on information currently available. A worsening or protracted economic decline in the area within which the Bank operates would increase the likelihood of additional losses due to credit and market risks and could create the need for additional loss reserves.

PREMISES AND EQUIPMENT

Premises and equipment are carried at cost net of accumulated depreciation. Depreciation is computed using the straight-line method based on the estimated useful lives of the assets. Maintenance and repairs are expensed as incurred while major additions and improvements are capitalized. Gains and losses on dispositions are included in current operations.

FEDERAL HOME LOAN BANK STOCK

Federal Home Loan Bank stock is a required investment for institutions that are members of the Federal Home Loan Bank system. The required investment in the common stock is based on a predetermined formula.

FORECLOSED REAL ESTATE

Foreclosed real estate is carried at the lower of cost or fair value less estimated selling costs. When foreclosed real estate is acquired, any required adjustment is charged to the allowance for loan losses. All subsequent activity is included in current operations.

INCOME TAX

Income tax in the consolidated statement of income includes deferred income tax provisions or benefits for all significant temporary differences in recognizing income and expenses for financial reporting and income tax purposes. The Company files consolidated income tax returns with its subsidiary.

INCENTIVE PLAN

The Company accounts for its stock award program or incentive plan in accordance with Accounting Principals Board Opinion No. 25, ACCOUNTING FOR STOCK ISSUED TO EMPLOYEES. The aggregate purchase price of all shares owned by the incentive plan is reflected as a reduction of stockholders' equity. Compensation expense is based on the market price of the Company's stock on the date the shares are granted and is recorded over the vesting period. The difference between the aggregate purchase price and the fair value on the date granted of the shares earned is recorded as an adjustment to paid-in capital.

Shares are considered outstanding for earnings per share calculations when they are committed to be released; uncommitted shares are not considered outstanding.

EMPLOYEE STOCK OWNERSHIP PLAN

The Company accounts for its employee stock ownership plan (ESOP) in accordance with American Institute of Certified Public Accountants (AICPA) Statement of Position 93-6. The cost of shares issued to the ESOP but not yet allocated to participants are presented in the consolidated balance sheet as a reduction of stockholders' equity. Compensation expense is recorded based on the market price of the shares as they are committed to be released for allocation to participant accounts. The difference between the market price and the cost of shares committed to be released is recorded as an adjustment to paid-in capital. Dividends on allocated ESOP shares will be recorded as a reduction of retained earnings; dividends on unallocated ESOP shares will be reflected as a reduction of debt.

Shares are considered outstanding for earnings per share calculations when they are committed to be released; unallocated shares are not considered outstanding.

EARNINGS PER SHARE

Earnings per share will be computed based upon the weighted average common and common equivalent shares outstanding for periods subsequent to the Bank's conversion to a stock saving bank on May 1, 1996. Earnings per share for 1996 are not meaningful.

RECLASSIFICATIONS

Reclassifications of certain amounts in the 1995 and 1994 financial statements have been made to conform to the 1996 presentation.

BUSINESS COMBINATION

On May 31, 1995, the Company consummated a business combination with Fairbury Federal Savings and Loan Association ("Fairbury"). The pooling-of-interests method of accounting for business combinations was used to account for the transaction. Accordingly, the consolidated statements of income, equity capital, and cash flows for the year ended December 31, 1994, of the Company and Fairbury have been combined as if the combination had been in effect for each of the periods presented.

Presented below is the combined condensed financial information for Citizens and
Fairbury:

PRO FORMA COMBINED CONDENSED STATEMENT OF INCOME



                                                                                                FAIRBURY
                                                                            CITIZENS             FEDERAL
                                                                             SAVINGS             SAVINGS
                                                                              BANK,             AND LOAN            PRO FORMA
YEAR ENDED DECEMBER 31, 1994                                                  F.S.B.          ASSOCIATION           COMBINED
-----------------------------------------------------------------------------------------------------------------------------

Total interest income                                                     $ 9,758,473         $ 5,205,003         $14,963,476
Total interest expense                                                      5,593,145           3,117,858           8,711,003
                                                                          ---------------------------------------------------
  Net interest income                                                       4,165,328           2,087,145           6,252,473
    Provision for loan losses                                                  45,266              36,000              81,266
                                                                          ---------------------------------------------------
Net interest income after provision for loan losses                         4,120,062           2,051,145           6,171,207
Total other income                                                            850,481             236,966           1,087,447
Total other expenses                                                       (3,697,914)         (1,609,964)         (5,307,878)
                                                                          ---------------------------------------------------
    Income before income tax                                                1,272,629             678,147           1,950,776
    Income tax expense                                                        500,463             239,791             740,254
                                                                          ---------------------------------------------------

NET INCOME                                                                $   772,166         $   438,356         $ 1,210,522
                                                                          ---------------------------------------------------
                                                                          ---------------------------------------------------


CONVERSION TO STOCK OWNERSHIP

On May 1, 1996, the Bank consummated its conversion from a federally chartered mutual savings bank to a federally chartered stock savings bank pursuant to the Bank's Plan of Conversion. Concurrent with the formation of the Company, the Company acquired 100% of the stock of the Bank and issued 2,817,500 shares of Company common stock, with $.01 par value, at $10.00 per share. Net proceeds of the Company's stock issuance, after costs and Employee Stock Ownership Plan shares, were approximately $24.8 million.


INVESTMENT SECURITIES

                                                                                        1996
                                                      -----------------------------------------------------------------------
                                                                              GROSS               GROSS
                                                        AMORTIZED          UNREALIZED          UNREALIZED             FAIR
DECEMBER 31                                               COST                GAINS              LOSSES               VALUE
-----------------------------------------------------------------------------------------------------------------------------

Available for sale
   Federal agencies                                   $ 4,220,546                                $ 32,269         $ 4,188,277
   Mortgage-backed securities                          23,568,989             $ 3,048             457,351          23,114,686
   Other asset-backed securities                           67,990                                                      67,990
   Marketable equity securities                         1,000,000                                                   1,000,000
                                                      -----------------------------------------------------------------------
               Total available for sale                28,857,525               3,048             489,620          28,370,953
                                                      -----------------------------------------------------------------------

Held to maturity
   Federal agencies                                     1,000,000                                   8,750             991,250
                                                      -----------------------------------------------------------------------

               TOTAL INVESTMENT SECURITIES            $29,857,525             $ 3,048            $498,370         $29,362,203
                                                      -----------------------------------------------------------------------
                                                      -----------------------------------------------------------------------


                                                                                        1995
                                                      -----------------------------------------------------------------------
                                                                              GROSS               GROSS
                                                        AMORTIZED          UNREALIZED          UNREALIZED             FAIR
DECEMBER 31                                               COST                GAINS              LOSSES               VALUE
-----------------------------------------------------------------------------------------------------------------------------

Available for sale
   Federal agencies                                   $    15,102                                                 $    15,102
   Mortgage-backed securities                          17,548,588             $ 1,643            $261,418          17,288,813
   Other asset-backed securities                          595,158                                  12,585             582,573
   Marketable equity securities                         1,000,000                                                   1,000,000
                                                      -----------------------------------------------------------------------
              Total available for sale                 19,158,848               1,643             274,003          18,886,488
                                                      -----------------------------------------------------------------------

Held to maturity
   U.S. Treasury                                        3,993,970              11,866               1,148           4,004,688
   Federal agencies                                     1,998,517              13,468              17,310           1,994,675
                                                      -----------------------------------------------------------------------
              Total held to maturity                    5,992,487              25,334              18,458           5,999,363
                                                      -----------------------------------------------------------------------

          TOTAL INVESTMENT SECURITIES                 $25,151,335             $26,977            $292,461         $24,885,851
                                                      -----------------------------------------------------------------------
                                                      -----------------------------------------------------------------------


The amortized cost and fair value of securities held to maturity and available for sale at December 31, 1996, by contractual maturity, are shown below. Expected maturities will differ from the contractual maturities because issuers may have the right to call or prepay obligations with or without call or prepayment penalties.


                                                         HELD TO MATURITY                            AVAILABLE FOR SALE
                                                  ---------------------------------------------------------------------------
                                                   AMORTIZED             FAIR                   AMORTIZED             FAIR
                                                     COST                VALUE                    COST                VALUE
                                                  ---------------------------------------------------------------------------

Within one year                                   $1,000,000            $991,250               $1,000,350          $1,000,350
One to five years                                                                               4,220,196           4,187,927
                                                  ---------------------------------------------------------------------------
                                                   1,000,000             991,250                5,220,546           5,188,277
Mortgage-backed securities                                                                     23,568,989          23,114,686
Other asset-backed securities                                                                      67,990              67,990
                                                  ---------------------------------------------------------------------------

          Totals                                  $1,000,000            $991,250              $28,857,525         $28,370,953
                                                  ---------------------------------------------------------------------------
                                                  ---------------------------------------------------------------------------


Securities with a carrying value of $7,045,920 and $8,464,410 were pledged at December 31, 1996 and 1995 to secure certain deposits and for other purposes as permitted or required by law.

Proceeds from sales of securities available for sale during 1996, 1995 and 1994 were $6,043,587, $5,151,966, and $7,131,781. Gross gains of $18,460, $3,995 and $65,553 and gross losses of $33,250, $22,218 and $65,142 were realized on those sales.

There were no sales of securities held to maturity.

On December 31, 1995, the Bank transferred certain securities from held to maturity to available for sale in accordance with a transition reclassification allowed by the Financial Accounting Standards Board. Such securities had a carrying value of $595,158 and a fair value of $582,573. There were no securities transferred between classifications during 1996 or 1994.

With the exception of securities of the U.S. Treasury and other U.S. Government agencies and corporations, the Company did not hold any securities of a single issuer, payable from and secured by the same source of revenue or taxing authority, the book value of which exceeded 10% of stockholders' equity at December 31, 1996.

LOANS AND ALLOWANCE

DECEMBER 31                                        1996                1995
--------------------------------------------------------------------------------
Mortgage loans
  One-to-four family                          $161,733,148        $141,707,473
  Multi-family                                  12,520,321          10,469,462
  Commercial real estate                         8,933,859           8,679,318
    Construction and land                       12,488,375          12,353,378
Commercial                                       8,062,797           6,864,703
Consumer and other loans                        11,444,080          11,718,712
                                              ------------        ------------
                                               215,182,580         191,793,046

Undisbursed portion of loans                    (3,396,908)         (2,858,939)
Deferred premium on sale of loans                   33,895              39,395
Deferred loan fees                                (265,269)           (199,775)
                                              ------------        ------------

          Total loans                         $211,554,298        $188,773,727
                                              ------------        ------------
                                              ------------        ------------

YEAR ENDED DECEMBER 31                     1996          1995           1994
--------------------------------------------------------------------------------

Allowance for Loan Losses
  Balances, January 1                    $412,249      $352,752       $388,488
  Provision for loan losses               166,570       123,545         81,266
  Loans charged off                       (66,723)      (64,048)      (117,002)
                                         -------------------------------------

Balances, December 31                    $512,096      $412,249       $352,752
                                         -------------------------------------
                                         -------------------------------------


The Company adopted SFAS No. 114 and No. 118 ACCOUNTING BY CREDITORS FOR IMPAIRMENT OF A LOAN AND ACCOUNTING BY CREDITORS FOR IMPAIRMENT OF A LOAN - INCOME RECOGNITION AND DISCLOSURES on January 1, 1995. The Company's loan portfolio consists primarily of smaller balance, homogeneous loans which are principally one-to-four family residential loans. The Company did not have any loans it considered impaired at December 31, 1996 and 1995 or during the years then ended.

The Bank has entered into transactions with certain directors, executive officers, and their affiliates or associates ("related parties"). Such transactions were made in the ordinary course of business on substantially the same terms and conditions, including interest rates and collateral, as those prevailing at the same time for comparable transactions with other customers, and did not, in the opinion of management, involve more than normal credit risk or present other unfavorable features. The aggregate amount of loans, as defined, to such related parties was as follows:


                                                                        1996
                                                                    ----------
Balance, January 1, 1996                                            $1,874,488
Changes in composition of related parties                             (133,668)
New loans, including renewals                                          300,600
Payments, including renewals                                          (293,188)
                                                                    ----------

Balance, December 31, 1996                                          $1,748,232
                                                                    ----------
                                                                    ----------


LOAN SERVICING

Mortgage loans serviced for others are not included in the accompanying consolidated balance sheet. The loans are serviced primarily for the Federal Home Loan Mortgage Corporation and the unpaid principal balances totaled approximately $80,575,000, $82,857,000 and $80,474,000 at December 31, 1996,
1995 and 1994.

In 1995, the Company adopted SFAS No. 122, ACCOUNTING FOR MORTGAGE SERVICING RIGHTS. This Statement requires the capitalization of retained mortgage servicing rights on originated or purchased loans by allocating the total cost of the mortgage loans between the mortgage servicing rights and the loans (without the servicing rights) based on their relative fair values. SFAS No. 122 was superseded during 1996 by SFAS No. 125, ACCOUNTING FOR TRANSFERS AND SERVICING OF FINANCIAL ASSETS AND EXTINGUISHMENT OF LIABILITIES. SFAS No. 125 (as did SFAS No. 122) requires the assessment of impairment of capitalized mortgage servicing rights and requires that impairment be recognized through a valuation allowance based on the fair value of those rights. The aggregate fair value of capitalized mortgage servicing rights at December 31, 1996 totaled $217,246. Comparable market values were used to estimate fair value. For purposes of measuring impairment, risk characteristics including product type, investor type, and interest rates, were used to stratify the originated mortgage servicing rights.


                                                        1996            1995
                                                      --------        --------
Mortgage Servicing Rights
  Balances, January 1                                 $123,000        $      0
  Servicing rights capitalized                         134,377         131,754
  Amortization of servicing rights                     (40,131)         (8,754)
                                                      --------        --------

  Balances, December 31                               $217,246        $123,000
                                                      --------        --------
                                                      --------        --------

PREMISES AND EQUIPMENT

DECEMBER 31                                             1996            1995
--------------------------------------------------------------------------------

Land                                                $1,668,030      $1,636,461
Buildings and land improvements                      4,483,104       4,363,907
Furniture and equipment                              2,739,893       2,453,477
Deposit on purchase of new building                    768,750
                                                    ----------      ----------
     Total cost                                      9,659,777       8,453,845

Accumulated depreciation                            (3,881,524)     (3,539,979)
                                                    ----------      ----------

     Net                                            $5,778,253      $4,913,866
                                                    ----------      ----------
                                                    ----------      ----------

The Bank purchased an existing building located in Bloomington, Illinois in January 1997, for a total purchase price of $3,000,000. The deposit of $768,750 paid during 1996, is shown as a component of premises and equipment as of December 31, 1996.

OTHER ASSETS AND OTHER LIABILITIES

DECEMBER 31                                             1996            1995
--------------------------------------------------------------------------------
Other assets
 Interest receivable
   Investment securities                            $  104,598      $   94,136
   Mortgage-backed securities                          157,497         105,377
   Loans                                             1,635,919       1,578,066
Current income taxes receivable                        361,500           8,012
Deferred income tax benefit                            154,500
Prepaid expenses and other assets                      637,770         421,532
                                                    ----------      ----------

          Total                                     $3,051,784      $2,207,123
                                                    ----------      ----------
                                                    ----------      ----------

Other liabilities
 Interest payable
   Deposits                                         $   67,489      $  100,722
   FHLB borrowings                                      85,408
 Deferred income tax liability                                          12,065
 Accrued expenses and other liabilities              2,009,303       2,431,569
                                                    ----------      ----------

          Total                                     $2,162,200      $2,544,356
                                                    ----------      ----------
                                                    ----------      ----------

DEPOSITS

DECEMBER 31                                             1996            1995
--------------------------------------------------------------------------------

Demand deposits                                   $ 32,905,642    $ 31,849,169
Savings deposits                                    16,571,001      18,344,141
Certificates of deposit of $100,000 or more         16,406,832      17,694,000
Other certificates of deposit                      136,241,265     141,976,923
                                                  ------------     -----------

          Total deposits                          $202,124,740    $209,864,233
                                                  ------------     -----------
                                                  ------------     -----------

Certificates of deposit maturing in years ending December 31:

1997                                                              $101,613,018
1998                                                                35,890,689
1999                                                                 8,003,362
2000                                                                 4,655,516
2001                                                                 2,313,380
Thereafter                                                             172,132
                                                                  ------------
     Total                                                        $152,648,097
                                                                  ------------
                                                                  ------------


FEDERAL HOME LOAN BANK BORROWINGS

DECEMBER 31                                                             1996
--------------------------------------------------------------------------------
Federal Home Loan Bank ("FHLB") advances:
   5.81%, due November 1997                                        $ 2,000,000
   6.21%, due October 1998                                           2,000,000
   6.43%, due October 1999                                           2,000,000
FHLB line of credit, variable rate,
   (5.66% at December 31, 1996)                                     10,250,000
                                                                   -----------

          Total FHLB borrowings                                    $16,250,000
                                                                   -----------
                                                                   -----------

The terms of a security agreement with the FHLB require the Bank to pledge as collateral for the borrowings and for its line of credit qualifying first mortgage loans in an amount equal to at least 170% of borrowings and all stock in the FHLB.


INCOME TAX


YEAR ENDED DECEMBER 31                                                         1996                1995                1994
-----------------------------------------------------------------------------------------------------------------------------

Income tax expense
  Currently payable
    Federal                                                                  $352,895            $637,529            $636,503
    State                                                                      52,000             105,000              78,700
  Deferred
    Federal                                                                   (83,408)            (83,957)             25,051
                                                                             --------            --------            --------

          Total income tax expense                                           $321,487            $658,572            $740,254
                                                                             --------            --------            --------
                                                                             --------            --------            --------

Reconciliation of federal statutory to actual tax expense
    Federal statutory income tax at 34%                                      $316,563            $568,180            $663,264
    Effect of state income taxes                                               34,320              69,300              51,942
    Other                                                                     (29,396)             21,092              25,048
                                                                             --------            --------            --------
    Actual tax expense                                                       $321,487            $658,872            $740,254
                                                                             --------            --------            --------
                                                                             --------            --------            --------

    Effective Tax Rate                                                          34.5%               39.4%               37.9%
                                                                             --------            --------            --------
                                                                             --------            --------            --------


A cumulative net deferred tax asset (liability) is included in assets (liabilities). The components are as follows:

DECEMBER 31                                             1996            1995
--------------------------------------------------------------------------------

Differences in depreciation methods                  $(317,576)      $(235,505)
Deferred loan fees                                      29,572          42,746
FHLB stock dividends                                   (75,132)        (75,693)
Directors' deferred compensation                       372,824         288,895
Differences in accounting for loan losses               15,982         (88,132)
Capitalized mortgage servicing rights                  (84,335)        (47,749)
Net unrealized losses on securities available
 for sale                                              188,887         105,730
Other                                                   24,278          (2,357)
                                                     ---------       ---------
                                                      $154,500        $(12,065)
                                                     ---------       ---------
                                                     ---------       ---------

Assets                                                $631,543        $437,371
Liabilities                                           (477,043)       (449,436)
                                                     ---------       ---------
                                                      $154,500        $(12,065)
                                                     ---------       ---------
                                                     ---------       ---------

The income tax expense (benefit) attributed to net gains or losses on sales of securities available for sale during 1996, 1995 and 1994 was approximately $(5,000), $(6,200), and $140.

Retained earnings at December 31, 1996 and 1995, include approximately $2,144,000 and $2,021,000 for which no deferred income tax liability has been recognized. This amount represents an allocation of income to bad debt deductions as of December 31, 1987, for tax purposes only. Reduction of amounts so allocated for purposes other than tax bad debt losses or adjustments arising from carryback of net operating losses would create income for tax purposes only, which income would be subject to the then-current corporate income tax rate. The unrecorded deferred income tax liability on the above amounts was approximately $832,000 and $763,000 at December 31, 1996 and 1995.

COMMITMENTS AND CONTINGENT LIABILITIES

In the normal course of business there are outstanding commitments and contingent liabilities, such as commitments to extend credit and standby letters of credit, which are not included in the accompanying financial statements. The Bank's exposure to credit loss in the event of nonperformance by the other party to the financial instruments for commitments to extend credit and standby letters of credit is represented by the contractual amount of those instruments. The Bank uses the same credit policies in making such commitments as it does for instruments that are included in the balance sheet.

Financial instruments whose contract amount represents credit risk as of December 31 were as follows:


                                                                                                  1996                1995
                                                                                               ----------          ----------

Mortgage loan commitments
   At variable rates                                                                           $4,068,700          $1,814,800
   At fixed rates (ranging from 7.50% to 8.50% at December 31, 1996)                            2,601,300           2,381,600
Unused lines of credit                                                                          6,575,000           4,032,625
Standby letters of credit                                                                         214,000              59,000


Commitments to extend credit are agreements to lend to a customer as long as there is no violation of any condition established in the contract. Commitments generally have fixed expiration dates or other termination clauses that may require payment of a fee. Since many of the commitments are expected to expire without being drawn upon, the total commitment amounts do not necessarily represent future cash requirements. The Bank evaluates each customer's credit worthiness on a case-by-case basis. The amount of collateral obtained, if deemed necessary by the Bank upon extension of credit, is based on management's credit evaluation. Collateral held varies, but may include residential real estate, income-producing commercial properties, or other assets of the borrower.

Standby letters of credit are conditional commitments issued by the Bank to guarantee the performance of a customer to a third party.

The Company and subsidiary are also subject to claims and lawsuits which arise primarily in the ordinary course of business. It is the opinion of management that the disposition or ultimate resolution of such claims and lawsuits will not have a material adverse effect on the consolidated financial position of the Company.

RESTRICTION ON DIVIDENDS

The Office of Thrift Supervision ("OTS") regulations provide that a savings association which meets fully phased-in capital requirements and is subject only to "normal supervision" may pay out, as a dividend, 100 percent of net income to date over the calendar year and fifty percent of surplus capital existing at the beginning of the calendar year without supervisory approval, but with 30 days prior notice to the OTS. Any additional amount of capital distributions would require prior regulatory approval. A savings association meeting current minimum capital requirements but not fully phased-in standards may, with 30 days prior notice but without prior approval, distribute up to 75 percent of net income if it meets the risk-based requirement on January 1, 1993. A savings association failing to meet current capital standards may only pay dividends with supervisory approval.

At the time of conversion, a liquidation account was established in an amount equal to the Bank's net worth as reflected in the latest statement of condition used in its final conversion offering circular. The liquidation account is maintained for the benefit of eligible deposit account holders who maintain their deposit account in the Bank after conversion. In the event of a complete liquidation, and only in such event, each eligible deposit account holder will be entitled to receive a liquidation distribution from the liquidation account in the amount of the then current adjusted subaccount balance for deposit accounts then held, before any liquidation distribution may be made to stockholders. Except for the repurchase of stock and payment of dividends, the existence of the liquidation account will not restrict the use or application of net worth. The initial balance of the liquidation account was $15,685,404.

REGULATORY CAPITAL

The Bank is subject to various regulatory capital requirements administered by the federal banking agencies. Failure to meet minimum capital requirements can initiate actions by the regulatory agencies that, if undertaken, could have a material effect on the Bank's financial statements. Under capital adequacy guidelines and the regulatory framework for prompt corrective action, the Bank must meet specific capital guidelines that involve quantitative measures of the Bank's assets, liabilities, and certain off-balance-sheet items as calculated under regulatory accounting practices. The Bank's capital amounts and classification are also subject to qualitative judgments by the regulators about components, risk weightings, and other factors.

At December 31, 1996, the management believes that it meets all capital adequacy requirements to which it is subject. The most recent notification from the regulatory agency categorized the Bank as well capitalized under the regulatory framework for prompt corrective action. There have been no conditions or events since that notification that management believes have changed this categorization.

The Bank's actual and required capital amounts (in thousands) and ratios are as follows:


                                                                                                     1996
                                                                         ----------------------------------------------------------
                                                                                                REQUIRED FOR         TO BE WELL
                                                                               ACTUAL         ADEQUATE CAPITAL      CAPITALIZED
                                                                         ----------------------------------------------------------
DECEMBER 31                                                              AMOUNT      RATIO   AMOUNT      RATIO   AMOUNT      RATIO
-----------------------------------------------------------------------------------------------------------------------------------

Total risk-based capital(1) (to risk-weighted assets)                    $28,122     19.91%  $11,301       8.0%  $14,258      10.0%
Core capital(1) (to adjusted tangible assets)                             27,627     10.70    10,333       4.0    15,499       6.0
Core capital(1) (to adjusted total assets)                                27,627     10.70     7,746       3.0    12,918       5.0


(1)  As defined by regulatory agencies

The Bank's tangible capital at December 31, 1996 was $27,627,000, which amount was 10.70% of tangible assets and exceeded the required ratio of 1.5 percent.

BENEFIT PLANS

The Company maintains a savings plan (combined profit-sharing and 401(k) plan) for the benefit of substantially all of its full-time employees. The amount of the annual profit-sharing contribution is at the discretion of the Board of Directors. The plan also provides for matched employee contributions up to a maximum of four percent of the participants' gross salary. The employer expense for the plan was $124,297, $142,568, and $184,354 for the years ended
December 31, 1996, 1995, and 1994, respectively.

In connection with the conversion, the Bank established an employee stock ownership plan ("ESOP") for the benefit of substantially all employees. The ESOP borrowed $2,254,000 from the Company and used those funds to acquire 225,400 shares of the Company's stock at $10 per share.

Shares issued to the ESOP are allocated to ESOP participants based on principal repayments made by the ESOP on the loan from the Company. The loan is secured by shares purchased with the loan proceeds and will be repaid by the ESOP with funds from the Bank's discretionary contributions to the ESOP and earnings on ESOP assets. Dividends on unallocated ESOP shares will be applied to reduce the loan. Principal payments are scheduled to occur in even annual amounts over a seven year period. However, in the event Bank contributions exceed the minimum debt service requirements, additional principal payments will be made.

During 1996, 32,300 shares of stock with an average fair value of $11.25 per share were committed to be released, resulting in ESOP compensation expense of $362,250. Shares held by the ESOP at December 31 are as follows:

                                                                       1996
                                                                    ----------
Allocated shares                                                        32,200
Unallocated shares                                                     193,200
                                                                    ----------
     Total ESOP shares                                                 225,400
                                                                    ----------
                                                                    ----------

     Fair value of unallocated shares at December 31                $2,777,250
                                                                    ----------
                                                                    ----------


During 1996, the Company implemented a non-qualified Supplemental Retirement Plan ("SERP") covering certain officers and key employees. The benefits provided under the SERP will make up the benefits lost to the SERP participants due to limitations on compensation and maximum benefits under the Bank's tax qualified Savings plan and ESOP. Benefits will be provided under the SERP at the same time and in the same form as the related benefits will be provided under the Savings plan and ESOP. The Bank's expense for the SERP was $3,274 for 1996.

During November, 1996, the Company adopted a stock-based compensation program which included both a stock award program or incentive plan and a stock option plan.

The incentive plan covers key employees and directors and is authorized to acquire and grant 112,700 shares of the Company's common stock or 4% of the shares issued in the Company's initial public offering. The funds used to acquire these shares will be contributed by the Bank. Participants in the incentive plan vest over five years, commencing one year after the date such shares are granted. As of December 31, 1996, all 112,700 shares authorized under the plan had been granted. None of these shares have been distributed nor were any forfeited during 1996. For the year ended December 31, 1996, $36,400 was recorded as compensation expense under the plan.

Under the Company's stock option plan, which is accounted for in accordance with Accounting Principles Board Opinion (APB) No. 25, ACCOUNTING FOR STOCK ISSUED TO EMPLOYEES, and related interpretations, the Company grants selected executives and other key employees stock option awards which vest and become fully exercisable at the end of five years of continued employment. During 1996, the Company authorized the grant of options of up to 281,750 shares of the Company's common stock or 10% of the shares issued in the Company's initial public offering, that expire ten years from the date of grant. During 1996, the Company granted all 281,750 options at an exercise price of $12.30 per share which vest over five years. The exercise price of each option was equal to the market price of the Company's stock on the date of grant; therefore no compensation expense was recognized. No options were exercisable, forfeited or had expired at December 31, 1996 or for the year then ended. The options outstanding at December 31, 1996, have a weighted average exercise price of $12.30 and a weighted average contractual maturity of 9.8 years.

Although the Company has elected to follow APB No. 25, SFAS No. 123 requires pro forma disclosures of net income and earnings per share as if the Company had accounted for its employee stock options under that Statement. The fair value of each option granted was estimated on the grant date using an option-pricing model with the following assumptions:

                                                                         1996
                                                                       -------

Risk-free interest rates                                                  7.00%
Dividend yields                                                           2.50%
Volatility factors of expected market price of common stock              12.00%
Weighted-average expected life of the options                          9 years


Under SFAS No. 123, compensation cost would be recognized in the amount of the estimated fair value of the options and amortized to expense over the options' vesting period. The weighted average fair value of the options granted during 1996 was $4.91 per option. Accordingly, the pro forma effect of SFAS No. 123 for 1996 would have been to reduce net income from $609,580 to $492,464.

The Bank also maintains a Director Emeritus Retirement Plan, which provides retirement benefits to members of the Bank's Board of Directors who retire (generally defined as retirement upon or after attaining the age of sixty-five), and are appointed as a Director Emeritus. The plan provides that, in consideration for services and consultation rendered as a Director Emeritus, the Director Emeritus will receive annual cash benefits equal to the annual director's fees received at the time of retirement. Payments under the plan are through the Bank's purchase of a single premium insurance annuity for each covered Director Emeritus. Currently, there are seven Directors Emeritus. The expense recorded related to this plan was $240,000, $504,000 and $66,994 for the years ended December 31, 1996, 1995 and 1994. A payment of $121,070 was made during the year ended December 31, 1995 under the plan to purchase an annuity contract for a retired director. There were no annuity contract purchases under the plan during the years ended December 31, 1996 and 1994.

FAIR VALUES OF FINANCIAL INSTRUMENTS


The following methods and assumptions were used to estimate the fair value of each class of financial instrument:

CASH AND CASH EQUIVALENTS - The fair value of cash and cash equivalents approximates carrying value.

INVESTMENT SECURITIES - Fair values are based on quoted market prices.

MORTGAGE LOAN HELD FOR SALE - Fair values are based on quoted market prices.

LOANS - For both short-term loans and variable-rate loans that reprice frequently and with no significant change in credit risk, fair values are based on carrying values. The fair values for certain mortgage loans, including one-to-four family residential, are based on quoted market prices of similar loans sold in conjunction with securitization transactions, adjusted for differences in loan characteristics. The fair value for other loans, including commercial real estate and rental property mortgage loans, fixed-rate commercial and industrial loans, and fixed-rate loans to individuals for household and other personal expenditures, is estimated using discounted cash flow analyses using interest rates currently being offered for loans with similar terms to borrowers of similar terms to borrowers of similar credit quality.

INTEREST RECEIVABLE/PAYABLE - The fair values of interest receivable/payable approximate carrying values.

FHLB STOCK - Fair value of FHLB stock is based on the price at which it may be resold to the FHLB.

DEPOSITS - The fair values of NOW, money market deposit and savings accounts are equal to the amount payable on demand at the balance sheet date. The carrying amounts for variable rate, fixed-term certificates of deposit approximate their fair values at the balance sheet date. Fair values for fixed-rate certificates of deposit are estimated using a discounted cash flow calculation that applies interest rates currently being offered on certificates to a schedule of aggregated expected monthly maturities on such time deposits.

FEDERAL HOME LOAN BANK BORROWINGS - The fair value of fixed rate borrowings are estimated using a discounted cash flow calculation, based on current rates for similar debt. For those borrowings with interest rates tied to a variable market interest rate, fair value approximates carrying value.

ADVANCE PAYMENTS BY BORROWERS FOR TAXES AND INSURANCE - The fair value approximates carrying value.

OFF-BALANCE SHEET ITEMS - COMMITMENTS - Commitments include commitments to purchase and originate mortgage loans, commitments to sell mortgage loans and standby letters of credit and are generally of a short-term nature. The fair value of such commitments is based on fees currently charged to enter into similar agreements, taking into account the remaining terms of the agreements and the counterparties' credit standing.

The estimated fair values of the Company's financial instruments are as follows:


                                                                    1996                                   1995
                                                      -----------------------------------------------------------------------
                                                       CARRYING              FAIR              Carrying              Fair
                                                        AMOUNT               VALUE              Amount               Value
                                                      -----------------------------------------------------------------------

ASSETS
   Cash and cash equivalents                           $7,007,240          $7,007,240          $6,601,812          $6,601,812
   Investment securities available for sale            28,370,953          28,370,953          18,886,488          18,886,488
   Investment securities held to maturity               1,000,000             991,250           5,992,487           5,999,363
   Mortgage loans held for sale                         3,027,468           3,027,468
   Loans, net                                         211,042,202         215,504,000         188,361,478         191,639,624
   Interest receivable                                  1,898,014           1,898,014           1,777,579           1,777,579
   Federal Home Loan Bank stock                         1,662,000           1,662,000           1,674,400           1,674,400
   Residential mortgage loan servicing                    217,246             217,246             123,000             123,000

LIABILITIES
   Deposits                                           202,124,740         203,128,000         209,864,233         211,708,235
   FHLB borrowings                                     16,250,000          16,250,000
   Interest payable                                       152,897             152,897             100,722             100,722
   Advanced payments by borrowers for
      taxes and insurance                                 751,430             751,430             710,291             710,291

OFF-BALANCE SHEET ITEMS
   Commitments                                                  0                   0                   0                   0


STOCK LISTING AND PRICE INFORMATION

Citizens First Financial Corp. completed its public offering on May 1, 1996. The Company's common stock trades on the American Stock Exchange under the symbol "CBK." Shares of common stock were made available to qualified subscribers at $10.00 per share during the initial public offering.

At December 31, 1996, 2,817,500 shares of the Company's common stock were held of record by 623 persons or entities, not including the number of person or entities holding stock in nominee or street name through various brokers or banks.

On May 1, 1996, the first day of trading in the Company's common stock, the high and low sales prices were $10.625 and $10.25, respectively. During the quarter ended December 31, 1996, the high and low sales prices were $14.625 and $11.875, respectively. At December 31, 1996 the closing price of a common share was $14.875. Such prices do not necessarily reflect retail markups, markdowns or commissions.

The Company had paid no dividends since the initial public offering.