Form 10KSB40, Exhibit 13
period 1997-12-31
CITIZENS FIRST FINANCIAL CORP
filed 1998-03-31
CIK 1006265

      CITIZENS FIRST FINANCIAL CORP. MANAGEMENT'S DISCUSSION AND ANALYSIS

                OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS



GENERAL

Citizens First Financial Corp. (the "Company") is the holding company for Citizens Savings Bank, F.S.B., (the "Bank"). The Company completed its initial offering of 2,817,500 shares of common stock on May 1, 1996 in connection with the conversion of the Bank from the mutual to stock form of ownership. Prior to the Company's acquisition of the Bank on May 1, 1996, the Company had no material assets or operations. Accordingly, the following information reflects management's discussion and analysis of the financial condition and results of operations for the Bank for the period prior to May 1, 1996 and for the Company and the Bank for the period subsequent to the period beginning May 1, 1996. Currently, the Company does not transact any material business other than through its subsidiary, the Bank.

The Bank was originally chartered in 1888 by the State of Illinois and in 1989 became a federally chartered savings bank. The Bank's principal business consists of the acceptance of retail deposits from the general public in the area surrounding its main and branch offices and the investment of these deposits, together with funds generated from operations and borrowing, primarily in one-to-four family residential mortgages. The Bank also invests in commercial, multi-family, construction and land, commercial real estate, consumer and other loans. The Bank has two wholly-owned service corporations, CSL Service Corporation and Fairbury Financial Services Corp. CSL Service Corporation is an Illinois-chartered corporation that sells tax-deferred annuities. Fairbury Financial Services Corp. is an Illinois-chartered corporation that currently services previously sold tax deferred annuities and long-term care insurance policies that were sold on an agency basis.

COMPARISON OF FINANCIAL CONDITION AT DECEMBER 31, 1997 AND DECEMBER 31, 1996

Total assets increased from $261.6 million at December 31, 1996 to $273.6 million at December 31, 1997, an increase of $12.0 million or 4.6%. The increase was primarily due to the growth of loans which was funded by borrowings from the Federal Home Loan Bank of Chicago (the "FHLB") and the proceeds from sales, principal repayment and maturities of investment securities.

Cash and cash equivalents increased from $7,007,000 at December 31, 1996 to $7,939,000 at December 31, 1997, an increase of $932,000 or 13.3%.

Investment securities decreased from $29,371,000 at December 31, 1996 to $19,302,000 at December 31, 1997. This represents a decline of $10.1 million or 34.4% and was the result of the Bank using the proceeds from the sale, principal repayment and maturities of investment securities to fund the growth in loans.

Loans increased from $211.6 million at December 31, 1996 to $230.3 million at December 31, 1997, an increase of $18.7 million or 8.8%. The increase was funded by borrowings from the FHLB and sale, principal repayment and maturities of investment securities. The growth in loans was primarily attributable to increases of $16.7 million in commercial real estate loans, $3.4 million in construction and land loans, and $8.8 million in commercial loans. These increases were offset by a $4.4 million decline in one-to-four family mortgage loans.

The allowance for losses increased from $512,000 at December 31, 1996 to $840,000, an increase of $328,000 or 64.1%. The increased allowance was made because of the Bank's increased origination of commercial loans, which generally bear a greater degree of risk as compared to one-to-four family mortgage loans.

Premises and equipment increased from $5,778,000 at December 31, 1996 to $8,408,000 at December 31, 1997, an increase of $2,630,000 or 45.5%. The increase was primarily due to the opening of a new administrative and full service banking facility in August, 1997.

Deposits decreased from $202.1 million at December 31, 1996 to $198.6 million at December 31, 1997. The decrease of $3.5 million or 1.8% was due to the sale of a branch facility with $6.1 million in deposits in November, 1997.

Federal Home Loan Bank borrowings increased from $16,250,000 at December 31, 1996 to $33,944,000 at December 31, 1997, an increase of $17,694,000 or 108.9%.
The increased borrowings were primarily used to fund the increase in loans.

Total stockholders' equity decreased from $40,349,000 at December 31, 1996 to $37,970,000 at December 31, 1997, a decrease of $2,379,000 or 5.9%. The decrease was due to the repurchase of 10% of the Company's common stock in 1997 which resulted in a reduction of $4,520,000 of stockholders' equity.

   COMPARISON OF OPERATING RESULTS AT DECEMBER 31, 1997 AND DECEMBER 31, 1996

GENERAL

Net income for the year ended December 31, 1997 increased by $1,279,000 or 209.7%, from $610,000 for the year ended December 31, 1996 to $1,889,000 for the year ended December 31, 1997. The increase was primarily attributable to the 1997 sale of a branch facility which resulted in a gain of $523,000 ($320,000 after-tax) and the imposition in 1996 of a one-time special assessment by the Federal Deposit Insurance Corporation (the "FDIC") due to legislation that was enacted to address the disparity between the federal deposit insurance assessments paid by the Savings Association Insurance Fund institutions and Bank Insurance Fund institutions. The special assessment resulted in the Bank experiencing a charge to expense of $1.37 million ($839,000 after-tax) in 1996.

INTEREST INCOME

Interest on loans increased from $16,230,000 for the year ended December 31, 1996 to $18,395,000, an increase of $2,165,000 or 13.3%. The increase was due to a higher average balance of loans in 1997. The increase was funded by the decrease in investment securities and by borrowings from the FHLB.

Interest from investment securities and deposits with financial institutions decreased from $2,090,000 for the year ended December 31, 1996 to $1,906,000 for the year ended December 31, 1997. This decrease of $184,000 or 8.8% was due to lower average balances of these assets in 1997.

INTEREST EXPENSE

Interest on deposits decreased from $10,151,000 for the year ended December 31, 1996 to $9,672,000 for the year ended December 31, 1997. The decrease of $479,000 or 4.7% was caused by a decrease in the average balance of deposits.

Interest on borrowings increased from $315,000 for the year ended December 31, 1996 to $2,062,000, an increase of $1,747,000 or 554.6%. The increase was caused by an increase in borrowings from the FHLB.

NONINTEREST INCOME

Total noninterest income increased from $1,169,000 for the year ended December 31, 1996 to $1,983,000, an increase of $814,000 or 69.6%. The increase was primarily attributable to the $523,000 net gain on the sale of a branch facility in 1997 and increased net gains on loan sales, which increased from $236,000 for the year ended December 31, 1996 to $418,000 for the year ended December 31, 1997.

NONINTEREST EXPENSE

Total noninterest expense decreased from $7,926,000 for the year ended December 31, 1996 to $6,946,000 for the year ended December 31, 1997. The decrease was attributable to deposit insurance expense decreasing from $1,848,000 for the year ended December 31, 1996 to $101,000 for the year ended December 31, 1997. The decrease was due to the previously discussed 1996 one-time special assessment by the FDIC of $1.37 million. Salary and employee benefits increased from $3,516,000 for the year ended December 31, 1996 to $4,063,000 for the year ended December 31, 1997. The increase of $547,000 or 15.6% was primarily attributable to the increased expenses of the employee stock ownership and incentive plans and the cost of staffing the new branch facility. Net occupancy expense increased from $746,000 for the year ended December 31, 1996 to $932,000 for the year ended December 31, 1997, an increase of $186,000 or 24.9%. The addition of the new administrative and branch facility was primarily responsible for this increase.

PROVISION FOR LOAN LOSSES

The provision for loan losses increased from $167,000 for the year ended December 31, 1996 to $516,000 for the year ended December 31, 1997, an increase of $349,000 or 209.0%. Management increased the provision as a result of an increase in commercial real estate and commercial loans, which increased from 4.2% and 3.8% of total loans respectively, at December 31, 1996 to 10.7% and 7.0% respectively at December 31, 1997. Such loans generally bear a greater degree of risk as compared to one-to-four family mortgage loans. As a result, the Bank's level of allowance for loan losses to total loans and allowance for loan losses to non-performing loans were 0.24% and 90.3%, respectively, at December 31, 1996, compared to 0.36% and 88.6%, respectively, at December 31, 1997.

   COMPARISON OF OPERATING RESULTS AT DECEMBER 31, 1996 AND DECEMBER 31, 1995

GENERAL

Net income for the year ended December 31, 1996 decreased by $403,000 or 39.8%, from $1,013,000 for the year ended December 31, 1995 to $610,000 for the year ended December 31, 1996. The decrease was due to the previously discussed FDIC special assessment of $839,000, net of tax, incurred by the Bank. This expense offset the recognition of a liability for the Bank's directors emeritus retirement plan in 1995 and higher interest income from the investment of the proceeds from the stock offering in 1996. If the Bank had not been required to pay this special assessment, net income for the year ended December 31, 1996 would have been $1,449,000.

INTEREST INCOME

Interest on loans increased by $1,766,000 or 12.2%, from $14,464,000 for the year ended December 31, 1995 to $16,230,000 for the year ended December 31, 1996. The increase was due to a higher average balance of loans resulting from the investment in loans of the proceeds from the stock offering and the reinvestment of proceeds from the sale and maturities of investment securities. This reinvestment was made because of the higher yields that were available by investing in loans.

Interest on investments decreased from $1,986,000 for the year ended December 31, 1995 to $1,862,000 for the year ended December 31, 1996, a decrease of $124,000 or 6.2%. The decrease reflected the lower average balance of investment securities in 1996.

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

NONINTEREST INCOME

Total noninterest income increased by $24,000, or 2.1%, from $1,145,000 for the year ended December 31, 1995 to $1,169,000 for the year ended December 31, 1996. A decrease in loan servicing fees was offset by increased other noninterest income which was attributable to increases in checking account fees which increased by $66,000.

NONINTEREST EXPENSE

Total noninterest expense increased from $5,972,000 for the year ended December 31, 1995 to $7,926,000 for the year ended December 31, 1996, an increase of $1,954,000 or 32.7%. Deposit insurance expense increased from $477,000 for the year ended December 31, 1995 to $1,848,000 for the year ended December 31, 1996, an increase of $1,371,000 or 287.4%. This increase was due to the FDIC one-time special assessment of $1.37 million in 1996. Salaries and employee benefit expenses increased from $3,204,000 for the year ended December 31, 1995 to $3,516,000 for the year ended December 31, 1996, an increase of $312,000 or 9.7%. The increase was due primarily to the implementation of the employee stock ownership and incentive plans. Other expenses increased by $299,000, or 25.5%, from $1,171,000 for the year ended December 31, 1995 to $1,470,000, because of franchise taxes and increased admininstrative expenses associated with the Company.

PROVISION FOR LOAN LOSSES

The provision for loan losses increased from $124,000 for the year ended December 31, 1995 to $167,000 for the year ended December 31, 1996, an increase of $43,000 or 34.7%. The increase was the result of the continued growth in the loan portfolio and management's continuing evaluation of the loan portfolio. In particular, the Bank experienced an increase in multi-family and commercial loans.

YEAR 2000 ISSUES

Many computer programs use only two digits to identify a year in the date field, and therefore do not consider the impact of the upcoming change in the century. These programs if not corrected, could fail or cause erroneous results by or at the year 2000. The Company primarily utilizes a third party data processing service provider and the provider's proprietary software to process its electronic transactions. This provider is in the process of modifying its computer software applications to permit correct processing of transactions for and after the year 2000. In the event that this provider would not be able to in a timely manner achieve year 2000 compliance, the Company's business or operations could be adversely affected. In addition, the Board of Directors of the Company has formed a management committee to identify, evaluate and monitor all areas that will be affected by the year 2000 issue and ensure that all such areas will be in compliance within the time frames established by the Company. The Company does not expect that the cost of its year 2000 compliance program will be material to its financial condition or results of operations and believes that it will be able to satisfy such compliance program by the end of 1998 without any material disruption to its operations. The Company does not currently have a complete evaluation of the year 2000 compliance efforts of all its suppliers and customers.

                 CITIZENS FIRST FINANCIAL CORP. AND SUBSIDIARY
                       CONSOLIDATED AVERAGE BALANCE SHEET
                             (DOLLARS IN THOUSANDS)

                             AT DECEMBER 31                          FOR THE YEARS ENDED DECEMBER 31,
                             --------------  --------------------------------------------------------------------------------------
                                 1997                   1997                        1996                          1995
                                 -----       --------------------------  ---------------------------  -----------------------------
                                                                AVERAGE                      AVERAGE                        AVERAGE
                                 YIELD       AVERAGE             YIELD   AVERAGE              YIELD    AVERAGE               YIELD
                                 /COST       BALANCE  INTEREST   /COST   BALANCE   INTEREST   /COST    BALANCE   INTEREST    /COST
                                -------      -------  --------  -------  --------  --------  -------  ---------  --------   -------
ASSETS

   Interest-earning
    deposits...............       5.33%     $  2,400   $    94    3.92%  $  5,159   $   227    4.40%   $  3,257   $   249     7.65%
   Investment
     securities (1)........       6.22         6,200       399    6.44     10,635       543    5.11      11,496       670     5.83
   Loans receivable (2)....       8.18       227,346    18,395    8.09    203,037    16,230    7.99     181,638    14,464     7.96
   Mortgage-backed
     securities (3)........       6.47        20,359     1,279    6.28     17,502     1,207    6.90      20,329     1,207     5.94
   FHLB stock                     7.00         1,971       134    6.80      1,665       113    6.76       1,636       109     6.66
                                             -------    ------            -------    ------             -------    ------
     Total interest-earning
       assets..............       8.00       258,276    20,301    7.86    237,998    18,320    7.70     218,356    16,699     7.65
                                                        ------                       ------                        ------
     Non-interest earning
       assets..............                   15,269                       11,687                         9,437
                                             -------                     --------                      --------
     Total assets..........                  273,545                     $249,685                      $227,793
                                             -------                     --------                      --------
                                             -------                     --------                      --------
LIABILITIES & EQUITY

   Interest-bearing
     liabilities

     Money market savings
      accounts.............       2.89         9,703       234    2.41   $ 10,440       254    2.43   $  10,127       173     1.71
     Passbook accounts.....       2.50        16,921       419    2.48     18,163       447    2.46      18,342       382     2.08
     NOW accounts..........       2.00        14,930       338    2.26     14,534       343    2.36      16,318       444     2.72
     Certificates
       accounts............       5.96       148,812     8,681    5.83    155,937     9,107    5.84     158,328     8,980     5.67
                                             -------    ------            -------    ------             -------    ------
     Total interest-bearing
       deposits............       5.19       190,366     9,672    5.08    199,074    10,151    5.10     203,115     9,979     4.91
                                             -------    ------            -------    ------             -------     -----
   FHLB advances...........       5.98        32,958     2,062    6.26      8,099       315    3.89       1,346        98     7.28
                                             -------    ------            -------    ------             -------     -----
     Total interest-bearing
       liabilities.........       5.31       223,324    11,734    5.25    207,173    10,466    5.05     204,461    10,077     4.93
                                                        ------                       ------                        ------
   Non-interest bearing
     liabilities...........                   11,510                       11,471                         8,679
                                             -------                     --------                      --------
     Total liabilities.....                  234,834                      218,644                       213,140
   Equity..................                   38,711                       31,041                        14,652
                                             -------                     --------                      --------
     Total liabilities
       & equity............                  273,545                     $249,685                      $227,792
                                             -------                     --------                      --------
                                             -------                     --------                      --------
   Net interest rate
     spread (4)............       2.69%                 $8,567    2.61%              $7,854    2.65%               $6,622     2.72%
                                -------                 ------  -------              ------  -------               ------     -----
                                -------                 ------  -------              ------  -------               ------     -----
   Net interest
     margin (5)............                                       3.32%                        3.30%                          3.03%
                                                                -------                      -------                        -------
                                                                -------                      -------                        -------
   Ratio of interest
     earning assets to
     interest-earing
     liabilities...........     114.83%                 115.65%                      114.88%             106.80%


--------------------------------------------------------------------------------

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

RATE/VOLUME ANALYSIS. The following table presents the extent to which changes in interest rates and changes in the volume of interest-earning assets and interest-bearing liabilities have affected the Company's interest income and interest expense during the periods indicated. Information is provided in each category with respect to: (i) changes attributable to changes in volume (changes in volume multiplied by prior rate); (ii) changes attributable to changes in rate (changes in rate multiplied by prior volume); and (iii) the net change. The changes attributable to the combined impact of volume and rate have been allocated proportionally to the change due to volume and the change due to rate.


                                        DECEMBER 31,1997            December 31, 1996
                                     COMPARED TO YEAR ENDED      Compared to Year Ended
                                       DECEMBER 31, 1996          December 31, 1995
                                   ------------------------    ------------------------
                                   INCREASE (DECREASE)         Increase (Decrease)
                                         DUE TO                      Due to
                                   ------------------------    ------------------------
                                    VOLUME    RATE      NET    Volume     Rate       Net
                                   ------------------------    -------------------------
                                                       (in thousands)

INTEREST-EARNING ASSETS:

     Interest-earning deposits      ($99)     ($34)    ($133)    $110    ($132)     ($22)
     Investment securities          (263)      119      (144)     (48)     (79)     (127)
     Loans receivable              1,960       205     2,165    1,712       54     1,766
     Mortgage-backed securities      187      (115)       72     (180)     180         -
     FHLB stock                       20         1        21        2        2         4
                                   -----      ----     -----   -------   ------   -------
     Total change in interest
       income                      1,805      176      1,981    1,596       25     1,621
                                   -----      ----     -----   -------   ------   -------

INTEREST-BEARING LIABILITIES:

Money-market deposit accounts        (18)       (2)      (20)       5       76        81
Savings accounts                     (32)        4       (28)      (4)      69        65
NOWaccounts                            9       (14)       (5)     (46)     (55)     (101)
Certificate accounts                (414)       31      (383)    (138)     265       127
FHLB advances                      1,481       266     1,747      282      (65)      217
                                   -----      ----     -----   -------   ------   -------

Total change in interest
  expense                          1,026       285     1,311       99      290       389
                                   -----      ----     -----   -------   ------   -------
Total change in net interest
  income                            $779     ($109)     $670   $1,497    ($265)   $1,232
                                   -----     ------    -----   -------   ------   -------
                                   -----     ------    -----   -------   ------   -------


LIQUIDITY AND CAPITAL RESOURCES


The Company's primary sources of funds are deposits, principal and interest payments on loans and securities, sales of loans and securities and FHLB advances. While maturities and scheduled amortization of loans are predictable sources of funds, deposit outflows and mortgage prepayments are greatly influenced by general interest rates, economic conditions and competition. The Bank is subject to required minimum liquidity ratios as established by the Office of Thrift Supervision (the "OTS"), the Bank's primary regulator. This ratio is based upon a percentage of the Bank's deposits and short-term borrowings. The Bank is currently required by the OTS to maintain a ratio of liquid assets to total assets of 4.0%. At December 31, 1997 the Bank's liquidity's ratio was 10.4%. Management of the Bank maintains its liquid assets in accordance with regulatory requirements.

At December 31, 1997, the Bank exceeded all of its regulatory capital requirements with tangible and core capital both at $29.9 million or 11.08% of total adjusted assets, and risk-based capital of $30.8 million or 18.5% of total risk-weighted assets. The required ratios are 1.5% for tangible capital, 4.0% for core capital, and 8.0% for risk-weighted capital. See the accompanying Notes to Consolidated Financial Statements for the Bank's capital calculations as of December 31, 1997.

The Company's most liquid assets are cash and interest-bearing demand accounts. The level of these assets are dependent on the Company's operating, financing, lending and investing activities during any given period. At December 31, 1997 and 1996, cash and interest-bearing demand accounts totaled $7.9 million and $7.0 million, respectively.

The Bank has other sources of liquidity if a need for additional funds arises, including FHLB advances. At December 31, 1997, the Bank had $33.9 million in outstanding advances with the FHLB and had a borrowing capacity of $15.1 million without the purchase of additional FHLB stock. By the purchase of sufficient additional FHLB stock, the Bank's borrowing limit could be increased to 35% of total assets or $94.9 million at December 31, 1997. At December 31, 1996, the Bank had $16.3 million in outstanding FHLB advances. Depending upon market conditions and the pricing of deposit products and FHLB borrowings, the Bank may utilize FHLB advances to fund loan originations.

At December 31, 1997, the Bank had commitments to originate loans and unused lines of credit totaling $16.3 million. Certificate of deposit accounts, which are scheduled to mature in one year or less from December 31, 1997, totaled $96.6 million. The Bank anticipates that it will have sufficient funds available to meet its current loan commitments and maturing deposits.

                          INDEPENDENT AUDITOR'S REPORT

Board of Directors
Citizens First Financial Corp. and Subsidiary
Bloomington, Illinois

We have audited the consolidated balance sheet of Citizens First Financial Corp. and subsidiary as of December 31, 1997 and 1996, and the related consolidated statements of income, changes in stockholders' equity, and cash flows for each of the three years in the period ended December 31, 1997. These consolidated financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these consolidated financial statements based on our audits.

We conducted our audits in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

In our opinion, the consolidated financial statements described above present fairly, in all material respects, the consolidated financial position of Citizens First Financial Corp. and subsidiary as of December 31, 1997 and 1996, and the results of their operations and their cash flows for each of the three years in the period ended December 31, 1997, in conformity with generally accepted accounting principles.

/s/GEO. S. OLIVE & CO. LLC
--------------------------
[LOGO]

Decatur, Illinois
January 28, 1998

CITIZENS FIRST FINANCIAL CORP. AND SUBSIDIARY

CONSOLIDATED BALANCE SHEET

DECEMBER 31                                                       1997              1996
-----------------------------------------------------------------------------------------
ASSETS
Cash and due from banks .................................     $4,621,768       $4,352,571
Interest-bearing demand deposits ........................      3,317,485        2,654,669
                                                            -----------------------------
     Cash and cash equivalents ..........................      7,939,253        7,007,240

Investment securities
     Available for sale .................................     19,301,769       28,370,953
     Held to maturity ...................................                       1,000,000
                                                            -----------------------------
          Total investment securities ...................     19,301,769       29,370,953
Mortgage loans held for sale ............................      2,393,567        3,027,468
Loans ...................................................    230,308,737      211,554,298
     Allowance for loan losses ..........................       (839,845)        (512,096)
                                                            -----------------------------
     Net loans ..........................................    229,468,892      211,042,202
Premises and equipment ..................................      8,407,971        5,778,253
Federal Home Loan Bank stock ............................      2,453,200        1,662,000
Foreclosed real estate ..................................        605,378          696,980
Other assets ............................................      3,029,601        3,051,784
-----------------------------------------------------------------------------------------
     TOTAL ASSETS .......................................   $273,599,631     $261,636,880
-----------------------------------------------------------------------------------------
-----------------------------------------------------------------------------------------
LIABILITIES

Deposits

     Noninterest bearing ................................     $8,850,529       $7,480,409
     Interest bearing ...................................    189,782,688      194,644,331
                                                           ------------------------------
          Total deposits ................................    198,633,217      202,124,740
Federal Home Loan Bank borrowings .......................     33,943,676       16,250,000
Advances by borrowers for taxes and insurance ...........        694,064          751,430
Other liabilities .......................................      2,359,124         2,162,20
-----------------------------------------------------------------------------------------
     TOTAL LIABILITIES ..................................   $235,630,081     $221,288,370
-----------------------------------------------------------------------------------------
-----------------------------------------------------------------------------------------
COMMITMENTS AND CONTINGENT LIABILITIES

STOCKHOLDERS' EQUITY
Preferred stock, $.01 par value

     Authorized and unissued - 1,000,000 shares
Common stock, $.01 par value
     Authorized - 8,000,000 shares
     Issued and Outstanding- 2,817,500 shares ...........         28,175           28,175
     Paid-in-capital ....................................     27,193,322       27,023,869
Retained earnings - substantially restricted ............     18,183,740       16,294,984
Net unrealized loss on securities available for sale ....        (99,733)        (297,685)
-----------------------------------------------------------------------------------------
                                                              45,305,504       43,049,343

Less:

Unallocated employee stock ownership plan
  shares - 161,000  and 193,200 shares ..................     (1,610,000)      (1,932,000)
Unearned incentive plan shares - 87,249
and 55,689 shares .......................................     (1,205,781)        (768,833)
Treasury stock, at cost, - 281,750 shares for 1997 ......     (4,520,173)
-----------------------------------------------------------------------------------------
     TOTAL STOCKHOLDERS' EQUITY .........................     37,969,550       40,348,510
-----------------------------------------------------------------------------------------
     TOAL LIABILITIES AND STOCKHOLDERS' EQUITY ..........   $273,599,631     $261,636,880
-----------------------------------------------------------------------------------------
-----------------------------------------------------------------------------------------

See notes to consolidated financial statements.

CITIZENS FIRST FINANCIAL CORP. AND SUBSIDIARY

CONSOLIDATED STATEMENT OF INCOME

YEAR ENDED DECEMBER 31                                         1997            1996               1995
----------------------------------------------------------------------------------------------------------
----------------------------------------------------------------------------------------------------------
INTEREST INCOME
     Loans ............................................    $18,394,586      $16,230,490        $14,464,093
     Investment securities ............................      1,812,044        1,862,465          1,986,355
     Deposits with financial institutions .............         94,271          227,316            248,859
                                                           -----------------------------------------------
          Total interest income .......................     20,300,901       18,320,271         16,699,307
                                                           -----------------------------------------------
INTEREST EXPENSE

     Deposits .........................................      9,672,326       10,150,721          9,979,041
     Federal Home Loan Bank borrowings ................      2,061,677          314,910             98,487
                                                           -----------------------------------------------
          Total interest expense ......................     11,734,003       10,465,631         10,077,528
                                                           -----------------------------------------------
NET INTEREST INCOME ...................................      8,566,898        7,854,640          6,621,779
     Provision for loan losses ........................        516,053          166,570            123,545
                                                           -----------------------------------------------
NET INTEREST INCOME AFTER PROVISION FOR LOAN LOSSES ...      8,050,845        7,688,070          6,498,234
                                                           -----------------------------------------------
NONINTEREST INCOME

     Loan servicing fees ..............................        205,027          209,402            251,018
     Net realized gains (losses) on sales of ..........
          available-for-sale securities ...............          4,019          (14,790)           (18,223)
     Net gain on sale of branch facility ..............        522,883
     Net gains on loan sales ..........................        418,260          235,777            267,812
     Other income .....................................        832,849          738,174            644,026
                                                           -----------------------------------------------
          Total noninterest income ....................      1,983,038        1,168,563          1,144,633
                                                           -----------------------------------------------
NONINTEREST EXPENSES

     Salaries and employee benefits ...................      4,063,420        3,516,426          3,204,079
     Net occupancy and equipment expenses .............        932,335          746,245            697,508
     Deposit insurance expense ........................        101,473        1,848,469            476,917
     Data processing fees .............................        385,098          344,798            422,653
     Other expenses ...................................      1,463,469        1,469,628          1,170,593
                                                           -----------------------------------------------
          Total noninterest expenses ..................      6,945,795        7,925,566          5,971,750
                                                           -----------------------------------------------
INCOME BEFORE INCOME TAX                                     3,088,088          931,067          1,671,117

     Income tax expense ...............................      1,199,332          321,487            658,572
                                                           -----------------------------------------------
NET INCOME ............................................     $1,888,756       $  609,580         $1,012,545
----------------------------------------------------------------------------------------------------------
----------------------------------------------------------------------------------------------------------
EARNINGS PER SHARE

     Basic

          Net income ..................................             $0.79           N/A                N/A
          Average number of shares ....................      2,397,234

     Diluted

          Net income ..................................             $0.74           N/A                N/A
          Average number of shares ....................      2,551,382



See notes to consolidated financial statements.

CITIZENS FIRST FINANCIAL CORP. AND SUBSIDIARY

CONSOLIDATED STATEMENT OF CHANGES IN STOCKHOLDERS' EQUITY


                                                                                                          NET
                                                                                                       UNREALIZED
                                             COMMON STOCK                                               LOSS ON
                                             ------------                                              SECURITIES
                                        SHARES                       PAID-IN         RETAINED          AVAILABLE
                                      OUTSTANDING      AMOUNT        CAPITAL         EARNINGS           FOR SALE
-------------------------------------------------------------------------------------------------------------------

BALANCE, JANUARY 1, 1995 .........                                                  $14,672,859        ($1,021,052)

  Net Income for 1995 ............                                                    1,012,545

  Net change in unrealized loss
   on securities available
   for sale ......................                                                                         854,422
-------------------------------------------------------------------------------------------------------------------

BALANCE, DECEMBER 31, 1995 .......                                                   15,685,404           (166,630)

  Issuance of common stock .......      2,817,500     $28,175      $26,983,619

  Employee Stock Ownership
   Plan shares acquired ..........       (225,400)

  Employee Stock Ownership
   Plan shares allocated .........         32,200                       40,250

  Incentive plan
   shares acquired ...............        (58,600)

  Incentive plan shares
   earned ........................          2,911

  Net income for 1996 ............                                                     609,580

  Net change in unrealized loss
   on securities available
   for sale ......................                                                                       (131,055)
-------------------------------------------------------------------------------------------------------------------

BALANCE, DECEMBER 31, 1996 .......      2,568,611      28,175       27,023,869       16,294,984          (297,685)

  Employee Stock Ownership
   Plan shares allocated .........         32,200                      203,437

  Incentive plan shares
   acquired ......................        (54,100)

  Incentive plan
   shares earned .................         22,540                      (33,984)

  Purchase of treasury stock .....       (281,750)

  Net income for 1997 ............                                                    1,888,756

  Net change in unrealized
   loss on securities
   available for sale ............                                                                        197,952
-------------------------------------------------------------------------------------------------------------------
BALANCE, DECEMBER 31, 1997 .......      2,287,501      $28,175     $27,193,322      $18,183,740          ($99,733)
-------------------------------------------------------------------------------------------------------------------
-------------------------------------------------------------------------------------------------------------------






                                        UNEARNED
                                        EMPLOYEE
                                          STOCK          UNEARNED
                                        OWNERSHIP        INCENTIVE       TREASURY
                                       PLAN SHARES      PLAN SHARES        STOCK           TOTAL
----------------------------------------------------------------------------------------------------

BALANCE, JANUARY 1, 1995 .........                                                       $13,651,807

  Net Income for 1995 ............                                                         1,012,545

  Net change in unrealized loss
   on securities available
   for sale ......................                                                           854,422
----------------------------------------------------------------------------------------------------
BALANCE, DECEMBER 31, 1995 .......                                                        15,518,774

  Issuance of common stock .......                                                        27,011,794

  Employee Stock Ownership
   Plan shares acquired ..........     ($2,254,000)                                       (2,254,000)

  Employee Stock Ownership
   Plan shares allocated .........         322,000                                           362,250

  Incentive plan
   shares acquired ...............                       ($805,233)                         (805,233)

  Incentive plan shares
   earned ........................                          36,400                            36,400

  Net income for 1996 ............                                                           609,580

  Net change in unrealized loss
   on securities available
   for sale ......................                                                          (131,055)
----------------------------------------------------------------------------------------------------
BALANCE, DECEMBER 31, 1996 .......      (1,932,000)       (768,833)                       40,348,510

  Employee Stock Ownership
   Plan shares allocated .........         322,000                                           525,437

  Incentive plan shares
   acquired ......................                        (752,932)                         (752,932)

  Incentive plan
   shares earned .................                         315,984                           282,000

  Purchase of treasury stock .....                                     ($4,520,173)       (4,520,173)

  Net income for 1997 ............                                                         1,888,756

  Net change in unrealized
   loss on securities
   available for sale ............                                                           197,952
----------------------------------------------------------------------------------------------------
BALANCE, DECEMBER 31, 1997 .......     ($1,610,000)    ($1,205,781)    ($4,520,173)      $37,969,550
----------------------------------------------------------------------------------------------------
----------------------------------------------------------------------------------------------------




See notes to consolidated financial statements.

CITIZENS FIRST FINANCIAL CORP. AND SUBSIDIARY

CONSOLIDATED STATEMENT OF CASH FLOWS


YEAR ENDED DECEMBER 31                                                1997               1996              1995
-------------------------------------------------------------------------------------------------------------------
OPERATING ACTIVITIES
     Net income................................................    $1,888,756         $609,580           $1,012,545
     Adjustments to reconcile net income to net cash
          provided (used) by operating activities:

          Provision for loan losses............................       516,053          166,570              123,545
          Depreciation.........................................       471,610          395,698              365,460
          Deferred income tax benefit..........................       (72,833)         (83,408)             (83,957)
          Investment securities (gains) losses.................        (4,019)          14,790               18,223

          Investment securities amortization, net..............        51,711           61,204               31,015
          Net (gain) on sales of foreclosed real estate..              19,381                               (20,577)
          Net gain on loan sales...............................      (418,260)        (235,777)            (267,812)
          Net gain on sale of branch facility..................      (522,883)
          Net gain on sales of premises and equipment..........       (44,366)         (25,224)              (3,455)

          Federal Home Loan Bank stock dividends                                                            (24,100)

          Loans originated for sale............................   (25,967,927)     (17,924,017)         (18,165,737)
          Proceeds from sales of loans originated
              for resale.......................................    27,020,088       15,132,326           17,897,925
          Compensation expense related to
              Employee Stock Ownership and
                  incentive plans..............................       807,437          398,650
          Change in:
              Other assets.....................................       (30,587)        (690,161)             (63,399)
              Other liabilities................................       196,924         (370,091)           1,372,113
-------------------------------------------------------------------------------------------------------------------
              Net cash provided (used)
                  by  operating activities.....................     3,911,085       (2,549,860)           2,191,789
-------------------------------------------------------------------------------------------------------------------
INVESTING ACTIVITIES

     Purchases of securities available for sale................    (1,992,419)     (19,841,260)          (1,000,000)
     Proceeds from maturities and principal paydowns
          on securities available for sale.....................     5,341,739        4,015,489            7,017,143
     Proceeds from sales of securities available for sale......     5,995,727        6,043,587            5,151,966

     Purchases of securities held to maturity                                                            (3,473,672)

     Proceeds from maturities and principal paydowns
          on securities held to maturity.......................     1,000,000        5,000,000            7,027,579
     Redemption (purchase) of Federal Home

          Loan Bank stock......................................      (791,200)          12,400              (76,000)
     Net change in loans.......................................   (19,311,565)     (23,544,274)         (11,039,786)
     Proceeds from sales of foreclosed real estate.............       441,043                                59,558

     Purchases of premises and equipment.......................    (3,317,385)      (1,260,085)          (1,738,156)
     Sale of branch, net of cash paid..........................       522,883
     Proceeds from sales of premises and equipment.............       260,423           25,224                3,455
-------------------------------------------------------------------------------------------------------------------
          Net cash provided (used) by
              investing  activities............................   (11,850,754)     (29,548,919)           1,932,087
-------------------------------------------------------------------------------------------------------------------


CITIZENS FIRST FINANCIAL CORP. AND SUBSIDIARY

CONSOLIDATED STATEMENT OF CASH FLOWS


YEAR ENDED DECEMBER 31                                                   1997                  1996                  1995
--------------------------------------------------------------------------------------------------------------------------------

FINANCING ACTIVITIES

     Net change in

          Interest-bearing demand and savings deposits.........         $479,448             ($757,191)          ($2,738,508)

          Certificates of deposit..............................       (3,970,971)           (6,982,302)            3,344,312
     Net change in Federal Home Loan Bank line of credit.......      (10,250,000)           10,250,000

     Proceeds (payments) from Federal Home Loan
          Bank advances........................................       27,943,676             6,000,000            (3,000,000)

     Net change in advances by borrowers for
          taxes and insurance..................................          (57,366)               41,139               (91,651)

     Issuance of common stock, net of offering costs                                        24,757,794

     Purchase of stock for incentive plan......................         (752,932)             (805,233)

     Purchase of treasury stock................................       (4,520,173)
                                                                   ------------------------------------------------------------
          Net cash provided (used) by
          financing activities.................................        8,871,682            32,504,207            (2,485,847)
                                                                   ------------------------------------------------------------
NET CHANGE IN CASH AND CASH EQUIVALENTS........................          932,013               405,428             1,638,029
                                                                   ------------------------------------------------------------
CASH AND CASH EQUIVALENTS, BEGINNING OF YEAR...................        7,007,240             6,601,812             4,963,783
                                                                   ------------------------------------------------------------

CASH AND CASH EQUIVALENTS, END OF YEAR.........................       $7,939,253            $7,007,240            $6,601,812
-------------------------------------------------------------------------------------------------------------------------------
-------------------------------------------------------------------------------------------------------------------------------
ADDITIONAL CASH FLOWS INFORMATION

     Interest paid.............................................      $11,598,098           $10,413,456           $10,039,086
     Income tax paid...........................................          834,003               758,383               427,736
     Loan balances transferred to foreclosed
          real estate and repossessions........................          368,822               696,980



See notes to consolidated financial statements.

CITIZENS FIRST FINANCIAL CORP. AND SUBSIDIARY

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

NATURE OF OPERATIONS AND SUMMARY OF
SIGNIFICANT ACCOUNTING POLICIES

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

The Company is a thrift holding company whose principal activity is the ownership and management of the Bank. The Bank operates under a federal thrift charter. As a federally-chartered savings bank, the Bank is subject to regulation by the Office of Thrift Supervision, and the Federal Deposit Insurance Corporation.

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

CONSOLIDATION - The consolidated financial statements include the accounts of the Company and Bank after elimination of all material intercompany transactions and accounts.

INVESTMENT SECURITIES - Debt securities are classified as held to maturity when the Company has the positive intent and ability to hold the securities to maturity. Securities held to maturity are carried at amortized cost. Debt securities, not classified as held to maturity and marketable equity securities, are classified as available for sale. Securities available for sale are carried at fair value with unrealized gains and losses reported separately in stockholders' equity, net of tax.

Amortization of premiums and accretion of discounts are recorded as interest income from securities. Realized gains and losses are recorded as net security gains (losses). Gains and losses on sales of securities are determined on the specific-identification method.

MORTGAGE LOANS HELD FOR SALE are carried at the lower of aggregate cost or market. Net unrealized losses are recognized through a valuation allowance by charges to income based on the difference between estimated sales proceeds and aggregate cost.

CITIZENS FIRST FINANCIAL CORP. AND SUBSIDIARY

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

LOANS are carried at the principal amount outstanding. Interest income is accrued on the principal balances of loans. The accrual of interest on impaired loans is discontinued when, in management's opinion, the borrower may be unable to meet payments as they become due. When interest accrual is discontinued, all unpaid accrued interest is reversed when considered uncollectible. Interest income is subsequently recognized only to the extent cash payments are received. Certain loan fees and direct costs are being deferred and amortized as an adjustment of yield on the loans.

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

The determination of the adequacy of the allowance for loan losses and the valuation of real estate is based on estimates that are particularly susceptible to significant changes in the economic environment and market conditions. Management believes that as of December 31, 1997, the allowance for loan losses and the valuation of real estate are adequate based on information currently available. A worsening or protracted economic decline in the area within which the Bank operates would increase the likelihood of additional losses due to credit and market risks and could create the need for additional loss reserves.

PREMISES AND EQUIPMENT are carried at cost net of accumulated depreciation. Depreciation is computed using the straight-line method based on the estimated useful lives of the assets. Maintenance and repairs are expensed as incurred while major additions and improvements are capitalized. Gains and losses on dispositions are included in current operations.

FEDERAL HOME LOAN BANK ("FHLB") STOCK is a required investment for institutions that are members of the Federal Home Loan Bank system. The required investment in the common stock is based on a predetermined formula.

FORECLOSED REAL ESTATE is carried at the lower of cost or fair value less estimated selling costs. When foreclosed real estate is acquired, any required adjustment is charged to the allowance for loan losses. All subsequent activity is included in current operations.

MORTGAGED SERVICING RIGHTS on originated loans are capitalized by allocating the total cost of the mortgage loans between the mortgage servicing rights and the loans based on their relative fair values. Capitalized servicing rights are amortized in proportion to and over the period of estimated servicing revenues.

TREASURY STOCK is stated at cost. Cost is determined by the first-in, first-out method.

CITIZENS FIRST FINANCIAL CORP. AND SUBSIDIARY

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

INCOME TAX in the consolidated statement of income includes deferred income tax provisions or benefits for all significant temporary differences in recognizing income and expenses for financial reporting and income tax purposes. The Company files consolidated income tax returns with its subsidiary.

INCENTIVE PLAN - The Company accounts for its stock award program or incentive plan in accordance with Accounting Principals Board Opinion ("APB") No. 25, accounting for stock issued to employees. The aggregate purchase price of all shares owned by the incentive plan is reflected as a reduction of stockholders' equity. Compensation expense is based on the market price of the Company's stock on the date the shares are granted and is recorded over the vesting period. The difference between the aggregate purchase price and the fair value on the date granted of the shares earned is recorded as an adjustment to paid-in capital.

EMPLOYEE STOCK OWNERSHIP PLAN - The Company accounts for its employee stock ownership plan ("ESOP") in accordance with American Institute of Certified Public Accountants ("AICPA") Statement of Position 93-6. The cost of shares issued to ESOP but not yet allocated to participants are presented in the consolidated balance sheet as a reduction of stockholders' equity. Compensation expense is recorded based on the market price of the shares as they are committed to be released for allocation to participant accounts. The difference between the market price and the cost of the shares committed to be released is recorded as an adjustment to paid-in capital. Dividends on allocated ESOP shares will be recorded as a reduction of retained earnings; dividends on unallocated ESOP shares will be reflected as a reduction of debt.

Shares are considered outstanding for earnings per share calculations when they are committed to be released; unallocated shares are not considered outstanding.

EARNINGS PER SHARE -Basic earnings per share have been computed based upon the weighted average common shares outstanding during each year. Diluted earnings per share reflects the potential dilution that could occur if securities or other contracts to issue common stock were exercised or converted into common stock or resulted in the issuance of common stock that then shared in the earnings of the Company.

RECLASSIFICATIONS of certain amounts in the 1996 and 1995 financial statements have been made to conform to the 1997 presentation.

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

CITIZENS FIRST FINANCIAL CORP. AND SUBSIDIARY

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

INVESTMENT SECURITIES


                                                             1997
                                           -----------------------------------------------------
                                                           GROSS         GROSS
                                            AMORTIZED    UNREALIZED    UNREALIZED       FAIR
DECEMBER 31                                   COST          GAINS        LOSSES         VALUE
------------------------------------------------------------------------------------------------
Available for sale

Federal agencies ......................    $ 4,208,525   $    14,217   $     3,834   $ 4,218,908
     Mortgage-backed securities .......     14,209,945                     175,067    14,034,878
     Other asset-backed securities ....         46,316                         341        45,975
     Marketable equity securities .....      1,000,000         2,008                   1,002,008
                                           -----------   -----------   -----------   -----------
          Total available for sale ....    $19,464,786   $    16,225   $   179,242   $19,301,769
                                           -----------   -----------   -----------   -----------


                                                                              1996
                                                  -----------------------------------------------------------
                                                    GROSS            GROSS
                                                  AMORTIZED        UNREALIZED      UNREALIZED        FAIR
DECEMBER 31                                          COST            GAINS          LOSSES           VALUE
-----------------------------------------------   -----------     ------------     ----------    --------------
Available for sale

Federal agencies ..............................   $ 4,220,546                  $    32,269          $ 4,188,277
Mortgage-backed securities ....................    23,568,989      $3,048          457,351           23,114,686
     Other asset-backed securities ............        67,990                                            67,990

     Marketable equity securities .............     1,000,000                                         1,000,000
                                                  -----------     ------------     ----------    --------------
          Total available for sale ............    28,857,525       3,048          489,620           28,370,953
                                                  -----------     ------------     ----------    --------------
Held to maturity

     Federal agencies .........................     1,000,000                        8,750              991,250
                                                  -----------     ------------     ----------    --------------
          TOTAL INVESTMENT SECURITIES .........   $29,857,525      $3,048      $   498,370          $29,362,203
----------------------------------------------------------------------------------------------------------------
----------------------------------------------------------------------------------------------------------------



CITIZENS FIRST FINANCIAL CORP. AND SUBSIDIARY

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

The amortized cost and fair value of securities held to maturity and available for sale at December 31, 1997, by contractual maturity, are shown below. Expected maturities will differ from contractual maturities because issuers may have the right to call or prepay obligations with or without call or prepayment penalties.



                                                 AVAILABLE FOR SALE
                                              ------------------------
                                               AMORTIZED       FAIR
                                                 COST          VALUE
--------------------------------------      -----------    -----------
One to five years ....................       $4,208,525     $4,218,908
Mortgage-backed securities ...........       14,209,945     14,034,878
Other asset-backed securities ........           46,316         45,975
Marketable equity securities .........        1,000,000      1,002,008
                                            -----------    -----------
     Totals ..........................      $19,464,786    $19,301,769
                                            -----------    -----------
                                            -----------    -----------

Securities with a carrying value of $6,897,876 and $7,045,920 were pledged at December 31, 1997 and 1996 to secure certain deposits and for other purposes as permitted or required by law.

Proceeds from sales of securities available for sale during 1997, 1996 and 1995 were $5,995,727, $6,043,587, and $5,151,966. Gross gains of $12,160, $18,460, and $3,995 and gross losses of $8,141, $33,250, and $22,218 were realized on those sales. There were no sales of securities held to maturity.

There were no securities transferred between classifications during 1997 or 1996.

With the exception of securities of the U.S. Treasury and other U.S. Government agencies and corporations, the Company did not hold any securities of a single issuer, payable from and secured by the same source of revenue or taxing authority, the book value of which exceeded 10% of stockholders' equity at December 31, 1997.

CITIZENS FIRST FINANCIAL CORP. AND SUBSIDIARY

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

LOANS AND ALLOWANCE
------------------------------------------------------------------------------
DECEMBER 31                                           1997              1996

Mortgage Loans
     One-to-four family ..................      $157,344,815      $161,733,148
     Multi-family ........................        11,593,431        12,520,321
     Commercial real estate ..............        25,610,126         8,933,859
     Construction and land ...............        15,861,881        12,488,375
Commercial ...............................        16,863,141         8,062,797
Consumer and other loans .................        12,344,388        11,444,080
                                                ------------      ------------
                                                 239,617,782       215,182,580

Undisbursed portion of loans .............        (9,048,802)       (3,396,908)
Deferred premium on sale of loans ........            32,804            33,895
Deferred loan fees .......................          (293,047)         (265,269)
                                                ------------      ------------
     Total loans .........................      $230,308,737      $211,554,298
                                                ------------      ------------
                                                ------------      ------------


------------------------------------------------------------------------------------------
YEAR ENDED DECEMBER 31                            1997              1996             1995
Allowance for Loan Losses
     Balances, January 1 .................      $512,096        $412,249          $352,752
     Provision for loan losses ...........       516,053         166,570           123,545
     Loans charged off ...................      (188,304)        (66,723)          (64,048)
                                                --------        --------          --------
          Balances, December 31 ..........      $839,845        $512,096          $412,249
                                                --------        --------          --------
                                                --------        --------          --------

The amount of impaired loans at December 31,1997 and 1996 and during 1997, 1996 and 1995 was immaterial.

The Bank has entered into transactions with certain directors, executive officers, and their affiliates or associates ("related parties"). Such transactions were made in the ordinary course of business on substantially the same terms and conditions, including interest rates and collateral, as those prevailing at the same time for comparable transactions with other customers, and did not, in the opinion of management, involve more than normal credit risk or present other unfavorable features. The aggregate amount of loans, as defined, to such related parties were as follows:

                                                              1997
Balances, January 1, 1997                                $1,748,232
Changes in composition of related parties                  (477,568)
New loans, including renewals                             1,274,374
Payments, including renewals                               (372,741)
                                                        -------------
Balances, December 31, 1997                              $2,172,297
---------------------------------------------------------------------
---------------------------------------------------------------------


CITIZENS FIRST FINANCIAL CORP. AND SUBSIDIARY

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

PREMISES AND EQUIPMENT
------------------------------------------------------------------------------

DECEMBER 31                                            1997             1996
Land ..........................................    $2,038,437        $1,668,030
Buildings and land improvements ...............     7,203,247         4,483,104
Furniture and equipment .......................     3,012,399         2,739,893
Deposit on purchase of new building ...........                         768,750
                                                   ----------        ----------
     Total cost ...............................    12,254,083         9,659,777
Accumulated depreciation ......................    (3,846,112)       (3,881,524)
                                                   ----------        ----------
     Net ......................................    $8,407,971        $5,778,253
                                                   ----------        ----------
                                                   ----------        ----------


OTHER ASSETS AND OTHER LIABILITIES
-------------------------------------------------------------------------------
DECEMBER 31                                             1997             1996
Other assets
     Interest receivable
          Investment securities .................     $138,744         $104,598
          Mortgage-backed securities ............      103,976          157,497
          Loans .................................    1,893,234        1,635,919
Current income taxes receivable .................                       361,500
Deferred income tax benefit .....................      101,730          154,500
Prepaid expenses and other assets ...............      791,917          637,770
                                                    ----------       ----------
          Total .................................   $3,029,601       $3,051,784
                                                    ----------       ----------
                                                    ----------       ----------
Other liabilities
     Interest payable
          Deposits ..............................     $75,543           $67,489
          FHLB borrowings .......................     213,259            85,408
     Current income tax liability ...............      76,662
     Accrued expenses and other liabilities .....   1,993,660         2,009,303
                                                    ----------       ----------
          Total .................................  $2,359,124        $2,162,200
                                                    ----------       ----------
                                                    ----------       ----------

                                       20

CITIZENS FIRST FINANCIAL CORP. AND SUBSIDIARY

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

DEPOSITS

------------------------------------------------------------------------------------------
DECEMBER 31                                                       1997              1996
Demand deposits .......................................      $33,201,341      $ 32,905,642
Savings deposits ......................................       16,754,750        16,571,001
Certificates of deposit of $100,000 or more ...........       15,389,603        16,406,832
Other certificates of deposit .........................      133,287,523       136,241,265
                                                            ------------      ------------
     Total deposits ...................................     $198,633,217      $202,124,740
                                                            ------------      ------------
                                                            ------------      ------------

Certificates of deposit maturing in years ending December 31.
---------------------------------------------------------------

                                                        TOTAL
1998 .......................................        $96,571,325
1999 .......................................         35,624,077
2000 .......................................         12,357,153
2001 .......................................          2,631,342
2002 .......................................          1,144,658
Thereafter .................................            348,571
                                                   ------------
          Total ............................       $148,677,126
                                                   ------------
                                                   ------------

FHLB BORROWINGS
----------------------------------------------------------------------------

------------------------------------------------------------------------------------------
DECEMBER 31                                                       1997              1996
FHLB advances, variable rate
     (6.17% at December 31,1997, due September, 2001)....     $4,200,000
FHLB, fixed rates ranging
     from 5.40% to 6.74%,
     due at various dates through January, 2007..........     29,743,676       $ 6,000,000
FHLB line of credit,
     variable rate (5.66% at December 31, 1996)..........                       10,250,000
                                                             -----------       -----------
          Total FHLB borrowings..........................    $33,943,676       $16,250,000
                                                             -----------       -----------
                                                             -----------       -----------

The FHLB advances and line of credit are secured by first-mortgage loans and all stock in the FHLB. Advances are subject to restrictions or penalties in the event of prepayment.

MATURITIES IN YEARS ENDING DECEMBER 31,
----------------------------------------------------------------------

1998 ..............................................        $2,000,000
1999 ..............................................         9,000,000
2000 ..............................................         8,000,000
2001 ..............................................         4,200,000
2002 ..............................................         7,968,676
Thereafter ........................................         2,775,000
                                                          -----------
           Total ..................................       $33,943,676
                                                          -----------
                                                          -----------

CITIZENS FIRST FINANCIAL CORP. AND SUBSIDIARY

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

LOAN SERVICING

Mortgage loans serviced for others are not included in the accompanying consolidated balance sheet. The loans are serviced primarily for the Federal Home Loan Mortgage Corporation and the unpaid principal balances totaled approximately $93,021,000 and $80,575,000 at December 31, 1997 and 1996.

In 1995, the Company adopted Statement of Financial Accounting Standards ("SFAS") No. 122, ACCOUNTING FOR MORTGAGE SERVICING RIGHTS. This Statement requires the capitalization of retained mortgage servicing rights on originated or purchased loans by allocating the total cost of the mortgage loans between the mortgage servicing rights and the loans (without the servicing rights) based on their relative fair values. SFAS No. 122 was superseded during 1996 by SFAS No. 125, ACCOUNTING FOR TRANSFERS AND SERVICING OF FINANCIAL ASSETS AND EXTINGUISHMENT OF LIABILITIES. SFAS No. 125 (as did SFAS No. 122) requires the assessment of impairment of capitalized mortgage servicing rights and requires that impairment be recognized through a valuation allowance based on the fair value of those rights. The aggregate fair value of capitalized mortgage servicing rights at December 31, 1997 and 1996 totaled $399,879 and $217,246. Comparable market values were used to estimate fair value. For purposes of measuring impairment, risk characteristics including product type, investor type, and interest rates, were used to stratify the originated mortgage servicing rights.

----------------------------------------------------------------------------
                                                  1997                1996
Mortgage Servicing Rights
     Balances, January 1 ...................   $217,246             $123,000

     Servicing rights capitalized ..........    220,861              134,377
     Amortization of servicing rights ......    (38,228)            (40,131)
                                               --------             --------
          Balances, December 31 ............   $399,879             $217,246
                                               --------             --------
                                               --------             --------


INCOME TAX

------------------------------------------------------------------------------------------
YEAR ENDED DECEMBER 31                            1997             1996              1995
Income tax expense
     Currently payable
          Federal .........................   $1,047,165        $352,895          $637,529
          State ...........................      225,000          52,000           105,000
     Deferred
          Federal .........................      (72,833)        (83,408)          (83,957)
                                              ----------        --------          --------
              Total income tax expense ....   $1,199,332        $321,487          $658,572
                                              ----------        --------          --------
                                              ----------        --------          --------

Reconciliation of federal statutory to actual tax expense

     Federal statutory income tax at 34% ..   $1,049,950        $316,563          $568,180
     Effect of state income taxes .........      148,500          34,320            69,300
     Other ................................          882         (29,396)           21,092
                                              ----------        --------          --------
     Actual tax expense ...................   $1,199,332        $321,487          $658,572
                                              ----------        --------          --------
                                              ----------        --------          --------
     Effective Tax Rate ...................        38.8%           34.5%             39.4%
                                              ----------        --------          --------
                                              ----------        --------          --------

CITIZENS FIRST FINANCIAL CORP. AND SUBSIDIARY

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

A cumulative net deferred tax asset is included in assets. The components are as follows:

--------------------------------------------------------------------------------------------
DECEMBER 31                                                         1997              1996
ASSETS

     Deferred loan fees ......................................    $ 34,197           $29,572
     Directors' deferred compensation ........................     395,525           372,824
     Differences in accounting for loan losses ...............     174,051            15,982
     Net unrealized losses on securities available for sale ..      63,284           188,887
     Other ...................................................      37,890            24,278
                                                                   -------           -------
                 Total assets ................................     704,947           631,543
                                                                   -------           -------

LIABILITIES

     Differences in depreciation methods .....................     372,852           317,576
     FHLB stock dividends ....................................      75,132            75,132
     Capitalized mortgage servicing rights ...................     155,233            84,335
                                                                   -------           -------
                 Total liabilities ...........................     603,217           477,043
                                                                   -------           -------
                                                                  $101,730          $154,500
                                                                   -------           -------
                                                                   -------           -------


The income tax expense (benefit) attributed to net gains or losses on sales of securities available for sale during 1997, 1996 and 1995 was approximately $1,600, ($5,000), and ($6,200).

Retained earnings at December 31, 1997 and 1996, include approximately $2,144,000 for which no deferred income tax liability has been recognized. This amount represents an allocation of income to bad debt deductions as of December 31, 1987, for tax purposes only. Reduction of amounts so allocated for purposes other than tax bad debt losses or adjustments arising from carryback of net operating losses would create income for tax purposes only, which income would be subject to the then-current corporate income tax rate. The unrecorded deferred income tax liability on the above amount was approximately $832,000.

CITIZENS FIRST FINANCIAL CORP. AND SUBSIDIARY

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

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

Financial instruments whose contract amount represents credit risk as of December 31 were as follows:

------------------------------------------------------------------------------------------

                                                                   1997             1996
Loan commitments

     At variable rates ...................................    $4,280,600        $4,068,700
     At fixed rates (ranging from 6.625% to 9.00%
       at December 31, 1997) .............................     1,783,600         2,601,300
Unused lines of credit ...................................    10,185,000         6,575,000
Standby letters of credit ................................        60,000           214,000

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

DIVIDENDS AND CAPITAL RESTRICTIONS

The Office of Thrift Supervision ("OTS") regulations provide that a savings association which meets fully phased-in capital requirements and is subject only to "normal supervision" may pay out, as a dividend, 100 percent of net income to date over the calendar year and 50 percent of surplus capital existing at the beginning of the calendar year without supervisory approval, but with 30 days prior notice to the OTS. Any additional amount of capital distributions would require prior regulatory approval. A savings association meeting current minimum capital requirements but not fully phased-in standards may, with 30 days prior notice but without prior approval, distribute up to 75 percent of net income if it meets the risk-based requirement on January 1, 1993. A savings association failing to meet current capital standards may only pay dividends with supervisory approval.

CITIZENS FIRST FINANCIAL CORP. AND SUBSIDIARY

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

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

REGULATORY CAPITAL

The Bank is subject to various regulatory capital requirements administered by the federal banking agencies and is assigned to a capital category. The assigned capital category is largely determined by three ratios that are calculated according to the regulations: total risk based capital, core (Tier
1) capital, and tangible capital ratios. The ratios are intended to measure capital relative to assets and credit risk associated with those assets and off-balance sheet exposures of the entity. The capital category assigned to an entity can also be affected by qualitative judgments made by regulatory agencies about the risk inherent in the entity's activities that are not part of the calculated ratios.

There are five capital categories defined in the regulations, ranging from well capitalized to critically undercapitalized. Classification of a bank in any of the undercapitalized categories can result in actions by regulators that could have a material effect on a bank's operations. At December 31, 1997 and 1996, the Bank is categorized as well capitalized and meets all subject capital adequacy requirements. There are no conditions or events since December 31, 1997 that management believes have changed the Bank's classification.

The Bank's actual and required capital amounts (in thousands) and ratios are as follows:

---------------------------------------------------------------------------------------------------------------
---------------------------------------------------------------------------------------------------------------
                                                                              1997
                                                   ------------------------------------------------------------
                                                                          REQUIRED FOR          TO BE WELL
                                                        ACTUAL         ADEQUATE CAPITAL(1)     CAPITALIZED(1)
DECEMBER 31                                        AMOUNT     RATIO      AMOUNT    RATIO      AMOUNT      RATIO
---------------------------------------------------------------------------------------------------------------
Total risk-based capital(1)
    (to risk-weighted assets)...................   $30,770    18.49%     $13,316    8.0%      $16,645     10.0%
Core capital(1) (to risk-weighted assets).......    29,947    17.99        6,658    4.0         9,987      6.0
Core capital(1) (to adjusted tangible assets)...    29,947    11.08       10,848    4.0        13,560      5.0
---------------------------------------------------------------------------------------------------------------
---------------------------------------------------------------------------------------------------------------
                                                                              1996
                                                   ------------------------------------------------------------
                                                                          REQUIRED FOR          TO BE WELL
                                                        ACTUAL         ADEQUATE CAPITAL(1)     CAPITALIZED(1)
DECEMBER 31                                        AMOUNT     RATIO      AMOUNT    RATIO      AMOUNT      RATIO
----------------------------------------------------------------------------------------------------------
Total risk-based capital(1)
    (to risk-weighted assets)...................   $28,122    19.91%     $11,301    8.0%      $14,258     10.0%
Core capital(1) (to risk-weighted assets).......    27,627    19.56        5,650    4.0         8,475      6.0
Core capital(1) (to adjusted tangible assets)...    27,627    10.70       10,333    4.0        12,918      5.0

(1) As defined by regulatory agencies

The Bank's tangible capital at December 31, 1997 and 1996 was $29,947,000 and $27,627,000, which amount was 11.08% and 10.70% of tangible assets, respectively, and exceeded the required ratio of 1.5 percent.

CITIZENS FIRST FINANCIAL CORP. AND SUBSIDIARY

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

EMPLOYEE BENEFIT PLANS

The Company maintains a savings plan (combined profit-sharing and 401(k) plan) for the benefit of substantially all of its full-time employees. The amount of the annual profit-sharing contribution is at the discretion of the Board of Directors. The plan also provides for matched employee contributions up to a maximum of four percent of the participant's gross salary. The employer expense for the plan was $182,688, $124,297, and $142,568, for the years ended December 31, 1997, 1996 and 1995, respectively.

In connection with the conversion, the Bank established an employee stock ownership plan for the benefit of substantially all employees. The ESOP borrowed $2,254,000 from the Company and used those funds to acquire 225,400 shares of the Company's stock at $10 per share.

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

Stock totaling 32,200 shares for both 1997 and 1996 with an average fair value of $16.32 and $11.25 per share, respectively, were committed to be released, resulting in ESOP compensation expense of $525,437 and $362,250. Shares held by the ESOP at December 31 are as follows:

----------------------------------------------------------------------------------------------

                                                                   1997             1996
Allocated shares........................................              64,400           32,200
Unallocated shares......................................             161,000          193,200
                                                                  ----------       ----------
     Total ESOP shares..................................             225,400          225,400
                                                                  ----------       ----------
     Fair value of unallocated shares at December 31....          $3,260,250       $2,777,250
                                                                  ----------       ----------
                                                                  ----------       ----------


During 1996, the Company implemented a non-qualified Supplemental Executive Retirement Plan ("SERP") covering certain officers and key employees. The benefits provided under the SERP will make up the benefits lost to the SERP participants due to limitations on compensation and maximum benefits under the Bank's tax qualified savings plan and ESOP. Benefits will be provided under the SERP at the same time and in the same form as the related benefits will be provided under the savings plan and ESOP. The Bank's expense for the SERP was $12,315 and $3,274 for 1997 and 1996, respectively.

During November, 1996, the Company adopted a stock-based compensation program which included both a stock award program or incentive plan and a stock option plan.

CITIZENS FIRST FINANCIAL CORP. AND SUBSIDIARY

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

The incentive plan covers key employees and directors and is authorized to acquire and grant 112,700 shares of the Company's common stock or 4% of the shares issued in the Company's initial public offering. The funds used to acquire these shares will be contributed by the Bank. Participants in the incentive plan vest over five years, commencing one year after the date such shares are granted. As of December 31, 1996, all 112,700 shares authorized under the plan had been granted. As of December 31, 1997, 22,540 shares were distributed. No shares were distributed as of December 31, 1996. None of these shares were forfeited during 1997 or 1996. For the years ended December 31, 1997 and 1996, $282,000 and $36,400 was recorded as compensation expense under the plan.

The Bank also maintains a Director Emeritus Retirement Plan, which provides retirement benefits to members of the Bank's Board of Directors who retire (generally defined as retirement upon or after attaining the age of sixty-five), and are appointed as a Director Emeritus. The plan provides that, in consideration for services and consultation rendered as Director Emeritus, the Director Emeritus will receive annual cash benefits equal to the annual director's fees received at the time of retirement. Payments under the plan are through the Bank's purchase of a single premium insurance annuity for each covered Director Emeritus. Currently, there are seven Directors Emeritus. The expense recorded related to this plan was approximately $103,000, $240,000, and $504,000 for the years ended December 31, 1997, 1996 and 1995. Payments of $138,599 and $121,070 were made during the years ended December 31, 1997 and 1995 under the plan to purchase annuity contracts for retired directors. There were no annuity contract purchases under the plan during the year ended December 31, 1996.

STOCK OPTION PLAN

Under the Company's stock option plan, which is accounted for in accordance with APB No. 25, ACCOUNTING FOR STOCK ISSUED TO EMPLOYEES, and related interpretations, the Company grants selected executives and other key employees stock option awards which vest and become fully exercisable at the end of five years of continued employment. During 1996, the Company authorized the grant of options for up to 281,750 shares of the Company's common stock or 10% of the shares issued in the Company's initial public offering, that expire ten years from the date of grant. During 1996, the Company granted all 281,750 options at an exercise price of $12.30 per share which vest over five years. The exercise price of each option was equal to the market price of the Company's stock on the date of grant; therefore, no compensation expense was recognized.

Although the Company has elected to follow APB No. 25, SFAS No. 123 requires pro forma disclosures of net income and earnings per share as if the Company had accounted for its employee stock options under that Statement. The fair value of each option grant was estimated on the grant date using an option-pricing model with the following assumptions:

----------------------------------------------------------------------------------------------
                                                                        1997            1996
Risk-free interest rates .......................................       7.00%             7.00%
Dividend yields ................................................       2.50%             2.50%
Volatility factors of expected market price of common stock ....      13.00%            12.00%
Weighted-average expected life of the options ..................   8.8 YEARS         9.8 years


CITIZENS FIRST FINANCIAL CORP. AND SUBSIDIARY

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

Under SFAS No 123, compensation cost is recognized in the amount of the estimated fair value of the options and amortized to expense over the options' vesting period. The pro forma effect on net income and earnings per share of this statement is as follows:

--------------------------------------------------------------------------------------------
                                                                   1997              1996
Net income ......................   As reported               $1,888,756           $609,580
                                      Pro forma                1,664,384            492,464
Basic earnings per share ........   As reported                     0.79               N/A
                                      Pro forma                     0.69               N/A
Diluted earnings per share ......   As reported                     0.74               N/A
                                      Pro forma                     0.65               N/A



The following is a summary of the status of the Company's stock option plan and changes in that plan as of and for the years ended December 31, 1997 and 1996.

-------------------------------------------------------------------------------------------------------
YEAR ENDED DECEMBER 31                             1997                           1996
-------------------------------------------------------------------------------------------------------
                                                         WEIGHTED-                         Weighted-
                                                          AVERAGE                           Average
OPTIONS                                    SHARES      EXERCISE PRICE       Shares      Exercise Price
-------------------------------------------------------------------------------------------------------
Outstanding, beginning of year .......                 $   12.30
Granted ..............................     281,750                          281,750          $   12.30
                                           -------                          -------
Outstanding, end of year .............     281,750     $   12.30            281,750          $   12.30
                                           -------                          -------
                                           -------                          -------
Options exercisable at year end ......      56,350                                0
Weighted-average fair value of options
     granted during the year .........                 $    0                                $    4.91


As of December 31, 1997, all 281,750 options outstanding have an exercise price of $12.30 and a weighted-average remaining contractual life of 8.8 years. No options were exercised, forfeited or expired during 1997 and 1996.

CITIZENS FIRST FINANCIAL CORP. AND SUBSIDIARY

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

EARNINGS PER SHARE

Earnings per share (EPS) were computed as follows:

---------------------------------------------------------------------------------------------------------------------------
                                                                                YEAR ENDED DECEMBER 31, 1997
---------------------------------------------------------------------------------------------------------------------------
                                                                                          WEIGHTED
                                                                                           AVERAGE       PER-SHARE
                                                                         INCOME            SHARES          AMOUNT
----------------------------------------------------------------        ----------       -----------     ----------
BASIC EARNINGS PER SHARE

     Income available to common stockholders.....................       $1,888,756       2,397,234        $   0.79
EFFECT OF DILUTIVE SECURITIES

     Stock options...............................................                           69,402
     Unearned incentive plan shares..............................                           84,746
                                                                        ----------       ---------
DILUTED EARNINGS PER SHARE
     Income available to common stockholders
          and assumed conversions................................       $1,888,756       2,551,382       $    0.74
                                                                        ----------       ---------       ---------
                                                                        ----------       ---------       ---------


FAIR VALUES OF FINANCIAL INSTRUMENTs

The following methods and assumptions were used to estimate the fair value of each class of financial instrument:

CASH AND CASH EQUIVALENTS -- The fair value of cash and cash equivalents approximates carrying value.

INVESTMENT SECURITIES -- Fair values are based on quoted market prices.

MORTGAGE LOANS HELD FOR SALE -- Fair values are based on quoted market prices.

LOANS -- For both short-term loans and variable-rate loans that reprice frequently and with no significant change in credit risk, fair values are based on carrying values. The fair values for certain mortgage loans, including one-to-four family residential, are based on quoted market prices of similar loans sold in conjunction with securitization transactions, adjusted for differences in loan characteristics. The fair value for other loans, including commercial real estate and rental property mortgage loans, fixed-rate commercial and industrial loans, and fixed-rate loans to individuals for household and other personal expenditures, is estimated using discounted cash flow analyses using interest rates currently being offered for loans with similar terms to borrowers of similar credit quality.

INTEREST RECEIVABLE/PAYABLE -- The fair values of interest receivable/payable approximate carrying values.

CITIZENS FIRST FINANCIAL CORP. AND SUBSIDIARY

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

FHLB STOCK -- Fair value of FHLB stock is based on the price at which it may be resold to the FHLB.

DEPOSITS -- The fair values of NOW, money market deposit and savings accounts are equal to the amount payable on demand at the balance sheet date. The carrying amounts for variable rate, fixed-term certificates of deposit approximate their fair values at the balance sheet date. Fair values for fixed-rate certificates of deposit are estimated using a discounted cash flow calculation that applies interest rates currently being offered on certificates to a schedule of aggregated expected monthly maturities on such time deposits.

FHLB BORROWINGS -- The fair value of fixed rate borrowings are estimated using a discounted cash flow calculation, based on current rates for similar debt. For those borrowings with interest rates tied to a variable market interest rate, fair value approximates carrying value.

ADVANCE PAYMENTS BY BORROWERS FOR TAXES AND INSURANCE -- The fair value approximates carrying value.

OFF-BALANCE SHEET ITEMS -- COMMITMENTS -- Commitments include commitments to purchase and originate mortgage loans, commitments to sell mortgage loans and standby letters of credit and are generally of a short-term nature. The fair value of such commitments are based on fees currently charged to enter into similar agreements, taking into account the remaining terms of the agreements and the counterparties' credit standing.

The estimated fair values of the Company's financial instruments are as follows:

---------------------------------------------------------------------------------------------------------------------------
                                                                                   1997                            1996
---------------------------------------------------------------------------------------------------------------------------
                                                                        CARRYING           FAIR           Carrying        Fair
                                                                         AMOUNT            VALUE           Amount         Value
                                                                      ------------     ------------     ------------   ------------
ASSETS

     Cash and cash equivalents ..................................     $  7,939,253     $  7,939,253       $7,007,240     $7,007,240
     Investment securities available for sale ...................       19,301,769       19,301,769       28,370,953     28,370,953
     Investment securities held to maturity .....................                                          1,000,000        991,250
     Mortgage loans held for sale ...............................        2,393,567        2,393,567        3,027,468      3,027,468
     Loans, net .................................................      229,468,892      233,469,000      211,042,202    215,504,000
     Interest receivable ........................................        2,135,954        2,135,954        1,898,014      1,898,014
     Federal Home Loan Bank stock ...............................        2,453,200        2,453,200        1,662,000      1,662,000
LIABILITIES

     Deposits ...................................................      198,633,217      199,013,069      202,124,740    203,128,000
     FHLB borrowing .............................................       33,943,676       34,147,358       16,250,000     16,250,000
     Interest payable ...........................................          288,802          288,802          152,897        152,897
     Advance payments by borrowers for
          taxes and insurance ...................................          694,064          694,064          751,430        751,430
OFF-BALANCE SHEET ITEMS

     Commitments ................................................                0                0                0              0
