Form 10-K, Exhibit 13
period 1998-12-31
CITIZENS FIRST FINANCIAL CORP
filed 1999-03-31
CIK 1006265

EXHIBIT 13.0

                 PORTIONS OF 1998 ANNUAL REPORT TO STOCKHOLDERS

Citizens First Financial Corp. and Subsidiary
Selected Financial Data (In thousands, except share data)

                                                       1998            1997            1996            1995         1994
                                               ------------    ------------    ------------    ------------    ------------
SUMMARY OF OPERATIONS
Interest income ............................   $     21,134    $     20,301    $     18,320    $     16,699    $     15,151
Interest expense ...........................         11,675          11,734          10,465          10,077           8,711
                                               ------------    ------------    ------------    ------------    ------------

Net interest income ........................          9,459           8,567           7,855           6,622           6,440

Provision for loan losses ..................            464             516             167             124              81
Other income ...............................          1,695           1,983           1,169           1,145             854
Other expense ..............................          7,426           6,946           7,926           5,972           5,262
                                               ------------    ------------    ------------    ------------    ------------

Income before income tax ...................          3,264           3,088             931           1,671           1,951
Income tax expense .........................          1,250           1,199             321             658             740
                                               ------------    ------------    ------------    ------------    ------------

Net income .................................   $      2,014    $      1,889    $        610    $      1,013    $      1,211
                                               ------------    ------------    ------------    ------------    ------------

PER SHARE
Basic earnings per share (1) ...............   $       0.90    $       0.79             N/A             N/A             N/A
Diluted earnings per share (1) .............   $       0.84    $       0.74             N/A             N/A             N/A
Cash dividends paid (1) ....................   $       0.00    $       0.00    $       0.00             N/A             N/A
Book value at December 31 (1) ..............   $      16.12    $      14.97    $      14.32             N/A             N/A
Market value at December 31 (1) ............   $      13.88    $      20.25    $      14.38             N/A             N/A

RATIOS BASED ON NET INCOME
Return on average stockholders' equity (2) .           5.54%           4.88%           1.97%           6.91%           8.91%
Return on average assets ...................           0.73%           0.69%           0.24%           0.44%           0.55%
Net interest yield on average earning assets           3.63%           3.32%           3.30%           3.03%           2.93%

YEAR-END BALANCE SHEET DATA
Total assets ...............................   $    287,274    $    273,600    $    261,637    $    228,638    $    227,872
Net loans (3) ..............................        236,873         231,862         214,070         188,361         176,910
Securities .................................         18,033          19,302          29,371          24,879          38,255
Deposits ...................................        208,097         198,633         202,125         209,864         209,258
Other borrowings ...........................         39,410          33,944          16,250               0           3,000
Total stockholders' equity (2) .............         36,020          37,970          40,349          15,519          13,652


(1) Per share information is not provided for periods prior to the Company's conversion on May 1, 1996.
(2) Prior to conversion on May 1, 1996, data relates to total equity capital.
(3) Includes loans held for sale.

CITIZENS FIRST FINANCIAL CORP. MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND RESULTS OF OPERATION


GENERAL

Citizens First Financial Corp. (the "Company") is the holding company for Citizens Savings Bank, F.S.B., (the "Bank"). The Company completed its initial offering of 2,817,500 shares of common stock on May 1, 1996 in connection with the conversion of the Bank from the mutual to stock form of ownership. Prior to the Company's acquisition of the Bank on May 1, 1996, the Company had no material assets or operations. Accordingly, the following information reflects management's discussion and analysis of the financial condition and results of operations for the Bank prior to May 1, 1996 and for the Company and the Bank for the period subsequent to the period beginning May 1, 1996.

The Bank was originally chartered in 1888 by the State of Illinois and in 1989 became a federally chartered savings bank. The Bank's principal business consists of the acceptance of retail deposits from the general public in the area surrounding its main and branch offices and the investment of these deposits, together with funds generated from operations and borrowings, primarily in one-to-four family residential mortgages. The Bank also invests in commercial, multi-family, construction and land, commercial real estate, agricultural, consumer and other loans.


COMPARISON OF FINANCIAL CONDITION AT DECEMBER 31, 1998 AND DECEMBER 31, 1997

Total assets increased from $273.6 million at December 31, 1997 to $287.3 million at December 31, 1998. The $13.7 million or 5.0% increase was primarily due to the increase in interest-bearing demand deposits and loans which was funded by increased deposits and borrowings from the Federal Home Loan Bank of Chicago (the "FHLB").

Interest bearing deposits increased from $3,317,000 at December 31, 1997 to $12,580,000 at December 31, 1998, an increase of $9,263,000 or 279.3%. This increase was primarily the result of sales, maturities and principal paydowns on mortgage-backed securities, increases in deposits and borrowings from the FHLB. The increased balances provided the Company additional liquidity.

Investment securities decreased from $19,302,000 at December 31, 1997 to $18,033,000 at December 31, 1998, a decrease of $1,269,000 or 6.6%.

Loans, net of allowance for loan losses and including loans held for sale, increased from $231,862,000 at December 31, 1997 to $236,874,000 at December 31, 1998, an increase of $5,012,000 or 2.2%. The increase was funded by increased deposits and borrowings from the FHLB. The growth in loans was primarily attributable to increases of $16.8 million in commercial loans, including agricultural loans, and $4.2 million in construction and land loans. These increases were offset by a $20.5 million decrease in one-to-four family mortgage loans.

The allowance for losses increased from $840,000 at December 31, 1997 to $1,256,000 at December 31, 1998, an increase of $416,000 or 49.5%. The ratio of the Company's allowance for loan losses to total loans were 0.54% and 0.36% at December 31, 1998 and 1997. The increases in allowance for loan losses percentage was due to increases in construction and commercial loans as a percentage of total loans. The ratios of the Company's allowance for loan losses to total nonperforming loans were 331.5% and 88.6% at December 31, 1998 and 1997. Company management performs ongoing reviews of the loan portfolio in order to identify nonperforming loans and potential problem loans and to evaluate the adequacy of the allowance for loan losses. In performing its review, management classifies nonperforming and potential problem loans as either substandard, doubtful, loss or special mention loans. A loan is considered substandard if it is inadequately protected by the current net worth and paying capacity of the borrower or of the collateral pledged, if any. Substandard loans include those characterized by the distinct possibility that the Company will sustain some loss if the deficiencies are not corrected. Loans classified as doubtful have all of the weaknesses inherent in those classified as substandard with the added characteristic that the weaknesses present make collection or liquidation in full, on the basis of currently existing facts and conditions, highly questionable and improbable. Loans classified as loss are those considered uncollectible and of such little value that their continuance as loans without the establishment of a specific loss reserve is not warranted. Loans which do not currently expose the Company to sufficient risk to warrant classification in any one of the categories described above but possesses weaknesses are classified as special mention. The total of internally classified loans of $786,000 and $1,538,000 at December 31, 1998 and 1997, respectively, equals the sum of nonperforming loans, which are loans past due 90 days or more and nonaccruing loans and potential problem loans.

Other assets increased from $3,030,000 at December 31, 1997 to $3,451,000 at December 31, 1998, an increase of $421,000 or 13.9%. The increase was due to increased accrued interest on loans and capitalized mortgage servicing rights.

Deposits increased from $198,633,000 at December 31, 1997 to $208,097,000 at December 31, 1998, an increase of $9,464,000 or 4.8%. During 1998 demand deposits increased by $10.2 million. The increase in deposits was primarily due to increased deposits at the new full service office.

Borrowings from the FHLB increased from $33,944,000 at December 31, 1997 to $39,410,000 at December 31, 1998, an increase of $5,466,000 or 16.1%. Proceeds from the borrowings were used to provide additional liquidity to Company operations.

Other liabilities increased from $2,359,000 at December 31, 1997 to $3,146,000 at December 31, 1998, an increase of $787,000 or 33.4% primarily because of an increase in accrued principal and interest payments payable to owners of serviced loans.

Total stockholders' equity capital decreased by $1,950,000 or 5.1%, from $37,970,000 at December 31, 1997 to $36,020,000 at December 31, 1998. The
decrease was caused by the repurchase of 301,333 shares of the Company's stock, offset by earnings of the Company during the year ended December 31, 1998 and the allocation of shares in the Company's stock-based compensation plans.


COMPARISON OF OPERATING RESULTS FOR YEARS ENDED DECEMBER 31, 1998 AND DECEMBER 31, 1997

GENERAL

Net income for the year ended December 31, 1998 increased by $125,000 from $1,889,000 for the year ended December 31, 1997 to $2,014,000 for the year ended December 31, 1998. The increase was primarily due to increased net interest income and net gains on loan sales which was partially offset by the 1997 gain on the sale of a branch facility of $523,000 ($320,000 after-tax) and increased other expenses.

INTEREST INCOME

Interest on loans increased by $853,000 or 4.6%, from $18,395,000 for the year ended December 31, 1997 to $19,248,000 for the year ended December 31, 1998. The increase was due primarily to higher interest rates resulting from a change in the composition of the loan portfolio. There was a $20.4 million decrease in lower yielding one-to-four family loans and an increase of $20.9 million in higher yielding commercial and construction and land loans. Average loans for 1998 were only $878,000 higher than the 1997 average.

Interest on investments, including mortgage-backed securities and FHLB stock dividends, decreased from $1,812,000 for the year ended December 31, 1997 to $1,218,000 for the year ended December 31, 1998, a decrease of $594,000 or 32.8%. The decrease was primarily due to lower average balances of mortgage-backed securities in 1998 and a seventy basis point decrease in the average yield on mortgage-backed securities. Mortgage-backed securities declined $10.0 million on average due to sales, maturities and principal paydowns. This reduction contributed to the increase in cash and cash equivalents. Interest on interest bearing deposits increased by $574,000 or 610.6%, from $94,000 for the year ended December 31, 1997 to $668,000 for the year ended December 31, 1998 because of higher average balances during 1998.

INTEREST EXPENSE

Interest on savings deposits decreased by $134,000 or 1.4% from $9,672,000 for the year ended December 31, 1997 to $9,538,000 for the year ended December 31, 1998. The decrease was primarily caused by an eleven basis point decrease in the average interest rate paid on deposits, partially offset by a slight increase in average balance of deposits.

The interest on borrowings increased by $75,000 or 3.6%, from $2,062,000 for the year ended December 31, 1997 to $2,137,000 for the year ended December 31, 1998 as a result of increased average borrowings from the FHLB as well as a slight increase in rates.

PROVISION FOR LOAN LOSSES

The provision for loan losses decreased from $516,000 for the year ended December 31, 1997 to $463,000 for the year ended December 31, 1998, a decrease of $53,000 or 10.3%. The provision for both periods reflects management's analysis of the Company's loan portfolio based on information which is currently available to it at such time. In particular, management considers the level of non-performing loans and potential problem loans. Total charge-offs for 1998 were $47,000 compared to $188,000 in 1997. While management believes that the allowance for loan losses is sufficient based on information currently available, no assurances can be made that future events or conditions or regulatory directives will not result in increased provisions for loan losses or additions to the Bank's allowance for losses which may adversely affect net income.

OTHER INCOME OTHER INCOME

Total other income decreased by $288,000 or 14.5%, from $1,983,000 for the year ended December 31, 1997 to $1,695,000 for the year ended December 31, 1998. The decrease was primarily due to the 1997 net gain on the sale of a branch facility of $523,000 and a decrease in loan servicing fees which was offset by an increase in net gains on loan sales. Net gains on loan sales increased by $492,000 or 117.7% from $418,000 for the year ended December 31, 1997 to $910,000 for the year ended December 31, 1998, because of an increase in loan sales in the year ended December 31, 1998. Loan servicing fees decreased from $205,000 for the year ended December 31, 1997 to $15,000 for the year ended December 31, 1998, a decrease of $190,000 or 92.7%. This decrease was due to the amortization of previously capitalized mortgage servicing rights.

OTHER EXPENSES

Total other expenses increased by $480,000 or 6.9% from $6,946,000 for the year ended December 31, 1997 to $7,426,000 for the year ended December 31, 1998. Salaries and benefits increased by $200,000 or 4.9% from $4,063,000 for the year ended December 31, 1997 to $4,263,000 for the year ended December 31, 1998, due to the increase in the price of the Company's stock which is used to fund the ESOP stock based compensation program and the additional compensation expense from the new full-service facility that was opened in the third quarter of 1997. Net occupancy expenses increased by $157,000 or 16.8%, from $932,000 for the year ended December 31, 1997 to $1,089,000 for the year ended December 31, 1998, primarily because of depreciation on the new full-service office and administrative facility. Deposit insurance expense increased by $19,000, from $101,000 for the year ended December 31, 1997 to $120,000 for the year ended December 31, 1998 because of the utilization of a deposit insurance credit utilized in 1997.

INCOME TAX EXPENSE

Total income tax expense was $1,250,000 in 1998, compared to $1,199,000 in 1997. The increase is attributable to higher taxable income in 1998. The effective tax rates for the years ended December 31, 1998 and 1997 were 38.3% and 38.8%, respectively.


COMPARISON OF OPERATING RESULTS FOR YEARS ENDED DECEMBER 31, 1997 AND DECEMBER 31, 1996

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

INTEREST INCOME

Interest on loans increased from $16,230,000 for the year ended December 31, 1996 to $18,395,000, an increase of $2,165,000 or 13.3%. The increase was due to a higher average balance of loans in 1997. The increase was funded by a decrease in investment securities and by borrowings from the FHLB.

Interest from deposits with financial institutions decreased from $227,000 for the year ended December 31, 1996 to $94,000 for the year ended December 31, 1997. This decrease of $133,000 or 58.6% was due to lower average deposits with financial institutions in 1997.

INTEREST EXPENSE

Interest on deposits decreased from $10,151,000 for the year ended December 31, 1996 to $9,672,000 for the year ended December 31, 1997. This decrease of $479,000 or 4.7% was caused by a decrease in the average balance of deposits.

Interest on borrowings increased from $315,000 for the year ended December 31, 1996 to $2,062,000 for the year ended December 31, 1997, an increase of $1,747,000 or 554.6%. The increase was caused by an increase in borrowings from the FHLB.

PROVISION FOR LOAN LOSSES

The provision for loan losses increased from $167,000 for the year ended December 31, 1996 to $516,000 for the year ended December 31, 1997, an increase of $349,000 or 209.0%. Management increased the provision as a result of an increase in commercial real estate and commercial loans, which increased from 4.2% and 3.8% of total loans, respectively, at December 31, 1996 to 10.7% and 7.0%, respectively, at December 31, 1997. Such loans generally bear a greater degree of risk compared to one-to-four family mortgage loans. As a result, the Bank's level of allowance for loan losses to non-performing loans were 0.24% and 90.3%, respectively, at December 31, 1996, compared to 0.36% and 88.6%, respectively, at December 31, 1997.

OTHER INCOME

Total other income increased from $1,169,000 for the year ended December 31, 1996 to $1,983,000 for the year ended December 31, 1997, an increase of $814,000 or 69.6%. The increase was primarily attributable to the $523,000 net gain on the sale of a branch facility in 1997 and increased net gains on loan sales, which increased from $236,000 for the year ended December 31, 1996 to $418,000 for the year ended December 31, 1997.

OTHER EXPENSES

Total other expenses decreased from $7,926,000 for the year ended December 31, 1996 to $6,946,000 for the year ended December 31, 1997. The decrease was attributable to deposit insurance expense decreasing from $1,848,000 for the year ended December 31, 1996 to $101,000 for the year ended December 31, 1997. The decrease was due to the previously discussed 1996 one-time special assessment by the FDIC of $1.37 million. Salary and employee benefits increased from $3,516,000 for the year ended December 31, 1996 to $4,063,000 for the year ended December 31, 1997. The increase of $547,000 or 15.6% was primarily attributable to the increased expenses of the employee stock ownership and incentive plans and the cost of staffing a new branch facility. Net occupancy expense increased from $746,000 for the year ended December 31, 1996 to $932,000 for the year ended December 31, 1997, an increase of $186,000 or 24.9%. The addition of the new administrative and branch facility was primarily responsible for this increase.

INCOME TAX EXPENSE

Total income tax expense was $1,199,000 in 1997, compared to $321,000 in 1996. The increase is attributable to higher taxable income in 1997. The effective tax rates for the years ended December 31, 1997 and 1996 were 38.8% and 34.5%, respectively. The effective tax rate was lower in 1996 due to lower state taxes.

YEAR 2000 COMPLIANCE

The Year 2000 compliance issue exists because many computer systems and applications currently use two-digit fields to designate a year. As the century date change occurs, data-sensitive systems may either fail or not operate properly unless the underlying programs are modified or replaced.

The Company's lending and deposit activities, like those of most financial institutions, depend significantly upon computer systems to process and record transactions. The Company is aware of the potential Year 2000 problems that may affect the operating systems that control our computers as well as those of our third-party data service providers that maintain many of our records and those of our customers. In 1997, the Company began the process of identifying Year 2000 related problems that may affect the Company's systems. A task force of Company officers and employees was established to address the issues related to these problems. Outside consultants have and will be utilized when required to complete this project.

The task force analyzed the Company's operations and both identified those functions that would be affected by the Year 2000 issues and determined which of these functions were "mission critical" (i.e., vital to the day-to-day operations of the Company). A timetable was established for completion of the various sections of the project.

The Company is working with the companies that supply or service the Company's computer systems to identify and remedy any Year 2000 related systems. The Company's Board of Directors is monitoring the Company's progress in addressing Year 2000 issues.

Inventory and testing of the Company's computer equipment was conducted during the fourth quarter of 1998. New equipment will be obtained to replace equipment that is not found to be Year 2000 compliant.

The Company's primary lending and savings systems have been maintained by an independent data center. These systems have been identified as being mission critical to the Company. The data center currently used by the Company has completed the revision of a majority of their programs. Testing of these programs began in the third quarter of 1998 by representatives of the data center and their client advisory group utilizing tests that were developed by the group. The Company participated in the development of this test plan. No material deficiencies were noted as a result of this testing. On January 28, 1999, the Company entered into a contract with a new provider for the Company's primary lending and savings systems. The Company's decision to convert was not based on Year 2000 concerns it had with its current provider, but rather, on the overall benefits of the new provider's products, service and pricing.

The Company intends to begin the conversion to the new system in the third quarter of 1999. Immediately upon conversion, the Company will begin testing the new systems to ensure that they are Year 2000 compliant.

The Company's direct expenses to date (other than the salary of Company employees involved in the project) have been less than $10,000 and the Company does not currently anticipate that its Year 2000 costs will exceed $100,000.

Although the Company believes it is taking the necessary steps to address the Year 2000 compliance issue, no assurances can be given that some problems will not occur or that we will not incur significant additional expenses in future periods. In the event that the Company is ultimately required to purchase replacement computer systems, programs and equipment, or to incur substantial expenses to make the Company's current systems, programs and equipment Year 2000 compliant, the Company's net income and financial condition could be adversely affected.

Because the Company's loan portfolio to individual borrowers is diversified and its market area does not depend significantly on one employer or industry, it does not expect any Year 2000 related difficulties that may affect the Company's depositors and borrowers to significantly affect the Company's net earnings or cash flow.

The Company is developing a contingency plan to deal with the Year 2000 related issues. This program will provide for dealing with situations that might occur that are both related to the Company's operation (e.g., computer system or equipment, liquidity) and those that are beyond the Company's control (e.g., power failure, phone/communication line failure). The plan will include methods to deal with these situations and continue to service the Company's customers despite Year 2000 problems arising. The Company has established June 30, 1999 as a deadline for the completion of this plan.

Certain statements contained in this section "Year 2000 Compliance" constitute "forward looking statements" within the meaning of Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934. Such forward looking statements involve known and unknown risks, uncertainties and other factors that may cause actual results to differ materially from those expressed or implied by such forward looking statements. Such factors may include, but are not limited to, the severity of problems discovered with the Company's own systems as Year 2000 testing continues, the cost of remedying such problems, the severity of Year 2000 problems encountered by third party service providers and the Company's borrowers, additional initiatives by the Company's regulators, and the costs of Year 2000 professionals generally in the event problems are encountered.

QUANTITATIVE AND QUALITATIVE DISCLOSURES ABOUT MARKET RISK

Sources of market risk include interest rate risk, foreign currency exchange rate risk, commodity price risk and equity price risk. The Company is only subject to interest rate risk. The Company purchased no financial instruments for trading purposes during 1998 or 1997.

The principal objective of the Company's interest rate risk management function is to evaluate the interest rate risk included in balance sheet accounts, determine the level of risk appropriate given the Company's business strategy, operating environment, capital and liquidity requirements and performance objectives, and manage the risk consistent with Board of Director's approved guidelines. Through such management, the Company seeks to reduce the vulnerability of its operations to changes in interest rates. The Company monitors its interest rate risk as such risk relates to its operating strategies. The Company's Board of Directors reviews the Company's interest rate risk position on a quarterly basis. The Company's Asset/Liability Committee is comprised of the Company's senior management under the direction of the Board of Directors, with the Committee responsible for reviewing with the Board of Directors its activities and strategies, the effect of those strategies on the Company's net interest margin, the market value of the portfolio and the effect that changes in the interest rates will have on the Company's portfolio and its exposure limits. The extent of the movement of interest rates is an uncertainty that could have a negative impact on the earnings of the Company.

In recent years, the Company has utilized the following strategies to manage interest rate risk: (1) originating for investment adjustable-rate residential mortgage and fixed-rate one-to-four family loans with maturities of 10 years or less; (2) generally selling fixed-rate one-to-four family mortgage loans with maturities exceeding 10 years in the secondary market without recourse and on a servicing retained basis; (3) increasing its origination of shorter term and/or adjustable rate commercial loans; and (4) investing in shorter term investment securities which may generally bear lower yield as compared to longer term investments, but which may better position the Company for increases in market interest rates. A primary analytical tool utilized by the Company to monitor its interest rate risk is a modeling tool utilized by the OTS which estimates the change in its net portfolio value over a range of interest rate scenarios ("net portfolio value model"). Based on such net portfolio value models, the OTS prepares for the Bank on a quarterly basis an analysis of the Company's interest rate risk based on data submitted by the Bank.

The matching of assets and liabilities may be analyzed by examining the extent to which such assets and liabilities are "interest rate sensitive" and by monitoring the Company's interest rate sensitivity "gap". An asset or liability is said to be interest rate sensitive within a specific time period if it will mature or reprice within that time period. The interest rate sensitivity gap is defined as the difference between the amount of interest-earning assets maturing or repricing within a specific time period and the amount of interest-bearing liabilities maturing or repricing within that time period. At December 31, 1998, the Company's one-year gap position, the difference between the amount of interest-earning assets maturing or repricing within one year and interest-bearing liabilities maturing or repricing within one year was $19,670,000. A gap is considered positive when the amount of interest rate sensitive assets exceeds the amount of interest rate sensitive liabilities. A gap is considered negative when the amount of interest rate sensitive liabilities exceeds the amount of interest rate sensitive assets. Accordingly, during a period of rising interest rates, a financial institution with a negative gap position would tend to have its interest bearing liabilities repricing upwards at a faster rate which, consequently, may result in the cost of its interest-bearing liabilities increasing at a rate faster than its yield on interest-earning assets than if it had a positive gap. During a period of falling interest rates, a financial institution with a negative gap would tend to have its interest-bearing liabilities repricing downward at a faster rate than its interest-earning assets as compared to an institution with a positive gap, which consequently, may tend to positively affect the growth of its net interest income.

The following table sets forth the amounts of interest-earning assets and interest-bearing liabilities outstanding at December 31, 1998, which are anticipated by the Company, based upon assumptions, to reprice or mature in each of the future time periods shown. Except as stated below, the amount of assets and liabilities shown which reprice or mature during a particular period were determined in accordance with the earlier of term repricing or the contractual maturity of the asset or liability. The table sets forth an approximation of the projected repricing of assets and liabilities at December 31, 1998, on the basis of contractual maturities, anticipated prepayments, and scheduled rate adjustments within the selected time intervals. Annual prepayment rates for adjustable-rate and fixed-rate loans are assumed to be 4.5% and 9.5%, respectively. Annual prepayment rates for adjustable-rate and fixed-rate mortgage-backed securities are assumed to be 4.5% and 7.5%, respectively. Money market deposits are assumed to be immediately interest rate sensitive, while passbook accounts and NOW accounts are assumed to have decay rates of 12% annually.

GAP TABLE (AMOUNTS IN THOUSANDS)


                                          YEAR 1        YEAR 2        YEAR 3        YEAR 4
                                         ---------     ---------     ---------     ---------
INTEREST-EARNING ASSETS:
Loans
  Fixed rate .........................   $  25,268     $  10,694     $   9,678     $   8,787
  Average interest rate ..............        8.50%         8.48%         8.45%         8.14%
  Variable rate ......................      56,228        23,319        15,515        26,506
  Average interest rate ..............        8.22%         7.81%         7.65%         7.70%
Securities
  Fixed rate .........................         502         1,455           412           373
  Average interest rate ..............        6.47%         5.45%         6.47%         6.47%
  Variable rate ......................       3,758         4,100           350
  Average interest rate ..............        6.10%         6.08%         6.12%

Interest-bearing demand deposits .....      12,580
  Average interest rate ..............        4.56%
                                         ---------     ---------     ---------     ---------
    Total interest-earning assets ....   $  98,336     $  39,568     $  25,955     $  35,666
                                         ---------     ---------     ---------     ---------
INTEREST-BEARING LIABILITIES:
NOW and savings accounts .............       4,465         4,465         4,465         4,465
  Average interest rate ..............        1.98%         1.98%         1.98%         1.98%
Money market accounts ................      11,239
  Average interest rate ..............        2.51%
Time deposits
  Fixed rate .........................      87,382        34,414        16,116         2,102
  Average interest rate ..............        5.53%         5.77%         5.99%         6.00%
  Variable rate ......................       5,920
  Average interest rate ..............        5.49%

FHLB ADVANCES:
  Fixed rate .........................       9,000         8,000                       7,935
  Average interest rate ..............        5.91%         5.48%                       5.82%
                                         ---------     ---------     ---------     ---------
    Total interest-earning liabilities   $ 118,006     $  46,879     $  20,581     $  14,502
                                         ---------     ---------     ---------     ---------

INTEREST-EARNING ASSETS LESS
  INTEREST-BEARING LIABILITIES ("GAP")   ($ 19,670)    ($  7,311)    $   5,374     $  21,164
                                         ---------     ---------     ---------     ---------
Cumulative gap .......................   ($ 19,670)    ($ 26,981)    ($ 21,607)    ($    443)
                                         ---------     ---------     ---------     ---------
Cumulative gap as % of
  interest-earning assets ............       (7.30)%      (10.01)%       (8.02)%       (0.16)%
                                         ---------     ---------     ---------     ---------


[WIDE TABLE CONTINUED FROM ABOVE]


                                                        AFTER                      FAIR
                                           YEAR 5       YEAR 5        TOTAL        VALUE
                                         ---------    ---------    ---------    ---------
INTEREST-EARNING ASSETS:
Loans
  Fixed rate .........................   $   7,952    $  47,846    $ 110,225    $ 115,129
  Average interest rate ..............        7.86%        7.69%        8.28%
  Variable rate ......................       5,081            0      126,649      129,989
  Average interest rate ..............        7.63%        0.00%        7.91%
Securities
  Fixed rate .........................         838        8,216       11,796       11,796
  Average interest rate ..............       6.11%        6.56%        6.37%
  Variable rate ......................                                8,208         8,208
  Average interest rate ..............                                 6.10%

Interest-bearing demand deposits .....                                12,580       12,580
  Average interest rate ..............                                  4.56%
                                         ---------    ---------    ---------    ---------
    Total interest-earning assets ....   $  13,871    $  56,062    $ 269,458    $ 277,702
                                         ---------    ---------    ---------    ---------
INTEREST-BEARING LIABILITIES:
NOW and savings accounts .............       4,465       14,882       37,207       37,207
  Average interest rate ..............        1.98%        1.98%        1.98%
Money market accounts ................                                11,239       11,239
  Average interest rate ..............                                  2.51%
Time deposits
  Fixed rate .........................         974           69      141,057      141,719
  Average interest rate ..............        5.85%        6.25%        5.66%
  Variable rate ......................                                 5,920        5,920
  Average interest rate ..............                                  5.49%

FHLB ADVANCES:
  Fixed rate .........................       3,000       11,475       39,410       39,364
  Average interest rate ..............        5.55%        5.43%        5.68%
                                         ---------    ---------    ---------    ---------
    Total interest-earning liabilities   $   8,439    $  26,426    $ 234,833    $ 235,449
                                         ---------    ---------    ---------    ---------

INTEREST-EARNING ASSETS LESS
  INTEREST-BEARING LIABILITIES ("GAP")   $   5,432    $  29,636    $  34,625    $  42,253
                                         ---------    ---------    ---------    ---------
Cumulative gap .......................   $   4,989    $  34,625    $  34,625    $  42,253
                                         ---------    ---------    ---------    ---------
Cumulative gap as % of
  interest-earning assets ............        1.85%       12.85%       12.85%       15.68%
                                         ---------    ---------    ---------    ---------


At December 31, 1998, the table above reflects that the Company has a negative liability gap due to the level of interest bearing demand deposits and savings that are generally subject to immediate withdrawal and are repriceable at any time. As such, the effect of an increase in interest rate of 100 basis points would decrease net interest income by approximately $196,700 in one year and $269,800 in two years assuming no management intervention. A fall in interest rates would have the opposite effect for the same period. In analyzing interest rate sensitivity, the Company's management considers these differences and incorporates other assumptions and factors, such as balance sheet growth and prepayments, to better measure interest rate risk.

While the gap analysis provides an indication of interest rate sensitivity, experience has shown that it does not fully capture the true dynamics of interest rate changes. Essentially, the analysis presents only a static measurement of asset and liability volumes based on contractual maturity, cash flow estimates or repricing opportunity. It fails to reflect the differences in the timing and degree of repricing of assets and liabilities due to interest rate changes. In analyzing interest rate sensitivity, management considers these differences and incorporates other assumptions and factors, such as balance sheet growth and prepayments to better measure interest rate risk.

CITIZENS FIRST FINANCIAL CORP. AND SUBSIDIARY
CONSOLIDATED AVERAGE BALANCE SHEET (DOLLARS IN THOUSANDS)


                                                                  FOR THE YEARS ENDED DECEMBER 31,
                                                  AT DECEMBER 31 -----------------------------------
                                                       1998                 1998
                                                    ----------   -----------------------------------
                                                                 AVERAGE                   AVERAGE
                                                    YIELD/COST   BALANCE    INTEREST      YIELD/COST
                                                    ----------   -------    --------      ----------
ASSETS
   Deposits & short-term investments .........          4.56%   $ 11,873         668           5.63%
   Investment securities (1) .................          6.34       7,783         500           6.42
   Loans receivable (2) ......................          8.09     228,224      19,248           8.43
   Mortgage-backed securities (3) ............          6.13      10,397         580           5.58
FHLB-Chicago stock ...........................          6.63       2,000         138           6.90
                                                        ----     -------     -------           ----
      Total interest-earning assets ..........          7.79     260,277      21,134           8.12
                                                                             -------
   Non-interest earning assets ...............                    17,064
                                                                 -------
      Total assets ...........................                   277,341      21,134
                                                                 =======     =======

LIABILITIES & EQUITY
   Interest-bearing liabilities
      Money market savings accounts ..........          2.51    $ 10,345         234           2.26
      Passbook accounts ......................          2.25      17,221         413           2.40
      NOW accounts ...........................          1.74      16,668         379           2.27
      Certificates accounts ..................          5.65     147,591       8,512           5.77
                                                        ----     -------      ------           ----
      Total savings deposits .................          4.48     191,825       9,538           4.97
                                                        ----    --------      ------           ----

      FHLB advances ..........................          5.66      33,573       2,137           6.37
                                                                --------      ------
      Total interest-bearing liabilities .....          4.66     225,398      11,675           5.18
                                                                              ------
    Non-interest bearing liabilities .........                    15,591
                                                                --------
      Total liabilities ......................                   240,989
   Stockholders'Equity .......................                    36,352
                                                                --------
      Total liabilities & stockholders' equity                  $277,341
                                                                ========

   Net interest rate spread (4) ..............          3.12%               $  9,459           2.94%
                                                        ====                ========           ====

   Net interest margin (5) ...................                                                 3.63%
                                                                                               ====

   Ratio of interest earning assets to
      interest-bearing liabilities ...........                        115.47%
===================================================================================================


[WIDE TABLE CONTINUED FROM ABOVE]

                                                                FOR THE YEARS ENDED DECEMBER 31,
                                                --------------------------------------------------------------------------
                                                           1997                                  1996
                                                -----------------------------------   -----------------------------------
                                                AVERAGE                   AVERAGE     AVERAGE                   AVERAGE
                                                BALANCE    INTEREST      YIELD/COST   BALANCE    INTEREST      YIELD/COST
                                                -------    --------      ----------   -------    --------      ----------
ASSETS
   Deposits & short-term investments .........  $  2,400    $     94          3.92%   $  5,159   $    227         4.40%
   Investment securities (1) .................     6,200         399          6.44      10,635        543         5.11
   Loans receivable (2) ......................   227,346      18,395          8.09     203,037     16,230         7.99
   Mortgage-backed securities (3) ............    20,359       1,279          6.28      17,502      1,207         6.90
   FHLB-Chicago stock ........................     1,971         134          6.80       1,665        113         6.76
                                                 -------    --------          ----     -------     ------         ----
     Total interest-earning assets ...........   258,276      20,301          7.86     237,998     18,320         7.70
                                                            --------                               ------
   Non-interest earning assets ...............    15,269                                11,687
                                                 -------                              --------
      Total assets ...........................   273,545                               249,685
                                                 =======                              ========

LIABILITIES & EQUITY
   Interest-bearing liabilities
      Money market savings accounts ..........  $  9,703         234          2.41    $ 10,440        254         2.43
      Passbook accounts ......................    16,921         419          2.48      18,163        447         2.46
      NOW accounts ...........................    14,930         338          2.26      14,534        343         2.36
      Certificates accounts ..................   148,812       8,681          5.83     155,937      9,107         5.84
                                                 -------      ------          ----     -------     ------         ----
            Total savings deposits ...........   190,366       9,672          5.08     199,074     10,151         5.10
                                                 -------      ------          ----     -------     ------         ----

      FHLB advances ..........................    32,958       2,062          6.26       8,099        315         3.89
                                                 -------     -------                     -----     ------
      Total interest-bearing liabilities .....   223,324      11,734          5.25     207,173     10,466         5.05
                                                             -------                               ------
    Non-interest bearing liabilities .........    11,510                                11,471
                                                --------                                ------
      Total liabilities ......................   234,834                               218,644
   Stockholders'Equity .......................    38,711                                31,041
                                                --------                               -------
      Total liabilities & stockholders' equity  $273,545                              $249,685
                                                ========                              ========

   Net interest rate spread (4) ..............              $  8,567          2.61%              $  7,854             2.65%
                                                            ========          ====               ========             ====

   Net interest margin (5) ...................                                3.32%                                   3.30%
                                                                              ====                                    ====

   Ratio of interest earning assets to
      interest-bearing liabilities ...........       115.65%                              114.88%

==========================================================================================================================



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


                                                  DECEMBER 31, 1998                  December 31, 1997
                                               COMPARED TO YEAR ENDED             Compared to Year Ended
                                                  DECEMBER 31, 1997                 December 31, 1996
                                            ============================      ==============================
                                                  INCREASE (DECREASE)                  Increase (Decrease)
                                                       DUE TO                              Due to
                                            ----------------------------      ------------------------------
                                            VOLUME       RATE        NET      Volume        Rate         Net
                                            ----------------------------      ------------------------------
                                                                      (in thousands)
INTEREST-EARNING ASSETS:
      Interest-earning deposits              $517         $57        $574      $(110)       $(23)     $(133)
      Investment securities                   102          (1)        101       (263)        119       (144)
      Loans receivable                         71         782         853      1,965         200      2,165
      Mortgage-backed securities             (569)       (130)       (699)       186        (114)        72
      FHLB stock                                2           2           4         21           0         21
                                              ---        ----         ---        ---         ---      -----
      Total change in interest income         123         675         833      1,587         394      1,981
                                              ---        ----         ---        ---         ---      -----

INTEREST-BEARING LIABILITIES:
      Money-market deposit accounts            15         (15)          0        (18)         (2)       (20)
      Savings accounts                          7         (13)         (6)       (31)          3        (28)
      NOW accounts                             40           1          41          9         (14)        (5)
      Certificate accounts                    (71)        (98)       (169)      (416)        (10)      (426)
      FHLB advances                            39          36          75      1,458         289      1,747
                                              ---        ----         ---        ---         ---      -----

      Total change in interest expense        108        (167)        (59)       838         430      1,268
                                              ---        ----         ---        ---         ---      -----

      Total change in net interest income     $11        $881        $892       $663         $50       $713
                                              ===        ====        ====       ====         ===       ====


LIQUIDITY AND CAPITAL RESOURCES

The Company's primary sources of funds are deposits, principal and interest payments on loans and securities, sales of loans and securities and FHLB advances. While maturing and scheduled amortization of loans are predictable sources of funds, deposit outflows and mortgage prepayments are greatly influenced by general interest rates, economic conditions and competition. The Bank's liquidity requirement, which may be varied at the direction of the OTS depending on economic conditions and deposit flows, is based upon a percentage of the Bank's deposits and short-term borrowings. The Bank is currently required by the OTS to maintain a ratio of liquid assets of 4.0%. At December 31, 1998 and 1997, the Bank's liquidity ratio was 17.6% and 10.4%, respectively. Management maintains its liquid assets in accordance with regulatory requirements.

At December 31, 1998, the Bank exceeded all of its regulatory capital requirements with Tier 1 core capital of $28.0 million, or 10.0% of adjusted assets, which is above the required level of $11.2 million or 4.0%; and risk-based capital of $29.2 million or 16.1% of risk-weighted assets, which is above the required level of $14.5 million or 8.0%.

The Company's most liquid assets are cash and interest-bearing demand accounts. The level of these accounts is dependent on the operating, financing, lending and investing activities during any given period. At December 31, 1998 and 1997, cash and interest-bearing deposits totaled $18.3 million and $7.9 million, respectively. The Company has other sources of liquidity if a need for additional funds arises, including FHLB advances. At December 31, 1998, the Bank had outstanding advances with the FHLB of $39.4 million. The FHLB maintains two limitations on the availability based on FHLB stock ownership and total assets. The Bank currently meets the stock limitation; however, this limit may be raised by the purchase of additional FHLB stock. Based on the total assets limitations, the Bank may increase its borrowings with the FHLB by $58.8 million. Depending upon market conditions and the pricing of deposit products and FHLB borrowings, the Bank may utilize FHLB advances to fund loan originations.

At December 31, 1998, the Bank had commitments to originate loans and unused lines of credit totaling $26.6 million. Certificate accounts which are scheduled to mature in one year or less from December 31, 1998, totaled $93.3 million. The Bank anticipates that it will have sufficient funds to meet its current loan commitments and maturing deposits.

INDEPENDENT AUDITOR'S REPORT


To the Stockholders and Board of Directors
Citizens First Financial Corp. and Subsidiary
Bloomington, Illinois

We have audited the consolidated balance sheet of Citizens First Financial Corp. and subsidiary as of December 31, 1998 and 1997, and the related consolidated statements of income, stockholders' equity, and cash flows for each of the three years in the period ended December 31, 1998. These consolidated financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these consolidated financial statements based on our audits.

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

In our opinion, the consolidated financial statements described above present fairly, in all material respects, the consolidated financial position of Citizens First Financial Corp. and subsidiary as of December 31, 1998 and 1997, and the results of their operations and their cash flows for each of the years in the three-year period ended December 31, 1998, in conformity with generally accepted accounting principles.


/s/ OLIVE LLP

[LOGO] OLIVE

Decatur, Illinois
January 22, 1999

CITIZENS FIRST FINANCIAL CORP. AND SUBSIDIARY
CONSOLIDATED BALANCE SHEET



DECEMBER 31                                                                     1998                  1997
=============================================================================================================
ASSETS
Cash and due from banks ...................................................   $5,758,487           $4,621,768
Interest-bearing demand deposits ..........................................   12,579,716            3,317,485
                                                                              -------------------------------
      Cash and cash equivalents ...........................................   18,338,203            7,939,253
Investment securities -- Available for sale ...............................   18,033,239           19,301,769
Loans held for sale .......................................................    5,245,872            2,393,567
Loans, net of allowance for loan losses of $1,256,475 and $839,845 ........  231,627,677          229,468,892
Premises and equipment ....................................................    8,124,445            8,407,971
Federal Home Loan Bank stock ..............................................    1,970,700            2,453,200
Foreclosed assets .........................................................      482,833              605,378
Other assets ..............................................................    3,451,161            3,029,601
-------------------------------------------------------------------------------------------------------------
      TOTAL ASSETS ........................................................ $287,274,130         $273,599,631
=============================================================================================================

LIABILITIES
Deposits
      Noninterest bearing .................................................  $12,820,361           $8,850,529
      Interest bearing ....................................................  195,276,210          189,782,688
                                                                              -------------------------------
            Total deposits ................................................  208,096,571          198,633,217
Federal Home Loan Bank borrowings .........................................   39,409,618           33,943,676
Advances by borrowers for taxes and insurance .............................      601,266              694,064
Other liabilities .........................................................    3,146,317            2,359,124
-------------------------------------------------------------------------------------------------------------
      TOTAL LIABILITIES ...................................................  251,253,772          235,630,081
-------------------------------------------------------------------------------------------------------------

COMMITMENTS AND CONTINGENT LIABILITIES

STOCKHOLDERS' EQUITY
Preferred stock, $.01 par value
      Authorized and unissued -- 1,000,000 shares
Common stock, $.01 par value
      Authorized -- 8,000,000 shares
      Issued and Outstanding -- 2,817,500 shares ..........................       28,175               28,175
      Additional Paid-in-capital ..........................................   27,426,725           27,193,322
Retained earnings .........................................................   20,198,209           18,183,740
Accumulated other comprehensive income ....................................      (47,729)             (99,733)
-------------------------------------------------------------------------------------------------------------
                                                                              47,605,380           45,305,504
Less:
Unallocated employee stock ownership plan
      shares -- 128,800  and 161,000 shares ...............................   (1,288,000)          (1,610,000)
Unearned incentive plan shares -- 64,709  and 87,249 shares ...............     (893,433)          (1,205,781)
Treasury stock, at cost -- 583,083 and 281,750 shares .....................   (9,403,589)          (4,520,173)
-------------------------------------------------------------------------------------------------------------
TOTAL STOCKHOLDERS' EQUITY ................................................   36,020,358           37,969,550
-------------------------------------------------------------------------------------------------------------
      TOTAL LIABILITIES AND STOCKHOLDERS' EQUITY .......................... $287,274,130         $273,599,631
=============================================================================================================



See notes to consolidated financial statements.

CITIZENS FIRST FINANCIAL CORP. AND SUBSIDIARY
CONSOLIDATED STATEMENT OF INCOME



YEAR ENDED DECEMBER 31                                    1998                  1997                  1996
=============================================================================================================
INTEREST INCOME
      Loans receivable .............................   $19,248,250          $18,394,586           $16,230,490
      Investment securities ........................     1,218,318            1,812,044             1,862,465
      Interest bearing deposits ....................       667,589               94,271               227,316
                                                       ------------------------------------------------------
            Total interest income ..................    21,134,157           20,300,901            18,320,271
                                                       ------------------------------------------------------

INTEREST EXPENSE
      Deposits .....................................     9,537,962            9,672,326            10,150,721
      Federal Home Loan Bank borrowings ............     2,137,116            2,061,677               314,910
                                                       ------------------------------------------------------
            Total interest expense .................    11,675,078           11,734,003            10,465,631
                                                       ------------------------------------------------------

NET INTEREST INCOME ................................     9,459,079            8,566,898             7,854,640
      Provision for loan losses ....................       463,381              516,053               166,570
                                                       ------------------------------------------------------

NET INTEREST INCOME AFTER PROVISION FOR LOAN LOSSES      8,995,698             8,050,845            7,688,070
                                                       ------------------------------------------------------

OTHER INCOME
      Loan servicing fees ..........................        15,410              205,027               209,402
      Net realized gains (losses) on sales of
            available-for-sale securities ..........        17,060                4,019               (14,790)
      Net gain on sale of branch facility                                       522,883
      Net gains on loan sales ......................       910,352              418,260               235,777
      Other income .................................       752,550              832,849               738,174
                                                       ------------------------------------------------------
            Total other income .....................     1,695,372            1,983,038             1,168,563
                                                       ------------------------------------------------------

OTHER EXPENSES
      Salaries and employee benefits ...............     4,263,484            4,063,420             3,516,426
      Net occupancy and equipment expenses .........     1,089,380              932,335               746,245
      Deposit insurance expense ....................       120,149              101,473             1,848,469
      Data processing fees .........................       403,771              385,098               344,798
      Other expenses ...............................     1,549,513            1,463,469             1,469,628
                                                       ------------------------------------------------------
            Total other expenses ...................     7,426,297            6,945,795             7,925,566
                                                       ------------------------------------------------------

INCOME BEFORE INCOME TAX ...........................     3,264,773            3,088,088               931,067
      Income tax expense ...........................     1,250,304            1,199,332               321,487
                                                       ------------------------------------------------------

NET INCOME .........................................    $2,014,469           $1,888,756              $609,580
=============================================================================================================

BASIC EARNINGS PER SHARE ...........................         $0.90                $0.79                   N/A
DILUTED EARNINGS PER SHARE .........................         $0.84                $0.74                   N/A

See notes to consolidated financial statements.



                                                       COMMON STOCK                                                ACCUMULATED
                                                   -------------------     ADDITIONAL                                  OTHER
                                                     SHARES                 PAID-IN     COMPREHENSIVE   RETAINED   COMPREHENSIVE
                                                   OUTSTANDING  AMOUNT      CAPITAL         INCOME      EARNINGS       INCOME
--------------------------------------------------------------------------------------------------------------------------------
BALANCE, JANUARY 1, 1996 ......................                                                       $15,685,404    ($166,630)
  Issuance of common stock ....................    $2,817,500   $28,175    $26,983,619
  Comprehensive income
    Net income ................................                                            $609,580       609,580
    Other comprehensive income,
    net of tax
       Unrealized losses on securities,
       net of reclassification adjustment .....                                            (131,055)                  (131,055)
                                                                                           --------
  Comprehensive income ........................                                            $478,525
                                                                                           ========
  Employee Stock Ownership
    Plan shares acquired ......................      (225,400)
  Employee Stock Ownership
    Plan shares allocated .....................        32,200                   40,250
  Incentive plan shares acquired ..............       (58,600)
  Incentive plan shares earned ................         2,911
--------------------------------------------------------------------------------------                 -------------------------
BALANCE, DECEMBER 31, 1996 ....................     2,568,611    28,175     27,023,869                 16,294,984     (297,685)
  Comprehensive income
    Net income ................................                                          $1,888,756     1,888,756
    Other comprehensive income,
    net of tax
       Unrealized gains on securities,
       net of reclassification adjustment .....                                             197,952                    197,952
                                                                                         ----------
  Comprehensive income ........................                                          $2,086,708
                                                                                         ==========
  Employee Stock Ownership
    Plan shares allocated .....................        32,200                  203,437
  Incentive plan shares acquired ..............       (54,100)
  Incentive plan shares earned ................        22,540                  (33,984)
  Purchase of Treasury Stock ..................      (281,750)
--------------------------------------------------------------------------------------                 -------------------------
BALANCE, DECEMBER 31, 1997 ....................     2,287,501    28,175     27,193,322                 18,183,740      (99,733)
  Comprehensive income
    Net income ................................                                          $2,014,469     2,014,469
    Other comprehensive income,
    net of tax
       Unrealized gains on securities,
       net of reclassification adjustment .....                                              52,004                     52,004
                                                                                         ----------
  Comprehensive income ........................                                          $2,066,473
                                                                                         ==========
  Employee Stock Ownership
    Plan shares allocated .....................        32,200                  268,559
  Incentive plan shares earned ................        22,540                  (35,156)
  Purchase of Treasury Stock ..................      (301,333)
--------------------------------------------------------------------------------------                 -------------------------
BALANCE, DECEMBER 31, 1998 ....................    $2,040,908   $28,175    $27,426,725                $20,198,209     $(47,729)
======================================================================================                 =========================


[WIDE TABLE CONTINUED FROM ABOVE]


                                                     UNALLOCATED
                                                      EMPLOYEE
                                                        STOCK    UNEARNED
                                                      OWNERSHIP  INCENTIVE        TREASURY
                                                     PLAN SHARES PLAN SHARES        STOCK           TOTAL
------------------------------------------------------------------------------------------------------------
BALANCE, JANUARY 1, 1996 ......................                                                  $15,518,774
  Issuance of common stock ....................                                                   27,011,794
  Comprehensive income
    Net income ................................                                                      609,580
    Other comprehensive income,
    net of tax
       Unrealized losses on securities,
       net of reclassification adjustment .....                                                     (131,055)

  Comprehensive income ........................

  Employee Stock Ownership
    Plan shares acquired ......................     $(2,254,000)                                  (2,254,000)
  Employee Stock Ownership
    Plan shares allocated .....................         322,000                                      362,250
  Incentive plan shares acquired ..............                     $(805,233)                      (805,233)
  Incentive plan shares earned ................                        36,400                         36,400
------------------------------------------------------------------------------------------------------------
BALANCE, DECEMBER 31, 1996 ....................      (1,932,000)     (768,833)                    40,348,510
  Comprehensive income
    Net income ................................                                                    1,888,756
    Other comprehensive income,
    net of tax
       Unrealized gains on securities,
       net of reclassification adjustment .....                                                      197,952

  Comprehensive income ........................

  Employee Stock Ownership
    Plan shares allocated .....................         322,000                                      525,437
  Incentive plan shares acquired ..............                      (752,932)                      (752,932)
  Incentive plan shares earned ................                       315,984                        282,000
  Purchase of Treasury Stock ..................                                   $(4,520,173)    (4,520,173)
------------------------------------------------------------------------------------------------------------
BALANCE, DECEMBER 31, 1997 ....................      (1,610,000)   (1,205,781)     (4,520,173)    37,969,550
  Comprehensive income
    Net income ................................                                                    2,014,469
    Other comprehensive income,
    net of tax
       Unrealized gains on securities,
       net of reclassification adjustment .....                                                       52,004

  Comprehensive income ........................

  Employee Stock Ownership
    Plan shares allocated .....................         322,000                                      590,559
  Incentive plan shares earned ................                       312,348                        277,192
  Purchase of Treasury Stock ..................                                    (4,883,416)    (4,883,416)
------------------------------------------------------------------------------------------------------------
BALANCE, DECEMBER 31, 1998 ....................     $(1,288,000)    $(893,433)    $(9,403,589)   $36,020,358
============================================================================================================



See notes to consolidated financial statements.

CITIZENS FIRST FINANCIAL CORP. AND SUBSIDIARY
CONSOLIDATED STATEMENT OF CASH FLOWS


YEAR ENDED DECEMBER 31                                            1998            1997            1996
=========================================================================================================
OPERATING ACTIVITIES
      Net income .........................................   $  2,014,469    $  1,888,756    $    609,580
      Adjustments to reconcile net income to net cash
            provided (used) by operating activities:
            Provision for loan losses ....................        463,381         516,053         166,570
            Depreciation .................................        591,230         471,610         395,698
            Deferred income tax benefit ..................        (51,643)        (72,833)        (83,408)
            Investment securities (gains) losses .........        (17,060)         (4,019)         14,790
            Investment securities amortization, net ......         51,049          51,711          61,204
            Net loss on sales of foreclosed real estate ..         73,656          19,381
            Net gain on loan sales .......................       (910,352)       (418,260)       (235,777)
            Net gain on sale of branch facility ..........                       (522,883)
            Net gain on sales of premises and equipment ..         (6,478)        (44,366)        (25,224)
            Loans originated for sale ....................    (61,122,594)    (25,967,927)    (17,924,017)
            Proceeds from sales of loans originated
                for resale ...............................     59,180,641      27,020,088      15,132,326
            Compensation expense related to
                employee stock ownership and
                    incentive plans ......................        867,751         807,437         398,650
            Change in:
                Other assets .............................       (402,916)        (30,587)       (690,161)
                Other liabilities ........................        787,193         196,924        (370,091)
---------------------------------------------------------------------------------------------------------
            Net cash provided (used)
                    by operating activities ..............      1,518,327       3,911,085      (2,549,860)
---------------------------------------------------------------------------------------------------------

INVESTING ACTIVITIES
      Purchases of securities available for sale .........    (10,503,689)     (1,992,419)    (19,841,260)
      Proceeds from maturities and principal paydowns
            on securities available for sale .............      6,565,809       5,341,739       4,015,489
      Proceeds from sales of securities available for sale      5,257,424       5,995,727       6,043,587
      Proceeds from maturities and principal paydowns
            on securities held to maturity ...............                      1,000,000       5,000,000
      Redemption (purchase) of Federal Home
            Loan Bank stock ..............................        482,500        (791,200)         12,400
      Net change in loans ................................     (3,752,577)    (19,311,565)    (23,544,274)
      Proceeds from sales of foreclosed real estate ......      1,179,300         441,043
      Purchases of premises and equipment ................       (335,500)     (3,317,385)     (1,260,085)
      Sale of branch, net of cash paid ...................                        522,883
      Proceeds from sales of premises and equipment ......         34,274         260,423          25,224
---------------------------------------------------------------------------------------------------------
            Net cash used by investing activities ........     (1,072,459)    (11,850,754)    (29,548,919)
---------------------------------------------------------------------------------------------------------



CITIZENS FIRST FINANCIAL CORP. AND SUBSIDIARY
CONSOLIDATED STATEMENT OF CASH FLOWS (CONTINUED)


YEAR ENDED DECEMBER 31                                    1998            1997            1996
==================================================================================================
FINANCING ACTIVITIES
Net change in
      Interest-bearing demand and savings deposits    $ 11,163,613    $    479,448    ($   757,191)
      Certificates of deposit .....................     (1,700,259)     (3,970,971)     (6,982,302)
Net change in Federal Home Loan Bank line of credit     (4,200,000)    (10,250,000)     10,250,000
Proceeds (payments) from Federal Home Loan
      Bank advances ...............................      9,665,942      27,943,676       6,000,000
Net change in advances by borrowers for
      taxes and insurance .........................        (92,798)        (57,366)         41,139
Issuance of common stock, net of offering costs ...                                     24,757,794
Purchase of stock for incentive plan ..............                       (752,932)       (805,233)
Purchase of treasury stock ........................     (4,883,416)     (4,520,173)
                                                     ---------------------------------------------
      Net cash provided by
            financing activities ..................      9,953,082       8,871,682      32,504,207
                                                     ---------------------------------------------

NET CHANGE IN CASH AND CASH EQUIVALENTS ...........     10,398,950         932,013         405,428

CASH AND CASH EQUIVALENTS, BEGINNING OF YEAR ......      7,939,253       7,007,240       6,601,812
                                                     ---------------------------------------------
CASH AND CASH EQUIVALENTS, END OF YEAR ............   $ 18,338,203    $  7,939,253    $  7,007,240
==================================================================================================
ADDITIONAL CASH FLOWS INFORMATION
Interest paid .....................................   $ 11,697,057    $ 11,598,098    $ 10,413,456
Income tax paid ...................................      1,138,727         834,003         758,383
Loan balances transferred to foreclosed
      real estate and repossessions ...............      1,130,411         368,822         696,980


See notes to consolidated financial statements.

CITIZENS FIRST FINANCIAL CORP. AND SUBSIDIARY
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

NOTE 1 - NATURE OF OPERATIONS AND SUMMARY OF
SIGNIFICANT ACCOUNTING POLICIES

The accounting and reporting policies of Citizens First Financial Corp. ("Company") and its wholly owned subsidiary, Citizens Savings Bank, F.S.B. ("Bank"), conform to generally accepted accounting principles and reporting practices followed by the thrift industry. The Bank has two wholly owned subsidiaries (which are inactive), CSL Service Corporation and Fairbury Financial Service Corporation. The more significant of the policies are described below.

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

The Company is a thrift holding company whose principal activity is the ownership and management of the Bank. The Bank operates under a federal thrift charter and provides full banking services in a single significant business segment. As a federally-chartered savings bank, the Bank is subject to regulation by the Office of Thrift Supervision, and the Federal Deposit Insurance Corporation.

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

INVESTMENT SECURITIES - Debt securities are classified as held to maturity when the Company has the positive intent and ability to hold the securities to maturity. Securities held to maturity are carried at amortized cost. Debt securities not classified as held to maturity and marketable equity securities are classified as available for sale. Securities available for sale are carried at fair value with unrealized gains and losses reported in accumulated other comprehensive income in stockholders' equity, net of tax.

Amortization of premiums and accretion of discounts are recorded as interest income from securities. Realized gains and losses are recorded as net security gains (losses). Gains and losses on sales of securities are determined on the specific-identification method.

LOANS HELD FOR SALE are carried at the lower of aggregate cost or market. Market is determined using the aggregate method. Net unrealized losses, if any, are recognized through a valuation allowance by charges to income based on the difference between estimated sales proceeds and aggregate cost.

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

ALLOWANCES FOR LOAN AND REAL ESTATE LOSSES are maintained to absorb loan and real estate losses based on management's continuing review and evaluation of the loan and real estate portfolios and its judgment as to the impact of economic conditions on the portfolios. The evaluation by management includes consideration of past loss experience, changes in the composition of the portfolios, the current condition and amount of loans and foreclosed real estate outstanding, and the probability of collecting all amounts due. Impaired loans are measured by the present value of expected future cash flows, or the fair value of the collateral of the loan, if collateral dependent.

The determination of the adequacy of the allowance for loan losses and the valuation of real estate is based on estimates that are particularly susceptible to significant changes in the economic environment and market conditions. Management believes that as of December 31, 1998, the allowance for loan losses and the carrying value of foreclosed real estate are adequate based on information currently available. A worsening or protracted economic decline in the area within which the Bank operates would increase the likelihood of additional losses due to credit and market risks and could create the need for additional loss reserves.

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

FORECLOSED ASSETS are carried at the lower of cost or fair value less estimated selling costs. When foreclosed assets are acquired, any required adjustment is charged to the allowance for loan losses. All subsequent activity is included in current operations.

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

INCENTIVE PLAN -- The Company accounts for its stock award program or incentive plan in accordance with Accounting Principals Board Opinion ("APB") No. 25, ACCOUNTING FOR STOCK ISSUED TO EMPLOYEES. The aggregate purchase price of all shares owned by the incentive plan is reflected as a reduction of stockholders' equity. Compensation expense is based on the market price of the Company's stock on the date the shares are granted and is recorded over the vesting period. The difference between the aggregate purchase price and the fair value on the date granted of the shares earned is recorded as an adjustment to paid-in capital.

EMPLOYEE STOCK OWNERSHIP PLAN -- The Company accounts for its employee stock ownership plan ("ESOP") in accordance with American Institute of Certified Public Accountants ("AICPA") Statement of Position 93-6. The cost of shares issued to ESOP but not yet allocated to participants are presented in the consolidated balance sheet as a reduction of stockholders' equity. Compensation expense is recorded based on the market price of the shares as they are committed to be released for allocation to participant accounts. The difference between the market price and the cost of the shares committed to be released is recorded as an adjustment to paid-in capital. Dividends on allocated ESOP shares will be recorded as a reduction of retained earnings; dividends on unallocated ESOP shares will be reflected as a reduction of debt.

Shares are considered outstanding for earnings per share calculations when they are committed to be released; unallocated shares are not considered outstanding.

EARNINGS PER SHARE - Basic earnings per share have been computed based upon the weighted average common shares outstanding during each year. Diluted earnings per share reflects the potential dilution that could occur if securities or other contracts to issue common stock were exercised or converted into common stock or resulted in the issuance of common stock that then shared in the earnings of the Company.

RECLASSIFICATIONS of certain amounts in the 1997 and 1996 financial statements have been made to conform to the 1998 presentation.

NOTE 2 - CONVERSION TO STOCK OWNERSHIP

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

CITIZENS FIRST FINANCIAL CORP. AND SUBSIDIARY
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS


NOTE 3 - INVESTMENT SECURITIES

                                                                          1998
                                          ------------------------------------------------------------------------
                                                               GROSS                 GROSS
                                            AMORTIZED        UNREALIZED            UNREALIZED               FAIR
DECEMBER 31                                   COST             GAINS                 LOSSES                 VALUE
------------------------------------------------------------------------------------------------------------------
Available for sale
    Federal agencies ....................  $6,499,933          $6,625                 $2,125            $6,504,433
    Mortgage-backed securities ..........  10,379,723           9,676                 91,186            10,298,213
    Other asset-backed securities .......     231,597                                                      231,597
    Marketable equity securities ........   1,000,000                                  1,004               998,996
                                          ------------------------------------------------------------------------
            Total available for sale .... $18,111,253         $16,301                $94,315           $18,033,239
                                          ========================================================================


                                                                          1997
                                          ------------------------------------------------------------------------
                                                               GROSS                 GROSS
                                            AMORTIZED        UNREALIZED            UNREALIZED               FAIR
DECEMBER 31                                   COST             GAINS                 LOSSES                 VALUE
------------------------------------------------------------------------------------------------------------------
Available for sale
    Federal agencies ....................  $4,208,525        $14,217                  $3,834            $4,218,908
    Mortgage-backed securities ..........  14,209,945                                175,067            14,034,878
    Other asset-backed securities .......      46,316                                    341                45,975
    Marketable equity securities ........   1,000,000          2,008                                     1,002,008
                                          ------------------------------------------------------------------------
            Total available for sale .... $19,464,786        $16,225                $179,242           $19,301,769
                                          ========================================================================


CITIZENS FIRST FINANCIAL CORP. AND SUBSIDIARY
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

The amortized cost and fair value of securities held to maturity and available for sale at December 31, 1998, by contractual maturity, are shown below. Expected maturities will differ from contractual maturities because issuers may have the right to call or prepay obligations with or without call or prepayment penalties.
                                                       AVAILABLE FOR SALE
                                                --------------------------------
                                                   AMORTIZED            FAIR
                                                     COST               VALUE
--------------------------------------------------------------------------------
One to five years ...........................    $1,502,908         $1,500,783
Five to ten years ...........................     4,997,025          5,003,650
                                                --------------------------------
                                                  6,499,933          6,504,433
Mortgage-backed securities ..................    10,379,723         10,298,213
Other asset-backed securities ...............       231,597            231,597
Marketable equity securities ................     1,000,000            998,996
                                                --------------------------------
      Totals ................................   $18,111,253        $18,033,239
================================================================================

Securities with a carrying value of $2,395,217 and $6,897,876 were pledged at December 31, 1998 and 1997 to secure certain deposits and for other purposes as permitted or required by law.

Proceeds from sales of securities available for sale during 1998, 1997 and 1996 were $5,257,424, $5,995,727, and $6,043,587. Gross gains of $23,055, $12,160, and $18,460 and gross losses of $5,995, $8,141, and $33,250 were realized on those sales. There were no sales of securities held to maturity during 1998, 1997, or 1996.

With the exception of securities of the U.S. Treasury and other U.S. Government agencies and corporations, the Company did not hold any securities of a single issurer, payable from and secured by the same source of revenue or taxing authority, the book value of which exceeded 10% of stockholders' equity at December 31, 1998.

CITIZENS FIRST FINANCIAL CORP. AND SUBSIDIARY
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

NOTE 4 - LOANS AND ALLOWANCE


DECEMBER 31                                                                     1998                  1997
=============================================================================================================
Mortgage Loans
      One-to-four family ..............................................     $136,866,519         $157,344,815
      Multi-family ....................................................       13,405,579           11,593,431
      Commercial real estate ..........................................       24,073,218           25,610,126
      Construction and land ...........................................       20,024,179           15,861,881
Commercial ............................................................       33,648,914           16,863,141
Consumer and other loans ..............................................       12,072,436           12,344,388
                                                                            ---------------------------------
                                                                             240,090,845          239,617,782
Undisbursed portion of loans ..........................................       (7,189,311)          (9,048,802)
Deferred premium on sale of loans .....................................           11,666               32,804
Deferred loan fees ....................................................          (29,048)            (293,047)
Allowance for loan losses .............................................       (1,256,475)            (839,845)
                                                                            ---------------------------------
      Total loans .....................................................     $231,627,677         $229,468,892
=============================================================================================================



YEAR ENDED DECEMBER 31                                       1998                  1997                 1996
=============================================================================================================
Allowance for Loan Losses
      Balances, January 1 .............................   $  839,845            $512,096             $412,249
      Provision for loan losses .......................      463,381             516,053              166,570
      Loans charged off ...............................      (46,751)           (188,304)             (66,723)
                                                          ---------------------------------------------------
      Balances, December 31 ...........................   $1,256,475            $839,845             $512,096
=============================================================================================================


The amount of impaired loans at December 31, 1998 and 1997 and during 1998, 1997 and 1996 was immaterial.



NOTE 5 - PREMISES AND EQUIPMENT


DECEMBER 31                                                                     1998                  1997
=============================================================================================================
Land ..................................................................      $ 2,038,437          $ 2,038,437
Buildings and land improvements .......................................        7,357,531            7,203,247
Furniture and equipment ...............................................        3,138,795            3,012,399
                                                                              -------------------------------
      Total cost ......................................................       12,534,763           12,254,083
Accumulated depreciation ..............................................       (4,410,318)          (3,846,112)
                                                                              -------------------------------
      Net .............................................................      $ 8,124,445          $ 8,407,971
=============================================================================================================


CITIZENS FIRST FINANCIAL CORP. AND SUBSIDIARY
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

NOTE 6 - OTHER ASSETS AND OTHER LIABILITIES


=============================================================================================================
DECEMBER 31                                                                      1998                 1997
Other assets
   Interest receivable
      Investment securities ...........................................       $  135,215           $  138,744
      Mortgage-backed securities ......................................           59,534              103,976
      Loans ...........................................................        2,299,388            1,893,234
   Mortgage servicing rights ..........................................          648,765              399,879
   Deferred income tax benefit ........................................          120,374              101,730
   Prepaid expenses and other assets ..................................          187,885              392,038
                                                                              -------------------------------
            Total .....................................................       $3,451,161           $3,029,601
=============================================================================================================

Other liabilities
   Interest payable
      Deposits ........................................................          $76,365              $75,543
      FHLB borrowings .................................................          190,458              213,259
   Current income tax liability .......................................          239,882               76,662
   Accrued expenses and other liabilities .............................        2,639,612            1,993,660
                                                                              -------------------------------
            Total .....................................................       $3,146,317           $2,359,124
=============================================================================================================


NOTE 7 - DEPOSITS


=============================================================================================================
DECEMBER 31                                                                     1998                 1997
Demand deposits .......................................................     $ 43,410,766         $ 33,201,341
Savings deposits ......................................................       17,708,938           16,754,750
Certificates of deposit of $100,000 or more ...........................       11,866,776           15,389,603
Other certificates of deposit .........................................      135,110,091          133,287,523
                                                                            ---------------------------------
      Total deposits ..................................................     $208,096,571         $198,633,217
=============================================================================================================



Certificates of deposit maturing in years ending December 31:

============================================================================
                                                                    Total
1999 .......................................................    $ 93,302,108
2000 .......................................................      34,414,009
2001 .......................................................      16,115,681
2002 .......................................................       2,101,832
2003 .......................................................         973,741
Thereafter .................................................          69,496
                                                                ------------
          Total ............................................    $146,976,867
============================================================================

CITIZENS FIRST FINANCIAL CORP. AND SUBSIDIARY
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

NOTE 8 - FHLB BORROWINGS


=============================================================================================================
DECEMBER 31                                                                      1998                1997
FHLB line of credit, variable rate (6.17% at December 31,1997) ........                           $ 4,200,000
FHLB advances, fixed rates ranging from 4.30% to 6.74%,
      due at various dates through October, 2008 ......................      $39,409,618           29,743,676
                                                                             --------------------------------
            Total FHLB borrowings .....................................      $39,409,618          $33,943,676
=============================================================================================================



The FHLB advances and line of credit are secured by first-mortgage loans and all stock in the FHLB. Advances are subject to restrictions or penalties in the event of prepayment.

Maturities in years ending December 31,
================================================================================
1999 ............................................................    $ 9,000,000
2000 ............................................................      8,000,000
2002 ............................................................      7,934,618
2003 ............................................................      3,000,000
Thereafter ......................................................     11,475,000
           Total ................................................    $39,409,618
================================================================================



NOTE 9 - LOAN SERVICING

Loans serviced for others are not included in the accompanying consolidated balance sheet. The loans are serviced primarily for the Federal Home Loan Mortgage Corporation and the unpaid principal balances totaled approximately $106,759,000, $93,021,000, and $80,575,000 at December 31, 1998, 1997, and
1996.

The aggregate fair value of capitalized mortgage servicing rights at December 31, 1998, 1997 and 1996 totaled $648,765, $399,879, and $217,246. Comparable market values and a valuation model that calculates the present value of future cash flows were used to estimate fair value. For purposes of measuring impairment, risk characteristics including product type, investor type, and interest rates, were used to stratify the originated mortgage servicing rights.


==============================================================================================================
                                                                1998                  1997              1996
Mortgage Servicing Rights
      Balances, January 1 .................................   $399,879              $217,246          $123,000
      Servicing rights capitalized ........................    476,401               220,861           134,377
      Amortization of servicing rights ....................   (227,515)              (38,228)          (40,131)
                                                              -----------------------------------------------
      Balances, December 31 ...............................   $648,765              $399,879          $217,246
==============================================================================================================


CITIZENS FIRST FINANCIAL CORP. AND SUBSIDIARY
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

NOTE 10 - INCOME TAX


=============================================================================================================
YEAR ENDED DECEMBER 31                                       1998                 1997                  1996
Income tax expense
      Currently payable
            Federal ..................................    $1,052,947          $1,047,165             $352,895
            State ....................................       249,000             225,000               52,000
      Deferred
            Federal ..................................       (45,231)            (63,790)             (73,052)
            State ....................................        (6,412)             (9,043)             (10,356)
                Total income tax expense .............    $1,250,304          $1,199,332             $321,487
=============================================================================================================

Reconciliation of federal statutory to actual tax expense
      Federal statutory income tax at 34% ............    $1,110,023          $1,049,950             $316,563
      Effect of state income taxes ...................       160,108             142,532               27,485
      Other ..........................................       (19,827)              6,850              (22,561)
                                                          ---------------------------------------------------
      Actual tax expense .............................    $1,250,304          $1,199,332             $321,487
=============================================================================================================
      Effective Tax Rate .............................          38.3%               38.8%                34.5%
=============================================================================================================



A cumulative net deferred tax asset is included in assets. The components are as follows:


=============================================================================================================
DECEMBER 31                                                                       1998                 1997
ASSETS
      Deferred compensation .............................................       $429,650             $395,525
      Deferred loan fees                                                                               34,197
      Differences in accounting for loan losses .........................        358,964              174,051
      Net unrealized losses on securities available for sale ............         30,285               63,284
      Other .............................................................         45,961               37,890
                                                                                -----------------------------
                   Total assets .........................................        864,860              704,947
                                                                                -----------------------------

LIABILITIES
      Differences in depreciation methods ...............................        388,070              372,852
      FHLB stock dividends ..............................................         53,358               75,132
      Capitalized mortgage servicing rights .............................        251,880              155,233
      Deferred loan fees ................................................         51,178
                                                                                -----------------------------
            Total liabilities ...........................................        744,486              603,217
                                                                                -----------------------------
                                                                                $120,374             $101,730
=============================================================================================================



CITIZENS FIRST FINANCIAL CORP. AND SUBSIDIARY
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

The income tax expense (benefit) attributed to net gains or losses on sales of securities available for sale during 1998, 1997 and 1996 was approximately $6,700, $1,600, and ($5,700).

Retained earnings at December 31, 1998 and 1997, include approximately $2,144,000 for which no deferred income tax liability has been recognized. This amount represents an allocation of income to bad debt deductions as of December 31, 1987, for tax purposes only. Reduction of amounts so allocated for purposes other than tax bad debt losses or adjustments arising from carryback of net operating losses would create income for tax purposes only, which income would be subject to the then-current corporate income tax rate. The unrecorded deferred income tax liability on the above amount was approximately $832,000.


NOTE 11 - OTHER COMPREHENSIVE INCOME


================================================================================================================
                                                                                  1998
                                                          ------------------------------------------------------
                                                          BEFORE-TAX               TAX               NET-OF-TAX
YEAR ENDED DECEMBER 31                                      AMOUNT               EXPENSE               AMOUNT
----------------------------------------------------------------------------------------------------------------
Unrealized gains on securities:
     Unrealized holding gains arising during the year ...   $102,063            $(39,652)             $62,411
     Less: reclassification adjustment for gains
            realized in net income ......................     17,060              (6,653)              10,407
                                                          ------------------------------------------------------
                                                            $ 85,003            $(32,999)             $52,004
================================================================================================================

================================================================================================================
                                                                                  1997
                                                          ------------------------------------------------------
                                                          BEFORE-TAX              TAX                NET-OF-TAX
YEAR ENDED DECEMBER 31                                      AMOUNT               EXPENSE               AMOUNT
----------------------------------------------------------------------------------------------------------------
Unrealized gains on securities:
     Unrealized holding gains arising during the year ...   $336,324           $(135,978)            $200,346
     Less: reclassification adjustment for gains
            realized in net income ......................     (4,019)             (1,625)               2,394
                                                          ------------------------------------------------------
                                                            $332,305           $(134,353)            $197,952
================================================================================================================

================================================================================================================
                                                                                  1996
                                                          ------------------------------------------------------
                                                          BEFORE-TAX               TAX               NET-OF-TAX
YEAR ENDED DECEMBER 31                                      AMOUNT               BENEFIT               AMOUNT
----------------------------------------------------------------------------------------------------------------
Unrealized losses on securities:
     Unrealized holding losses arising during the year ..  $(229,002)            $88,898            $(140,104)
     Less: reclassification adjustment for losses
            realized in net income ......................    (14,790)              5,741               (9,049)
                                                          ------------------------------------------------------
                                                           $(214,212)            $83,157            $(131,055)
================================================================================================================


CITIZENS FIRST FINANCIAL CORP. AND SUBSIDIARY
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

NOTE 12 - COMMITMENTS AND CONTINGENT LIABILITIES

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

Financial instruments whose contract amount represents credit risk as of December 31 were as follows:


=======================================================================================================
                                                                                  1998          1997
Loan commitments
      At variable rates .................................................    $ 4,327,000    $ 4,280,600
      At fixed rates (ranging from 6.375% to 10.00% at
          December 31, 1998) ............................................      5,825,000      1,783,600
Unused lines of credit ..................................................     16,432,000     10,185,000
Standby letters of credit ...............................................        979,000         60,000



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


NOTE 13 - YEAR 2000

Like all entities, the Company and subsidiary are exposed to risks associated with the Year 2000 Issue, which affects computer software and hardware; transactions with customers, vendors, and other entities; and equipment dependent upon microchips. The Company has begun, but not yet completed, the process of identifying and remediating potential Year 2000 problems. It is not possible for any entity to guarantee the results of its own remediation efforts or to accurately predict the impact of the Year 2000 Issue on third parties with which the Company and subsidiary does business. If remediation efforts of the Company or third parties with which the Company and subsidiary does business are not successful, the Year 2000 Issue could have negative effects on the Company's financial condition and results of operations in the near term.


NOTE 14 - DIVIDENDS AND CAPITAL RESTRICTIONS

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


NOTE 15 - REGULATORY CAPITAL

The Bank is subject to various regulatory capital requirements administered by the federal banking agencies and is assigned to a capital category. The assigned capital category is largely determined by three ratios that are calculated according to the regulations: total risk based capital, Tier 1 capital, and Tier 1 leverage ratios. The ratios are intended to measure capital relative to assets and credit risk associated with those assets and off-balance sheet exposures of the entity. The capital category assigned to an entity can also be affected by qualitative judgments made by regulatory agencies about the risk inherent in the entity's activities that are not part of the calculated ratios.

There are five capital categories defined in the regulations, ranging from well capitalized to critically undercapitalized. Classification of a bank in any of the undercapitalized categories can result in actions by regulators that could have a material effect on a bank's operations. At December 31, 1998 and 1997, the Bank is categorized as well capitalized and meets all subject capital adequacy requirements. There are no conditions or events since December 31, 1997 that management believes have changed the Bank's classification.

The Bank's actual and required capital amounts (in thousands) and ratios are as follows:

===========================================================================================================
                                                                         1998
                                       ---------------------------------------------------------------------
                                                                    REQUIRED FOR              TO BE WELL
                                             ACTUAL               ADEQUATE CAPITAL(1)        CAPITALIZED(1)
                                       ---------------------------------------------------------------------
DECEMBER 31                             AMOUNT     RATIO         AMOUNT      RATIO         AMOUNT      RATIO
------------------------------------------------------------------------------------------------------------
Total risk-based capital(1)
      (to risk-weighted assets) .....  $29,203     16.1%         $14,495      8.0%         $18,119      10.0%
Core capital(1) (to adjusted
      tangible assets) ..............   28,033     10.0           11,218      4.0           16,828       6.0
Core capital(1) (to adjusted
      total assets) .................   28,033     10.0           11,218      4.0           14,023       5.0
===========================================================================================================
                                                                         1997
                                       ---------------------------------------------------------------------
                                                                    REQUIRED FOR              TO BE WELL
                                             ACTUAL               ADEQUATE CAPITAL(1)        CAPITALIZED(1)
                                       ---------------------------------------------------------------------
DECEMBER 31                             AMOUNT     RATIO         AMOUNT      RATIO         AMOUNT      RATIO
------------------------------------------------------------------------------------------------------------
Total risk-based capital(1)
      (to risk-weighted assets) .....  $30,770     18.5%         $13,316      8.0%         $16,645      10.0%
Core capital(1) (to adjusted
      tangible assets) ..............   29,947    11.04           10,848      4.0           16,272       6.0
Core capital(1) (to adjusted
       total assets) ................   29,947    11.04           10,848      4.0           13,560       5.0



(1) As defined by regulators

The Bank's tangible capital at December 31, 1998 and 1997 was $28,033,000 and $29,947,000, which amount was 10.0% and 11.0% of tangible assets, respectively, and exceeded the required ratio of 1.5 percent.

CITIZENS FIRST FINANCIAL CORP. AND SUBSIDIARY
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

NOTE 16 - EMPLOYEE BENEFIT PLANS

The Company maintains a savings plan (combined profit-sharing and 401(k) plan) for the benefit of substantially all of its full-time employees. The amount of the annual profit-sharing contribution is at the discretion of the Board of Directors. The plan also provides for matched employee contributions up to a maximum of four percent of the participants' gross salary. The employer expense for the plan was $157,650, $182,688, and $124,297 for the years ended December 31, 1998, 1997 and 1996, respectively.

In connection with the conversion, the Bank established an employee stock ownership plan for the benefit of substantially all employees. The ESOP borrowed $2,254,000 from the Company and used those funds to acquire 225,400 shares of the Company's stock at $10 per share.

Shares issued to the ESOP are allocated to ESOP participants based on principal repayments made by the ESOP on the loan from the Company. The loan is secured by shares purchased with the loan proceeds and will be repaid by the ESOP with funds from the Bank's discretionary contributions to the ESOP and earnings on ESOP assets. Dividends on unallocated ESOP shares will be applied to reduce the loan. Principal payments are scheduled to occur in even annual amounts over a seven year period. However, in the event contributions exceed the minimum debt service requirements, additional principal payments will be made.

Stock totaling 32,200 shares for 1998, 1997, and 1996 with an average fair value of $18.34, $16.32, and $11.25 per share, respectively, were committed to be released, resulting in ESOP compensation expense of $590,599, $525,437, and $362,250.

Shares held by the ESOP at December 31 are as follows:


=============================================================================================================
                                                                                   1998                1997
Allocated shares .........................................................         96,600              64,400
Shares distributed to participants .......................................         (2,003)
Unallocated shares .......................................................        128,800             161,000
                                                                               ------------------------------
      Total ESOP shares ..................................................        223,937             225,400
=============================================================================================================
      Fair value of unallocated shares at December 31 ....................     $1,787,100          $3,260,250
=============================================================================================================


The Company has a non-qualified supplemental retirement plan ("SERP") covering certain officers and key employees. The benefits provided under the SERP will make up the benefits lost to the SERP participants due to limitations on compensation and maximum benefits under the Bank's tax qualified Savings plan and ESOP. Benefits will be provided under the SERP at the same time and in the same form as the related benefits will be provided under the Savings plan and ESOP. The Bank's expense for the SERP was $58,701, $12,315, and $3,274 for 1998, 1997, and 1996.

CITIZENS FIRST FINANCIAL CORP. AND SUBSIDIARY
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

During November, 1996, the Company adopted a stock-based compensation program which included both a stock award program or incentive plan and a stock option plan.

The incentive plan covers key employees and directors and is authorized to acquire and grant 112,700 shares of the Company's common stock or 4% of the shares issued in the Company's initial public offering. The funds used to acquire these shares will be contributed by the Bank. Participants in the incentive plan vest over five years, commencing one year after the date such shares are granted. As of December 31, 1996, all 112,700 shares authorized under the plan had been granted. As of December 31, 1998 and 1997, 45,080 and 22,540 shares were distributed, respectively. No shares were distributed as of December 31, 1996. None of these shares were forfeited during 1998, 1997 or 1996. For the years ended December 31, 1998, 1997, and 1996, $277,192, $282,000, and $36,400
was recorded as compensation expense under the plan.


NOTE 17 - STOCK OPTION PLAN

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

Although the Company has elected to follow APB No. 25, SFAS No. 123 requires pro forma disclosures of net income and earnings per share as if the Company had accounted for its employee stock options under that Statement. The fair value of each option grant was estimated on the grant date using an option-pricing model with the following assumptions:

================================================================================
                                                                         1996
Risk-free interest rates ...........................................      7.00%
Dividend yields ....................................................      2.50%
Volatility factors of expected market price of common stock ........     12.00%
Weighted-average expected life of the options ......................  9.8 years

CITIZENS FIRST FINANCIAL CORP. AND SUBSIDIARY
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

Under SFAS No 123, compensation cost is recognized in the amount of the estimated fair value of the options and amortized to expense over the options' vesting period. The pro forma effect on net income and earnings per share of this statement is as follows:

==========================================================================================================
                                                                1998              1997              1996
Net income .......................  As reported              $2,014,469       $1,888,756          $609,580
                                    Pro forma                 1,790,097        1,664,384           492,464
Basic earnings per share .........  As reported                       0.90             0.79            N/A
                                    Pro forma                         0.80             0.69            N/A
Diluted earnings per share .......  As reported                       0.84             0.74            N/A
                                    Pro forma                         0.75             0.65            N/A

The following is a summary of the status of the Company's stock option plan and changes in that plan as of and for the years ended December 31, 1998, 1997, and 1996.


===============================================================================================================
YEAR ENDED DECEMBER 31                      1998                      1997                      1996
---------------------------------------------------------------------------------------------------------------
                                                 WEIGHTED-                  Weighted-               Weighted-
                                                  AVERAGE                    Average                 Average
OPTIONS                              SHARES   EXERCISE PRICE    Shares   Exercise Price Shares    Exercise Price
---------------------------------------------------------------------------------------------------------------
Outstanding, beginning of year       281,750      $12.30        281,750      $12.30
Granted                                                                                281,750       $12.30
                                     -------                    -------                =======
Outstanding, end of year             281,750      $12.30        281,750      $12.30    281,750       $12.30
                                     =======                    =======                =======
Options exercisable at year end      112,700                    56,350                    0
Weighted-average fair value of
      options granted during the year                                                                $ 4.91

As of December 31, 1998, all 281,750 options outstanding have an exercise price of $12.30 and a weighted-average remaining contractual life of 7.8 years. No options were exercised, forfeited or expired during 1998, 1997 and 1996.

NOTE 18 - RELATED PARTY TRANSACTIONS

The Bank has entered into transactions with certain directors, executive officers, significant stockholders and their affiliates or associates (related parties). Such transactions were made in the ordinary course of business on substantially the same terms and conditions, including interest rates and collateral, as those prevailing at the same time for comparable transactions with other customers, and did not, in the opinion of management, involve more than normal credit risk or present other unfavorable features.

The aggregate amounts of loans, as defined, to such parties were as follows:

================================================================================
Balances, January 1, 1998 ........................................    $  924,863
New loans, including renewals ....................................     1,246,400
Payments, etc., including renewals ...............................     (746,776)
                                                                      ---------
Balances, December 31, 1998 ......................................    $1,424,487
================================================================================

CITIZENS FIRST FINANCIAL CORP. AND SUBSIDIARY
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

NOTE 19 - EARNINGS PER SHARE

Earnings per share (EPS) were computed as follows:


=============================================================================================================
                                                                   YEAR ENDED DECEMBER 31, 1998
-------------------------------------------------------------------------------------------------------------
                                                                              WEIGHTED
                                                                               AVERAGE              PER-SHARE
                                                              INCOME           SHARES                AMOUNT
                                                              -----------------------------------------------
BASIC EARNINGS PER SHARE
      Income available to common stockholders .............   $2,014,469     2,232,037                $0.90
EFFECT OF DILUTIVE SECURITIES
      Stock options .......................................                     92,790
      Unearned incentive plan shares ......................                     64,915
                                                              ------------------------
DILUTED EARNINGS PER SHARE
      Income available to common stockholders
            and assumed conversions .......................   $2,014,469     2,389,742                $0.84
=============================================================================================================

                                                                   YEAR ENDED DECEMBER 31, 1997
-------------------------------------------------------------------------------------------------------------
                                                                              WEIGHTED
                                                                               AVERAGE              PER-SHARE
                                                              INCOME           SHARES                AMOUNT
                                                              -----------------------------------------------
BASIC EARNINGS PER SHARE
      Income available to common stockholders .............   $1,888,756     2,397,234                $0.79
EFFECT OF DILUTIVE SECURITIES
      Stock options .......................................                     69,402
      Unearned incentive plan shares ......................                     84,746
                                                              ------------------------
DILUTED EARNINGS PER SHARE
      Income available to common stockholders
            and assumed conversions .......................   $1,888,756     2,551,382                $0.74
=============================================================================================================


NOTE 20 - FAIR VALUES OF FINANCIAL INSTRUMENTS

The following methods and assumptions were used to estimate the fair value of each class of financial instrument:


CASH AND CASH EQUIVALENTS -- The fair value of cash and cash equivalents approximates carrying value.

SECURITIES AND MORTGAGE-BACKED SECURITIES -- Fair values are based on quoted market prices.

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

CITIZENS FIRST FINANCIAL CORP. AND SUBSIDIARY
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS


INTEREST RECEIVABLE/PAYABLE -- The fair values of interest receivable/payable approximate carrying values.

FHLB STOCK -- Fair value of FHLB stock is based on the price at which it may be resold to the FHLB.

DEPOSITS -- The fair values of noninterest-bearing, interest-bearing demand and savings accounts are equal to the amount payable on demand at the balance sheet date. The carrying amounts for variable rate, fixed-term certificates of deposit approximate their fair values at the balance sheet date. Fair values for fixed-rate certificates of deposit are estimated using a discounted cash flow calculation that applies interest rates currently being offered on certificates to a schedule of aggregated expected monthly maturities on such time deposits.

FHLB BORROWINGS -- The fair value of fixed rate borrowings are estimated using a discounted cash flow calculation, based on current rates for similar debt. For those borrowings with interest rates tied to a variable market interest rate, fair value approximates carrying value.

ADVANCE PAYMENTS BY BORROWERS FOR TAXES AND INSURANCE -- The fair value approximates carrying value.

OFF-BALANCE SHEET COMMITMENTS -- Commitments include commitments to extend credit and standby letters of credit and are generally of a short-term nature. The fair value of such commitments are based on fees currently charged to enter into similar agreements, taking into account the remaining terms of the agreements and the counterparties' credit standing.

The estimated fair values of the Company's financial instruments are as follows:



==========================================================================================================
                                                        1998                               1997
----------------------------------------------------------------------------------------------------------
                                              CARRYING           FAIR           Carrying            Fair
                                               AMOUNT            VALUE           Amount             Value
                                            --------------------------------------------------------------
ASSETS
      Cash and cash equivalents .......... $ 18,338,203      $ 18,338,203     $  7,939,253    $  7,939,253
      Investment securities available
          for sale .......................   18,033,239        18,033,239       19,301,769      19,301,769
      Loans held for sale ................    5,245,872         5,245,872        2,393,567       2,393,567
      Loans, net .........................  231,627,677       239,871,996      229,468,892     233,469,000
      Interest receivable ................    2,494,137         2,494,137        2,135,954       2,135,954
      Federal Home Loan Bank stock .......    1,970,700         1,970,700        2,453,200       2,453,200
LIABILITIES
      Deposits ...........................  208,096,571       208,758,099      198,633,217     199,013,069
      FHLB borrowings ....................   39,409,618        39,364,004       33,943,676      34,147,358
      Interest payable ...................      266,823           266,823          288,802         288,802
      Advances payments by borrowers for
          taxes and insurance ............      601,266           601,266          694,064         694,064
OFF-BALANCE SHEET ITEMS
      Commitments ........................            0                 0                0               0


CITIZENS FIRST FINANCIAL CORP. AND SUBSIDIARY
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

NOTES 21 - CONDENSED FINANCIAL INFORMATION (PARENT COMPANY ONLY)

Presented below is condensed financial information as to financial position, results of operations and cash flows of the Company:

                                            CONDENSED BALANCE SHEET
DECEMBER 31                                                                     1998                  1997
=============================================================================================================
ASSETS
Cash .....................................................................   $   103,649           $   88,509
Interest-bearing demand deposits .........................................       692,450            2,496,837
                                                                             --------------------------------
      Total cash and cash equivalents ....................................       796,099            2,585,346
Investment in common stock of subsidiary .................................    28,107,899           29,940,719
Investment securities available for sale .................................       201,813
Loans, net of allowance for loan losses of $75,000 and $0 ................     5,875,000            4,000,000
ESOP loan to subsidiary ..................................................     1,288,000            1,610,000
Other assets .............................................................        89,488                   34
                                                                             --------------------------------
      Total assets .......................................................   $36,358,299          $38,136,065
=============================================================================================================

LIABILITIES - Other liabilities ..........................................      $337,941             $166,515

STOCKHOLDERS' EQUITY .....................................................    36,020,358           37,969,550
                                                                             --------------------------------
      Total liabilities and stockholders' equity .........................   $36,358,299          $38,136,065
=============================================================================================================


CITIZENS FIRST FINANCIAL CORP. AND SUBSIDIARY
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

                                        CONDENSED STATEMENT OF INCOME
YEAR ENDED DECEMBER 31                                    1998                  1997                  1996
=============================================================================================================
INCOME
      Dividends from subsidiaries ....................  $4,500,000
      Other income ...................................     571,406           $  625,407              $567,324
                                                        -----------------------------------------------------
            Total income .............................   5,071,406              625,407               567,324
                                                        -----------------------------------------------------

EXPENSES
      Provision for loan losses ......................      75,000
      Other expenses .................................     513,049              470,629               236,570
                                                        -----------------------------------------------------
            Total expenses ...........................     588,049              470,629               236,570
                                                        -----------------------------------------------------

INCOME BEFORE INCOME TAX AND EQUITY
      IN UNDISTRIBUTED INCOME OF SUBSIDIARIES ........   4,483,357              154,778               330,754

INCOME TAX EXPENSE (BENEFIT) .........................      (6,461)              36,691               165,161
                                                        -----------------------------------------------------

INCOME BEFORE EQUITY IN UNDISTRIBUTED
      INCOME OF SUBSIDIARIES .........................   4,489,818              118,087               165,593

EQUITY IN UNDISTRIBUTED INCOME OF SUBSIDIARIES .......  (2,475,349)           1,770,669               443,987
                                                        -----------------------------------------------------

NET INCOME ...........................................  $2,014,469           $1,888,756              $609,580

=============================================================================================================

CITIZENS FIRST FINANCIAL CORP. AND SUBSIDIARY
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS


                                            CONDENSED STATEMENT OF CASH FLOWS
YEAR ENDED DECEMBER 31                                    1998                  1997                  1996
=============================================================================================================
OPERATING ACTIVITIES
      Net income ...................................... $2,014,469           $1,888,756            $  609,580
      Adjustments to reconcile net income to net cash
            provided by operating activities
      Provision for loan losses .......................     75,000
      Compensation expense  related to incentive plan .    277,192              282,000                36,400
      Equity in undistributed income of subsidiary ....  2,475,349           (1,770,669)             (443,987)
      Net change in
            Other assets ..............................    (89,454)                 589                  (623)
            Other liabilities .........................    171,426             (142,855)              309,370
                                                         ----------------------------------------------------
                Net cash provided by
                   operating activities ...............  4,923,982              257,821               510,740
                                                         ----------------------------------------------------

INVESTING ACTIVITIES
      Purchases of securities available for sale ......   (201,813)                                (1,007,294)
      Sales of securities available for sale                                  1,006,520
      Net change in ESOP loan .........................    322,000              322,000               322,000
      Net change in loans ............................. (1,950,000)           3,278,000            (7,278,000)
 ......................................................  ----------------------------------------------------
            Net cash provided (used)
               by investing activities ................ (1,829,813)           4,606,520            (7,963,294)
                                                         ----------------------------------------------------

FINANCING ACTIVITIES
      Issuance of common stock, net of offering costs                                              11,251,897
      Purchase of stock for incentive plan                                     (752,932)             (805,233)
      Purchase of treasury stock ...................... (4,883,416)          (4,520,173)
                                                         ----------------------------------------------------
            Net cash provided (used)
               by financing activities ................ (4,883,416)          (5,273,105)           10,446,664
                                                         ----------------------------------------------------

NET CHANGE IN CASH AND CASH EQUIVALENTS ............... (1,789,247)            (408,764)            2,994,110

CASH AND CASH EQUIVALENTS AT BEGINNING OF YEAR ........  2,585,346            2,994,110
                                                         ----------------------------------------------------

CASH AND CASH EQUIVALENTS AT END OF YEAR .............. $  796,099           $2,585,346            $2,994,110
=============================================================================================================



CITIZENS FIRST FINANCIAL CORP.
SHAREHOLDER INFORMATION


STOCK LISTING AND PRICE INFORMATION

Citizens First Financial Corp.'s common stock trades on the American Stock Exchange under the symbol "CBK". At December 31, 1998, 2,234,417 shares of the Company's common stock were held of record by 529 persons or entities, not including the number of persons or entities holding stock in nominee or street name through various brokers or banks.

========================================
                            1998
                     -------------------
                       HIGH          LOW
                     -------------------
First Quarter        22 3/8           18
Second Quarter       21 1/2       17 3/4
Third Quarter        18 3/4           13
Fourth Quarter           17       13 3/4
========================================
                            1997
                     -------------------
                       HIGH          LOW
                     -------------------
First Quarter        15 7/8       13 1/2
Second Quarter       17 1/4       14 5/8
Third Quarter        18 3/4       15 1/4
Fourth Quarter       20 5/8       17 3/4
========================================



QUARTERLY FINANCIAL DATA

The following is a summary of selected quarterly results of operations for the years ended December 31, 1998 and 1997:


------------------------------------------------------------------------------------------------------------------
                                                                                 QUARTER ENDED
(In thousands, except share data)             12/31               09/30               06/30                03/31
1998
Net interest income .......................    $2,444            $2,382               $2,340                $2,293
Provision for loan losses .................       118               120                  120                   105
Other income ..............................       425               370                  467                   433
Other expense .............................     1,828             1,834                1,976                 1,788
Income before income tax ..................       923               798                  711                   833
Net income ................................       581               488                  435                   510

Basic earnings per share ..................        $0.27             $0.22                $0.19                 $0.22
Diluted earnings per share ................        $0.27             $0.20                $0.17                 $0.20


1997
Net interest income .......................    $2,209            $2,135               $2,168                $2,055
Provision for loan losses .................       291                75                   75                    75
Other income ..............................     1,003               315                  343                   322
Other expense .............................     1,849             1,773                1,710                 1,614
Income before income tax ..................     1,072               602                  726                   688
Net income ................................       666               359                  444                   420

Basic earnings per share ..................        $0.29             $0.15                $0.18                 $0.17
Diluted earnings per share ................        $0.28             $0.13                $0.17                 $0.16