Form 10-K, Exhibit 13
period 1999-12-31
CITIZENS FIRST FINANCIAL CORP
filed 2000-03-30
CIK 1006265

Citizens First Financial Corp. and Subsidiary
Selected Financial Data (In thousands, except share data)

                                                                ===================================================================
                                                                   1999           1998           1997           1996           1995
                                                                -------------------------------------------------------------------
Summary of Operations
Interest income .........................................       $21,856        $21,134        $20,301        $18,320        $16,699
Interest expense ........................................        11,807         11,675         11,734         10,465         10,077
                                                                -------        -------        -------        -------        -------

Net interest income .....................................        10,049          9,459          8,567          7,855          6,622

Provision for loan losses ...............................           480            464            516            167            124
Other income ............................................         1,390          1,695          1,983          1,169          1,145
Other expense ...........................................         8,827          7,426          6,946          7,926          5,972
                                                                -------        -------        -------        -------        -------

Income before income tax ................................         2,132          3,264          3,088            931          1,671
Income tax expense ......................................           940          1,250          1,199            321            658
                                                                -------        -------        -------        -------        -------

Net income ..............................................        $1,192         $2,014         $1,889           $610         $1,013
                                                                =======        =======        =======        =======        =======

Per Share
Basic earnings per share (1) ............................         $0.61          $0.90          $0.79            N/A            N/A
Diluted earnings per share (1) ..........................         $0.58          $0.84          $0.74            N/A            N/A
Cash dividends paid (1) .................................         $0.10          $0.00          $0.00          $0.00            N/A
Book value at December 31 (1) ...........................        $16.92         $16.12         $14.97         $14.32            N/A
Market value at December 31 (1) .........................        $12.00         $13.88         $20.25         $14.38            N/A

Ratios Based on Net Income
Return on average stockholders' equity (2) ..............         3.38%          5.54%          4.88%          1.97%          6.91%
Return on average assets ................................         0.40%          0.73%          0.69%          0.24%          0.44%
Net interest yield on average earning assets ............         3.59%          3.63%          3.32%          3.30%          3.03%

Year-End Balance Sheet Data
Total assets ............................................      $316,585       $287,274       $273,600       $261,637       $228,638
Net loans (3) ...........................................       266,881        236,873        231,862        214,070        188,361
Securities ..............................................        16,103         18,033         19,302         29,371         24,879
Deposits ................................................       220,237        208,097        198,633        202,125        209,864
Other borrowings ........................................        57,073         39,410         33,944         16,250              0
Total stockholders' equity (2) ..........................        34,251         36,020         37,970         40,349         15,519

(1) Per share information is not provided for periods prior to the Company's conversion on May 1, 1996.
(2)   Prior to conversion on May 1, 1996, data relates to total equity capital.
(3)   Includes loans held for sale.

Citizens First Financial Corp. Management's Discussion and Analysis of Financial Condition and Results of Operation

GENERAL

Citizens First Financial Corp. (the "Company") is the holding company for Citizens Savings Bank (the "Bank"). The Bank was originally chartered in 1888 by the State of Illinois. During April, 1999, the Bank converted from a federally chartered savings bank to a state chartered savings bank. The Bank's principal business consists of the acceptance of retail deposits from the general public in the area surrounding its main and branch offices and the investment of these deposits, together with funds generated from operations and borrowings, primarily in one-to-four family residential mortgages. The Bank also invests in commercial, multi-family, construction and land, commercial real estate, agricultural, consumer and other loans. The Bank has a wholly-owned service corporation, CSL Service Corporation (CSL), which is an Illinois-chartered corporation that participates in an insurance agency joint venture and also has invested in Williamsburg LLC (Williamsburg). CSL is a 50% owner of Williamsburg which has two other investors. The accounts of Williamsburg are consolidated into the Company's financial statements. The 50% of Williamsburg not owned by CSL is recorded as a minority interest.

COMPARISON OF FINANCIAL CONDITION AT DECEMBER 31, 1999
AND DECEMBER 31, 1998

Total assets increased from $287.3 million at December 31, 1998 to $316.6 million at December 31, 1999. The $29.3 million or 10.2% increase was due to the increase in loans, which was funded by increased deposits and borrowings from the Federal Home Loan Bank of Chicago (the FHLB).

Cash and cash equivalents decreased from $18,338,000 at December 31, 1998 to $13,176,000 at December 31, 1999, a decrease of $5,162,000 or 28.1%. This decrease was primarily the result of increased loans and the investment in land in a real estate joint venture.

Investment securities decreased from $18,033,000 at December 31, 1998 to $16,103,000 at December 31, 1999, a decrease of $1,930,000 or 10.7%.

Loans, net of allowance for loan losses and including loans held for sale, increased from $236,873,000 at December 31, 1998 to $266,881,000 at December 31,1999, an increase of $30,008,000 or 12.7%. The increase was funded by increased deposits and borrowings from the FHLB. The growth in loans was primarily attributable to an increase in construction and land loans of $31,690,000. The new construction and land loans relate primarily to new residential and commercial developments in the Bloomington-Normal market area.

The allowance for losses increased from $1,256,000 at December 31, 1998 to $1,679,000 at December 31, 1999, an increase of $423,000 or 33.7%. The increased allowance was related to the Bank's increased origination of commercial real estate and agricultural loans, which generally bear a greater degree of risk as compared to one-to-four family mortgage loans. The ratio of the Company's allowance for loan losses to total non-performing loans was 295.1% and 331.5% at December 31, 1999 and 1998. Company management performs ongoing reviews of the loan portfolio in order to identify non-performing loans and potential problem loans to evaluate the adequacy of the allowance for loan losses. In performing its review, management classifies non-performing and potential problem loans as either substandard, doubtful, loss or special mention loans. A loan is considered substandard if it is inadequately protected by the current net worth and paying capacity of the borrower or of the collateral pledged, if any. Substandard loans include those characterized by the distinct possibility that the Company will sustain some loss if the deficiencies are not corrected. Loans classified as doubtful have all of the weaknesses inherent in those classified as substandard with the added characteristic that the weaknesses present make collection or liquidation in full, on the basis of current existing facts and conditions, highly questionable and improbable. Loans classified as loss are those considered uncollectible and of such little value that their continuance as loans without the establishment of a specific loss reserve is not warranted. Loans which do not currently expose the Company to sufficient risk to warrant classification in any one of the categories described above but possess weaknesses are classified as special mention. The total of internally classified loans of $819,000 and $786,000 at December 31, 1999 and 1998, respectively, equals the sum of non-performing loans, which are loans past due 90 days or more and non-accruing loans and potential problem loans.

The land in real estate joint venture increased due to the Bank's investment in a partnership for the development of a parcel of commercial property. The joint venture purchased approximately twenty-nine acres of commercially zoned land on the east side of Bloomington-Normal. The joint venture began selling the developed land in the fourth quarter of 1999. The partners' portion of the equity is reflected as a minority interest in real estate joint venture.

Premises and equipment increased primarily due to the acquisition of data processing equipment related to the Bank's computer conversion.

Other assets increased primarily because of a $500,000 increase in deferred tax assets and a $250,000 increase in accrued interest receivable on loans.

Deposits increased from $208,097,000 at December 31, 1998 to $220,237,000 at December 31, 1999, an increase of $12,140,000 or 5.8%. Demand deposits increased by $6.1 million and certificates of deposit by $5.2 million. The increase in deposits was primarily due to the increased deposits at our newer facilities.

Borrowings from the FHLB increased from $39,410,000 at December 31, 1998 to $57,073,000 at December 31, 1999, an increase of $17,663,000 or 44.8%. Of this total $17.0 million are callable and have a weighted rate of 5.22%. The increases were used primarily to fund the increase in loans.

Other liabilities decreased from $3,146,000 at December 31, 1998 to $2,099,000 at December 30, 1999, a decrease of $1,047,000 or 33.3% primarily because of a decrease in accrued principal and interest payments payable to owners of serviced loans.

Total stockholders' equity capital decreased by $1,769,000 or 4.9%, from $36,020,000 at December 31, 1998 to $34,251,000 at December 31, 1999. The
decrease was caused by the repurchase of 225,696 shares of the Company's stock, cash dividends of $211,000 and unrealized losses of available for sale securities of $294,000, offset by earnings of the Company during the year ended December 31, 1999 and the allocation of shares in the Company's stock-based compensation plans. The amount relating to the stock-based compensation plans decreased from $868,000 in 1998 to $746,000 due to the Company's lower average stock price in 1999.

COMPARISON OF OPERATING RESULTS FOR YEARS ENDED
DECEMBER 31, 1999 AND DECEMBER 31, 1998

GENERAL

Net income decreased by $822,000 or 40.8%, from $2,014,000 for the year ended December 31, 1998 to $1,192,000 for the year ended December 31, 1999. The decrease was due to lower net gains on loan sales, a loss on equity investment and increased net occupancy and equipment expenses resulting from the accelerated depreciation of data processing equipment replaced during a data processing conversion.

INTEREST INCOME

Interest on loans increased by $1,052,000 or 5.5%, from $19,248,000 for the year ended December 31, 1998 to $20,300,000 for the year ended December 31, 1999. The increase was due primarily to a $24.3 million increase in average loans during 1999. The average yield on loans decreased from 8.43% in 1998 to 8.04% in 1999.

Interest on investments decreased from $1,218,000 for the year ended December 31, 1998 to $1,171,000 for the year ended December 31, 1999, a decrease of $47,000 or 3.9%. The decrease was due to the the decrease in the average balance of investments of $429,000 and a fourteen basis point decrease in the average yield on investments.

INTEREST EXPENSE

Interest on savings deposits decreased by $312,000 or 3.3%, from $9,538,000 for the year ended December 31, 1998 to $9,226,000 for the year ended December 31, 1999. The decrease was primarily caused by a thirty-seven basis point decrease in the average cost of deposits, offset by a slight increase in the average balance of deposits. The decrease in the average interest rate paid on deposits was due primarily to a decrease in the rates paid on certificates of deposit.

The interest on borrowings increased by $444,000 or 20.8%, from $2,137,000 for the year ended December 31, 1998 to $2,581,000 for the year ended December 31, 1999 as a result of increased average borrowings from the FHLB of $11.9 million, offset by a decrease in the average rate paid of seventy basis points.

OTHER INCOME

Total other income decreased by $305,000 or 18.0%, from $1,695,000 for the year ended December 31, 1998 to $1,390,000 for the year ended December 31, 1999. The decrease was due to the $718,000 decrease in net gains on loan sales resulting from reduced loan sales and an approximate $130,000 change in market value adjustment for loans held for sale. The decrease in net gains on loan sales was offset by increased loan servicing fees and fees on deposit accounts. Deposit fees increased because of the continued increase in number and balance of demand deposits accounts.

OTHER EXPENSE

Total other expense increased by $1,401,000 or 18.9%, from $7,426,000 for the year ended December 31, 1998 to $8,827,000 for the year ended December 31, 1999. Salaries and employee benefits increased by $213,000 or 5.0%, from $4,263,000 for the year ended December 31, 1998 to $4,476,000 for the year ended December 31, 1999. The increase was primarily due to normal inflationary salary increases, a slight increase in staff size and higher medical insurance premiums. Net occupancy expenses increased by $341,000 or 31.3%, from $1,089,000 for the year ended December 31, 1998 to $1,430,000 for the year ended December 31, 1999, primarily due to the accelerated depreciation of data processing equipment replaced during a computer conversion. A loss on equity investment of $441,000 reflects the losses equal to the Company's portion of the negative equity and the outstanding loans to Websoft, Inc., in which the Company has a 20% ownership investment. As the investee has negative equity, the losses were recorded.

PROVISION FOR LOAN LOSSES

The provision for loan losses increased from $463,000 for the year ended December 31, 1998 to $480,000 for the year ended December 31, 1999 an increase of $17,000 or 3.7%. The provision for both periods reflects management's analysis of the Company's loan portfolio based on information which is currently available to it at such time. The Company's level of allowance for loan losses to total loans and allowance for loan losses to non-performing loans were 0.54% and 331.5%,respectively, at December 31, 1998, compared to 0.63% and 295.1%, respectively, at December 31, 1999. The Company charged off $57,000 and $47,000 during 1999 and 1998, respectively. While management believes that the allowance for loan losses is sufficient based on information currently available, no assurances can be made that future events or conditions or regulatory directives will not result in increased provisions for loan losses or additions to the Bank's allowance for losses which may adversely affect net income.

INCOME TAX EXPENSE

Total income tax expense was $940,000 in 1999, compared to $1,250,000 in 1998. The decrease was attributable to lower taxable income in 1999. The effective tax rates for the years ended December 31, 199 and 1998 were 44.1% and 38.3%, respectively. The tax rate increased in 1999 due to increased non-deductible expenses.

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

Interest on investments, including mortgage-backed securities and FHLB stock dividends decreased from $1,812,000 for the year ended December 31, 1997 to $1,218,000 for the year ended

December 31, 1998, a decrease of $594,000 or 32.8%. The decrease was primarily due to lower average balances of mortgage-backed securities in 1998 and a seventy basis point decrease in the average yield on mortgage-backed securities. Mortgage-backed securities declined $10.0 million due to sales, maturities and principal paydowns. This reduction contributed to the increase in cash and cash equivalents. Interest on interest-bearing deposits increased by $574,000 or 610.6%, from $94,000 for the year ended December 31, 1997 to $668,000 for the year ended December 31, 1998 because of higher average balances during 1998.

INTEREST EXPENSE

Interest on savings deposits decreased by $134,000 or 1.4%, from $9,672,000 for the year ended December 31, 1997 to $9,538,000 for the year ended December 31, 1998. The decrease was primarily caused by an eleven basis point decrease in the average interest rate paid on deposits, partially offset by a slight increase in the average balance of deposits.

The interest on borrowings increased by $75,000 or 3.6%, from $2,062,000 for the year ended December 31, 1997 to $2,137,000 for the year ended December 31, 1998 as a result of increased average borrowings from the FHLB as well as a slight increase in rates.

PROVISION FOR LOAN LOSSES

The provision for loan losses decreased from $516,000 for the year ended December 31, 1997 to $463,000 for the year ended December 31, 1998, a decrease of $53,000 or 10.3%. Total charge-offs for 1998 were $47,000, compared to $188,000 in 1997.

OTHER INCOME

Total other income decreased by $288,000 or 14.5%, from $1,983,000 for the year ended December 31, 1997 to $1,695,000 for the year ended December 31, 1998. The decrease was primarily due to the 1997 net gain on the sale of a branch facility of $523,000 and a decrease in loan servicing fees, which was offset by an increase in net gains on loan sales. Net gains on loan sales increased by $492,000 or 117.7%, from $418,000 for the year ended December 31, 1997 to $910,000 for the year ended December 31, 1998, because of an increase in loan sales in the year ended December 31, 1998. Loan servicing fees decreased from $205,000 for the year ended December 31, 1997 to $15,000 for the year ended December 31, 1998, a decrease of $190,000 or 92.7%. This decrease was due to the amortization of previously capitalized mortgage servicing rights.

OTHER EXPENSE

Total other expense increased by $480,000 or 6.9%, from $6,946,000 for the year ended December 31, 1997 to $7,426,000 for the year ended December 31, 1998. Salaries and benefits increased by $200,000 or 6.0%, from $4,063,000 for the year ended December 31, 1997 to $4,263,000 for the year ended December 31, 1998, due to the increase in the price of the Company's stock which is used to fund the ESOP stock based compensation program and the additional compensation expense from the new full-service facility that was opened in the third quarter of 1997. Net occupancy expenses increased by $157,000 or 16.8%, from $932,000 for the year ended December 31, 1997 to $1,089,000 for the year ended December 31, 1998, primarily because of the new full-service office and administrative facility. Deposit insurance expense increased by $19,000, from $101,000 for the year ended December 31, 1997 to $120,000 for the year ended December 31, 1998 because of the utilization of a deposit insurance credit utilized in 1997.

INCOME TAX EXPENSE

Total income tax expense was $1,250,000 in 1998, compared to $1,199,000 in 1997. The increase was attributable to higher taxable income in 1998. The effective tax rates for the years ended December 31, 1998 and 1997 were 38.8% and 38.8%, respectively.

YEAR 2000 COMPLIANCE

The Year 2000 compliance issue existed because many computer systems and applications used two-digit fields to designate a year. There was a concern that as the century date change occurred, date-sensitive systems might either fail or not operate properly unless the underlying programs are modified or replaced.

The Bank initiated a program to assure that all computer applications would be Year 2000 compliant. This program included the monitoring and testing of the Bank's in-house data processing system and other data processing related vendors Year 2000 compliance progress. The progress of certain commercial loan customers' Year 2000 efforts were also monitored.

No Year 2000 problems were encountered by the Bank or any of its commercial loan customers prior to or after the century date change. The Bank will continue to monitor for any problems that may arise in the future.

To date, the Company's direct expenses (other than the salary of Company employees involved in the project) have been less than $20,000 and the Company does not anticipate any material additional Year 2000 expense.

SALE OF BRANCH FACILITY

During January, 2000, the Bank has entered into an agreement for the sale of its branch location and related deposit accounts in Eureka, Illinois. The sales price will be 10% of the office's approximately $26.7 million in deposits. The transaction should result in a gain of approximately $2.5 million. It is anticipated this transaction will be finalized by the second quarter of 2000.

CURRENT ACCOUNTING ISSUES

During 1998, the Financial Accounting Standards Board (FASB) issued Statement No. 133, "Accounting for Derivative Instruments and Hedging Activities." This Statement requires companies to record derivatives on the balance sheet at their fair value. This new Statement applies to all entities. Statement No. 137 amended the effective date of Statement No. 133 to fiscal years beginning after June 15, 2000. The Statement may not be applied retroactively to financial statements of prior periods. The adoption of the Statement will have no material impact on the Company's financial condition or result of operations.

QUANTITATIVE AND QUALITATIVE DISCLOSURES ABOUT MARKET RISK

Sources of market risk include interest rate risk, foreign currency exchange rate risk, commodity price risk and equity price risk. The Company is only subject to interest rate risk. The Company purchased no financial instruments for trading purposes during 1999 or 1998.

The principal objective of the Company's interest rate risk management function is to evaluate the interest rate risk included in balance sheet accounts, determine the level of risk appropriate given the Company's business strategy, operating environment, capital and liquidity requirements and performance objectives, and manage the risk consistent with the Board of Director's approved guidelines. Through such management, the Company seeks to reduce the vulnerability of its operations to changes in interest rates. The Company monitors its interest rate risk as such risk relates to its operating strategies. The Company's Board of Directors reviews the Company's interest rate risk position on a quarterly basis. The Company's Asset/Liability Committee is comprised of the Company's senior management under the direction of the Board of Directors, with the Committee responsible for reviewing with the Board of Directors its activities and strategies, the effect of those strategies on the Company's net interest margin, the market value of the portfolio and the effect that changes in the interest rates will have on the Company's portfolio and its exposure limits. The extent of the movement of interest rates is an uncertainty that could have a negative impact on the earnings of the Company.

In recent years, the Company has utilized the following strategies to manage interest rate risk: (1) originating for investment adjustable rate residential mortgage and fixed rate one-to-four family loans with maturities of 10 years or less; (2) generally selling fixed rate one-to-four family mortgage loans with maturities exceeding 10 years in the secondary market without recourse and on a servicing retained basis; (3) increasing its origination of shorter term and/or adjustable rate commercial loans; and (4) investing in shorter term investment securities which may generally bear lower yield as compared to longer term investments, but which may better position the Company for increases in market interest rates.

The matching of assets and liabilities may be analyzed by examining the extent to which such assets and liabilities are "interest rate sensitive" and by monitoring the Company's interest rate sensitivity "gap". An asset or liability is said to be interest rate sensitive within a specific time period, if it will mature or reprice within that time period. The interest rate sensitivity gap is defined as the difference between the amount of interest-earning assets maturing or repricing within a specific time period and the amount of interest-bearing liabilities maturing or repricing within that time period. At December 31, 1999, the Company's one-year gap position, the difference between the amount of interest-earning assets maturing or repricing within one year, and interest-bearing liabilities maturing or repricing within one year, was ($10,952,000). A gap is considered positive when the amount of interest rate sensitive assets exceeds the amount of interest rate sensitive liabilities. A gap is considered negative when the amount of interest rate sensitive liabilities exceeds the amount of interest rate sensitive assets. Accordingly, during a period of rising interest rates, a financial institution with a negative gap position would tend to have its interest-bearing liabilities repricing upwards at a faster rate which, consequently, may result in the cost of its interest-bearing liabilities increasing at a rate faster than its yield on interest-earning assets than if it had a positive gap. During a period of falling interest rates, a financial institution with a negative gap would tend to have its interest-bearing liabilities repricing downward at a faster rate than its interest-earning assets as compared to an institution with a positive gap, which consequently, may tend to positively affect the growth of its net interest income.

The following table sets forth the amounts of interest-earning assets and interest-bearing liabilities outstanding at December 31, 1999, which are anticipated by the Company, based upon assumptions, to reprice or mature in each of the future time periods shown. Except as stated below, the amount of assets and liabilities shown which reprice or mature during a particular period were determined in accordance with the earlier of term repricing or the contractual maturity of the asset or liability. The table sets forth an approximation of the projected repricing of assets and liabilities at December 31, 1999, on the basis of contractual maturities, anticipated prepayments, and scheduled rate adjustments within the selected time intervals. Annual prepayment rates for adjustable rate and fixed rate loans are assumed to be 4.5% and 9.5%, respectively. Annual prepayment rates for adjustable rate and fixed rate mortgage-backed securities are assumed to be 4.5% and 7.5%, respectively. Money market deposits are assumed to be immediately interest rate sensitive, while passbook accounts and NOW accounts are assumed to have decay rates of 12% annually.

Gap Table (Amounts in thousands)

                                                                                                     After                 Fair
                                            Year 1      Year 2      Year 3     Year 4     Year 5     Year 5     TOTAL      Value
                                           --------------------------------------------------------------------------------------
Interest-earning assets:
Loans
  Fixed rate .........................     $50,593     $27,706     $19,575    $12,341    $11,512    $27,488   $149,215   $148,623
  Average interest rate ..............       8.52%       8.43%       8.13%      8.28%      8.30%      7.66%      8.14%
  Variable rate ......................      71,363      15,524      16,772      5,483      8,524          0    117,666    117,862
  Average interest rate ..............       8.37%       7.90%       7.92%      8.13%      7.82%      0.00%      8.18%
Securities
  Fixed rate .........................       1,280         270         249        717      2,166      6,414     11,096     11,096
  Average interest rate ..............       5.30%       6.42%       6.42%      6.04%      6.51%      6.52%      6.34%
  Variable rate ......................       7,861                                                               7,861      7,861
  Average interest rate ..............       6.18%                                                               6.18%

Interest-bearing demand deposits .....       3,267                                                               3,267      3,267
  Average interest rate ..............       4.56%                                                               4.56%
                                          --------    --------    --------   --------   --------   --------   --------   --------
    Total interest-earning assets ....    $134,364     $43,500     $36,596    $18,541    $22,202    $33,902   $289,105   $288,709
                                          --------    --------    --------   --------   --------   --------   --------   --------
Interest-bearing liabilities:
NOW and savings accounts .............       4,636       4,636       4,636      4,636      4,636     15,454     38,634     38,634
  Average interest rate ..............       1.99%       1.99%       1.99%      1.99%      1.99%      1.99%      1.99%
Money market accounts ................      13,379                                                              13,379     13,379
  Average interest rate ..............       3.30%                                                               3.30%
Time deposits
  Fixed rate .........................      97,889      39,520       7,023      1,310        908        102    146,752    147,058
  Average interest rate ..............       5.29%       5.66%       5.47%      5.70%      5.35%      6.23%      5.40%
  Variable rate ......................       5,412                                                               5,412      5,412
  Average interest rate ..............       5.04%                                                               5.04%
FHLB advances:
  Fixed rate .........................      20,000           0       4,898      3,000     14,000     11,175     53,073     51,707
  Average interest rate ..............       6.00%       0.00%       6.07%      5.55%      5.46%      5.15%      5.66%
  Variable rate ......................       4,000                                                               4,000      4,000
  Average interest rate ..............       6.26%                                                               6.26%
                                          --------    --------    --------   --------   --------   --------   --------   --------
    Total interest-earning liabilities    $145,316     $44,156     $16,557     $8,946    $19,544    $26,731   $261,250   $260,190
                                          --------    --------    --------   --------   --------   --------   --------   --------
Interest-earning assets less
  interest-bearing liabilities ("Gap")    ($10,952)      ($656)    $20,039     $9,595     $2,658     $7,171    $27,855    $28,519
                                          --------    --------    --------   --------   --------   --------   --------   --------
Cumulative gap .......................    ($10,952)   ($11,608)     $8,431    $18,026    $20,684    $27,855    $27,855    $28,519
                                          --------    --------    --------   --------   --------   --------   --------   --------
Cumulative gap as % of
  interest-earning assets ............      -3.79%      -4.02%       2.92%      6.23%      7.15%      9.63%      9.63%      9.88%
                                          --------    --------    --------   --------   --------   --------   --------   --------

At December 31, 1999, the table above reflects that the Company has a negative liability gap due to the level of interest bearing demand deposits and savings that are generally subject to immediate withdrawal and are repriceable at any time. As such, the effect of an increase in interest rates of 100 basis points would decrease net interest income by approximately $109,500 in one year and $116,000 in two years assuming no management intervention. A fall in interest rates would have the opposite effect for the same period. In analyzing interest rate sensitivity, the Company's management considers these differences and incorporates other assumptions and factors, such as balance sheet growth and prepayments, to better measure interest rate risk.

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

Citizens First Financial Corp. and Subsidiary
Consolidated Average Balance Sheet (Dollars in thousands)

                                                                             For the Years Ended December 31,
                                          At December 31   ------------------------------------------------------------------------
                                               1999                      1999                                  1998
                                          --------------   ----------------------------------    ----------------------------------
                                                           Average                   Average     Average                  Average
                                            Yield/Cost     Balance     Interest    Yield/Cost    Balance     Interest    Yield/Cost
                                          --------------   -------     --------    ----------    -------     --------    ----------
Assets
   Deposits & short-term investments ...       5.35%        $8,552         $419        4.90%     $11,873         $668        5.63%
   Investment securities (1) ...........       6.18          7,354          462        6.28        7,783          500        6.42
   Loans receivable (2) ................       8.16        252,551       20,300        8.04      228,224       19,248        8.43
   Mortgage-backed securities (3) ......       6.22          9,191          516        5.61       10,397          580        5.58
   FHLB-Chicago stock ..................       6.75          2,369          159        6.72        2,000          138        6.90
                                               ----       --------      -------        ----     --------      -------        ----
      Total interest-earning assets ....       7.98        280,017       21,856        7.81      260,277       21,134        8.12
                                                                        -------                               -------
   Non-interest earning assets .........                    20,479                                17,064
                                                          --------                              --------
      Total assets .....................                  $300,496      $21,856                 $277,341      $21,134
                                                          ========      =======                 ========      =======

Liabilities & Equity
   Interest-bearing liabilities
      Money market accounts ............       3.30        $12,542         $427        3.40      $10,345         $234        2.26
      Passbook accounts ................       2.25         19,003          418        2.20       17,221          413        2.40
      NOW accounts .....................       1.74         19,079          336        1.76       16,668          379        2.27
      Certificate accounts .............       5.39        150,068        8,045        5.36      147,591        8,512        5.77
                                               ----       --------      -------        ----     --------      -------        ----
      Total interest-bearing deposits ..       4.61        200,692        9,226        4.60      191,825        9,538        4.97
                                               ----       --------      -------        ----     --------      -------        ----

      FHLB advances ....................       5.79         45,481        2,581        5.67       33,573        2,137        6.37
                                                          --------      -------                 --------      -------
      Total interest-bearing liabilities       4.87        246,173       11,807        4.80      225,398       11,675        5.18
                                                                        -------                               -------
   Non-interest bearing liabilities ....                    19,062                                15,591
                                                          --------                              --------
      Total liabilities ................                   265,235                               240,989
   Stockholders' Equity ................                    35,261                                36,352
                                                          --------                              --------
      Total liabilities &
        stockholders' equity ...........                  $300,496                              $277,341
                                                          ========                              ========
   Net interest rate spread (4) ........       3.11%                    $10,049        3.01%                   $9,459        2.94%
                                               ====                     =======        ====                    ======        ====

   Net interest margin (5) .............                                               3.59%                                 3.63%
                                                                                       ====                                  ====
   Ratio of interest-earning assets to
      interest-bearing liabilities .....                           113.75%                                  115.47%
====================================================================================================================================
                                                 For the Years Ended December 31,
                                               -------------------------------------
                                                              1997
                                               -------------------------------------
                                               Average                     Average
                                               Balance      Interest      Yield/Cost
                                               -------      --------      ----------
Assets
   Deposits & short-term investments ...        $2,400           $94          3.92%
   Investment securities (1) ...........         6,200           399          6.44
   Loans receivable (2) ................       227,346        18,395          8.09
   Mortgage-backed securities (3) ......        20,359         1,279          6.28
   FHLB-Chicago stock ..................         1,971           134          6.80
                                              --------       -------          ----
      Total interest-earning assets ....       258,276        20,301          7.86
                                                             -------
   Non-interest earning assets .........        15,269
                                              --------
      Total assets .....................      $273,545       $20,301
                                              ========       =======

Liabilities & Equity
   Interest-bearing liabilities
      Money market accounts ............        $9,703          $234          2.41
      Passbook accounts ................        16,921           419          2.48
      NOW accounts .....................        14,930           338          2.26
      Certificate accounts .............       148,812         8,681          5.83
                                              --------       -------          ----
      Total interest-bearing deposits ..       190,366         9,672          5.08
                                              --------       -------          ----

      FHLB advances ....................        32,958         2,062          6.26
                                              --------       -------
      Total interest-bearing liabilities       223,324        11,734          5.25
                                                             -------
   Non-interest bearing liabilities ....        11,510
                                              --------
      Total liabilities ................       234,834
   Stockholders' Equity ................        38,711
                                              --------
      Total liabilities &
        stockholders' equity ...........      $273,545
                                              ========
   Net interest rate spread (4) ........                      $8,567          2.61%
                                                              ======          ====

   Net interest margin (5) .............                                      3.32%
                                                                              ====
   Ratio of interest-earning assets to
      interest-bearing liabilities .....                115.65%
===================================================================================

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

                                                      Year-to-Date 1999                        Year-to-Date 1998
                                                         Compared to                              Compared to
                                                      Year-to-Date 1998                         Year-to-Date 1997
                                              =====================================      ====================================
                                                      Increase (Decrease)                      Increase (Decrease)
                                                             Due to                                    Due to
                                              -------------------------------------      ------------------------------------
                                              Volume          Rate     Total Change      Volume         Rate     Total Change
                                              -------------------------------------      ------------------------------------
                                                                              (in thousands)
Interest Income:
      Interest-earning deposits                ($170)         ($79)        ($249)         $517           $57          $574
      Investment securities                      (27)          (11)          (38)          102            (1)          101
      Loans receivable                         1,985          (933)        1,052            71           782           853
      Mortgage-backed securities                 (68)            4           (64)         (569)         (130)         (699)
      FHLB stock                                  25            (4)           21             2             2             4
                                               -----         -----         -----         -----         -----         -----
          Total interest income                1,562          (840)          722           158           675           833
                                               -----         -----         -----         -----         -----         -----
Interest Expense:
      Money-market deposit accounts               57           136           193            15           (15)            0
      Savings accounts                            41           (36)            5             7           (13)           (6)
      NOW accounts                                50           (93)          (43)           40             1            41
      Certificate accounts                       141          (608)         (467)          (71)          (98)         (169)
      FHLB advances                              695          (251)          444            39            36            75
                                               -----         -----         -----         -----         -----         -----
          Total interest expense               1,032          (900)          132           108          (167)          (59)
                                               -----         -----         -----         -----         -----         -----
          Net interest income                   $530           $60          $590           $50          $842          $892
                                               =====         =====         =====         =====         =====         =====

Liquidity and Capital Resources

The Bank's primary sources of funds are deposits, principal and interest payments on loans and securities, sales of loans and securities and FHLB advances. While maturing and scheduled amortization of loans are predictable sources of funds, deposit outflows and mortgage prepayments are greatly influenced by general interest rates, economic conditions and competition.

At December 31, 1999, the Bank exceeded all of its regulatory capital requirements with Tier 1 core capital of $27.9 million, or 13.3% of risk-weighted assets, which is above the required level of $8.4 million or 4.0%; and risk-based capital of $29.3 million or 14.0% of risk-weighted assets, which is above the required level of $16.8 million or 8.0%.

The Company's most liquid assets are cash and interest-bearing demand accounts. The level of these accounts is dependent on the operating, financing, lending and investing activities during any given period. At December 31, 1999 and 1998, cash and interest-bearing deposits totaled $13.2 million and $18.3 million, respectively.

The Company has other sources of liquidity if a need for additional funds arises, including FHLB advances. At December 31, 1999, the Bank had outstanding advances with the FHLB of $57.1 million. The FHLB maintains two limitations on the availability based on FHLB stock ownership and total assets. The Bank currently meets the stock limitation; however, this limit may be raised by the purchase of additional FHLB stock. Based on the total assets limitations, the Bank may increase its borrowings with the FHLB by approximately $52.2 million. Depending upon market conditions and the pricing of deposit products and FHLB borrowings, the Bank may utilize FHLB advances to fund loan originations.

At December 31, 1999 the Bank had commitments to originate loans and unused lines of credit totaling $45.1 million. Since many of the commitments are expected to expire without being drawn upon, the total commitment amounts do not necessarily represent future cash requirements. Certificate accounts which are scheduled to mature in one year or less from December 31, 1999 totaled $103.3 million. The Bank anticipates that it will have sufficient funds to meet its current loan commitments and maturing deposits.

Independent Auditor's Report

To the Stockholders and Board of Directors
Citizens First Financial Corp. and Subsidiary
Bloomington, Illinois

We have audited the accompanying consolidated balance sheet of Citizens First Financial Corp. and subsidiary as of December 31, 1999 and 1998, and the related consolidated statements of income, stockholders' equity, and cash flows for each of the three years in the period ended December 31, 1999. These consolidated financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these consolidated financial statements based on our audits.

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

In our opinion, the consolidated financial statements described above present fairly, in all material respects, the consolidated financial position of Citizens First Financial Corp. and subsidiary as of December 31, 1999 and 1998, and the results of their operations and their cash flows for each of the years in the three-year period ended December 31, 1999, in conformity with generally accepted accounting principles.


                                             /s/ Olive LLP

                                             Olive

                                             Decatur, Illinois
                                             January 26, 2000

Citizens First Financial Corp. and Subsidiary
Consolidated Balance Sheet

December 31                                                                  1999             1998
=====================================================================================================
Assets
Cash and due from banks ............................................      $9,909,293       $5,758,487
Interest-bearing demand deposits ...................................       3,266,649       12,579,716
                                                                        -----------------------------
      Cash and cash equivalents ....................................      13,175,942       18,338,203
Investment securities available for sale ...........................      16,103,412       18,033,239
Loans held for sale ................................................       3,007,425        5,245,872
Loans, net of allowance for loan losses of $1,679,247 and $1,256,475     263,873,765      231,627,677
Land in real estate joint venture ..................................       4,107,729
Premises and equipment .............................................       9,028,410        8,124,445
Federal Home Loan Bank stock .......................................       2,853,700        1,970,700
Foreclosed assets ..................................................          86,224          482,833
Other assets .......................................................       4,348,041        3,451,161
-----------------------------------------------------------------------------------------------------
      Total assets .................................................    $316,584,648     $287,274,130
=====================================================================================================

Liabilities
Deposits
      Noninterest bearing ..........................................     $16,059,672      $13,046,683
      Interest bearing .............................................     204,177,299      195,049,888
                                                                        -----------------------------
            Total deposits .........................................     220,236,971      208,096,571
Federal Home Loan Bank borrowings ..................................      57,073,196       39,409,618
Advances by borrowers for taxes and insurance ......................         890,483          601,266
Other liabilities ..................................................       2,098,804        3,146,317
-----------------------------------------------------------------------------------------------------
      Total liabilities ............................................     280,299,454      251,253,772
-----------------------------------------------------------------------------------------------------

Minority Interest in Real Estate Joint Venture .....................       2,034,054

COMMITMENTS AND CONTINGENT LIABILITIES

Stockholders' Equity
Preferred stock, $.01 par value
      Authorized and unissued -- 1,000,000 shares
Common stock, $.01 par value
      Authorized -- 8,000,000 shares
      Issued and Outstanding -- 2,817,500 shares ...................          28,175           28,175
      Additional Paid-in-capital ...................................      27,489,456       27,426,725
Retained earnings ..................................................      21,179,540       20,198,209
Accumulated other comprehensive income .............................        (341,567)         (47,729)
-----------------------------------------------------------------------------------------------------
                                                                          48,355,604       47,605,380
Less:
Unallocated employee stock ownership plan
      shares -- 96,600 and 128,800 shares ..........................        (966,000)      (1,288,000)
Unearned incentive plan shares -- 40,577 and 64,709 shares .........        (558,965)        (893,433)
Treasury stock, at cost -- 793,145 and 583,083 shares ..............     (12,579,499)      (9,403,589)
-----------------------------------------------------------------------------------------------------
Total stockholders' equity .........................................      34,251,140       36,020,358
-----------------------------------------------------------------------------------------------------
      Total liabilities and stockholders' equity ...................    $316,584,648     $287,274,130
=====================================================================================================

See notes to consolidated financial statements.

Citizens First Financial Corp. and Subsidiary
Consolidated Statement of Income

Year Ended December 31                                    1999          1998          1997
=============================================================================================
Interest Income
      Loans receivable ............................   $20,299,904   $19,248,250   $18,394,586
      Investment securities .......................     1,171,225     1,218,318     1,812,044
      Deposits with financial institutions ........       384,643       667,589        94,271
                                                      ---------------------------------------
            Total interest income .................    21,855,772    21,134,157    20,300,901
                                                      ---------------------------------------

Interest Expense
      Deposits ....................................     9,226,193     9,537,962     9,672,326
      Federal Home Loan Bank borrowings ...........     2,581,041     2,137,116     2,061,677
                                                      ---------------------------------------
            Total interest expense ................    11,807,234    11,675,078    11,734,003
                                                      ---------------------------------------

Net Interest Income ...............................    10,048,538     9,459,079     8,566,898
      Provision for loan losses ...................       480,000       463,381       516,053
                                                      ---------------------------------------

Net Interest Income After Provision for Loan Losses     9,568,538     8,995,698     8,050,845
                                                      ---------------------------------------

Other Income
      Service charges on deposit accounts .........       782,672       509,197       495,980
      Loan servicing fees .........................        86,506        15,410       205,027
      Net realized gains on sales of
          available-for-sale securities ...........        11,428        17,060         4,019
      Net gain on sale of branch facility .........                                   522,883
      Net gains on loan sales .....................       192,244       910,352       418,260
      Other income ................................       316,904       243,353       336,869
                                                      ---------------------------------------
            Total other income ....................     1,389,754     1,695,372     1,983,038
                                                      ---------------------------------------

Other Expenses
      Salaries and employee benefits ..............     4,476,988     4,263,484     4,063,420
      Net occupancy and equipment expenses ........     1,430,349     1,089,380       932,335
      Deposit insurance expense ...................       122,989       120,149       101,473
      Data processing fees ........................       444,948       403,771       385,098
      Loss on equity investment ...................       441,087
      Other expenses ..............................     1,873,776     1,549,513     1,463,469
      Minority interest in net income of
         real estate joint venture ................        36,378
                                                      ---------------------------------------
            Total other expenses ..................     8,826,515     7,426,297     6,945,795
                                                      ---------------------------------------

Income Before Income Tax ..........................     2,131,777     3,264,773     3,088,088
      Income tax expense ..........................       939,891     1,250,304     1,199,332
                                                      ---------------------------------------

Net Income ........................................    $1,191,886    $2,014,469    $1,888,756
=============================================================================================

Basic Earnings Per Share ..........................            $0.61         $0.90         $0.79
Diluted Earnings Per Share ........................            $0.58         $0.84         $0.74

See notes to consolidated financial statements.

Citizens First Financial Corp. and Subsidiary
Consolidated Statement of Stockholders' Equity


                                                 Common Stock                                                 Accumulated
                                             --------------------    Additional                                  Other
                                                Shares                Paid-in    Comprehensive   Retained    Comprehensive
                                             Outstanding   Amount     Capital        Income      Earnings        Income
----------------------------------------------------------------------------------------------------------------------------
Balance, January 1, 1997 ...................  2,568,611   $28,175   $27,023,869                $16,294,984     ($297,685)
  Comprehensive income
    Net income .............................                                      $1,888,756     1,888,756
    Other comprehensive income,
    net of tax
       Unrealized gains on securities,
       net of reclassification adjustment ..                                         197,952                     197,952
                                                                                ---------------
  Comprehensive income .....................                                      $2,086,708
                                                                                ===============
  Employee stock ownership
    plan shares allocated ..................     32,200                 203,437
  Incentive plan shares acquired ...........    (54,100)
  Incentive plan shares earned .............     22,540                 (33,984)
  Purchase of treasury stock ...............   (281,750)
--------------------------------------------------------------------------------               -----------------------------
Balance, December 31, 1997 .................  2,287,501    28,175    27,193,322                 18,183,740       (99,733)
  Comprehensive income
    Net income .............................                                      $2,014,469     2,014,469
    Other comprehensive income,
    net of tax
       Unrealized gains on securities,
       net of reclassification adjustment ..                                          52,004                      52,004
                                                                                ---------------
  Comprehensive income .....................                                      $2,066,473
                                                                                ===============
  Employee stock ownership
    plan shares allocated ..................     32,200                 268,559
  Incentive plan shares earned .............     22,540                 (35,156)
  Purchase of treasury stock ...............   (301,333)
--------------------------------------------------------------------------------               -----------------------------
Balance, December 31, 1998 .................  2,040,908    28,175    27,426,725                 20,198,209       (47,729)
  Comprehensive income
    Net income .............................                                      $1,191,886     1,191,886
    Other comprehensive income,
    net of tax
       Unrealized losses on securities,
       net of reclassification adjustment ..                                        (293,838)                   (293,838)
                                                                                ---------------
  Comprehensive income .....................                                        $898,048
                                                                                ===============
  Cash dividends ($.10 per share) ..........                                                      (210,555)
  Employee stock ownership
    plan shares allocated ..................     32,200                 127,484
  Incentive plan shares earned .............     24,132                 (37,644)
  Exercise of stock options ................     15,634                 (27,109)
  Purchase of treasury stock ...............   (225,696)
--------------------------------------------------------------------------------               -----------------------------
Balance, December 31, 1999 .................  1,887,178   $28,175   $27,489,456                $21,179,540     ($341,567)
================================================================================               =============================

                                              Unallocated
                                                Employee
                                                  Stock        Unearned
                                                Ownership      Incentive       Treasury
                                               Plan Shares    Plan Shares        Stock        Total
-------------------------------------------------------------------------------------------------------
Balance, January 1, 1997 ...................   ($1,932,000)    ($768,833)                  $40,348,510
  Comprehensive income
    Net income .............................                                                 1,888,756
    Other comprehensive income,
    net of tax
       Unrealized gains on securities,
       net of reclassification adjustment ..                                                   197,952

  Comprehensive income .....................

  Employee stock ownership
    plan shares allocated ..................       322,000                                     525,437
  Incentive plan shares acquired ...........                    (752,932)                     (752,932)
  Incentive plan shares earned .............                     315,984                       282,000
  Purchase of treasury stock ...............                                 ($4,520,173)   (4,520,173)
-------------------------------------------------------------------------------------------------------
Balance, December 31, 1997 .................    (1,610,000)   (1,205,781)     (4,520,173)   37,969,550
  Comprehensive income
    Net income .............................                                                 2,014,469
    Other comprehensive income,
    net of tax
       Unrealized gains on securities,
       net of reclassification adjustment ..                                                    52,004

  Comprehensive income .....................

  Employee stock ownership
    plan shares allocated ..................       322,000                                     590,559
  Incentive plan shares earned .............                     312,348                       277,192
  Purchase of treasury stock ...............                                  (4,883,416)   (4,883,416)
-------------------------------------------------------------------------------------------------------
Balance, December 31, 1998 .................    (1,288,000)     (893,433)     (9,403,589)   36,020,358
  Comprehensive income
    Net income .............................                                                 1,191,886
    Other comprehensive income,
    net of tax
       Unrealized losses on securities,
       net of reclassification adjustment ..                                                  (293,838)

  Comprehensive income .....................

  Cash dividends ($.10 per share) ..........                                                  (210,555)
  Employee stock ownership
    plan shares allocated ..................       322,000                                     449,484
  Incentive plan shares earned .............                     334,468                       296,824
  Exercise of stock options ................                                     219,407       192,298
  Purchase of treasury stock ...............                                  (3,395,317)   (3,395,317)
-------------------------------------------------------------------------------------------------------
Balance, December 31, 1999 .................     ($966,000)    ($558,965)   ($12,579,499)  $34,251,140
=======================================================================================================

See notes to consolidated financial statements.

Citizens First Financial Corp. and Subsidiary
Consolidated Statement of Cash Flows

Year Ended December 31                                    1999                  1998                  1997
==========================================================================================================
Operating Activities
      Net income .........................................     $1,191,886      $2,014,469      $1,888,756
      Adjustments to reconcile net income to net cash
            provided by operating activities:
            Provision for loan losses ....................        480,000         463,381         516,053
            Loss on equity investment ....................        441,087
            Depreciation .................................        986,169         591,230         471,610
            Deferred income tax benefit ..................       (303,617)        (51,643)        (72,833)
            Investment securities gains ..................        (11,428)        (17,060)         (4,019)
            Investment securities amortization, net ......         55,212          51,049          51,711
            Minority interest in net income
                of real estate joint venture .............         36,378
            Net loss on sales of foreclosed real estate ..         56,551          73,656          19,381
            Net gain on loan sales .......................       (192,244)       (910,352)       (418,260)
            Net gain on sale of branch facility ..........                                       (522,883)
            Net gain on sales of premises and equipment ..                         (6,478)        (44,366)
            Loans originated for sale ....................    (20,932,960)    (61,122,594)    (25,967,927)
            Proceeds from sales of loans originated
                for resale ...............................     23,363,651      59,180,641      27,020,088
            Compensation expense related to
                employee stock ownership and
                    incentive plans ......................        746,308         867,751         807,437
            Change in:
                Other assets .............................       (406,817)       (402,916)        (30,587)
                Other liabilities ........................     (1,301,100)        787,193         196,924
----------------------------------------------------------------------------------------------------------
            Net cash provided by operating activities ....      4,209,076       1,518,327       3,911,085
----------------------------------------------------------------------------------------------------------

Investing Activities
      Purchases of securities available for sale .........     (3,005,375)    (10,503,689)     (1,992,419)
      Proceeds from maturities and principal paydowns
            on securities available for sale .............      4,197,893       6,565,809       5,341,739
      Proceeds from sales of securities available for sale         25,741       5,257,424       5,995,727
      Proceeds from maturities and principal paydowns
            on securities held to maturity ...............                                      1,000,000
      Redemption (purchase) of Federal Home
            Loan Bank stock ..............................       (883,000)        482,500        (791,200)
      Net change in loans ................................    (32,878,138)     (3,752,577)    (19,311,565)
      Proceeds from sales of foreclosed real estate ......        492,108       1,179,300         441,043
      Purchases of premises and equipment ................     (1,890,134)       (335,500)     (3,317,385)
      Investment in land in real estate joint venture ....     (4,180,485)
      Proceeds from minority interest portion
            of real estate joint venture .................      2,070,432
      Sale of branch, net of cash paid ...................                                        522,883
      Proceeds from sales of premises and equipment ......                         34,274         260,423
----------------------------------------------------------------------------------------------------------
            Net cash used by investing activities ........    (36,050,958)     (1,072,459)    (11,850,754)
----------------------------------------------------------------------------------------------------------

Citizens First Financial Corp. and Subsidiary
Consolidated Statement of Cash Flows (continued)

Year Ended December 31                                     1999            1998            1997
===================================================================================================
Financing Activities
Net change in
      Interest-bearing demand and savings deposits      $6,953,643     $11,163,613        $479,448
      Certificates of deposit .....................      5,186,757      (1,700,259)     (3,970,971)
Net change in Federal Home Loan Bank line of credit                     (4,200,000)    (10,250,000)
Net proceeds from Federal Home Loan
      Bank advances ...............................     17,663,578       9,665,942      27,943,676
Net change in advances by borrowers for
      taxes and insurance .........................        289,217         (92,798)        (57,366)
Cash dividends ....................................       (210,555)
Purchase of stock for incentive plan ..............                                       (752,932)
Exercise of stock options .........................        192,298
Purchase of treasury stock ........................     (3,395,317)     (4,883,416)     (4,520,173)
                                                       --------------------------------------------
      Net cash provided by
            financing activities ..................     26,679,621       9,953,082       8,871,682
                                                       --------------------------------------------

Net Change in Cash and Cash Equivalents ...........     (5,162,261)     10,398,950         932,013

Cash and Cash Equivalents, Beginning of Year ......     18,338,203       7,939,253       7,007,240
                                                       --------------------------------------------

Cash and Cash Equivalents, End of Year ............    $13,175,942     $18,338,203      $7,939,253
===================================================================================================

Additional Cash Flows Information
Interest paid .....................................    $11,721,872     $11,697,057     $11,598,098
Income tax paid ...................................      1,337,379       1,138,727         834,003
Loan balances transferred to foreclosed
      real estate and repossessions ...............        152,050       1,130,411         368,822

See notes to consolidated financial statements.

Citizens First Financial Corp. and Subsidiary
Notes to Consolidated Financial Statements

Note 1 - Nature of Operations and Summary of Significant Accounting Policies

The accounting and reporting policies of Citizens First Financial Corp. ("Company") and its wholly owned subsidiary, Citizens Savings Bank, ("Bank"), conform to generally accepted accounting principles and reporting practices followed by the thrift industry. The Bank has one wholly owned subsidiary, CSL Service Corporation. The more significant of the policies are described below. During 1999, CSL Service Corporation entered into a joint venture real estate development partnership with two other investors and is a 50% owner of Williamsburg Place LLC. The primary business of Williamsburg Place LLC is to purchase and develop commercial real estate.

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

The Company is a thrift holding company whose principal activity is the ownership and management of the Bank. The Bank converted from a federal thrift charter to a state bank charter during 1999, and provides full banking services in a single significant business segment. As a state-chartered savings bank, the Bank is subject to regulation by the State of Illinois Office of Banks and Real Estate, and the Federal Deposit Insurance Corporation.

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

CONSOLIDATION - The consolidated financial statements include the accounts of the Company and Bank after elimination of all material intercompany transactions and accounts. The accounts of Williamsburg Place LLC have been consolidated into the Company's financial statements. The cost basis investment in the real estate and the minority interest owned portion are reflected on the consolidated balance sheet.

INVESTMENT SECURITIES - Debt securities are classified as held to maturity when the Company has the positive intent and ability to hold the securities to maturity. Securities held to maturity are carried at amortized cost. Debt securities not classified as held to maturity and marketable equity securities are classified as available for sale. Securities available for sale are carried at fair value with unrealized gains and losses reported in accumulated other comprehensive income, net of tax.

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

Citizens First Financial Corp. and Subsidiary
Notes to Consolidated Financial Statements

LOANS are carried at the principal amount outstanding. Interest income is accrued on the principal balances of loans. The accrual of interest on impaired loans is discontinued when, in management's opinion, the borrower may be unable to meet payments as they become due. When interest accrual is discontinued, all unpaid accrued interest is reversed when considered uncollectible. Interest income is subsequently recognized only to the extent cash payments are received. Certain loan fees and direct costs are being deferred and amortized as an adjustment of yield on the loans. In applying the provisions of Statement of Financial Accounting Standards (SFAS) No. 114, the Company considers its investments in one-to-four family residential loans and installment loans to be homogeneous and therefore excluded from separate identification for valuation of impairment.

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

The determination of the adequacy of the allowance for loan losses and the valuation of real estate is based on estimates that are particularly susceptible to significant changes in the economic environment and market conditions. Management believes that as of December 31, 1999, the allowance for loan losses and carrying value of foreclosed real estate are adequate based on information currently available. A worsening or protracted economic decline in the area within which the Bank operates would increase the likelihood of additional losses due to credit and market risks and could create the need for additional loss reserves.

LAND IN REAL ESTATE JOINT VENTURE is carried at cost, with land and development costs allocated to lots when incurred.

PREMISES AND EQUIPMENT are carried at cost net of accumulated depreciation. Depreciation is computed using the straight-line method based on the estimated useful lives of the assets. Maintenance and repairs are expensed as incurred while major additions and improvements are capitalized. Gains and losses on dispositions are included in current operations.

FEDERAL HOME LOAN BANK (FHLB) STOCK is a required investment for institutions that are members of the Federal Home Loan Bank system. The required investment in the common stock is based on a predetermined formula.

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

INCENTIVE PLAN -- The Company accounts for its stock award program or incentive plan in accordance with Accounting Principals Board Opinion (APB) No. 25, Accounting for Stock Issued to Employees. The aggregate purchase price of all shares owned by the incentive plan is reflected as a reduction of stockholders' equity. Compensation expense is based on the market price of the Company's stock on the date the shares are granted and is recorded over the vesting period. The difference between the aggregate purchase price and the fair value on the date granted of the shares earned is recorded as an adjustment to paid-in capital.

EMPLOYEE STOCK OWNERSHIP PLAN -- The Company accounts for its employee stock ownership plan (ESOP) in accordance with American Institute of Certified Public Accountants (AICPA) Statement of Position 93-6. The cost of shares issued to the ESOP but not yet allocated to participants are presented in the consolidated balance sheet as a reduction of stockholders' equity. Compensation expense is recorded based on the market price of the shares as they are committed to be released for allocation to participant accounts. The difference between the market price and the cost of shares committed to be released is recorded as an adjustment to paid-in capital. Dividends on allocated ESOP shares will be recorded as a reduction of retained earnings; dividends on unallocated ESOP shares will be reflected as a reduction of debt.

Shares are considered outstanding for earnings per share calculations when they are committed to be released; unallocated shares are not considered outstanding.

EARNINGS PER SHARE -- Basic earnings per share have been computed based upon the weighted average common shares outstanding during each year. Diluted earnings per share reflects the potential dilution that could occur if securities or other contracts to issue common stock were exercised or converted into common stock or resulted in the issuance of common stock that then shared in the earnings of the Company.

RECLASSIFICATIONS of certain amounts in the 1998 and 1997 financial statements have been made to conform to the 1999 presentation.

Note 2 - Subsequent Event

In January 2000, the Company entered into a purchase and assumption agreement for the sale of certain fixed assets and assumption of deposit liabilities of a branch located in Eureka, Illinois. As of December 31, 1999, total deposits for the Eureka Branch are approximately $26,740,000 and fixed assets are approximately $172,000. The gain on sale should approximate $2,500,000. It is anticipated this transaction will be finalized by the second quarter of 2000.

Citizens First Financial Corp. and Subsidiary
Notes to Consolidated Financial Statements

Note 3 - Investment Securities

                                                                             1999
                                             ------------------------------------------------------------------------
                                                                   Gross                Gross
                                               Amortized        Unrealized            Unrealized              Fair
December 31                                      Cost              Gains                Losses                Value
---------------------------------------------------------------------------------------------------------------------
Available for sale
Federal agencies .........................    $7,502,302                               $288,327            $7,213,975
Mortgage-backed securities ...........         8,144,576                                257,923             7,886,653
Other asset-backed securities ........            14,832                                                       14,832
Marketable equity securities .........         1,000,000                                 12,048               987,952
                                             ------------------------------------------------------------------------

            Total available for sale .....   $16,661,710                               $558,298           $16,103,412
                                             ========================================================================

                                                                             1998
                                             ------------------------------------------------------------------------
                                                                 Gross                   Gross
                                               Amortized       Unrealized              Unrealized            Fair
December 31                                      Cost            Gains                   Losses              Value
---------------------------------------------------------------------------------------------------------------------
Available for sale
Federal agencies .........................    $6,499,933         $6,625                  $2,125            $6,504,433
Mortgage-backed securities ...........        10,379,723          9,676                  91,186            10,298,213
Other asset-backed securities ........           231,597                                                      231,597
Marketable equity securities .........         1,000,000                                  1,004               998,996
                                             ------------------------------------------------------------------------

            Total available for sale .....   $18,111,253        $16,301                 $94,315           $18,033,239
                                             ========================================================================

Citizens First Financial Corp. and Subsidiary
Notes to Consolidated Financial Statements

The amortized cost and fair value of securities held to maturity and available for sale at December 31, 1999, by contractual maturity, are shown below. Expected maturities will differ from contractual maturities because issuers may have the right to call or prepay obligations with or without call or prepayment penalties.

Available for Sale
                                           ------------------------------
                                              Amortized            Fair
                                                Cost               Value
-------------------------------------------------------------------------
Within one year .........................   $1,000,565           $988,170
One to five years .......................    2,505,783          2,443,805
Five to ten years .......................    3,995,954          3,782,000
                                           ------------------------------
                                             7,502,302          7,213,975
Mortgage-backed securities ..............    8,144,576          7,886,653
Other asset-backed securities ...........       14,832             14,832
Marketable equity securities ............    1,000,000            987,952
                                           ------------------------------

      Totals ............................  $16,661,710        $16,103,412
=========================================================================

Securities with a carrying value of $2,188,415 and $2,395,217 were pledged at December 31, 1999 and 1998 to secure certain deposits and for other purposes as permitted or required by law.

Proceeds from sales of securities available for sale during 1999, 1998 and 1997 were $25,741, $5,257,424, and $5,995,727. Gross gains of $11,428, $23,055, and
$12,160 and gross losses of $0, $5,995, and $8,141 were realized on those sales. The tax effect of the gains were approximately $4,436, $6,653 and $1,625.

With the exception of securities of the U.S. Treasury and other U.S. Government agencies and corporations, the Company did not hold any securities of a single issuer, payable from and secured by the same source of revenue or taxing authority, the book value of which exceeded 10% of stockholders' equity at December 31, 1999.

Note 4 - Equity Investment

The Company has a 20% ownership investment in Websoft, Inc. (investee), a company which builds and markets internet portals. The Company also had outstanding loans with the investee. The Company follows the equity method in recording the investment. As of December 31, 1999, the investee had total assets of $159,137, total liabilities of $902,216, and total equity of $(743,079). As the investee has negative equity, losses equal to the Company's portion of the negative equity and the outstanding loans totaling $441,087 have been recorded as other expenses in the Company's consolidated statement of income.

Note 5 - Restriction on Cash and Due From Banks

The Bank is required to maintain reserve funds in cash and/or on deposit with the Federal Reserve Bank. The reserve required at December 31, 1999, was $911,000.

Citizens First Financial Corp. and Subsidiary
Notes to Consolidated Financial Statements

Note 6 - Loans and Allowance

December 31                                         1999               1998
================================================================================
Mortgage Loans
      One-to-four family .................      $136,621,052       $136,866,519
      Multi-family .......................        16,448,971         13,405,579
      Commercial real estate .............        26,632,521         24,073,218
      Construction and land ..............        72,636,375         40,946,179
Commercial ...............................        12,693,446         12,726,914
Consumer and other loans .................        16,151,216         12,072,436
                                                --------------------------------
                                                 281,183,581        240,090,845
Undisbursed portion of loans .............       (15,623,349)        (7,189,311)
Deferred premium on sale of loans ........             3,366             11,666
Deferred loan fees .......................           (10,586)           (29,048)
Allowance for loan losses ................        (1,679,247)        (1,256,475)
                                                --------------------------------
      Total loans ........................      $263,873,765       $231,627,677
================================================================================

Year Ended December 31                    1999           1998            1997
================================================================================
Allowance for Loan Losses
      Balances, January 1 .........    $1,256,475       $839,845       $512,096
      Provision for loan losses ...       480,000        463,381        516,053
      Loans charged off ...........       (57,228)       (46,751)      (188,304)
                                       -----------------------------------------
      Balances, December 31 .......    $1,679,247     $1,256,475       $839,845
================================================================================

The amount of impaired loans at December 31, 1999 and 1998 and during 1999, 1998 and 1997 was immaterial.

Note 7 - Premises and Equipment

December 31                                          1999               1998
================================================================================
Land .....................................        $2,038,437         $2,038,437
Buildings and land improvements ..........         7,473,413          7,357,531
Furniture and equipment ..................         3,912,530          3,138,795
                                                  ------------------------------
      Total cost .........................        13,424,380         12,534,763
Accumulated depreciation .................        (4,395,970)        (4,410,318)
                                                  ------------------------------
      Net ................................        $9,028,410         $8,124,445
================================================================================

Citizens First Financial Corp. and Subsidiary
Notes to Consolidated Financial Statements

Note 8 - Other Assets and Other Liabilities

December 31                                               1999           1998
================================================================================
Other assets
   Interest receivable
      Investment securities ......................       $149,145       $135,215
      Mortgage-backed securities .................         45,744         59,534
      Loans ......................................      2,540,013      2,299,388
   Mortgage servicing rights .....................        636,873        648,765
   Income taxes receivable .......................         93,866
   Deferred income tax benefit ...................        610,437        120,374
   Prepaid expenses and other assets .............        271,963        187,885
                                                       -------------------------
            Total ................................     $4,348,041     $3,451,161
================================================================================

Other liabilities
   Interest payable
      Deposits ...................................        $79,586        $76,365
      FHLB borrowings ............................        272,599        190,458
   Current income tax liability ..................                       239,882
   Accrued expenses and other liabilities ........      1,746,619      2,639,612
                                                       -------------------------
            Total ................................     $2,098,804     $3,146,317
================================================================================

Note 9 - Deposits

December 31                                             1999            1998
================================================================================
Demand deposits ................................     $49,550,124     $43,410,766
Savings deposits ...............................      18,523,223      17,708,938
Certificates of deposit of $100,000 or more ....      18,687,047      11,866,776
Other certificates of deposit ..................     133,476,577     135,110,091
                                                    ----------------------------
      Total deposits ...........................    $220,236,971    $208,096,571
================================================================================

Certificates of deposit maturing in years ending December 31:

================================================================================
                                                                       Total
2000 ...........................................................    $103,300,961
2001 ...........................................................      39,519,652
2002 ...........................................................       7,023,436
2003 ...........................................................       1,310,073
2004 ...........................................................         907,832
Thereafter .....................................................         101,670
                                                                    ------------
          Total ................................................    $152,163,624
================================================================================

Citizens First Financial Corp. and Subsidiary
Notes to Consolidated Financial Statements

Note 10 - FHLB Borrowings

===================================================================================
December 31                                                  1999          1998
FHLB advances, fixed rates ranging from 4.30% to 6.64%,
      due at various dates through October, 2008 ......   $57,073,196   $39,409,618
===================================================================================

The FHLB advances are secured by first-mortgage loans and all stock in the FHLB. Advances are subject to restrictions or penalties in the event of prepayment. The Company has $17,000,000 in FHLB borrowings having a weighted average rate of 5.22% which are callable at various dates.

Maturities in years ending December 31,
================================================================================
2000 ............................................................    $24,000,000
2002 ............................................................      4,898,196
2003 ............................................................      3,000,000
2004 ............................................................     14,000,000
Thereafter ......................................................     11,175,000
                                                                     -----------
           Total ................................................    $57,073,196
================================================================================

Note 11 - Loan Servicing

Loans serviced for others are not included in the accompanying consolidated balance sheet. The loans are serviced primarily for the Federal Home Loan Mortgage Corporation and the unpaid principal balances totaled approximately $105,809,980, $106,759,000, and $93,021,000 at December 31, 1999, 1998, and
1997.

The aggregate fair value of capitalized mortgage servicing rights at December 31, 1999, 1998, and 1997 totaled $636,873, $648,765, and $399,879. Comparable market values were used to estimate fair value. For purposes of measuring impairment, risk characteristics including product type, investor type, and interest rates, were used to stratify the originated mortgage servicing rights.


================================================================================
                                               1999         1998         1997

Mortgage Servicing Rights
      Balances, January 1 ...............    $648,765     $399,879     $217,246
      Servicing rights capitalized ......     152,086      476,401      220,861
      Amortization of servicing rights ..    (163,978)    (227,515)     (38,228)
                                             -----------------------------------
      Balances, December 31 .............    $636,873     $648,765     $399,879
================================================================================

Citizens First Financial Corp. and Subsidiary
Notes to Consolidated Financial Statements

Note 12 - Income Tax

========================================================================================================
Year Ended December 31                                          1999           1998           1997
Income tax expense
      Currently payable
            Federal .....................................    $1,076,640     $1,052,947     $1,047,165
            State .......................................       166,868        249,000        225,000
      Deferred
            Federal .....................................      (265,920)       (45,231)       (63,790)
            State .......................................       (37,697)        (6,412)        (9,043)
                                                             -------------------------------------------
                Total income tax expense ................      $939,891     $1,250,304     $1,199,332
========================================================================================================

Reconciliation of federal statutory to actual tax expense
      Federal statutory income tax at 34% ...............      $724,804     $1,110,023     $1,049,950
      Effect of state income taxes ......................        85,253        160,108        142,532
      Other .............................................       129,834        (19,827)         6,850
                                                             -------------------------------------------
      Actual tax expense ................................      $939,891     $1,250,304     $1,199,332
========================================================================================================

      Effective Tax Rate                                             44.1%          38.3%          38.8%
========================================================================================================

A cumulative net deferred tax asset is included in assets. The components are as follows:

==========================================================================================
December 31                                                         1999           1998
Assets
      Deferred compensation ................................      $435,893       $429,650
      Differences in accounting for loan losses ............       538,125        358,964
      Differences in accounting for equity investment ......       171,230
      Net unrealized losses on securities available for sale       216,731         30,285
      Other ................................................        28,728         45,961
                                                                 -------------------------
                   Total assets ............................     1,390,707        864,860
                                                                 -------------------------

Liabilities
      Differences in depreciation methods ..................      (425,852)      (388,070)
      FHLB stock dividends .................................       (47,745)       (53,358)
      Capitalized mortgage servicing rights ................      (247,234)      (251,880)
      Deferred loan fees ...................................       (44,011)       (51,178)
      Other ................................................       (15,428)
                                                                 -------------------------
                   Total liabilities .......................      (780,270)      (744,486)
                                                                 -------------------------
                                                                  $610,437       $120,374
==========================================================================================

Citizens First Financial Corp. and Subsidiary
Notes to Consolidated Financial Statements

Retained earnings at December 31, 1999 and 1998, include approximately $2,144,000 for which no deferred income tax liability has been recognized. This amount represents an allocation of income to bad debt deductions as of December 31, 1987, for tax purposes only. Reduction of amounts so allocated for purposes other than tax bad debt losses or adjustments arising from carryback of net operating losses would create income for tax purposes only, which income would be subject to the then-current corporate income tax rate. The unrecorded deferred income tax liability on the above amount was approximately $832,000.

Note 13 - Other Comprehensive Income

===================================================================================================
                                                                            1999
                                                           ----------------------------------------
                                                           Before-Tax        Tax         Net-of-Tax
Year Ended December 31                                       Amount        Expense         Amount
---------------------------------------------------------------------------------------------------
Unrealized losses on securities:
     Unrealized holding losses arising during the year     ($468,856)      $182,010      ($286,846)
     Less: reclassification adjustment for gains
            realized in net income ...................        11,428         (4,436)         6,992
                                                           ----------------------------------------
                                                           ($480,284)      $186,446      ($293,838)
===================================================================================================

===================================================================================================
                                                                            1998
                                                           ----------------------------------------
                                                           Before-Tax        Tax         Net-of-Tax
Year Ended December 31                                       Amount        Expense         Amount
---------------------------------------------------------------------------------------------------
Unrealized gains on securities:
     Unrealized holding gains arising during the year       $102,063       ($39,652)       $62,411
     Less: reclassification adjustment for gains
            realized in net income ...................        17,060         (6,653)        10,407
                                                           ----------------------------------------
                                                             $85,003       ($32,999)       $52,004
===================================================================================================

===================================================================================================
                                                                            1997
                                                           ----------------------------------------
                                                           Before-Tax        Tax         Net-of-Tax
Year Ended December 31                                       Amount        Expense         Amount
---------------------------------------------------------------------------------------------------
Unrealized gains on securities:
     Unrealized holding gains arising during the year       $336,324      ($135,978)      $200,346
     Less: reclassification adjustment for gains
            realized in net income ...................         4,019         (1,625)         2,394
                                                           ----------------------------------------
                                                            $332,305      ($134,353)      $197,952
===================================================================================================

Citizens First Financial Corp. and Subsidiary
Notes to Consolidated Financial Statements

Note 14 - Commitments and Contingent Liabilities

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

Financial instruments whose contract amount represents credit risk as of December 31 were as follows:

=======================================================================================================
                                                                                 1999            1998
Loan commitments
      At variable rates ....................................................  $6,797,000     $4,327,000
      At fixed rates (ranging from 7.75% to 9.50% at December 31, 1999) ....     883,000      5,825,000
Unused lines of credit .....................................................  35,944,000     16,432,000
Standby letters of credit ..................................................   1,513,000        979,000

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

Note 15 - Dividends and Capital Restrictions

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

Note 16 - Regulatory Capital

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

There are five capital categories defined in the regulations, ranging from well capitalized to critically undercapitalized. Classification of a bank in any of the undercapitalized categories can result in actions by regulators that could have a material effect on a bank's operations. At December 31, 1999 and 1998, the Bank is categorized as well capitalized and meets all subject capital adequacy requirements. There are no conditions or events since December 31, 1999 that management believes have changed the Bank's classification.

During 1999, the Bank converted from a federal thrift charter to a state chartered Bank. The Bank's actual and required capital amounts (in thousands) and ratios as required for each year are as follows:

=====================================================================================================================
                                                                                 1999
                                                   ------------------------------------------------------------------
                                                                              Required for              To Be Well
                                                        Actual             Adequate Capital(1)        Capitalized(1)
                                                   ------------------------------------------------------------------
December 31                                         Amount    Ratio          Amount    Ratio          Amount    Ratio
---------------------------------------------------------------------------------------------------------------------
Total risk-based capital(1)
      (to risk-weighted assets) ..............     $29,324    14.0%         $16,752     8.0%         $20,940    10.0%
Tier 1 capital(1) (to risk-weighted assets) ..      27,940    13.3            8,376     4.0           12,564     6.0
Tier 1 capital(1) (to average assets) ........      27,940     9.2           12,083     4.0           15,103     5.0

                                                                                 1998
                                                                              Required for              To Be Well
                                                        Actual             Adequate Capital(1)        Capitalized(1)
December 31                                         Amount    Ratio          Amount    Ratio          Amount    Ratio
Total risk-based capital(1)
      (to risk-weighted assets) ..............     $29,203    16.1%         $14,495     8.0%         $18,119    10.0%
Tier 1 capital(1) (to risk-weighted assets) ..      28,033    15.5            7,248     4.0           10,871     6.0
Core capital(1) (to adjusted total assets) ...      28,033    10.0           11,218     4.0           14,023     5.0
Core capital(1) (to adjusted tangible assets)       28,033    10.0            5,609     2.0                      N/A
Tangible capital(1) (to adjusted total assets)      28,033    10.0            4,207     1.5                      N/A

(1)   As defined by regulators

Citizens First Financial Corp. and Subsidiary
Notes to Consolidated Financial Statements

Note 17 - Employee Benefit Plans

The Company maintains a savings plan (combined profit-sharing and 401(k) plan) for the benefit of substantially all of its full-time employees. The amount of the annual profit-sharing contribution is at the discretion of the Board of Directors. The plan also provides for matched employee contributions up to a maximum of four percent of the participants' gross salary. The employer expense for the plan was $120,040, $157,650, and $182,688, for the years ended December 31, 1999, 1998 and 1997, respectively.

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

Stock totaling 32,200 shares for 1999, 1998, and 1997 with an average fair value of $13.96, $18.34, and $16.32, per share, respectively, were committed to be released, resulting in ESOP compensation expense of $449,484, $590,599, and $525,437. Shares held by the ESOP at December 31 are as follows:

================================================================================
                                                             1999        1998
Shares earned by participants .......................      128,800       96,600
Shares distributed to participants ..................       (5,438)      (1,463)
Unallocated shares ..................................       96,600      128,800
                                                        ------------------------
      Total ESOP shares .............................      219,962      223,937
================================================================================
      Fair value of unallocated shares at December 31   $1,159,200   $1,787,100
================================================================================

The Company has a non-qualified supplemental retirement plan (SERP) covering certain officers and key employees. The benefits provided under the SERP will make up the benefits lost to the SERP participants due to limitations on compensation and maximum benefits under the Bank's tax qualified savings plan and ESOP. Benefits will be provided under the SERP at the same time and in the same form as the related benefits will be provided under the savings plan and ESOP. The Bank's expense for the SERP was $29,508, $58,701, and $12,315 for 1999, 1998, and 1997.

Citizens First Financial Corp. and Subsidiary
Notes to Consolidated Financial Statements

During November, 1996, the Company adopted a stock-based compensation program which included both a stock award program or incentive plan and a stock option plan.

The incentive plan covers key employees and directors and is authorized to acquire and grant 112,700 shares of the Company's common stock or 4% of the shares issued in the Company's initial public offering. The funds used to acquire these shares will be contributed by the Bank. Participants in the incentive plan vest over five years, commencing one year after the date such shares are granted. As of December 31, 1996, all 112,700 shares authorized under the plan had been granted. As of December 31, 1999 and 1998, 72,123 and 47,991 shares were distributed, respectively. None of these shares were forfeited during 1999, 1998, or 1997. For the years ended December 31, 1999, 1998, and 1997, $296,824, $277,192, and $282,000 was recorded as compensation expense under the plan.

Note 18 - Stock Option Plan

Under the Company's stock option plan, which is accounted for in accordance with APB No. 25, Accounting for Stock Issued to Employees, and related interpretations, the Company grants selected executives and other key employees stock option awards which vest pro rata over a five year period and become fully exercisable at the end of five years of continued employment. During 1996, the Company authorized the grant of options for up to 281,750 shares of the Company's common stock or 10% of the shares issued in the Company's initial public offering, that expire ten years from the date of grant. During 1996, the Company granted all 281,750 options at an exercise price of $12.30 per share. During 1999, the Company authorized an additional 125,000 shares and granted 100,000 shares of the Company's stock to the Company's officers and directors at an average exercise price of $12.25. The exercise price of each option was equal to the market price of the Company's stock on the date of grant; therefore, no compensation expense was recognized.

Although the Company has elected to follow APB No. 25, SFAS No. 123 requires pro forma disclosures of net income and earnings per share as if the Company had accounted for its employee stock options under that Statement. The fair value of each option grant was estimated on the grant date using an option-pricing model with the following assumptions:

================================================================================
                                                                          1999
Risk-free interest rates ...........................................       6.30%
Dividend yields ....................................................       1.67%
Volatility factors of expected market price of common stock ........      34.22%
Weighted-average expected life of the options ......................    10 years

Citizens First Financial Corp. and Subsidiary
Notes to Consolidated Financial Statements

Under SFAS No. 123, compensation cost is recognized in the amount of the estimated fair value of the options and amortized to expense over the options' vesting period. The pro forma effect on net income and earnings per share of this statement is as follows:

======================================================================================================
                                                         1999             1998              1997
------------------------------------------------------------------------------------------------------
Net income .......................   As reported      $1,191,886       $2,014,469        $1,888,756
                                     Pro forma           740,446        1,619,574         1,493,861
Basic earnings per share .........   As reported               0.61             0.90              0.79
                                     Pro forma                 0.38             0.73              0.62
Diluted earnings per share .......   As reported               0.58             0.84              0.74
                                     Pro forma                 0.36             0.68              0.59

The following is a summary of the status of the Company's stock option plan and changes in that plan as of and for the years ended December 31, 1999, 1998, and 1997.

============================================================================================================================
Year Ended December 31                                 1999                     1998                      1997
----------------------------------------------------------------------------------------------------------------------------
                                                         Weighted-                    Weighted-                 Weighted-
                                                          Average                      Average                   Average
Options                                        Shares   Exercise Price    Shares   Exercise Price   Shares    Exercise Price
----------------------------------------------------------------------------------------------------------------------------
Outstanding, beginning of year                281,750      $12.30        281,750        $12.30      281,750       $12.30
Granted                                       100,000      $12.25
Exercised                                      15,634      $12.30
                                              -------                    -------                    -------
Outstanding, end of year                      366,116      $12.29        281,750        $12.30      281,750       $12.30
                                              =======                    =======                    =======
Options exercisable at year end               163,416                    112,700                     56,350
Weighted-average fair value of options
      granted during the year                               $5.68

The shares exercised in the current year included 10,000 shares which had accelerated vesting as a result of disability of a participant. As of December 31, 1999, 366,116 options outstanding have exercise prices ranging from $12.30 to $13.94 and a weighted-average remaining contractual life of 7.6 years.

Note 19 - Related Party Transactions

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

The aggregate amounts of loans, as defined, to such related parties were as follows:

================================================================================
Balances, January 1, 1999 ........................................   $1,427,487
New loans, including renewals ....................................      761,278
Payments, etc., including renewals ...............................     (859,096)
                                                                     ----------
Balances, December 31, 1999 ......................................   $1,326,669
================================================================================

Citizens First Financial Corp. and Subsidiary
Notes to Consolidated Financial Statements

Note 20 - Earnings per Share

Earnings per share (EPS) were computed as follows:

=============================================================================================================
                                                                    Year Ended December 31, 1999
-------------------------------------------------------------------------------------------------------------
                                                                             Weighted
                                                                              Average              Per-Share
                                                              Income          Shares                Amount
                                                              -----------------------------------------------
Basic Earnings Per Share
      Income available to common stockholders .............   $1,191,886     1,962,416                $0.61
Effect of Dilutive Securities
      Stock options .......................................                     36,090
      Unearned incentive plan shares ......................                     47,699
                                                              ------------------------
Diluted Earnings Per Share
      Income available to common stockholders
            and assumed conversions .......................   $1,191,866     2,046,205                $0.58
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

Note 21 - Fair Values of Financial Instruments

The following methods and assumptions were used to estimate the fair value of each class of financial instrument:

Cash and Cash Equivalents - The fair value of cash and cash equivalents approximates carrying value.

Securities and Mortgage-Backed Securities - Fair values are based on quoted market prices.

Loans Held for Sale - Fair values are based on quoted market prices.

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

Deposits - The fair values of noninterest-bearing, interest-bearing demand and savings accounts are equal to the amount payable on demand at the balance sheet date. The carrying amounts for variable rate, fixed-term certificates of deposit approximate their fair values at the balance sheet date. Fair values for fixed-rate certificates of deposit are estimated using a discounted cash flow calculation that applies interest rates currently being offered on certificates to a schedule of aggregated expected monthly maturities on such time deposits.

FHLB Borrowings - The fair value of fixed rate borrowings are estimated using a discounted cash flow calculation, based on current rates for similar debt. For those borrowings with interest rates tied to a variable market interest rate, fair value approximates carrying value.

Advance Payments by Borrowers for Taxes and Insurance - The fair value approximates carrying value.

Off-Balance Sheet Commitments - Commitments include commitments to extend credit and standby letters of credit and are generally of a short-term nature. The fair value of such commitments are based on fees currently charged to enter into similar agreements, taking into account the remaining terms of the agreements and the counterparties' credit standing.

Citizens First Financial Corp. and Subsidiary

Notes to Consolidated Financial Statements

The estimated fair values of the Company's financial instruments are as follows:

==================================================================================================================
                                                                1999                              1998
------------------------------------------------------------------------------------------------------------------
                                                     Carrying           Fair           Carrying           Fair
                                                      Amount            Value           Amount            Value
                                                    ---------------------------------------------------------------
Assets
      Cash and cash equivalents ..............      $13,175,942      $13,175,942      $18,338,203      $18,338,203
      Investment securities available for sale       16,103,412       16,103,412       18,033,239       18,033,239
      Loans held for sale ....................        3,007,425        3,007,425        5,245,872        5,245,872
      Loans, net .............................      263,873,765      263,477,163      231,627,677      239,871,996
      Interest receivable ....................        2,734,902        2,734,902        2,494,137        2,494,137
      Federal Home Loan Bank stock ...........        2,853,700        2,853,700        1,970,700        1,970,700
Liabilities
      Deposits ...............................      220,236,971      220,543,075      208,096,571      208,758,099
      FHLB borrowings ........................       57,073,196       55,707,156       39,409,618       39,364,004
      Interest payable .......................          352,185          352,185          266,823          266,823
      Advance payments by borrowers for
            taxes and insurance ..............          890,483          890,483          601,266          601,266
Off-balance sheet items
      Commitments ............................                0                0                0                0

Notes 22 - Condensed Financial Information (Parent Company Only)

Presented below is condensed financial information as to financial position, results of operations and cash flows of the Company:

                             Condensed Balance Sheet

December 31                                                           1999              1998
===============================================================================================
Assets
Cash ..........................................................         $51,052        $103,649
Interest-bearing demand deposits ..............................         910,004         692,450
                                                                    ---------------------------
      Total cash and cash equivalents .........................         961,056         796,099
Investment in common stock of subsidiary ......................      28,112,219      28,107,899
Equity investment .............................................                         187,500
Investment securities available for sale ......................                          14,313
Loans, net of allowance for loan losses of $255,000 and $75,000       3,315,000       5,875,000
ESOP loan to subsidiary .......................................         953,200       1,288,000
Other assets ..................................................         909,665          89,488
                                                                    ---------------------------
      Total assets ............................................     $34,251,140     $36,358,299
===============================================================================================

Liabilities - Other liabilities ...............................                        $337,941

Stockholders' Equity ..........................................     $34,251,140      36,020,358
                                                                    ---------------------------
      Total liabilities and stockholders' equity ..............     $34,251,140     $36,358,299
===============================================================================================

Citizens First Financial Corp. and Subsidiary
Notes to Consolidated Financial Statements

                          Condensed Statement of Income

Year Ended December 31                                  1999            1998              1997
================================================================================================
Income
      Dividends from subsidiaries ............      $1,415,300       $4,500,000
      Other income ...........................         582,010          571,406         $625,407
                                                    --------------------------------------------
            Total income .....................       1,997,310        5,071,406          625,407
                                                    --------------------------------------------

Expenses
      Provision for loan losses ..............         180,000           75,000
      Other expenses .........................         742,691          513,049          470,629
                                                    --------------------------------------------
            Total expenses ...................         922,691          588,049          470,629
                                                    --------------------------------------------

Income before income tax and equity
      in undistributed income of subsidiaries        1,074,619        4,483,357          154,778

Income tax expense (benefit) .................        (281,393)          (6,461)          36,691
                                                    --------------------------------------------

Income before equity in undistributed
      income of subsidiaries .................       1,356,490        4,489,818          118,087

Equity in undistributed income of subsidiaries        (164,126)      (2,475,349)       1,770,669
                                                    --------------------------------------------

Net Income ...................................      $1,191,886       $2,014,469       $1,888,756
================================================================================================

Citizens First Financial Corp. and Subsidiary
Notes to Consolidated Financial Statements

                        Condensed Statement of Cash Flows

Year Ended December 31                                            1999            1998              1997
===========================================================================================================
Operating Activities
      Net income ........................................      $1,191,886       $2,014,469       $1,888,756
      Adjustments to reconcile net income to net cash
            provided by operating activities
      Provision for loan losses .........................         180,000           75,000
      Write down of equity investment ...................         187,500
      Investment securities (gains) losses ..............         (11,428)
      Compensation expense related to incentive plan ....         296,824          277,192          282,000
      Equity in undistributed income of subsidiary ......         164,126        2,475,349       (1,770,669)
      Net change in
            Other assets ................................        (820,177)         (89,454)             589
            Other liabilities ...........................        (337,941)         171,426         (142,855)
                                                               ---------------------------------------------
                Net cash provided by operating activities         850,790        4,923,982          257,821
                                                               ---------------------------------------------

Investing Activities
      Purchases of securities available for sale ........                          (14,313)
      Purchase of equity investment .....................                         (187,500)
      Sales of securities available for sale ............          25,741                         1,006,520
      Net change in ESOP loan ...........................         322,000          322,000          322,000
      Net change in loans ...............................       2,380,000       (1,950,000)       3,278,000
                                                               ---------------------------------------------
            Net cash provided (used)
               by investing activities ..................       2,727,741       (1,829,813)       4,606,520
                                                               ---------------------------------------------

Financing Activities
      Cash dividends ....................................        (210,555)
      Purchase of stock for incentive plan ..............                                          (752,932)
      Exercise of stock options .........................         192,298
      Purchase of treasury stock ........................      (3,395,317)      (4,883,416)      (4,520,173)
            Net cash used by financing activities .......      (3,413,574)      (4,883,416)      (5,273,105)
                                                               ---------------------------------------------

                                                               ---------------------------------------------
Net Change in Cash and Cash Equivalents .................         164,957       (1,789,247)        (408,764)

                                                               ---------------------------------------------
Cash and Cash equivalents at Beginning of Year ..........         796,099        2,585,346        2,994,110

                                                               ---------------------------------------------
Cash and Cash Equivalents at End of Year ................        $961,056         $796,099       $2,585,346
===========================================================================================================

Citizens First Financial Corp.
Shareholder Information

STOCK LISTING, STOCK PRICE, AND DIVIDEND INFORMATION

Citizens First Financial Corp.'s common stock trades on the American Stock Exchange under the symbol "CBK". At December 31, 1999, 2,024,355 shares of the Company's common stock were held of record by 419 persons or entities, not including the number of persons or entities holding stock in nominee or street name through various brokers or banks.

================================================================
                                 Per Share
================================================================
                                    1999
                     -------------------------------------------
                      High           Low      Dividends Declared
                     -------------------------------------------
First Quarter            16         13 1/8           $0.00
Second Quarter       15 1/2         13 5/8           $0.00
Third Quarter        15 1/2             12           $0.05
Fourth Quarter       13 3/8        11 9/16           $0.05

================================================================
                              1998
                     -------------------------------------------
                      High            Low     Dividends Declared
                     -------------------------------------------
First Quarter        22 3/8             18           $0.00
Second Quarter       21 1/2         17 3/4           $0.00
Third Quarter        18 3/4             13           $0.00
Fourth Quarter           17         13 3/4           $0.00
================================================================

QUARTERLY FINANCIAL DATA

The following is a summary of selected quarterly results of operations for the years ended December 31, 1999 and 1998:

--------------------------------------------------------------------------------
(In thousands,                                Quarter Ended
 except share data)              12/31       09/30       06/30       03/31
1999
Net interest income .........   $2,897      $2,280      $2,496      $2,376
Provision for loan losses ...      120         120         120         120
Other income ................      293         346         319         432
Other expense ...............    2,522       1,990       2,185       2,130
Income before income tax ....      548         516         510         558
Net income ..................      222         317         312         341

Basic earnings per share ....       $0.12       $0.16       $0.16       $0.17
Diluted earnings per share ..       $0.11       $0.16       $0.15       $0.16

1998
Net interest income .........   $2,444      $2,382      $2,340      $2,293
Provision for loan losses ...      118         120         120         105
Other income ................      425         370         467         433
Other expense ...............    1,828       1,834       1,976       1,788
Income before income tax ....      923         798         711         833
Net income ..................      581         488         435         510

Basic earnings per share ....       $0.27       $0.22       $0.19       $0.22
Diluted earnings per share ..       $0.27       $0.20       $0.17       $0.20


42