Form 10-K405, Exhibit 13
period 2000-12-31
CITIZENS FIRST FINANCIAL CORP
filed 2001-03-30
CIK 1006265

                                 Exhibit 13.0

                Portions of 2000 Annual Report to Stockholders

Citizens First Financial Corp. and Subsidiary
Selected Financial Data (In thousands, except share data)

                                                  --------------------------------------------------------
                                                    2000        1999        1998        1997        1996
                                                  --------------------------------------------------------
Summary of Operations
Interest income ...............................   $ 25,049    $ 21,856    $ 21,134    $ 20,301    $ 18,320
Interest expense ..............................     14,348      11,807      11,675      11,734      10,465
                                                  --------    --------    --------    --------    --------

Net interest income ...........................     10,701      10,049       9,459       8,567       7,855

Provision for loan losses .....................      3,050         480         464         516         167
Other income ..................................      3,848       1,390       1,695       1,983       1,169
Other expense .................................      8,390       8,827       7,426       6,946       7,926
                                                  --------    --------    --------    --------    --------

Income before income tax ......................      3,109       2,132       3,264       3,088         931
Income tax expense ............................      1,279         940       1,250       1,199         321
                                                  --------    --------    --------    --------    --------

Net income ....................................   $  1,830    $  1,192    $  2,014    $  1,889    $    610
                                                  ========    ========    ========    ========    ========

Per Share
Basic earnings per share (1) ..................   $   1.00    $   0.61    $   0.90    $   0.79         N/A
Diluted earnings per share (1) ................   $   0.97    $   0.58    $   0.84    $   0.74         N/A
Cash dividends paid ...........................   $   0.20    $   0.10    $   0.00    $   0.00    $   0.00
Book value at December 31 .....................   $  18.69    $  16.92    $  16.12    $  14.97    $  14.32
Market value at December 31 ...................   $  11.88    $  12.00    $  13.88    $  20.25    $  14.38

Ratios Based on Net Income
Return on average stockholders' equity (2) ....      5.24%       3.38%       5.54%       4.88%       1.97%
Return on average assets ......................      0.56%       0.40%       0.73%       0.69%       0.24%
Net interest yield on average earning assets ..      3.52%       3.59%       3.63%       3.32%       3.30%

Year-End Balance Sheet Data
Total assets ..................................   $329,890    $316,585    $287,274    $273,600    $261,637
Net loans (3) .................................    284,983     266,881     236,873     231,862     214,070
Securities ....................................     15,054      16,103      18,033      19,302      29,371
Deposits ......................................    228,115     220,237     209,097     198,633     202,125
Other borrowings ..............................     67,985      57,073      39,410      33,944      16,250
Total stockholders' equity (2) ................     29,307      34,251      36,020      37,970      40,349

(1) Per share information is not provided for periods prior to the Company's conversion on May 1, 1996.
(2)   Prior to conversion on May 1, 1996, data relates to total equity capital.
(3)   Includes loans held for sale

Management's Discussion and Analysis of Financial Condition and Results of Operation

GENERAL

Citizens First Financial Corp. (the "Company") is the holding company for Citizens Savings Bank (the "Bank"). The Bank, a state chartered savings bank, was originally chartered in 1888 by the State of Illinois. The Bank's principal business consists of the acceptance of retail deposits from the general public in the area surrounding its main and branch offices and the investment of these deposits, together with funds generated from operations and borrowings, primarily in one-to-four family residential mortgages. The Bank also invests in commercial, multi-family, construction and land, commercial real estate, agricultural, consumer and other loans. The Bank has a wholly-owned service corporation, CSL Service Corporation ("CSL"), which is an Illinois-chartered corporation that has invested in Williamsburg LLC ("Williamsburg"). CSL is a 50% owner of Williamsburg, which has two other investors. The accounts of Williamsburg are consolidated into the Company's financial statements. The 50% of Williamsburg not owned by CSL is recorded as a minority interest.

COMPARISON OF FINANCIAL CONDITION AT DECEMBER 31, 2000 and DECEMBER 31, 1999

Total assets increased from $316.6 million at December 31, 1999 to $329.9 million at December 31, 2000. The $13.3 million or 4.2% increase was due to the increase in loans, which was funded primarily by increased deposits and borrowings from the Federal Home Loan Bank of Chicago (the "FHLB").

Cash and cash equivalents decreased from $13,176,000 at December 31, 1999 to $11,015,000 at December 31, 2000, a decrease of $2,161,000 or 16.4%. This decrease was primarily the result of increased loans.

Investment securities decreased from $16,103,000 at December 31, 1999 to $15,054,000 at December 31, 2000, a decrease of $1,049,000 or 6.5%.

Loans, net of allowance for loan losses and including loans held for sale, increased from $266,881,000 at December 31, 1999 to $284,983,000 at December 31, 2000, an increase of $18,102,000 or 6.8%. The increase was funded primarily by increased deposits and borrowings from the FHLB. The growth in loans was primarily attributable to increases of $7.2 million in commercial real estate loans and $8.2 million in construction and land loans.

The Company maintains an allowance for loan losses to absorb losses inherent in the loan portfolio. The allowance for losses increased from $1,679,000 at December 31, 1999 to $1,826,000 at December 31, 2000, an increase of $147,000 or 8.8%. The allowance is based on ongoing assessments of the probable estimated losses inherent in the loan portfolio. The methodology for assessing the appropriateness of the allowance consists of several key elements, which include a formula allowance, a specific allowance for identified problem loans and an unallocated allowance.

The formula allowance is calculated by applying loss factors to outstanding loans based on the internal risk grade of such loans. Changes in risk grades of both performing and non-performing loans affect the amount of the formula allowance. Loss factors are based on historical loss experience and may be adjusted for significant factors that, in management's judgment, affect the collectibility of the portfolio as of the evaluation date. Loss factors are based on (1) historical loss experience; (2) individual evaluations of residential, commercial real estate, construction, agricultural, commercial and consumer loans and (3) expected charge-offs by loan classification for one-year.

A specific allowance is established in cases where management has identified significant conditions or circumstances related to a loan that management believes indicate the probability that a loss has been incurred.

The unallocated allowance is based upon management's evaluation of various conditions, the effects of which are not directly measured in the determination of the formula and specific allowances. The evaluation of the inherent loss with respect to these conditions is subject to a higher degree of uncertainty because they are not identified with specific loans. The conditions evaluated in connection with the unallocated allowance include (1) general economic and business conditions affecting the Company's lending areas; (2) collateral values; (3) loan volumes and concentrations; (4) seasoning of the loan portfolio; (5) specific industry conditions and (6) recent loss experience in particular segments of the portfolio.

The allowance for loan losses is based upon estimates of probable losses inherent in the loan portfolio. The amount of actual losses can vary significantly from the estimated amounts. The methodology includes several features that are intended to reduce the differences between estimated and actual losses. The Company closely monitors any difference of actual and estimated losses and adjusts the methodology accordingly.

There were no changes in estimation methods or assumptions that affected our methodology for assessing the appropriateness of the allowance for loan losses from December 31, 1999 to December 31, 2000. The increased allowance in 2000 was related to the Bank's loan growth which was primarily commercial real estate and construction and land loans, which generally bear a greater degree of risk as compared to one-to-four family mortgage loans.

Non-performing loans are loans which are past due 90 days or more, and non-accruing loans. The ratio of the Company's allowance for loan losses to total non-performing loans were 34.7% and 295.1% at December 31, 2000 and 1999. The ratio decreased due to delinquency and other matters related to a small group of borrowers. Management does feel that the problems with these borrowers are isolated and not indicative of the loan portfolio in total. Internally classified loans include non-performing loans and potential problem loans. The total of internally classified loans increased from $819,000 at December 31, 1999 to $8,277,000 at December 31, 2000. The increase of $7,458,000 was attributable to a $3,633,000 increase in loans contractually delinquent 90 days or more, a $2,767,000 increase in potentially problem loans and a $1,058,000 increase in non-accrual loans relating to loans to a residential real estate developer, PAK Builders.

Loans delinquent greater than 90 days increased from $134,000 at December 31, 1999 to $3,767,000 an increase of $3,633,000. Residential construction loans to three borrowers account for $2.9 million of this total. The Company expects that the properties supporting the loans to these contractors will be completed and sold in 2001. A specific reserve of $150,000 has been established for these loans. The Company believes that this reserve adequately covers any possible losses relating to these loans. Total loan delinquencies greater than 30 days have increased from $3.3 million at December 31, 1999 to $7.5 million at December 31, 2000, an increase of $4.2 million. When the residential construction loans to the three borrowers discussed above are deducted, this represents an increase of $1.3 million in total delinquencies. These loans are primarily one-to-four family mortgages where the property value substantially covers the note balance.

Potential problem loans increased from $250,000 at December 31, 1999 to $3,017,000 at December 31, 2000. The balance relates to a commercial mortgage in a retail development. Subsequent to year-end, the borrowers requested and were granted a loan modification of their loan's interest rate and maturity. The loan was delinquent less than 30 days at December 31, 2000. As of March 2001 it is two months delinquent. The modifications were requested because of the borrowers' difficulties meeting their combined obligations to other lenders. The collateral for the Company's loan for this development is a commercial building in a large shopping center. The building that serves as the Bank's collateral is leased and, in addition, the borrowers have personally guaranteed the loan. Management believes there will be no loss related to this loan.

Non-accruing loans increased from $435,000 at December 31, 1999 to $1,493,000 at December 31, 2000. The increase in non-accruing loans pertained to loans made to a residential real estate developer. The developer, PAK Builders, an Illinois general partnership, had $4.2 million in loans for the development of 27 residential properties. On August 3, 2000 they filed for bankruptcy protection. During 2000, the Company charged-off $2.8 million of the loans outstanding to PAK Builders. The charge-offs during 2000 related primarily to approximately $2.6 million of disbursements made to PAK Builders during the first half of 2000. A bankruptcy trustee is handling the disposition of the PAK Builders' assets. Based on the cash and real estate currently held by the trustee and the Bank's expected portion of these assets, management believes that there will be no additional losses relative to PAK Builders. It is expected that the trustee will complete the distribution of the proceeds to creditors by the third quarter of 2001.

The land in real estate joint venture decreased from $4,108,000 at December 31, 1999 to $1,220,000 at December 31, 2000, a decrease of $2,888,000 or 70.3%. The decrease was due to sales during 2000 by the joint venture partnership in which a subsidiary of the Bank has invested. The Company recorded net gains of $201,000 from these sales. The partnership is for the development of a parcel of commercial property. The other partners' portion of the land is reflected as a minority interest in real estate joint venture.

Deposits increased from $220,237,000 at December 31, 1999 to $228,115,000 at December 31, 2000, an increase of $7,878,000 or 3.6%. The increase was due to the acquiring in 2000 of $11.7 million of brokered deposits. The sale of a branch facility in April

2000 included $26.1 million of deposits. The branch sale was primarily responsible for the $4.0 million decrease in savings deposits and the $1.3 million decrease in certificates of deposit.

Long-term debt increased from $57,073,000 at December 31, 1999 to $67,985,000 at December 31, 2000, an increase of $10,912,000 or 19.1%. The increase was due to a $5.7 million increase in Federal Home Loan Bank ("FHLB") advances and a $5.2 million loan from a commercial bank. The proceeds from the loan from the commercial bank were used to fund a portion of the stock repurchase under a Modified Dutch Auction in the fourth quarter of 2000. Of the $62.7 million of FHLB advances, $25.0 million are callable with an average rate of 5.84%. Of this total, $22.0 million are eligible to be called in 2001 and $3.0 million in 2003. The increase in FHLB advances was used primarily to fund the increase in loans.

Other liabilities increased from $2,989,000 at December 31, 1999 to $3,893,000 at December 31, 2000, an increase of $904,000 or 30.2% primarily because of a $700,000 increase in accrued principal and interest payments payable to owners of serviced loans and accrued interest payable on brokered deposits of $323,000 in 2000.

Total stockholders' equity capital decreased by $4,944,000 or 14.4%, from $34,251,000 at December 31, 1999 to $29,307,000 at December 31, 2000. The
decrease was caused primarily by the repurchase of 461,236 shares of the Company's stock for $7,460,000 and cash dividends of $375,000, offset by earnings of the Company during the year ended December 31, 2000 of $1,829,000, the allocation of shares in the Company's stock-based compensation plans of $696,000 and a decrease in unrealized losses of available for sale securities of $313,000.

COMPARISON OF OPERATING RESULTS FOR YEARS ENDED DECEMBER 31, 2000 and DECEMBER 31, 1999

GENERAL

Net income for the year ended December 31, 2000 increased by $638,000 or 53.5%, from $1,192,000 for the year ended December 31, 1999 to $1,830,000 for the year ended December 31, 2000. The increase was primarily due to the $2,445,000 net gain on the sale of a branch facility, increased net interest income, a loss on equity investment that was recognized in 1999, offset by a $2,570,000 increase in the provision for loan losses and net losses of $378,000 on the sale of available for sale securities.

INTEREST INCOME

Interest on loans increased by $3,235,000 or 15.9%, from $20,300,000 for the year ended December 31, 1999 to $23,535,000 for the year ended December 31, 2000. The increase was due primarily to a $29.5 million increase in average loans during 2000 and an increase in the average yield on loans from 8.04% in 1999 to 8.34% in 2000.

Interest on investments and deposits with financial institutions decreased from $1,556,000 for the year ended December 31, 1999 to $1,514,000 for the year ended December 31, 2000, a decrease of $42,000 or 2.7%. The decrease was due primarily to the decrease in the average balance of investments and deposits with financial institutions of $5,410,000, offset by a 120 basis point increase in the average yield on investments and deposits with financial institutions.

INTEREST EXPENSE

Interest on deposits increased by $1,042,000 or 11.3%, from $9,226,000 for the year ended December 31, 1999 to $10,268,000 for the year ended December 31, 2000. The increase was primarily caused by a 48 basis point increase in the average cost of deposits and a $1.3 million increase in the average balance of deposits.

The interest on long-term debt increased by $1,499,000 or 58.1%, from $2,581,000 for the year ended December 31, 1999 to $4,080,000 for the year ended December 31, 2000 as a result of increased average borrowings of $20.5 million and by an increase in the average rate paid of 51 basis points.

OTHER INCOME

Total other income increased by $2,458,000 or 176.9%, from $1,390,000 for the year ended December 31, 1999 to $3,848,000 for the year ended December 31, 2000. The increase was due to the $2,445,000 net gain on the sale of a branch facility, a $149,000 increase in loan servicing fees and a $330,000 increase in net gains from sale of land in the real estate joint venture. The gains were offset by a change from a gain on the sale of loans of $192,000 in 1999 to a loss on sale of loans of $32,000 and a change from a gain on sale of available-for-sale securities of $11,000 in 1999 to a loss on sale of available-for-sale securities of $378,000. The $378,000 loss was part of a restructuring of the Bank's investment portfolio in 2000.

OTHER EXPENSE

Total other expense decreased by $436,000 or 4.9%, from $8,827,000 for the year ended December 31, 1999 to $8,391,000 for the year ended December 31, 2000. Salaries and employee benefits increased by $82,000 or 1.8%, from $4,477,000 for the year ended December 31, 1999 to $4,559,000 for the year ended December 31, 2000. The increase was primarily due to normal inflationary salary increases, higher medical insurance premiums, offset by a reduced workforce due to the sale of a branch facility and operational efficiencies. Net occupancy expenses decreased by $173,000 or 12.1%, from $1,430,000 for the year ended December 31, 1999 to $1,257,000 for the year ended December 31, 2000, primarily due to the accelerated depreciation in 1999 of data processing equipment replaced during a computer conversion. The loss in 1999 on equity investment of $441,000 reflects the losses equal to the Company's portion of the negative equity and the outstanding loans to Websoft, Inc., in which the Company had a 20% ownership investment. The increase in the minority interest in net income of the real estate joint venture from $36,000 in 1999 to $201,000 in 2000 related to the recognition of the minority interest in the increased sales and profits by the joint venture in 2000.

PROVISION FOR LOAN LOSSES

The provision for loan losses increased from $480,000 for the year ended December 31, 1999 to $3,050,000 for the year ended December 31, 2000 an increase of $2,570,000 or 535.4%. The increase was attributable to the write-off by the Bank of $2,800,000 of loans to a commercial real estate developer, PAK Builders. The amount written off for PAK Builders substantially represents loan funds disbursed during 2000. PAK Builders had $4.2 million of loans for the development of 27 residential properties. On August 3, 2000, PAK Builders, an Illinois general partnership filed for bankruptcy protection. A bankruptcy trustee is handling the disposition of the PAK Builders' assets. It is expected that the trustee will distribute the proceeds to creditors by the third quarter of 2001. The Company believes that there are no additional losses relative to PAK Builders.

The Company's level of allowance for loan losses to total loans and allowance for loan losses to non-performing loans were 0.63% and 295.1%, respectively, at December 31, 1999, compared to 0.64% and 34.7%, respectively, at December 31, 2000. The change was due to an increase of non-performing loans from $569,000 at December 31, 1999 to $5,260,000 at December 31, 2000, an increase of $4,691,000 or 824.4%. Non-performing loans increased primarily because of the non-accrual loans to PAK Builders and delinquent residential construction loans.

Total net charge-offs increased from $57,000 in 1999 to $2,903,000 in 2000 because of the $2,800,000 of loans to PAK Builders charged off in 2000. While management believes that the allowance for loan losses is sufficient based on information currently available, no assurances can be made that future events or conditions or regulatory directives will not result in increased provisions for loan losses or additions to the Bank's allowance for losses which may adversely affect net income.

INCOME TAX EXPENSE

Total income tax expense was $1,279,000 in 2000, compared to $940,000 in 1999. The increase was attributable to increased taxable income in 2000. The effective tax rates for the years ended December 31, 2000 and 1999 were 41.1% and 44.1%, respectively. The tax rate decreased in 2000 due to decreased nondeductible expenses.

COMPARISON OF OPERATING RESULTS AT DECEMBER 31, 1999 AND DECEMBER 31, 1998

GENERAL

Net income for the year ended December 31, 1999 decreased by $822,000 or 40.8%, from $2,014,000 for the year ended December 31, 1998 to $1,192,000 for the year ended December 31, 1999. The decrease was due to lower net gains on loan sales, a loss on equity investment and increased net occupancy and equipment expenses resulting from the accelerated depreciation of data processing equipment replaced during a data processing conversion.

INTEREST INCOME

Interest on loans increased by $1,052,000 or 5.5%, from $19,248,000 for the year ended December 31, 1998 to $20,300,000 for the year ended December 31, 1999. The increase was due primarily to a $24.3 million increase in average loans during 1999. The average yield on loans decreased from 8.43% in 1998 to 8.04% in 1999.

Interest on investments decreased from $1,218,000 for the year ended December 31, 1998 to $1,171,000 for the year ended December 31, 1999, a decrease of $47,000 or 3.9%. The decrease was due to the decrease in the average balance of investments of $429,000 and a 14 basis point decrease in the average yield on investments.

INTEREST EXPENSE

Interest on deposits decreased by $312,000 or 3.3%, from $9,538,000 for the year ended December 31, 1998 to $9,226,000 for the year ended December 31, 1999. The decrease was primarily caused by a 37 basis point decrease in the average cost of deposits, offset by a slight increase in the average balance of deposits. The decrease in the average interest paid on deposits was due primarily to a decrease in the rates paid on certificates of deposit.

The interest on borrowings increased by $444,000 or 20.8%, from $2,137,000 for the year ended December 31, 1998 to $2,581,000 for the year ended December 31, 1999 as a result of increased average borrowings from the FHLB of $11.9 million, offset by a decrease in the average rate paid of 70 basis points.

OTHER INCOME

Total other income decreased by $305,000 or 18.0%, from $1,695,000 for the year ended December 31, 1998 to $1,390,000 for the year ended December 31, 1999. The decrease was due to the $718,000 decrease in net gains on loan sales. The decrease in net gains on loan sales was offset by increased loan servicing fees and fees on deposit accounts. Deposit fees increased because of the continued increase in number and balance of demand deposit accounts.

OTHER EXPENSE

Total other expense increased by $1,401,000 or 18.9%, from $7,426,000 for the year ended December 31, 1998 to $8,827,000 for the year ended December 31, 1999. Salaries and employee benefits increased by $213,000 or 5.0%, from $4,263,000 for the year ended December 31, 1998 to $4,476,000 for the year ended December 31, 1999. The increase was primarily due to normal inflationary salary increases, a slight increase in staff size and higher medical insurance premiums. Net occupancy expenses increased by $341,000 or 31.3%, from $1,089,000 for the year ended December 31, 1998 to $1,430,000 for the year ended December 31, 1999, primarily due to the accelerated depreciation of data processing equipment replaced during a computer conversion. A loss on equity investment of $441,000 reflects the losses equal to the Company's portion of the negative equity and the outstanding loans to Websoft, Inc., in which the Company had a 20% ownership investment. As the investee had negative equity, the losses were recorded.

PROVISION FOR LOAN LOSSES

The provision for loan losses increased from $463,000 for the year ended December 31, 1998 to $480,000 for the year ended December 31, 1999 an increase of $17,000 or 3.7%. The Company's level of allowance for loan losses to total loans and allowance for loan losses to non-performing loans were 0.54% and 331.5%, respectively, at December 31, 1998, compared to 0.63% and 295.1%, respectively, at December 31, 1999. The Company charged off $57,000 and $47,000 during 1999 and 1998, respectively.

INCOME TAX EXPENSE

Total income tax expense was $940,000 in 1999, compared to $1,250,000 in 1998. The decrease was attributable to lower taxable income in 1999. The effective tax rates for the years ended December 31, 1999 and 1998 were 44.1% and 38.3%, respectively. The tax rate increased in 1999 due to increased nondeductible expenses.

CURRENT ACCOUNTING ISSUES

During 1998, the Financial Accounting Standards Board ("FASB") issued Statement No. 133, "Accounting for Derivative Instruments and Hedging Activities". This Statement requires companies to record derivatives on the balance sheet at their fair value. This new Statement applies to all entities. Statement No. 137 amended the effective date of Statement 133 to fiscal years beginning after June 15, 2000. This Statement may not be applied retroactively to financial statements of prior periods. The adoption of the Statement will have no material impact on the Company's financial condition or results of operation.

In 1998, the FASB issued Statement of Financial Accounting Standards No. 134, "Accounting for Mortgage-Backed Securities Retained After the Securitization of Mortgage Loans Held for Sale by a Mortgage Banking Enterprise", which amends Statement of Financial Accounting Standards No. 65, "Accounting for Certain Mortgage Banking Activities". This Statement conforms the subsequent accounting for securities retained after the securitization of mortgage loans by a mortgage banking enterprise with the accounting for such securities by a non-mortgage banking enterprise. This Statement is effective for the first quarter beginning after December 15, 1998, and did not have any impact on the Company's financial position or results of operations as the Company does not currently securitize mortgage loans.

In 2000, the FASB issued Statement of Financial Accounting Standards No. 140, "Accounting for Transfers and Servicing of Financial Assets and Extinguishments of Liabilities". This Statement replaces Statement of Financial Accounting Standards No. 125. This Statement is also effective for the recognition and reclassification of collateral and for disclosures relating to securitization transactions. This Statement is effective for fiscal years ending after December 15, 2000. The adoption of this Statement will not have any impact on the Company's financial condition or results of operations.

QUANTITATIVE AND QUALITATIVE DISCLOSURES ABOUT MARKET RISK

Sources of market risk include interest rate risk, foreign currency exchange rate risk, commodity price risk and equity price risk. The Company is only subject to interest rate risk. The Company purchased no financial instruments for trading purposes during 2000 or 1999.

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

In recent years, the Company has utilized the following strategies to manage interest rate risk: (1) originating for investment adjustable rate residential mortgage and fixed rate one-to-four family loans with maturities of 10 years or less; (2) generally selling fixed rate one-to-four family mortgage loans with maturities exceeding 10 years in the secondary market without recourse and on a servicing retained basis; (3) increasing its origination of shorter term and/or adjustable rate commercial loans; and (4) investing in shorter term investment securities which generally bear lower yields as compared to longer term investments, but which may better position the Company for increases in market interest rates.

The matching of assets and liabilities may be analyzed by examining the extent to which such assets and liabilities are "interest rate sensitive" and by monitoring the Company's interest rate sensitivity "gap". An asset or liability is said to be interest rate sensitive within a specific time period, if it will mature or reprice within that time period. The interest rate sensitivity gap is defined as the difference between the amount of interest earning assets maturing or repricing within a specific time period and the amount of interest-bearing liabilities maturing or repricing within that time period. At December 31, 2000, the Company's one-year gap position, the difference between the amount of interest-earning assets maturing or repricing within one year, and interest-bearing liabilities maturing or repricing within one-year was ($40,807,000). A gap is considered positive when the amount of interest rate sensitive assets exceeds the amount of interest rate sensitive liabilities. A gap is considered negative when the amount of interest rate sensitive liabilities exceeds the amount of interest rate sensitive assets. Accordingly, during a period of rising interest rates, a financial institution with a negative gap position would tend to have its interest-bearing liabilities repricing upwards at a faster rate, which consequently may result in the cost of its interest-bearing liabilities increasing at a rate faster than its yield on interest-earning assets than if it had a positive gap. During a period of falling interest rates, a financial institution with a negative gap would tend to have its interest-bearing liabilities repricing downward at a faster rate than its interest-earning assets as compared to an institution with a positive gap, which consequently may tend to positively affect the growth of its net interest income.

The following table sets forth the amount of interest-earning assets and interest-bearing liabilities outstanding at December 31, 2000, which are anticipated by the Company, based upon assumptions, to reprice in each of the future time periods shown. Except, as stated below, the amount of assets and liabilities shown which reprice or mature during a particular period were determined in accordance with the earlier of term repricing or the contractual maturity of the asset or liability. The table sets forth an approximation of projected repricing of assets and liabilities at December 31, 2000, on the basis of contractual maturities, anticipated prepayments, and scheduled rate adjustments within the selected time intervals. Annual prepayment rates for adjustable and fixed rate loans are assumed to be 4.5% and 9.5%, respectively. Annual prepayment rates for adjustable rate and fixed rate mortgage-backed securities are assumed to be 4.5% and 7.5% respectively. Money market deposits are assumed to be immediately rate sensitive, while passbook accounts and NOW accounts are assumed to have decay rates of 12% annually.

Gap Table (Amounts in thousands)

                                                                                                    After                    Fair
                                            Year 1      Year 2     Year 3      Year 4     Year 5    Year 5      TOTAL       Value
                                          -----------------------------------------------------------------------------------------
Interest-earning assets:

Loans
  Fixed rate ...........................  $  63,461   $  23,083   $  25,075   $  15,292   $ 9,970   $18,760   $ 155,641   $ 159,530
  Average interest rate ................       9.01%       8.54%       8.71%       8.37%     8.01%     7.72%       8.61%
  Variable rate ........................     70,741      21,879      18,983      11,005     6,734               129,342     129,342
  Average interest rate ................       9.13%       8.02%       8.43%       7.92%     8.25%                 8.69%
Securities
  Fixed rate ...........................        615         569         526       1,488       450     8,527      12,175      12,175
  Average interest rate ................       8.35%       8.35%       8.35%       7.20%     8.35%     7.72%       7.77%
  Variable rate ........................      7,045                                                               7,045       7,045
  Average interest rate ................       7.24%                                                               7.24%
Interest-bearing demand deposits .......      5,236                                                               5,236       5,236
  Average interest rate ................       5.86%                                                               5.86%
                                          ---------   ---------   ---------   ---------   -------   -------   ---------   ---------
    Total interest-earning assets ......  $ 147,098   $  45,531   $  44,584   $  27,785   $17,154   $27,287   $ 309,439   $ 313,328
                                          ---------   ---------   ---------   ---------   -------   -------   ---------   ---------

Interest-bearing liabilities:

NOW and savings accounts ...............      3,819       3,819       3,819       3,819     3,819    12,471      31,566      31,566
  Average interest rate ................       1.97%       1.97%       1.97%       1.97%     1.97%     1.99%       1.98%
Money market accounts ..................     14,425                                                              14,425      14,425
  Average interest rate ................       3.80%                                                               3.80%
Time deposits
  Fixed rate ...........................    124,628      27,353       5,037       1,169     2,202               160,389     160,519
  Average interest rate ................       6.27%       6.35%       6.32%       5.86%     6.64%                 6.28%
  Variable rate ........................      4,783                                                               4,783       4,783
  Average interest rate ................       6.59%                                                               6.59%

Long-term debt

  Fixed rate ...........................                  4,860       3,000       9,000              10,875      27,735      27,466
  Average interest rate ................                   6.76%       5.50%       5.49%               5.26%       5.62%
  Variable rate ........................     40,250                                                              40,250      40,250
  Average interest rate ................       6.65%                                                               6.65%
                                          ---------   ---------   ---------   ---------   -------   -------   ---------   ---------
    Total interest-bearing liabilities .  $ 187,905   $  36,032   $  11,856   $  13,988   $ 6,021   $23,346   $ 279,148   $ 279,009
                                          ---------   ---------   ---------   ---------   -------   -------   ---------   ---------
Interest-earning assets less
  interest-bearing liabilities ("Gap") .  ($ 40,807)  $   9,499   $  32,728   $  13,797   $11,133   $ 3,941   $  30,291   $  34,319
                                          ---------   ---------   ---------   ---------   -------   -------   ---------   ---------
Cumulative gap .........................  ($ 40,807)  ($ 31,308)  $   1,420   $  15,217   $26,350   $30,291   $  30,291   $  34,319
                                          ---------   ---------   ---------   ---------   -------   -------   ---------   ---------
Cumulative gap as % of
  interest-earning assets ..............     (13.19%)    (10.12%)      0.46%       4.92%     8.52%     9.79%       9.79%      11.09%
                                          ---------   ---------   ---------   ---------   -------   -------   ---------   ---------

At December 31, 2000, the table above reflects that the Company has a negative liability gap due to the level of time deposits and long term debt that are subject to repricing or maturity during 2001. As such, the effect of an increase in interest rates of 100 basis points would decrease net interest income by approximately $408,100 in one year and $313,100 in two years assuming no management intervention. A fall in interest rates would have the opposite effect for the same period. In analyzing interest rate sensitivity, the Company's management considers these differences and incorporates other assumptions and factors, such as balance sheet growth and prepayments, to better measure interest rate risk.

While the gap analysis provides an indication of interest rate sensitivity, experience has shown that it does not fully capture the true dynamics of interest rate changes. Essentially, the analysis presents only a static measurement of asset and liability volumes based on contractual maturity, cash flow estimates or repricing opportunity. It fails to reflect the differences in the timing and degree of assets and liabilities due to interest rate changes.

Citizens First Financial Corp. and Subsidiary
Consolidated Average Balance Sheet (Dollars in thousands)

                                                                    For the Years Ended December 31,
                                                   At December 31  ---------------------------------
                                                        2000                      2000
                                                   --------------  ---------------------------------
                                                                   Average                 Average
                                                     Yield/Cost    Balance      Interest  Yield/Cost
                                                   --------------  -------      --------  ----------
Assets
       Deposits & short-term investments ...........    6.41%      $  2,960          187     6.32%
       Investment securities .......................    7.53%        15,378        1,047     6.81%
       Loans receivable (1) ........................    8.42%       282,091       23,535     8.34%
       FHLB-Chicago stock ..........................    7.75%         3,719          280     7.53%
                                                        ----       --------     --------     ----
         Total interest-earning assets .............    8.34%       304,148       25,049     8.24%
                                                                                --------
       Non-interest-earning assets .................                 20,635
                                                                   --------
         Total assets ..............................               $324,783     $ 25,049
                                                                   ========     ========

Liabilities & Equity
       Money market accounts .......................    3.38%      $ 12,567     $    415     3.30%
       Passbook accounts ...........................    2.25%        16,458          371     2.25%
       NOW accounts ................................    1.74%        16,862          300     1.78%
       Certificate accounts ........................    6.31%       156,152        9,182     5.88%
                                                        ----       --------     --------     ----
       Total interest-bearing deposits .............    5.46%       202,039       10,268     5.08%
                                                        ----       --------     --------     ----
       Long term debt ..............................    6.23%        66,001        4,080     6.18%
                                                                   --------
         Total interest-bearing liabilities ........    5.65%       268,040       14,348     5.35%
                                                        ----                    --------     ----
       Non-interest-bearing liabilities ............                 21,789
                                                                   --------
         Total liabilities .........................                289,829
       Stockholders' equity ........................                 34,954
                                                                   --------
         Total liabilities & stockholders' equity ..               $324,783
                                                                   ========

Net interest rate spread (2) .......................    2.69%                   $ 10,701     2.88%
                                                        ====                    ========     ====
Net interest margin (3) ............................                                         3.52%
                                                                                             ====
Ratio of interest-earning assets to
       interest-bearing liabilities ................                 113.47%
                                                                         For the Years Ended December 31,
                                                      --------------------------------------------------------------------
                                                                    1999                               1998
                                                      ---------------------------------  ---------------------------------
                                                      Average                 Average    Average                 Average
                                                      Balance      Interest  Yield/Cost  Balance      Interest  Yield/Cost
                                                      -------      --------  ----------  -------      --------  ----------
Assets
       Deposits & short-term investments ..........   $  8,552     $    419     4.90%    $ 11,873     $    668     5.63%
       Investment securities ......................     16,545          978     5.91%      18,180        1,080     5.94%
       Loans receivable (1) .......................    252,551       20,300     8.04%     228,224       19,248     8.43%
       FHLB-Chicago stock .........................      2,369          159     6.71%       2,000          138     6.90%
                                                      --------     --------     ----     --------     --------     ----
         Total interest-earning assets ............    280,017       21,856     7.81%     260,277       21,134     8.12%
                                                                   --------                           --------
       Non-interest-earning assets ................     20,479                             17,064
                                                      --------                           --------
         Total assets .............................   $300,496     $ 21,856              $277,341     $ 21,134
                                                      ========     ========              ========     ========

Liabilities & Equity
       Money market accounts ......................   $ 12,542          427     3.40%    $ 10,345          234     2.26%
       Passbook accounts ..........................     19,003          418     2.20%      17,221          413     2.40%
       NOW accounts ...............................     19,079          336     1.76%      16,668          379     2.27%
       Certificate accounts .......................    150,068        8,045     5.36%     147,591        8,512     5.77%
                                                      --------     --------     ----     --------     --------     ----
       Total interest-bearing deposits ............    200,692        9,226     4.60%     191,825        9,538     4.97%
                                                      --------     --------     ----     --------     --------     ----
       Long term debt .............................     45,481        2,581     5.67%      33,573        2,137     6.37%
                                                      --------                           --------
         Total interest-bearing liabilities .......    246,173       11,807     4.80%     225,398       11,675     5.18%
                                                                   --------     ----                  --------     ----
       Non-interest-bearing liabilities ...........     19,062                             15,591
                                                      --------                           --------
         Total liabilities ........................    265,235                            240,989
       Stockholders' equity .......................     35,261                             36,352
                                                      --------                           --------
         Total liabilities & stockholders' equity .   $300,496                           $277,341
                                                      ========                           ========

Net interest rate spread (2) ......................                $ 10,049     3.01%                 $  9,459     2.94%
                                                                   ========     ====                  ========     ====
Net interest margin (3) ...........................                             3.59%                              3.63%
                    ==                                                          ====                               ====
Ratio of interest-earning assets to
       interest-bearing liabilities ...............     113.75%                            115.47%
=======================================================================================================================

(1) Amount is net of deferred loan origination costs, construction loans in process, net unearned discount on loans purchased and allowance for losses and includes non-performing loans.
(2) Net interest rate spread represents the difference between the weighted average yield on interest-earning assets and the weighted average cost of interest bearing liabilities.
(3) Net interest margin represents net interest income as a percentage of average interest-earning assets.

Rate/Volume Analysis. The following table presents the extent to which changes in interest rates and changes in the volume of interest-earning assets and interest-bearing liabilities have affected the Company's interest income and interest expense during the periods indicated. Information is provided in each category with respect to: (1) changes attributable to changes in volume (changes in volume multiplied by prior rate); (2) changes attributable to changes in rate (changes in rate multiplied by prior volume); and (3) the net change. The changes attributable to the combined impact of volume and rate have been allocated proportionally to the change due to volume and the change due to rate.

                                                  Year-to-Date 2000                    Year-to-Date 1999
                                                     Compared to                          Compared to
                                                  Year-to-Date 1999                    Year-to-Date 1998
                                           ----------------------------------  -----------------------------------
                                                 Increase (Decrease)                  Increase (Decrease)
                                                       Due to                               Due to
                                           ----------------------------------  -----------------------------------
                                            Volume      Rate     Total Change   Volume       Rate    Total Change
                                           ----------------------------------  -----------------------------------
                                                                      (in thousands)
Interest Income:
      Interest-earning deposits .......    ($  329)    $    97     ($  232)    ($  170)    ($   79)    ($  249)
      Investment securities ...........        (73)        142          69         (95)         (7)       (102)
      Loans receivable ................      2,443         792       3,235       1,985        (933)      1,052
      FHLB stock ......................        100          21         121          25          (4)         21
                                           -------     -------     -------     -------     -------     -------
        Total interest income .........      1,947       1,246       3,193       1,562        (840)        722
                                           -------     -------     -------     -------     -------     -------

Interest Expense:
      Money-market deposit accounts ...          1         (13)        (12)         57         136         193
      Savings accounts ................        (57)         10         (47)         41         (36)          5
      NOW accounts ....................        (39)          3         (36)         50         (93)        (43)
      Certificate accounts ............        335         802       1,137         141        (608)       (467)
      Long term debt ..................      1,251         248       1,499         695        (251)        444
                                           -------     -------     -------     -------     -------     -------
        Total interest expense ........      1,102       1,439       2,541       1,032        (900)        132
                                           -------     -------     -------     -------     -------     -------

        Net interest income ...........    $   845     ($  193)    $   652     $   530     $    60     $   590
                                           =======     =======     =======     =======     =======     =======

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

At December 31, 2000, the Bank exceeded all of its regulatory capital requirements with Tier 1 capital of $28.1 million, or 8.6% of adjusted assets, which is above the required level of $13.1 million or 4.0%; and risk-based capital of $29.9 million or 13.3% of risk-weighted assets, which is above the required level of $18.0 million or 8.0%.

The Company's most liquid assets are cash and interest-bearing demand accounts. The level of these accounts is dependent on the operating, financing, lending and investing activities during any given period. At December 31, 2000 and 1999, cash and interest-bearing deposits totaled $11.0 million and $13.2 million, respectively.

The Company has other sources of liquidity if a need for additional funds arises, including FHLB advances, loan sales, brokered deposits and Federal funds. At December 31, 2000, the Bank had outstanding advances with the FHLB of $62.7 million. The FHLB maintains two limitations on the availability based on FHLB stock ownership and total assets. The Bank currently meets the stock limitation; however, this limit may be raised by the purchase of additional FHLB stock. Based on the total assets limitations, the Bank may increase its borrowings with the FHLB by approximately $51.2 million. Depending upon market conditions and the pricing of deposit products and FHLB borrowings, the Bank may utilize FHLB advances to meet liquidity needs.

At December 31, 2000 the Bank had commitments to originate loans and unused letters and lines of credit totaling $32.9 million. Certificate accounts with a scheduled maturity of one year or less at December 31, 2000 total $129.4 million. The Bank anticipates that it will have sufficient funds to meet its current loan commitments and maturing deposits.

Independent Auditor's Report

To the Stockholders and Board of Directors
Citizens First Financial Corp. and Subsidiary
Bloomington, Illinois

We have audited the accompanying consolidated balance sheet of Citizens First Financial Corp. and subsidiary as of December 31, 2000 and 1999, and the related consolidated statements of income, stockholders' equity, and cash flows for each of the three years in the period ended December 31, 2000. These consolidated financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these consolidated financial statements based on our audits.

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

In our opinion, the consolidated financial statements described above present fairly, in all material respects, the consolidated financial position of Citizens First Financial Corp. and subsidiary as of December 31, 2000 and 1999, and the results of their operations and their cash flows for each of the years in the three-year period ended December 31, 2000, in conformity with generally accepted accounting principles.


                                        /s/ Olive LLP

                                        [OLIVE LOGO]

                                        Decatur, Illinois
                                        January 19, 2001

Citizens First Financial Corp. and Subsidiary
Consolidated Balance Sheet

December 31                                                                      2000               1999
============================================================================================================
Assets
Cash and due from banks ................................................    $   5,779,364     $   9,909,293
Interest-bearing demand deposits .......................................        5,235,772         3,266,649
                                                                            --------------------------------
      Cash and cash equivalents ........................................       11,015,136        13,175,942
Investment securities available for sale ...............................       15,054,263        16,103,412
Loans held for sale ....................................................        1,494,359         3,007,425
Loans, net of allowance for loan losses of $1,825,999 and $1,679,247 ...      283,489,004       263,873,765
Land in real estate joint venture ......................................        1,219,780         4,107,729
Premises and equipment .................................................        8,124,308         9,028,410
Federal Home Loan Bank stock ...........................................        4,166,300         2,853,700
Other assets ...........................................................        5,327,168         4,434,265
------------------------------------------------------------------------------------------------------------
      Total assets .....................................................    $ 329,890,318     $ 316,584,648
============================================================================================================

Liabilities
Deposits
      Noninterest bearing ..............................................    $  16,951,810     $  16,059,672
      Interest bearing .................................................      211,162,930       204,177,299
                                                                            --------------------------------
            Total deposits .............................................      228,114,740       220,236,971
Long-term debt .........................................................       67,984,611        57,073,196
Other liabilities ......................................................        3,893,324         2,989,287
------------------------------------------------------------------------------------------------------------
      Total liabilities ................................................      299,992,675       280,299,454
------------------------------------------------------------------------------------------------------------

Minority Interest in Real Estate Joint Venture .........................          590,867         2,034,054

COMMITMENTS AND CONTINGENT LIABILITIES

Stockholders' Equity
Preferred stock, $.01 par value
      Authorized and unissued-- 1,000,000 shares
Common stock, $.01 par value
      Authorized -- 8,000,000 shares
      Issued and outstanding-- 2,817,500 shares ........................           28,175            28,175
      Additional paid-in-capital .......................................       27,559,152        27,489,456
Retained earnings ......................................................       22,633,681        21,179,540
Accumulated other comprehensive loss ...................................          (29,043)         (341,567)
------------------------------------------------------------------------------------------------------------
                                                                               50,191,965        48,355,604
Less:
Unallocated employee stock ownership plan
      shares-- 64,400 and 96,600 shares ................................         (644,000)         (966,000)
Unearned incentive plan shares-- 19,916 and 40,577 shares ..............         (271,674)         (558,965)
Treasury stock, at cost-- 1,249,220 and 793,145 shares .................      (19,969,515)      (12,579,499)
------------------------------------------------------------------------------------------------------------
Total stockholders' equity .............................................       29,306,776        34,251,140
------------------------------------------------------------------------------------------------------------
      Total liabilities and stockholders' equity .......................    $ 329,890,318     $ 316,584,648
============================================================================================================

See notes to consolidated financial statements.

Citizens First Financial Corp. and Subsidiary
Consolidated Statement of Income

Year Ended December 31                                         2000             1999            1998
=========================================================================================================
Interest Income
      Loans receivable ................................    $ 23,535,477     $ 20,299,904    $ 19,248,250
      Investment securities ...........................       1,326,782        1,171,225       1,218,318
      Deposits with financial institutions ............         187,054          384,643         667,589
                                                           ----------------------------------------------
            Total interest income .....................      25,049,313       21,855,772      21,134,157
                                                           ----------------------------------------------

Interest Expense
      Deposits ........................................      10,268,174        9,226,193       9,537,962
      Long-term debt ..................................       4,079,816        2,581,041       2,137,116
                                                           ----------------------------------------------
            Total interest expense ....................      14,347,990       11,807,234      11,675,078
                                                           ----------------------------------------------

Net Interest Income ...................................      10,701,323       10,048,538       9,459,079
      Provision for loan losses .......................       3,050,000          480,000         463,381
                                                           ----------------------------------------------

Net Interest Income After Provision for Loan Losses ...       7,651,323        9,568,538       8,995,698
                                                           ----------------------------------------------

Other Income
      Service charges on deposit accounts .............         866,249          782,672         509,197
      Loan servicing fees .............................         235,028           86,506          15,410
      Net realized gains (losses) on sales of
         available-for-sale securities ................        (377,989)          11,428          17,060
      Net gain on sale of branch facility .............       2,445,074
      Net gains (losses) on loan sales ................         (31,605)         192,244         910,352
      Net gains from sale of land in
         real estate joint venture ....................         402,376           72,756
      Other income ....................................         308,887          244,148         243,353
                                                           ----------------------------------------------
            Total other income ........................       3,848,020        1,389,754       1,695,372
                                                           ----------------------------------------------

Other Expenses
      Salaries and employee benefits ..................       4,558,713        4,476,988       4,263,484
      Net occupancy and equipment expenses ............       1,257,061        1,430,349       1,089,380
      Deposit insurance expense .......................          44,330          122,989         120,149
      Data processing fees ............................         177,718          444,948         403,771
      Loss on equity investment .......................                          441,087
      Other expenses ..................................       2,151,513        1,873,776       1,549,513
      Minority interest in net income of
         real estate joint venture ....................         201,188           36,378
                                                           ----------------------------------------------
              Total other expenses ....................       8,390,523        8,826,515       7,426,297
                                                           ----------------------------------------------

Income Before Income Tax ..............................       3,108,820        2,131,777       3,264,773
      Income tax expense ..............................       1,279,229          939,891       1,250,304
                                                           ----------------------------------------------

Net Income ............................................    $  1,829,591     $  1,191,886    $  2,014,469
=========================================================================================================
Basic Earnings Per Share ..............................    $       1.00     $       0.61    $       0.90
Diluted Earnings Per Share ............................    $       0.97     $       0.58    $       0.84

See notes to consolidated financial statements.

Citizens First Financial Corp. and Subsidiary
Consolidated Statement of Stockholders' Equity


                                                       Common Stock                                                    Accumulated
                                                  ---------------------   Additional                                     Other
                                                     Shares                 Paid-in    Comprehensive     Retained     Comprehensive
                                                  Outstanding    Amount     Capital        Income        Earnings     Income/(Loss)
-----------------------------------------------------------------------------------------------------------------------------------
Balance, January 1, 1998 .......................   2,287,501    $28,175   $27,193,322                  $18,183,740      ($99,733)
    Comprehensive income
       Net income ..............................                                         $2,014,469      2,014,469
       Other comprehensive income, net of tax
         Unrealized gains on securities, net
         of reclassification adjustment ........                                             52,004                       52,004
                                                                                         ----------
    Comprehensive income .......................                                         $2,066,473
                                                                                         ==========
    Employee stock ownership plan
       shares allocated ........................      32,200                  268,559
    Incentive plan shares earned ...............      22,540                  (35,156)
    Purchase of treasury stock .................    (301,333)
--------------------------------------------------------------------------------------                 ----------------------------
Balance, December 31, 1998 .....................   2,040,908     28,175    27,426,725                   20,198,209       (47,729)
    Comprehensive income
       Net income ..............................                                         $1,191,886      1,191,886
       Other comprehensive income,
       net of tax
         Unrealized losses on securities, net
         of reclassification adjustment ........                                           (293,838)                    (293,838)
                                                                                         ----------
    Comprehensive income .......................                                           $898,048
                                                                                         ==========
    Cash dividends ($ .10 per share) ...........                                                          (210,555)
    Employee stock ownership plan
      shares allocated .........................      32,200                  127,484
    Incentive plan shares earned ...............      24,132                  (37,644)
    Exercise of stock options ..................      15,634                  (27,109)
    Purchase of treasury stock .................    (225,696)
--------------------------------------------------------------------------------------                 ----------------------------
Balance, December 31, 1999 .....................   1,887,178     28,175    27,489,456                   21,179,540      (341,567)
    Comprehensive income
       Net income ..............................                                         $1,829,591      1,829,591
       Other comprehensive income, net of tax
         Unrealized gains on securities,
         net of reclassification adjustment ....                                            312,524                      312,524
                                                                                         ----------
    Comprehensive income .......................                                         $2,142,115
                                                                                         ==========
    Cash dividends ($ .20 per share) ...........                                                          (375,450)
    Employee stock ownership plan
       shares allocated ........................      32,200                  119,784
    Incentive plan shares earned ...............      20,661                  (33,263)
    Exercise of stock options ..................       5,161                  (16,825)
    Purchase of treasury stock .................    (461,236)
--------------------------------------------------------------------------------------                 ----------------------------
Balance, December 31, 2000 .....................   1,483,964    $28,175   $27,559,152                  $22,633,681      ($29,043)
======================================================================================                 ============================
                                                     Unallocated
                                                       Employee
                                                        Stock         Unearned
                                                       Ownership      Incentive       Treasury
                                                      Plan Shares    Plan Shares        Stock          Total
---------------------------------------------------------------------------------------------------------------
Balance, January 1, 1998 .......................     ($1,610,000)    ($1,205,781)    ($4,520,173)   $37,969,550
    Comprehensive income
       Net income ..............................                                                      2,014,469
       Other comprehensive income, net of tax
         Unrealized gains on securities, net
         of reclassification adjustment ........                                                         52,004

    Comprehensive income .......................

    Employee stock ownership plan
       shares allocated ........................         322,000                                        590,559
    Incentive plan shares earned ...............                         312,348                        277,192
    Purchase of treasury stock .................                                      (4,883,416)    (4,883,416)
---------------------------------------------------------------------------------------------------------------
Balance, December 31, 1998 .....................      (1,288,000)       (893,433)     (9,403,589)    36,020,358
    Comprehensive income
       Net income ..............................                                                      1,191,886
       Other comprehensive income,
       net of tax
         Unrealized losses on securities, net
         of reclassification adjustment ........                                                       (293,838)

    Comprehensive income .......................

    Cash dividends ($ .10 per share) ...........                                                       (210,555)
    Employee stock ownership plan
      shares allocated .........................         322,000                                        449,484
    Incentive plan shares earned ...............                         334,468                        296,824
    Exercise of stock options ..................                                         219,407        192,298
    Purchase of treasury stock .................                                      (3,395,317)    (3,395,317)
---------------------------------------------------------------------------------------------------------------
Balance, December 31, 1999 .....................        (966,000)       (558,965)    (12,579,499)    34,251,140
    Comprehensive income
       Net income ..............................                                                      1,829,591
       Other comprehensive income, net of tax
         Unrealized gains on securities,
         net of reclassification adjustment ....                                                        312,524

    Comprehensive income .......................

    Cash dividends ($ .20 per share) ...........                                                       (375,450)
    Employee stock ownership plan
       shares allocated ........................         322,000                                        441,784
    Incentive plan shares earned ...............                         287,291                        254,028
    Exercise of stock options ..................                                          70,478         53,653
    Purchase of treasury stock .................                                      (7,460,494)    (7,460,494)
---------------------------------------------------------------------------------------------------------------
Balance, December 31, 2000 .....................       ($644,000)      ($271,674)   ($19,969,515)   $29,306,776
===============================================================================================================

See notes to consolidated financial statements.

Citizens First Financial Corp. and Subsidiary
Consolidated Statement of Cash Flows

Year Ended December 31                                                   2000              1999              1998
====================================================================================================================
Operating Activities
      Net income ................................................    $  1,829,591     $  1,191,886     $  2,014,469
      Adjustments to reconcile net income to net cash
            provided by operating activities:
            Provision for loan losses ...........................       3,050,000          480,000          463,381
            Loss on equity investment ...........................                          441,087
            Depreciation ........................................         772,351          986,169          591,230
            Deferred income tax benefit .........................          77,768         (303,617)         (51,643)
            Investment securities (gains) losses ................         377,989          (11,428)         (17,060)
            Investment securities amortization, net .............          35,564           55,212           51,049
            Minority interest in net income of
              real estate joint venture .........................         201,188           36,378
            Net loss on sales of foreclosed real estate .........          27,519           56,551           73,656
            Net gains from sale of land in
              real estate joint venture .........................        (402,376)         (72,756)
            Net gain on sale of branch facility .................      (2,445,074)
            Net (gain) loss on sales of
              premises and equipment ............................          62,441                            (6,478)
            Net (gain) loss on loan sales .......................          31,605         (192,244)        (910,352)
            Loans originated for sale ...........................     (26,370,725)     (20,932,960)     (61,122,594)
            Proceeds from sales of loans
              originated for resale .............................      27,852,186       23,363,651       59,180,641
            Federal Home Loan Bank stock dividends ..............        (195,800)
            Compensation expense related to employee
              stock ownership and incentive plans ...............         695,812          746,308          867,751
            Change in
              Other assets ......................................      (1,168,974)        (406,817)        (402,916)
              Other liabilities .................................       1,284,160       (1,301,100)         787,193
--------------------------------------------------------------------------------------------------------------------
            Net cash provided by operating activities ...........       5,715,225        4,136,320        1,518,327
--------------------------------------------------------------------------------------------------------------------
Investing Activities
      Purchases of securities available for sale ................      (9,334,871)      (3,005,375)     (10,503,689)
      Proceeds from maturities and principal paydowns
            on securities available for sale ....................       2,610,861        4,197,893        6,565,809
      Proceeds from sales of securities available for sale ......       7,870,433           25,741        5,257,424
      Redemption (purchase) of Federal Home
        Loan Bank stock .........................................      (1,116,800)        (883,000)         482,500
      Net change in loans .......................................     (23,334,134)     (32,878,138)      (3,752,577)
      Proceeds from sales of foreclosed real estate .............         587,718          492,108        1,179,300
      Purchases of premises and equipment .......................        (519,747)      (1,890,134)        (335,500)
      Investment in land in real estate joint venture ...........                       (4,337,668)
      Proceeds from sale of land in real estate joint venture ...       3,290,325          229,939
      Proceeds from minority interest portion
            of real estate joint venture ........................                        2,070,432
      Distribution to minority interest portion
            of real estate joint venture ........................      (1,644,375)
      Sale of branch ............................................     (23,534,707)
      Proceeds from sales of premises and equipment .............         414,057                            34,274
--------------------------------------------------------------------------------------------------------------------
            Net cash used by investing activities ...............     (44,711,240)     (35,978,202)      (1,072,459)

Citizens First Financial Corp. and Subsidiary
Consolidated Statement of Cash Flows (continued)

Year Ended December 31                                          2000             1999             1998
=========================================================================================================
Financing Activities
Net change in
      Interest-bearing demand and savings deposits ....    $ 21,006,633     $  6,953,643     $ 11,163,613
      Certificates of deposit and brokered deposits ...      12,988,097        5,186,757       (1,700,259)
Net change in Federal Home Loan Bank line of credit ...      17,000,000                        (4,200,000)
Proceeds of long-term debt ............................      26,250,000       58,300,000       17,000,000
Repayment of long-term debt ...........................     (32,338,585)     (40,636,422)      (7,334,058)
Net change in advances by borrowers for
      taxes and insurance .............................        (288,645)         289,217          (92,798)
Cash dividends ........................................        (375,450)        (210,555)
Exercise of stock options .............................          53,653          192,298
Purchase of treasury stock ............................      (7,460,494)      (3,395,317)      (4,883,416)
                                                           -----------------------------------------------
      Net cash provided by
        financing activities ..........................      36,835,209       26,679,621        9,953,082
                                                           -----------------------------------------------

Net Change in Cash and Cash Equivalents ...............      (2,160,806)      (5,162,261)      10,398,950

Cash and Cash Equivalents, Beginning of Year ..........      13,175,942       18,338,203        7,939,253
                                                           -----------------------------------------------
Cash and Cash Equivalents, End of Year ................    $ 11,015,136     $ 13,175,942     $ 18,338,203
=========================================================================================================

Additional Cash Flows Information
Interest paid .........................................    $ 13,852,582     $ 11,721,872     $ 11,697,057
Income tax paid .......................................       1,560,691        1,337,379        1,138,727
Loan balances transferred to foreclosed
      real estate and repossessions ...................         615,237          152,050        1,130,411

See notes to consolidated financial statements.

Citizens First Financial Corp. and Subsidiary
Notes to Consolidated Financial Statements

Note 1 - Nature of Operations and Summary of Significant Accounting Policies

The accounting and reporting policies of Citizens First Financial Corp. (Company) and its wholly owned subsidiary, Citizens Savings Bank (Bank), conform to generally accepted accounting principles and reporting practices followed by the thrift industry. The Bank has one wholly owned subsidiary, CSL Service Corporation. The more significant of the policies are described below. During 1999, CSL Service Corporation entered into a joint venture real estate development partnership with two other investors and is a 50% owner of Williamsburg Place LLC. The primary business of Williamsburg Place LLC is to purchase and develop commercial real estate.

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

LOANS are carried at the principal amount outstanding. Interest income is accrued on the principal balances of loans. The accrual of interest on impaired loans is discontinued when, in management's opinion, the borrower may be unable to meet payments as they become due. When interest accrual is discontinued, all unpaid accrued interest is reversed when considered uncollectible. Interest income is subsequently recognized only to the extent cash payments are received. Certain loan fees and direct costs are being deferred and amortized as an adjustment of yield on the loans. In applying the provisions of Statement of Financial Accounting Standards (SFAS) No. 114, the Company considers it's investments in one-to-four family residential loans and installment loans to be homogeneous and therefore excluded from separate identification for valuation of impairment.

Citizens First Financial Corp. and Subsidiary
Notes to Consolidated Financial Statements

ALLOWANCES FOR LOAN AND REAL ESTATE LOSSES are maintained to absorb losses inherent in the loan portfolio. The allowance is based on ongoing, quarterly assessments of the probable estimated losses inherent in the loan portfolio. The allowance is increased by the provision for credit losses, which is charged against current period operating results and decreased by the amount of charge-offs, net of recoveries. The Company's methodology for assessing the appropriateness of the allowance consists of several key elements, which include the formula allowance, specific allowances for identified problem loans, and the unallocated allowance.

The formula allowance is calculated by applying loss factors to outstanding loans and certain unused commitments, in each case based on the internal risk grade of such loans, pools of loans, or commitments. Changes in risk grades of both performing and nonperforming loans affect the amount of the formula allowance. Loss factors are based on our historical loss experience and may be adjusted for significant factors that, in management's judgement, affect the collectibility of the portfolio as of the evaluation date.

Specific allowances are established in cases where management has identified significant conditions or circumstances related to a credit that management believes indicate the probability that a loss has been incurred in excess of the amount determined by the application of the formula allowance.

The unallocated allowance is based upon management's evaluation of various conditions, the effects of which are not directly measured in the determination of the formula and specific allowances. The evaluation of the inherent loss with respect to these conditions is subject to a higher degree of uncertainty because they are not identified with specific credits. The conditions evaluated in connection with the unallocated allowance may include existing general economic and business conditions affecting the Company's key lending areas, credit quality trends, collateral values, loan volumes and concentrations, seasoning of the loan portfolio, specific industry conditions within portfolio segments, recent loss experience in particular segments of the portfolio, duration of the current business cycle, bank regulatory examination results.

The allowance for loan losses also incorporates the results of measuring impaired loans as provided in SFAS No. 114 and SFAS No. 118. A loan is considered impaired when management determines that it is probable that the Company will be unable to collect all amounts due according to the original contractual terms of the loan agreement. Impairment is measured by the difference between the recorded investment in the loan and the estimated present value of total expected future cash flows, discounted at the loan's effective rate, or the fair value of the collateral of the loan, if collateral dependent. Impairment is recognized by adjusting an allocation of the existing allowance for loan losses.

The determination of the adequacy of the allowance for loan losses and the valuation of real estate is based on estimates that are particularly susceptible to significant changes in the economic environment and market conditions. Management believes that, as of December 31, 2000, the allowance for loan losses and carrying value of foreclosed real estate are adequate based on information currently available. A worsening or protracted economic decline in the area within which the Bank operates would increase the likelihood of additional losses due to credit and market risks and could create the need for additional loss reserves.

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

Citizens First Financial Corp. and Subsidiary
Notes to Consolidated Financial Statements

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

EMPLOYEE STOCK OWNERSHIP PLAN - The Company accounts for its employee stock ownership plan (ESOP) in accordance with American Institute of Certified Public Accountants (AICPA) Statement of Position 93-6. The cost of shares issued to the ESOP but not yet allocated to participants are presented in the consolidated balance sheet as a reduction of stockholders' equity. Compensation expense is recorded based on the market price of the shares as they are committed to be released for allocation to participant accounts. The difference between the market price and the cost of shares committed to be released is recorded as an adjustment to paid-in capital. Dividends on allocated ESOP shares will be recorded as a reduction of retained earnings; dividends on unallocated ESOP shares will be reflected as a reduction of debt.

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

RECLASSIFICATIONS of certain amounts in the 1999 and 1998 financial statements have been made to conform to the 2000 presentation.

Note 2 - Sale of Branch Facility

In April 2000, the Company sold certain fixed assets and deposit liabilities of a branch located in Eureka, Illinois. Total deposits for the Eureka Branch were approximately $26,117,000 and fixed assets were approximately $175,000. The gain on sale recognized by the Company was $2,445,074.

Note 3 - Restriction on Cash and Due From Banks

The Bank is required to maintain reserve funds in cash and/or on deposit with the Federal Reserve Bank. The reserve required at December 31, 2000, was $789,000.

Citizens First Financial Corp. and Subsidiary
Notes to Consolidated Financial Statements

Note 4 - Investment Securities

                                                                          2000
                                         -------------------------------------------------------------------------
                                                                Gross                 Gross
                                            Amortized        Unrealized            Unrealized              Fair
December 31                                   Cost              Gains                Losses                Value
------------------------------------------------------------------------------------------------------------------
Available for sale
    Federal agencies ..................  $  3,992,800        $  6,103               $ 25,153           $ 3,973,750
    Mortgage-backed securities ........    10,103,510          67,522                 86,798            10,084,234
    Other asset-backed securities .....         5,424                                                        5,424
    Marketable equity securities ......     1,000,000                                  9,145               990,855
                                         -------------------------------------------------------------------------

            Total available for sale ..   $15,101,734         $73,625               $121,096           $15,054,263
                                          ========================================================================
                                                                          1999
                                         -------------------------------------------------------------------------
                                                                Gross                 Gross
                                            Amortized        Unrealized            Unrealized              Fair
December 31                                   Cost              Gains                Losses                Value
------------------------------------------------------------------------------------------------------------------
Available for sale
    Federal agencies ..................  $  7,502,302                               $288,327           $ 7,213,975
    Mortgage-backed securities ........     8,144,576                                257,923             7,886,653
    Other asset-backed securities .....        14,832                                                       14,832
    Marketable equity securities ......     1,000,000                                 12,048               987,952
                                         -------------------------------------------------------------------------

            Total available for sale ..   $16,661,710                               $558,298           $16,103,412
                                          ========================================================================

Citizens First Financial Corp. and Subsidiary
Notes to Consolidated Financial Statements

The amortized cost and fair value of securities available for sale at December 31, 2000, by contractual maturity, are shown below. Expected maturities will differ from contractual maturities because issuers may have the right to call or prepay obligations with or without call or prepayment penalties.

                                                        Available for Sale
                                                  ------------------------------
                                                   Amortized             Fair
                                                      Cost               Value
--------------------------------------------------------------------------------
Within one year
One to five years ........................        $   995,147        $ 1,001,250
Five to ten years ........................          2,997,653          2,972,500
                                                  ------------------------------
                                                    3,992,800          3,973,750
Mortgage-backed securities ...............         10,103,510         10,084,234
Other asset-backed securities ............              5,424              5,424
Marketable equity securities .............          1,000,000            990,855
                                                  ------------------------------

            Totals .......................        $15,101,734        $15,054,263
================================================================================

Securities with a carrying value of $4,118,000 and $2,188,415 were pledged at December 31, 2000 and 1999 to secure certain deposits and for other purposes as permitted or required by law.

Proceeds from sales of securities available for sale during 2000, 1999 and 1998 were $7,870,433, $25,741, and $5,257,424. Gross gains of $0, $11,428, and
$23,055, and gross losses of $377,989, $0, and $5,995 were realized on those sales. The tax effect of the gains (losses) were approximately $(147,416), $4,436, and $6,653.

With the exception of securities of the U.S. Treasury and other U.S. Government agencies and corporations, the Company did not hold any securities of a single issuer, payable from and secured by the same source of revenue or taxing authority, the book value of which exceeded 10% of stockholders' equity at December 31, 2000.

Note 5 - Equity Investment

As of December 31, 1999, the Company had a 20% ownership investment in Websoft, Inc. (investee), a company which builds and markets internet portals. The Company also had outstanding loans with the investee with no gain or loss recorded. The Company followed the equity method in recording the investment. As of December 31, 1999, the investee had total assets of $159,139, total liabilities of $902,218 and total equity of $(743,079). As the investee had negative equity, losses equal to the Company's portion of the negative equity and the outstanding loans totaling $441,087 were recorded as other expenses in the Company's 1999 consolidated statement of income. During 2000, the Company divested it's ownership in Websoft, Inc.

Citizens First Financial Corp. and Subsidiary
Notes to Consolidated Financial Statements

Note 6 - Loans and Allowance

December 31                                       2000                 1999
================================================================================
Mortgage Loans
      One-to-four family .............       $ 135,061,200        $ 136,816,059
      Multi-family ...................          15,852,901           15,628,433
      Commercial real estate .........          71,565,876           64,335,828
      Construction and land ..........          40,141,036           31,968,340
Commercial ...........................          20,622,058           19,621,814
Consumer and other loans .............          13,246,463           12,805,887
                                             -----------------------------------
                                               296,489,534          281,176,361
Undisbursed portion of loans .........         (11,174,531)         (15,623,349)
Allowance for loan losses ............          (1,825,999)          (1,679,247)
                                             -----------------------------------
      Total loans ....................       $ 283,489,004        $ 263,873,765
================================================================================

Year Ended December 31                    2000           1999           1998
================================================================================
Allowance for Loan Losses
      Balances, January 1 .........   $ 1,679,247    $ 1,256,475    $   839,845
      Provision for loan losses ...     3,050,000        480,000        463,381
      Loans charged off ...........    (2,903,248)       (57,228)       (46,751)
                                      ------------------------------------------
      Balances, December 31 .......   $ 1,825,999    $ 1,679,247    $ 1,256,475
================================================================================

Information on impaired loans is summarized below.

December 31                                                              2000
================================================================================
Impaired loans with an allowance ..................................   $2,766,603
Impaired loans for which the discounted cash flows or collateral
      value exceeds the carrying value of the loan ................   $1,493,000
                                                                      ----------
            Total impaired loans ..................................   $4,259,603
================================================================================
Allowance for impaired loans (included in the Company's allowance
      for loan losses) ............................................   $  150,000

Year Ended December 31                                                   2000
================================================================================
Average balance of impaired loans .................................   $5,038,603
Interest income recognized on impaired loans ......................      366,050
Cash-basis interest included above ................................      264,834
================================================================================

The amount of impaired loans at December 31, 1999 and 1998 was immaterial.

Note 7 - Premises and Equipment

December 31                                          2000               1999
================================================================================
Land .....................................      $  1,572,451       $  2,038,437
Buildings and land improvements ..........         7,353,270          7,473,413
Furniture and equipment ..................         3,997,270          3,912,530
                                                --------------------------------
      Total cost .........................        12,922,991         13,424,380
Accumulated depreciation .................        (4,798,683)        (4,395,970)
                                                --------------------------------
      Net ................................      $  8,124,308       $  9,028,410
================================================================================

Citizens First Financial Corp. and Subsidiary
Notes to Consolidated Financial Statements

Note 8 - Other Assets and Other Liabilities

================================================================================
December 31                                              2000           1999
Other assets
   Interest receivable
      Investment securities ......................   $    159,225   $    149,145
      Mortgage-backed securities .................         63,298         45,744
      Loans ......................................      3,213,107      2,540,013
   Mortgage servicing rights .....................        703,066        636,873
   Income taxes receivable .......................        453,096         93,866
   Deferred income tax benefit ...................        334,366        610,437
   Foreclosed assets .............................         86,224         86,224
   Prepaid expenses and other assets .............        314,786        271,963
                                                                    ------------
      Total ......................................   $  5,327,168   $  4,434,265
================================================================================

Other liabilities
   Interest payable
      Deposits ...................................   $    154,710   $     79,586
      Brokered deposits ..........................        323,358
      FHLB borrowings ............................        369,525        272,599
   Advances by borrowers for taxes and insurance .        601,838        890,483
   Accrued expenses and other liabilities ........      2,443,893      1,746,619
                                                                    ------------
            Total ................................   $  3,893,324   $  2,989,287
================================================================================

Note 9 - Deposits

================================================================================
December 31                                              2000           1999
Demand deposits ..................................   $ 48,387,679   $ 49,550,124
Savings deposits .................................     14,554,792     18,523,223
Certificates of deposit of $100,000 or more ......     21,762,042     18,687,047
Other certificates of deposit ....................    131,710,329    133,476,577
Brokered deposits ................................     11,699,898
                                                     ---------------------------
   Total deposits ................................    228,114,740   $220,236,971
================================================================================

Certificates of deposit and brokered deposits maturing in years ending December 31:

================================================================================
2001 .............................................................  $129,411,540
2002 .............................................................    27,352,752
2003 .............................................................     5,036,691
2004 .............................................................     1,169,251
2005 .............................................................     2,201,765
                                                                    ------------
      Total ......................................................  $165,172,269
================================================================================

Citizens First Financial Corp. and Subsidiary
Notes to Consolidated Financial Statements

Note 10 - Long-Term Debt

======================================================================================
December 31                                                     2000          1999
FHLB advances, interest rates ranging from 4.30% to 6.93%,
      due at various dates through October, 2008 .........   $62,734,611   $57,073,196
Other note payable, due on November 6, 2001 ..............     5,250,000
                                                             -------------------------
                                                             $67,984,611   $57,073,196
======================================================================================

The FHLB advances are secured by first-mortgage loans and all stock in the FHLB. Advances are subject to restrictions or penalties in the event of prepayment. The Company has $25,000,000 in FHLB borrowings having a weighted average rate of 5.84% which are callable.

During 2000, the Company borrowed $5,250,000 from LaSalle Bank National Association. The note is for a revolving line of credit that matures on November 6, 2001. The note bears interest at 1.50% over LIBOR (8.07% at December 31,
2000) and is secured by the stock of the Company's bank subsidiary. The Company has a maximum borrowing capacity of $6,000,000.

Maturities in years ending December 31
================================================================================
2001 .............................................................   $38,250,000
2002 .............................................................     6,859,611
2003 .............................................................     3,000,000
2004 .............................................................     9,000,000
2005 .............................................................
Thereafter .......................................................    10,875,000
                                                                     -----------
      Total ......................................................   $67,984,611
================================================================================

Note 11 - Loan Servicing

Loans serviced for others are not included in the accompanying consolidated balance sheet. The loans are serviced primarily for the Federal Home Loan Mortgage Corporation and the unpaid principal balances totaled approximately $112,015,363 and $105,809,980 at December 31, 2000 and 1999.

The aggregate fair value of capitalized mortgage servicing rights at December 31, 2000 and 1999 totaled $703,066 and $636,873. Comparable market values were used to estimate fair value. For purposes of measuring impairment, risk characteristics including product type, investor type, and interest rates, were used to stratify the originated mortgage servicing rights.

================================================================================
                                             2000          1999          1998

Mortgage Servicing Rights
      Balances, January 1 .............. $ 636,873     $ 648,765     $ 399,879
      Servicing rights capitalized .....    74,693       152,086       476,401
      Amortization of servicing rights .    (8,500)     (163,978)     (227,515)
                                          --------------------------------------
      Balances, December 31 ............ $ 703,066     $ 636,873     $ 648,765
================================================================================

Citizens First Financial Corp. and Subsidiary
Notes to Consolidated Financial Statements

Note 12 - Income Tax

===========================================================================================================
Year Ended December 31                                             2000           1999            1998
Income tax expense
      Currently payable
            Federal .........................................   $   960,120    $ 1,076,640     $ 1,052,947
            State ...........................................       241,341        166,868         249,000
      Deferred
            Federal .........................................        68,608       (265,920)        (45,231)
            State ...........................................         9,160        (37,697)         (6,412)
                                                                -------------------------------------------
                Total income tax expense ....................   $ 1,279,229    $   939,891     $ 1,250,304
===========================================================================================================

Reconciliation of federal statutory to actual tax expense
      Federal statutory income tax at 34% ...................   $ 1,056,999    $   724,804     $ 1,110,023
      Effect of state income taxes ..........................       165,331         85,253         160,108
      Other .................................................        56,899        129,834         (19,827)
                                                                -------------------------------------------
      Actual tax expense ....................................   $ 1,279,229    $   939,891     $ 1,250,304
===========================================================================================================

      Effective Tax Rate ....................................          41.1%          44.1%           38.3%

===========================================================================================================

A cumulative net deferred tax asset is included in assets. The components are as follows:

=============================================================================================
December 31                                                           2000           1999
Assets
      Deferred compensation ...................................   $   450,586    $   435,893
      Differences in accounting for loan losses ...............       626,685        538,125
      Differences in accounting for equity investment .........                      171,230
      Net unrealized losses on securities available for sale ..        18,428        216,731
      Other ...................................................        43,117         28,728
                                                                  ---------------------------
                   Total assets ...............................     1,138,816      1,390,707
                                                                  ---------------------------

Liabilities
      Differences in depreciation methods .....................      (295,932)      (425,852)
      FHLB stock dividends ....................................      (156,092)       (47,745)
      Capitalized mortgage servicing rights ...................      (204,422)      (247,234)
      Deferred loan fees ......................................       (55,781)       (44,011)
      Differences in accounting for joint venture .............       (92,223)       (14,122)
      Other ...................................................                       (1,306)
                                                                  ---------------------------
                   Total liabilities ..........................      (804,450)      (780,270)
                                                                  ---------------------------
                                                                  $   334,366    $   610,437
=============================================================================================

Citizens First Financial Corp. and Subsidiary
Notes to Consolidated Financial Statements

Retained earnings at December 31, 2000 and 1999, include approximately $2,144,000 for which no deferred income tax liability has been recognized. This amount represents an allocation of income to bad debt deductions as of December 31, 1987, for tax purposes only. Reduction of amounts so allocated for purposes other than tax bad debt losses or adjustments arising from carryback of net operating losses would create income for tax purposes only, which income would be subject to the then-current corporate income tax rate. The unrecorded deferred income tax liability on the above amount was approximately $832,000.

Note 13 - Other Comprehensive Income

======================================================================================================
                                                                               2000
                                                              ----------------------------------------
                                                                                Tax
                                                              Before-Tax     (Expense)      Net-of-Tax
Year Ended December 31                                          Amount        Benefit         Amount
------------------------------------------------------------------------------------------------------
Unrealized gain on securities:
     Unrealized holding gains arising during the year ...     $ 132,838      ($ 51,643)     $  81,195
     Less: reclassification adjustment for losses
            realized in net income ......................      (377,989)       146,660       (231,329)
                                                              ----------------------------------------
                                                              $ 510,827      ($198,303)     $ 312,524
======================================================================================================
======================================================================================================
                                                                               1999
                                                              ----------------------------------------
                                                              Before-Tax        Tax         Net-of-Tax
Year Ended December 31                                          Amount        Benefit         Amount
------------------------------------------------------------------------------------------------------
Unrealized losses on securities:
     Unrealized holding losses arising during the year ..     ($468,856)     $ 182,010      ($286,846)
     Less: reclassification adjustment for gains
            realized in net income ......................        11,428         (4,436)         6,992
                                                              ----------------------------------------
                                                              ($480,284)     $ 186,446      ($293,838)
======================================================================================================
======================================================================================================
                                                                               1998
                                                              ----------------------------------------
                                                              Before-Tax        Tax         Net-of-Tax
Year Ended December 31                                          Amount        Expense         Amount
------------------------------------------------------------------------------------------------------
Unrealized gains on securities:
     Unrealized holding gains arising during the year ...     $ 102,063      ($ 39,652)     $  62,411
     Less: reclassification adjustment for gains
            realized in net income ......................        17,060         (6,653)        10,407
                                                              ----------------------------------------
                                                              $  85,003      ($ 32,999)     $  52,004
======================================================================================================

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

Financial instruments whose contract amount represents credit risk as of December 31 were as follows:

===========================================================================================================
                                                                                   2000            1999
Loan commitments
      At variable rates ...................................................     $ 1,568,000     $ 6,797,000
      At fixed rates (ranging from 7.75% to 8.75% at December 31, 2000) ...       1,712,000         883,000
Unused lines of credit ....................................................      28,384,000      35,944,000
Standby letters of credit .................................................       1,269,000       1,513,000

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

Note 15 - Dividends and Capital Restrictions

Without prior approval the Bank is restricted by Illinois law and regulations of the State of Illinois, Office of Banks and Real Estate, and the Federal Deposit Insurance Corporation as to the maximum amount of dividends it can pay to the Company to the balance of the undivided profits account, adjusted for defined bad debts. As a practical matter, the Banks restrict dividends to a lesser amount because of the need to maintain an adequate capital structure.

Citizens First Financial Corp. and Subsidiary
Notes to Consolidated Financial Statements

Note 16 - Regulatory Capital

The Bank is subject to various regulatory capital requirements administered by the federal banking agencies and is assigned to a capital category. The assigned capital category is largely determined by three ratios that are calculated according to the regulations: total risk based capital, Tier 1 capital and Tier 1 leverage ratios. The ratios are intended to measure capital relative to assets and credit risk associated with those assets and off-balance sheet exposures of the entity. The capital category assigned to an entity can also be affected by qualitative judgments made by regulatory agencies about the risk inherent in the entity's activities that are not part of the calculated ratios.

There are five capital categories defined in the regulations, ranging from well capitalized to critically undercapitalized. Classification of a bank in any of the undercapitalized categories can result in actions by regulators that could have a material effect on a bank's operations. At December 31, 2000 and 1999, the Bank is categorized as well capitalized and meets all subject capital adequacy requirements. There are no conditions or events since December 31, 2000 that management believes have changed the Bank's classification.

During 2000, the Bank converted from a federal thrift charter to a state chartered thrift. The Bank's actual and required capital amounts (in thousands) and ratios as required for each year are as follows:

===========================================================================================================
                                                                            2000
                                                   --------------------------------------------------------
                                                                        Required for          To Be Well
                                                         Actual      Adequate Capital(1)    Capitalized(1)
                                                   --------------------------------------------------------
December 31                                        Amount     Ratio    Amount     Ratio    Amount     Ratio
-----------------------------------------------------------------------------------------------------------
Total risk-based capital(1)
      (to risk-weighted assets) ...............    $29,885    13.3%    $18,017     8.0%    $22,521    10.0%
Tier 1 capital(1) (to risk-weighted assets) ...     28,084    12.5       9,008     4.0      13,513     6.0
Tier 1 capital(1) (to average assets) .........     28,084     8.6      13,053     4.0      16,316     5.0
===========================================================================================================
                                                                            1999
                                                   --------------------------------------------------------
                                                                        Required for          To Be Well
                                                         Actual      Adequate Capital(1)    Capitalized(1)
                                                   --------------------------------------------------------
December 31                                        Amount     Ratio    Amount     Ratio    Amount     Ratio
-----------------------------------------------------------------------------------------------------------
Total risk-based capital(1)
      (to risk-weighted assets) ...............    $29,324    14.0%    $16,752     8.0%    $20,940    10.0%
Tier 1 capital(1) (to risk-weighted assets) ...     27,940    13.3       8,376     4.0      12,564     6.0
Tier 1 capital(1) (to average assets) .........     27,940     9.2      12,083     4.0      15,103     5.0

(1)   As defined by regulators

Citizens First Financial Corp. and Subsidiary
Notes to Consolidated Financial Statements

Note 17 - Employee Benefit Plans

The Company maintains a savings plan (combined profit-sharing and 401(k) plan) for the benefit of substantially all of its full-time employees. The amount of the annual profit-sharing contribution is at the discretion of the Board of Directors. The plan also provides for matched employee contributions up to a maximum of four percent of the participants' gross salary. The employer expense for the plan was $200,805, $120,040, and $157,650, for the years ended December 31, 2000, 1999 and 1998, respectively.

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

Stock totaling 32,200 shares for 2000, 1999, and 1998 with an average fair value of $13.72, $13.96, and $18.34, per share, respectively, were committed to be released, resulting in ESOP compensation expense of $441,784, $449,484, and $590,559. Shares held by the ESOP at December 31 are as follows:

================================================================================
                                                          2000          1999
Shares earned by participants ......................     161,000        128,800
Shares distributed to participants .................      (5,438)        (5,438)
Unallocated shares .................................      64,400         96,600
                                                       -------------------------
   Total ESOP shares ...............................     219,962        219,962
================================================================================
   Fair value of unallocated shares at December 31 .   $ 764,750    $ 1,159,200
================================================================================

The Company has a non-qualified supplemental retirement plan (SERP) covering certain officers and key employees. The benefits provided under the SERP will make up the benefits lost to the SERP participants due to limitations on compensation and maximum benefits under the Bank's tax qualified savings plan and ESOP. Benefits will be provided under the SERP at the same time and in the same form as the related benefits will be provided under the savings plan and ESOP. The Bank's expense for the SERP was $2,395, $29,508, and $58,701 for 2000, 1999, and 1998.

Citizens First Financial Corp. and Subsidiary
Notes to Consolidated Financial Statements

During November, 1996, the Company adopted a stock-based compensation program which included both a stock award program or incentive plan and a stock option plan.

The incentive plan covers key employees and directors and is authorized to acquire and grant 112,700 shares of the Company's common stock or 4% of the shares issued in the Company's initial public offering. The funds used to acquire these shares will be contributed by the Bank. Participants in the incentive plan vest over five years, commencing one year after the date such shares are granted. As of December 31, 1996, all 112,700 shares authorized under the plan had been granted. As of December 31, 2000 and 1999, 92,784 and 72,123 shares were distributed, respectively. None of these shares were forfeited during 2000, 1999, or 1998. For the years ended December 31, 2000, 1999, and 1998, $254,028, $296,824, and $277,192, was recorded as compensation expense under the plan.

Note 18 - Stock Option Plan

Under the Company's stock option plan, which is accounted for in accordance with APB No. 25, Accounting for Stock Issued to Employees, and related interpretations, the Company grants selected executives and other key employees stock option awards which vest pro-rata over a five year period. During 1996, the Company authorized the grant of options for up to 281,750 shares of the Company's common stock or 10% of the shares issued in the Company's initial public offering, that expire ten years from the date of grant. During 1996, the Company granted all 281,750 options at an exercise price of $12.30 per share. During 1999, the Company authorized an additional 125,000 shares of which 10,000 and 100,000 shares of the Company stock were granted in 2000 and 1999, respectively, to the Company's officers and directors at an average exercise price of $13.44 and $12.25. The exercise price of each option was equal to the market price of the Company's stock on the date of grant; therefore, no compensation expense was recognized.

Although the Company has elected to follow APB No. 25, SFAS No. 123 requires pro forma disclosures of net income and earnings per share as if the Company had accounted for its employee stock options under that Statement. The fair value of each option grant was estimated on the grant date using an option-pricing model with the following assumptions:

================================================================================
                                                               2000      1999
Risk-free interest rates ...................................   5.11%     6.30%
Dividend yields ............................................   1.67%     1.67%
Volatility factors of expected market price of
  common stock .............................................  23.98%    34.22%
Weighted-average expected life of the options ..............  10 years  10 years

Citizens First Financial Corp. and Subsidiary
Notes to Consolidated Financial Statements

Under SFAS No. 123, compensation cost is recognized in the amount of the estimated fair value of the options and amortized to expense over the options' vesting period. The pro forma effect on net income and earnings per share of this statement are as follows:

=============================================================================================================
                                                                2000             1999              1998
-------------------------------------------------------------------------------------------------------------
Net income ........................  As reported             $1,829,591       $1,191,886        $2,014,469
                                     Pro forma                1,546,345          977,221         1,813,262
Basic earnings per share ..........  As reported                      1.00             0.61              0.90
                                     Pro forma                        0.85             0.50              0.81
Diluted earnings per share ........  As reported                      0.97             0.58              0.84
                                     Pro forma                        0.82             0.48              0.76

The following is a summary of the status of the Company's stock option plan and changes in that plan as of and for the years ended December 31, 2000, 1999 and 1998.

=====================================================================================================================
Year Ended December 31                      2000                      1999                      1998
---------------------------------------------------------------------------------------------------------------------
                                                      Weighted-                 Weighted-                Weighted-
                                                       Average                   Average                  Average
Options                                     Shares  Exercise Price  Shares   Exercise Price   Shares   Exercise Price
---------------------------------------------------------------------------------------------------------------------
Outstanding, beginning of year             366,116     $ 12.29      281,750     $ 12.30       281,750     $ 12.30
Granted                                     10,000     $ 13.44      100,000     $ 12.25
Exercised                                    5,161     $ 12.30       15,634     $ 12.30
Forfeited                                    4,835     $ 12.30
                                           -------                  -------                   -------
Outstanding, end of year                   366,120     $ 12.32      366,116     $ 12.29       281,750     $ 12.30
                                           =======                  =======                   =======
Options exercisable at year end            234,770                  163,416                   112,700
Weighted-average fair value of options
      granted during the year                          $  4.80                  $  5.68

The shares exercised in 1999 included 10,000 shares which had accelerated vesting as a result of disability of a participant. As of December 31, 2000, 366,120 options outstanding have exercise prices ranging from $11.69 to $13.94 and a weighted-average remaining contractual life of 5.9 years.

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

The aggregate amount of loans, as defined, to such related parties were as follows:

================================================================================
Balances, January 1, 2000 ................................          $ 1,326,669
Change in composition of related parties .................            5,836,301
New loans, including renewals ............................              855,064
Payments, etc., including renewals .......................           (4,485,900)
                                                                    -----------
Balances, December 31, 2000 ..............................          $ 3,532,134
================================================================================

Citizens First Financial Corp. and Subsidiary
Notes to Consolidated Financial Statements

Note 20 - Earnings per Share

Earnings per share (EPS) were computed as follows:

============================================================================================
                                                           Year Ended December 31, 2000
--------------------------------------------------------------------------------------------
                                                                      Weighted
                                                                       Average     Per-Share
                                                         Income         Shares       Amount
                                                       -------------------------------------
Basic Earnings Per Share
      Income available to common stockholders ....     $1,829,591     1,821,021     $  1.00
Effect of Dilutive Securities
      Stock options ..............................                       38,066
      Unearned incentive plan shares .............                       28,336
                                                       ------------------------
Diluted Earnings Per Share
      Income available to common stockholders
            and assumed conversions ..............     $1,829,591     1,887,423     $  0.97
============================================================================================

============================================================================================

                                                           Year Ended December 31, 1999
--------------------------------------------------------------------------------------------
                                                                      Weighted
                                                                       Average     Per-Share
                                                         Income         Shares       Amount
                                                       -------------------------------------
Basic Earnings Per Share
      Income available to common stockholders ....     $1,191,886     1,962,416     $  0.61
Effect of Dilutive Securities
      Stock options ..............................                       36,090
      Unearned incentive plan shares .............                       47,699
                                                       ------------------------
Diluted Earnings Per Share
      Income available to common stockholders
            and assumed conversions ..............     $1,191,866     2,046,205     $  0.58
============================================================================================

============================================================================================

                                                           Year Ended December 31, 1998
--------------------------------------------------------------------------------------------
                                                                      Weighted
                                                                       Average     Per-Share
                                                         Income         Shares       Amount
                                                       -------------------------------------
Basic Earnings Per Share
      Income available to common stockholders ....     $2,014,469     2,232,037     $  0.90
Effect of Dilutive Securities
      Stock options ..............................                       92,790
      Unearned incentive plan shares .............                       64,915
                                                       ------------------------
Diluted Earnings Per Share
      Income available to common stockholders
            and assumed conversions ..............     $2,014,469     2,389,742     $  0.84
============================================================================================

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

Long-Term Debt - The fair value of fixed rate borrowings are estimated using a discounted cash flow calculation, based on current rates for similar debt. For those borrowings with interest rates tied to a variable market interest rate, fair value approximates carrying value.

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

Citizens First Financial Corp. and Subsidiary
Notes to Consolidated Financial Statements

The estimated fair values of the Company's financial instruments are as follows:

======================================================================================================================
                                                                     2000                             1999
----------------------------------------------------------------------------------------------------------------------
                                                         Carrying           Fair           Carrying           Fair
                                                          Amount            Value           Amount            Value
                                                       ---------------------------------------------------------------
Assets
      Cash and cash equivalents ..................     $ 11,015,136     $ 11,015,136     $ 13,175,942     $ 13,175,942
      Investment securities available for sale ...       15,054,263       15,054,263       16,103,412       16,103,412
      Loans held for sale ........................        1,494,359        1,524,372        3,007,425        3,007,425
      Loans, net .................................      283,489,004      287,347,426      263,873,765      263,477,163
      Interest receivable ........................        3,435,630        3,435,630        2,734,902        2,734,902
      Federal Home Loan Bank stock ...............        4,166,300        4,166,300        2,853,700        2,853,700
Liabilities
      Deposits ...................................      228,114,740      228,245,362      220,236,971      220,543,075
      Long-term debt .............................       67,984,611       67,715,875       57,073,196       55,707,156
      Interest payable ...........................          847,593          847,593          352,185          352,185
      Advance payments by borrowers for
          taxes and insurance ....................          601,838          601,838          890,483          890,483
Off-balance sheet items
      Commitments ................................                0                0                0                0

Note 22 - Condensed Financial Information (Parent Company Only)

Presented below is condensed financial information as to financial position, results of operations and cash flows of the Company:

                             Condensed Balance Sheet

December 31                                                                2000            1999
===================================================================================================
Assets
Cash ..............................................................     $    88,726     $    51,052
Interest-bearing demand deposits ..................................         546,886         910,004
                                                                        ---------------------------
      Total cash and cash equivalents .............................         635,612         961,056
Investment in common stock of subsidiary ..........................      28,564,734      28,112,219
Loans, net of allowance for loan losses of $25,000 and $255,000 ...       3,545,000       3,315,000
ESOP loan to subsidiary ...........................................         631,200         953,200
Other assets ......................................................       1,209,408         909,665
                                                                        ---------------------------
      Total assets ................................................     $34,585,954     $34,251,140
===================================================================================================

Liabilities
Note payable ......................................................     $ 5,250,000
Other liabilities .................................................          29,178
                                                                        ---------------------------
      Total liabilities ...........................................       5,279,078
                                                                        ---------------------------

Stockholders' Equity ..............................................     $29,306,776     $34,251,140
                                                                        ---------------------------
      Total liabilities and stockholders' equity ..................     $34,585,954     $34,251,140
===================================================================================================

Citizens First Financial Corp. and Subsidiary
Notes to Consolidated Financial Statements

                          Condensed Statement of Income

Year Ended December 31                                     2000             1999             1998
=====================================================================================================
Income
      Dividends from subsidiaries ................     $ 2,185,339      $ 1,415,300      $ 4,500,000
Other income .....................................         462,389          582,010          571,406
                                                       ----------------------------------------------
            Total income .........................       2,674,728        1,997,310        5,071,406
                                                       ----------------------------------------------

Expenses
      Provision for loan losses ..................        (230,000)         180,000           75,000
      Other expenses .............................         793,802          742,691          513,049
                                                       ----------------------------------------------
            Total expenses .......................         563,802          922,691          588,049
                                                       ----------------------------------------------

Income before income tax and equity
      in undistributed income of subsidiaries ....       2,083,926        1,074,619        4,483,357

Income tax expense (benefit) .....................         (47,458)        (281,393)          (6,461)
                                                       ----------------------------------------------

Income before equity in undistributed
      income of subsidiaries .....................       2,131,384        1,356,490        4,489,818

Equity in undistributed income of subsidiaries ...        (301,793)        (164,126)      (2,475,349)
                                                       ----------------------------------------------

Net Income .......................................     $ 1,829,591      $ 1,191,886      $ 2,014,469

=====================================================================================================

Citizens First Financial Corp. and Subsidiary
Notes to Consolidated Financial Statements

                        Condensed Statement of Cash Flows

Year Ended December 31                                                2000             1999             1998
================================================================================================================
Operating Activities
      Net income ............................................     $ 1,829,591      $ 1,191,886      $ 2,014,469
Adjustments to reconcile net income to net cash
            provided by operating activities
      Provision for loan losses .............................        (230,000)         180,000           75,000
      Write down of equity investment .......................                          187,500
      Investment securities gains ...........................                          (11,428)
      Compensation expense related to incentive plan ........         254,028          296,824          277,192
      Equity in undistributed income of subsidiary ..........         301,793          164,126        2,475,349
      Net change in
            Other assets ....................................        (299,743)        (820,177)         (89,454)
            Other liabilities ...............................          29,178         (337,941)         171,426
                                                                  ----------------------------------------------
                Net cash provided by operating activities ...       1,884,847          850,790        4,923,982
                                                                  ----------------------------------------------

Investing Activities
      Purchases of securities available for sale ............                                           (14,313)
      Purchase of equity investment .........................                                          (187,500)
      Sales of securities available for sale ................                           25,741
      Net change in ESOP loan ...............................         322,000          322,000          322,000
      Net change in loans ...................................                        2,380,000       (1,950,000)
                                                                  ----------------------------------------------
            Net cash provided (used)
               by investing activities ......................         322,000        2,727,741       (1,829,813)
                                                                  ----------------------------------------------

Financing Activities
      Proceeds from note payable ............................       5,250,000
      Cash dividends ........................................        (375,450)        (210,555)
      Exercise of stock options .............................          53,653          192,298
      Purchase of treasury stock ............................      (7,460,494)      (3,395,317)      (4,883,416)
                                                                  ----------------------------------------------
            Net cash used by financing activities ...........      (2,532,291)      (3,413,574)      (4,883,416)
                                                                  ----------------------------------------------

Net Change in Cash and Cash Equivalents .....................        (325,444)         164,957       (1,789,247)

Cash and Cash Equivalents at Beginning of Year ..............         961,056          796,099        2,585,346
                                                                  ----------------------------------------------

Cash and Cash Equivalents at End of Year ....................     $   635,612      $   961,056      $   796,099
================================================================================================================

Citizens First Financial Corp.
Shareholder Information

STOCK LISTING, STOCK PRICE, AND DIVIDEND INFORMATION

Citizens First Financial Corp.'s common stock trades on the NASDAQ under the symbol "CFSB". At December 31, 2000, 1,568,280 shares of the Company's common stock were held of record by 459 persons or entities, not including the number of persons or entities holding stock in nominee or street name through various brokers or banks.

                                        Per Share
================================================================================
                                           2000
                                    --------------------------------------------
                                     High            Low      Dividends Declared
                                    --------------------------------------------
First Quarter                       $16 1/2        $11 3/4           $0.05
Second Quarter                      $15 1/2        $12 1/2           $0.05
Third Quarter                       $14 1/4        $12 3/4           $0.05
Fourth Quarter                      $15 1/2        $11 1/2           $0.05

================================================================================
                                           1999
                                    --------------------------------------------
                                     High            Low      Dividends Declared
                                    --------------------------------------------
First Quarter                       $    16       $ 13 1/8           $0.00
Second Quarter                      $15 1/2       $ 13 5/8           $0.00
Third Quarter                       $15 1/2       $     12           $0.05
Fourth Quarter                      $15 3/8       $11 9/16           $0.05

QUARTERLY FINANCIAL DATA

The following is a summary of selected quarterly results of operations for the years ended December 31, 2000 and 1999:

--------------------------------------------------------------------------------------
                                                         Quarter Ended
(In thousands, except share data)          12/31       09/30       06/30      03/31
2000
Net interest income .................     $2,687     $ 2,640      $2,690     $2,684
Provision for loan losses ...........        690       2,120         120        120
Other income ........................        302         381       2,746        419
Other expense .......................      2,042       1,991       2,206      2,152
Income (loss) before income tax .....        258      (1,090)      3,110        831
Net income (loss) ...................         86        (667)      1,902        509

Basic earnings (loss) per share .....     $    0.06  $    (0.36)  $    1.03  $    0.27
Diluted earnings (loss) per share ...     $    0.08  $    (0.36)  $    0.99  $    0.26

1999
Net interest income .................     $2,897     $ 2,280      $2,496     $2,376
Provision for loan losses ...........        120         120         120        120
Other income ........................        293         346         319        432
Other expense .......................      2,522       1,990       2,185      2,130
Income before income tax ............        548         516         510        558
Net income ..........................        222         317         312        341

Basic earnings per share ............     $    0.12  $     0.16   $    0.16  $    0.17
Diluted earnings per share ..........     $    0.11  $     0.16   $    0.15  $    0.16