Form 10-K, Exhibit 13
period 2001-12-31
CITIZENS FIRST FINANCIAL CORP
filed 2002-03-29
CIK 1006265

                                                                      EXHIBIT 13

                                  PORTIONS OF
                         CITIZENS FIRST FINANCIAL CORP.

                                      2001
                                  ANNUAL REPORT

CITIZENS FIRST FINANCIAL CORP. AND SUBSIDIARY

SELECTED FINANCIAL DATA (IN THOUSANDS, EXCEPT SHARE DATA)

                                              ==========================================================
                                                  2001        2000        1999        1998        1997
SUMMARY OF OPERATIONS                         ----------------------------------------------------------
Interest income ..............................  $24,641     $25,049     $21,856     $21,134     $20,301
Interest expense .............................   14,713      14,348      11,807      11,675      11,734
                                                 ------      ------      ------      ------      ------

Net interest income ..........................    9,928      10,701      10,049       9,459       8,567

Provision for loan losses ....................      945       3,050         480         464         516
Noninterest income ...........................    2,098       3,848       1,390       1,695       1,983
Noninterest expense ..........................    7,624       8,390       8,827       7,426       6,946
                                                 ------      ------      ------      ------      ------

Income before income tax .....................    3,457       3,109       2,132       3,264       3,088
Income tax expense ...........................    1,375       1,279         940       1,250       1,199
                                                 ------      ------      ------      ------      ------

Net income ...................................   $2,082      $1,830      $1,192      $2,014      $1,889
                                                 ------      ------      ------      ------      ------

PER SHARE
Basic earnings per share .....................    $1.39       $1.00       $0.61       $0.90       $0.79
Diluted earnings per share ...................    $1.32       $0.97       $0.58       $0.84       $0.74
Cash dividends paid ..........................    $0.23       $0.20       $0.10       $0.00       $0.00
Book value at December 31 ....................   $20.41      $18.69      $16.92      $16.12      $14.97
Market value at December 31 ..................   $17.70      $11.88      $12.00      $13.88      $20.25

RATIOS BASED ON NET INCOME
Return on average stockholders' equity .......    6.84%       5.24%       3.38%       5.54%       4.88%
Return on average assets .....................    0.63%       0.56%       0.40%       0.73%       0.69%
Net interest margin on average earning assets.    3.16%       3.52%       3.59%       3.63%       3.32%

YEAR-END BALANCE SHEET DATA
Total assets ................................. $340,570    $329,890    $316,585    $287,274    $273,600
Net loans (1) ................................  293,753     284,983     266,881     236,873     231,862
Securities ...................................   15,686      15,054      16,103      18,033      19,302
Deposits .....................................  236,643     228,115     220,237     209,097     198,633
Other borrowings .............................   69,643      67,985      57,073      39,410      33,944
Total stockholders' equity ...................   30,912      29,307      34,251      36,020      37,970

(1)   Includes loans held for sale.

MANAGEMENT'S DISCUSSION AND ANALYSIS
OF FINANCIAL CONDITION AND RESULTS OF OPERATION

       GENERAL                                                    Investment securities increased from $15,054,000 at December
                                                                  31, 2000 to $15,686,000 at December 31, 2001, an increase of
                                                                  $632,000 or 4.2%. The Company's investments are classified
Citizens First Financial Corp. ("Company") is the                 as available for sale and consist primarily of
holding company for Citizens Savings Bank ("Bank").               mortgage-backed securities.
The Bank, a state chartered savings bank, was
originally chartered in 1888 by the State of Illinois. The
Bank's principal business consists of the acceptance of           Loans, net of allowance for loan losses and including loans
retail deposits from the general public in the area               held for sale, increased from $284,983,000 at December 31,
surrounding its main and branch offices and the investment        2000 to $293,753,000 at December 31, 2001, an increase of
of these deposits, together with funds generated from             $8,770,000 or 3.1%. The growth in loans included increases
operations and borrowings, into loans and investment              of $7.0 million in commercial and agricultural loans, $6.9
securities. The Bank originates one-to- four family               million in real estate construction loans and $8.1 million
residential mortgages, commercial, multi-family,                  in commercial real estate loans. These increases were due to
construction and land, commercial real estate, agricultural,      the continued strength and growth of the Company's lending
consumer and other loans. The Bank has a wholly-owned             area. These increases were offset by a $12.5 million
service corporation, CSL Service Corporation ("CSL"), which       decrease in residential real estate loans. The decrease in
is an Illinois-chartered corporation that has invested in         residential real estate loans was attributable to the
Williamsburg LLC ("Williamsburg"), a real estate development      Company's increased diversification of its loan portfolio
joint venture. CSL is a 50% owner of Williamsburg, which has      and the increased sale of loans in the secondary loan
two other investors. The accounts of Williamsburg are             market. The Company sells primarily fixed rate residential
consolidated into the Company's financial statements. The         loans in the secondary market (primarily to the Federal Home
50% of Williamsburg not owned by CSL is recorded as a             Loan Mortgage Corporation) as a means of controlling
minority interest.                                                interest rate risk. The Company experienced an increase in refinanced residential loans during 2001 due to lower
                                                                  interest rates. Many of these loans (the majority of which
COMPARISON OF FINANCIAL CONDITION AT DECEMBER 31, 2001            were originated as fixed rate loans) were sold in the
AND DECEMBER 31, 2000                                             secondary market.

Total assets increased from $329,890,000 at December 31,          The Company has a significant concentration in construction
2000 to $340,570,000 at December 31, 2001. The $10,680,000        and commercial real estate loans related to the real estate
or 3.2% increase was due primarily to the increase in loans       market in Bloomington-Normal. Management believes that due
and cash and cash equivalents, which was funded primarily by      to the continued strength of this market, this concentration
increased deposits.                                               does not pose a significant risk to the Company.


Cash and cash equivalents increased from $11,015,000 at           The Company maintains an allowance for loan losses to absorb
December 31, 2000 to $12,931,000 at December 31, 2001, an         losses inherent in the loan portfolio. An allowance for
increase of $1,916,000 or 17.4%. The increase reflects the        possible loan losses is established based on management's
need of the Company to maintain additional liquidity to fund      best judgment, which involves a continuing review of
increased loan originations.                                      prevailing national and local economic conditions, changes in the size and composition of the portfolio and review of individual problem credits.

                                                                                   [PICTURE OMITTED]

Growth of the loan portfolio, loss experience, economic           2000 to $3,177,000 at December 31, 2001, an increase of
conditions, delinquency levels and credit mix, are factors        $1,684,000. As of December 31, 2001, $2.3 million of this
that affect judgments concerning the adequacy of the              total pertains to two borrowers. The first borrower, which
allowance. Actual losses on loans are charged against the         has $1.6 million in non-accruing loans, is a developer,
allowance. The allowance for losses increased from                which had $4.2 million in loans with the Company for the
$1,826,000 at December 31, 2000 to $2,421,000 at December         development of 27 residential properties. The loans to this
31, 2001, an increase of $595,000 or 32.6%. The increase was      borrower comprised the balance of non-accrual loans at
due to loan growth and the increase in non-performing and         December 31, 2000. In August 2000 the developer filed for
potential problem loans.                                          bankruptcy protection. A bankruptcy trustee is handling the disposition of the developer's assets. During 2000, the
                                                                  Company charged off $2.8 million of the loans outstanding to
Non-performing loans, which are loans past due 90 days or         the developer. Based on the cash and real estate currently
more and non-accruing loans, increased from $5,260,000 at         held by the trustee and the Company's expected portion of
December 31, 2000 to $5,790,000 at December 31, 2001. The         these assets, management believes that there will be no
ratio of the Company's allowance for loan losses to total         additional losses relative to the developer. The Company is
nonperforming loans was 41.8% and 34.7% at December 31, 2001      waiting for the bankruptcy trustee to complete the
and December 31, 2000, respectively. Management believes          distribution of the proceeds to creditors. The second
that the problems with these borrowers are isolated and not       borrower, with $700,000 in non-accruing loans, is a
indicative of the loan portfolio in total.                        residential contractor for which there is a specific reserve of $150,000. The remaining non-accrual loans, with a balance of $859,000, consist primarily of $356,000 of real estate
The Bank's non-performing and potential problem loans             construction and land development loans and $309,000 of real
increased from $8,277,000 at December 31, 2000 to                 estate 1-4 family loans. For all of the nonaccruing loans,
$10,731,000 at December 31, 2001. The increase of $2,454,000      the Company believes that it has adequately reserved for any
was attributable to increases of $1,924,000 in potential          potential loss.
problem loans and $1,684,000 in non-accruing loans, offset
by a decrease of $1,154,000 in loans delinquent greater than
90 days. The non-performing and potential problem loans were      Potential problem loans increased from $3,017,000 at
considered impaired as of December 31, 2001.                      December 31, 2000 to $4,941,000 at December 31, 2001, an
                                                                  increase of $1,924,000. As of December 31, 2001, $4,721,000
Loans delinquent greater than 90 days decreased from              of the total relates to two borrowers. A borrower with a
$3,767,000 at December 31, 2000 to $2,613,000 at December         commercial mortgage for a retail development and a
31, 2001, a decrease of $1,154,000. As of December 31, 2001,      residential contractor have potential problem loans of
$1,057,000 of this balance related to one borrower. The           $3,334,000 and $1,387,000 respectively. At December 31,
borrower is an aviation firm that has declared bankruptcy.        2001, the loan for the retail development is not delinquent.
The borrower is attempting to sell the business. Based on         The building that serves as the Company's collateral is
the value of the collateral for the loans, the Company            leased and, in addition, the borrowers have personally
believes that it has adequately reserved for these loans.         guaranteed the loan. The borrower is currently delinquent on
The remaining $1,556,000 of loans delinquent greater than 90      payments on a loan with another financial institution
days at December 31, 2001 are individual residential and          related to the same retail development. The Bank has
consumer loans that are substantially collateralized and for      established a loss reserve of $500,000 for this loan. The
which the Company believes that it has adequately reserved        loans to the residential contractor are current, however due
for any potential loss.                                           to previous payment problems with this borrower these loans have been classified as potential problem loans. Based on
Non-accruing loans increased from $1,493,000 at December 31,      the value of the collateral and the borrower's income,
                                                                  management believes that it has adequately reserved for any potential loss on these loans. The

remaining potential problem loans are four loans for              December 31, 2001 of $2,082,000, the allocation of shares in
single-family residences. Based on the value of the               the Company's stock-based compensation plans of $722,000 and
collateral, management does not anticipate losses on these        an increase in unrealized gains of available for sale
loans.                                                            securities of $81,000, offset by the repurchase of 54,642
                                                                  shares of the Company's stock for $947,000 and cash
The land in a real estate joint venture decreased from            dividends of $344,000.
$1,220,000 at December 31, 2000 to $1,081,000 at December
31, 2001, a decrease of $139,000 or 11.4%. The decrease was
due to sales during 2001 by the joint venture partnership in      COMPARISON OF OPERATING RESULTS FOR YEARS ENDED
which the subsidiary of the Bank, CSL Service Corporation,        DECEMBER 31, 2001 AND DECEMBER 31, 2000
has invested. The Company recorded net gains of $276,000 and
$402,000 on these sales for the years ended December 31,
2001 and 2000, respectively. The partnership is for the           GENERAL
development of a parcel of commercial property. The other
partners' portion of the land is reflected as a minority
interest in real estate joint venture.                            Net income for the year ended December 31, 2001 increased by
                                                                  $252,000 or 13.8%, from $1,830,000 for the year ended
                                                                  December 31, 2000 to $2,082,000 for the year ended December
Deposits increased from $228,115,000 at December 31, 2000 to      31, 2001. The increase was primarily due to a decrease in
$236,643,000 at December 31, 2001, an increase of $8,528,000      the provision for loan losses and a decrease in noninterest
or 3.7%. The increase was primarily due to a $10.0 million        expense, offset by a decrease in noninterest income and a
increase in savings and money market deposits which resulted      decrease in net interest income.
from offering competitive rates and aggressive marketing,
offset by a $7,600,000 decline in brokered time deposits.
                                                                  INTEREST INCOME

Long-term debt increased from $67,985,000 at December 31,
2000 to $69,643,000 at December 31, 2001, an increase of          Interest on loans decreased by $435,000 or 1.8%, from
$1,658,000 or 2.4%. The increase was due to a $2.7 million        $23,535,000 for the year ended December 31, 2000 to
net increase in Federal Home Loan Bank ("FHLB")                   $23,100,000 for the year ended December 31, 2001. The
advances. Long-term debt consists of $4.3 million in notes        decrease was due primarily to a decrease in the average
payable with a bank and $65.4 million in FHLB advances. Of        yield on loans from 8.34% in 2000 to 8.09% in 2001, offset
the $65.4 million of FHLB advances, $14.0 million are             by a $3,458,000 increase in average loans during 2001. The
callable with an average rate of 4.78%. Of this total,            decrease in the average yield was the result of the Federal
$9.0 million are eligible to be called in 2002 and $5.0           Reserve System's effort to stimulate the economy by the
million in 2003.                                                  repeated lowering of interest rates during 2001. During
                                                                  2001, the Federal Open Market Committee, the government body that establishes the federal funds rate and the discount
Other liabilities increased from $1,012,000 at December 31,       rate, lowered these key interest rates a total of 11 times.
2000 to $1,326,000 at December 31, 2001, an increase of           The federal funds rate dropped from a high of 6.5% in
$314,000 or 31.0% due to increased income taxes payable and       January 2001 to 1.75% in December 2001. The interest rates
an increased liability for a supplemental employee retirement     that the Company charges to
plan. Total stockholders' equity capital increased by
$1,605,000 or 5.5%, from $29,307,000 at December 31, 2000                         [PICTURE OMITTED]
to $30,912,000 at December 31, 2001. The increase was due
primarily to the earnings of the Company during the year ended

borrowers are greatly influenced by these interest rates.         PROVISION FOR LOAN LOSSES
The lower interest rate environment made borrowing more
attractive and attributed to the growth in the average
balance of loans. Interest on investments, federal funds          The provision for loan losses decreased from $3,050,000 for
sold and deposits with financial institutions and Federal         the year ended December 31, 2000 to $945,000 for the year
Home Loan Bank stock dividends increased from $1,514,000 for      ended December 31, 2001, a decrease of $2,105,000 or 69.0%.
the year ended December 31, 2000 to $1,541,000 for the year       The decrease was attributable to an increased provision due
ended December 31, 2001, an increase of $27,000 or 1.8%. The      to the write-off by the Bank in 2000 of $2,800,000 of loans
increase was due primarily to the increase in the average         to a commercial real estate developer, offset by additional
balance of interest-bearing deposits and federal funds sold       provisions in 2001 due to increased non-performing and
of $7,333,000, offset by a 271 basis point decrease in the        potential problem loans.
average yield on interest-bearing deposits and federal funds sold. The increase in the average balance was due to the
increase in the average balance of deposits in 2001 and           The Company's level of allowance for loan losses to total
increased liquidity needs to fund loan originations. The          loans and allowance for loan losses to non-performing loans
decrease in the average yield was due to the market's             were 0.64% and 34.7%, respectively, at December 31, 2000,
reaction to the Federal Reserve rate reductions.                  compared to 0.84% and 41.8%, respectively, at December 31,
                                                                  2001. The increase in the allowance for loan losses to total loans was due to an increase of non-performing and potential
INTEREST EXPENSE                                                  problem loans from $8,277,000 at December 31, 2000 to
                                                                  $10,731,000 at December 31, 2001, an increase of $2,454,000 or 29.6%.
Interest on deposits increased by $864,000 or 8.4%, from
$10,268,000 for the year ended December 31, 2000 to
$11,132,000 for the year ended December 31, 2001. The             Total net charge-offs decreased from $2,903,000 in 2000 to
increase was primarily caused by an 8 basis point increase        $350,000 in 2001 due primarily to the $2,800,000 of loans to
in the average cost of deposits and a $13.8 million increase      a developer charged off in 2000. While management believes
in the average balance of deposits. The increase in the           that the allowance for loan losses is sufficient based on
average cost of deposits, despite the rate reductions by the      information currently available, no assurances can be made
Federal Reserve, was due to higher rate certificates of           that future events or conditions or regulatory directives
deposit that were originated in the fourth quarter of 2000        will not result in increased provisions for loan losses to
and the first quarter of 2001. The increase in the average        the Company's allowance for losses which may adversely
balance was due to offering competitive rates and aggressive      affect net income.
marketing during 2001.

                                                                  NONINTEREST INCOME
The interest on long-term debt decreased by $499,000 or
12.2%, from $4,080,000 for the year ended December 31, 2000
to $3,581,000 for the year ended December 31, 2001 as a           Total noninterest income decreased by $1,750,000 or 45.5%,
result of decreased average borrowings of $2.3 million and a      from $3,848,000 for the year ended December 31, 2000 to
decrease in the average rate paid of 56 basis points. The         $2,098,000 for the year ended December 31, 2001. The
increase in average deposits was used to reduce the               decrease was due to the $2,445,000 net gain on the sale of a
Company's average balance of borrowings. The average rate         branch facility recognized in 2000, a $236,000 decrease in
decreased due to the lender's reduction of rates responding       loan servicing fees and a $126,000 decrease in net gains
to the Federal Reserve's rate reductions.                         from the sale of land in the real estate joint venture.
                                                                  These decreases were offset by a $698,000 increase in net
                                                                  gains on loan sales and a loss on sale of available-for-sale securities of $378,000 in 2000. Loan servicing fees
                                                                  decreased during 2001 due to the increased

amortization of mortgage servicing rights resulting from          INCOME TAX EXPENSE
increased prepayment of serviced loans due to the increase
in refinanced loans in 2001. The decrease in net gains from
the sale of land in the real estate joint venture resulted        Total income tax expense was $1,375,000 in 2001, compared
from the fewer sales of lots in 2001. The increase in net         to $1,279,000 in 2000. The increase was attributable to
gains on loan sales resulted from the $19 million increase        increased taxable income in 2001. The effective tax rates for
in proceeds from loan sales from $28 million in 2000 to $47       the years ended December 31, 2001 and 2000 were 39.8% and
million in 2001.                                                  41.1%, respectively.

NONINTEREST EXPENSE                                               COMPARISON OF OPERATING RESULTS FOR YEARS ENDED
                                                                  DECEMBER 31, 2000 AND DECEMBER 31, 1999

Total noninterest expense decreased by $767,000 or 9.1%,
from $8,391,000 for the year ended December 31, 2000 to           GENERAL
$7,624,000 for the year ended December 31, 2001. Salaries
and employee benefits decreased by $86,000 or 1.9%, from
$4,559,000 for the year ended December 31, 2000 to                Net income for the year ended December 31, 2000 increased by
$4,473,000 for the year ended December 31, 2001. The              $638,000 or 53.5%, from $1,192,000 for the year ended
decrease was primarily due to an increase in the                  December 31, 1999 to $1,830,000 for the year ended December
amortization of deferred loan costs, relating to an increase      31, 2000. The increase was primarily due to the $2,445,000
in loan originations which are credited to salaries and           net gain on the sale of a branch facility, increased net
benefits expense. Under generally accepted accounting             interest income, a loss on equity investment that was
standards, deferred loan fees, net of direct origination          recognized in 1999, offset by a $2,570,000 increase in the
costs, that are amortized using a method that approximates        provision for loan losses and net losses of $378,000 on the
the level-yield method over the term of these loans, are          sale of available for sale securities.
recognized as a credit to the salaries and employee benefits expense. The credit was $313,000 in 2000 compared to
$621,000 in 2001. The increased amortization of the deferred      INTEREST INCOME
costs was due to the lower interest rate environment in
2001, which increased the amount of refinanced loans. The
decrease in the minority interest in net income of real           Interest on loans increased by $3,235,000 or 15.9%, from
estate joint venture from $201,000 in 2000 to $139,000 in         $20,300,000 for the year ended December 31, 1999 to
2001 related to the decreased sales of lots by the joint          $23,535,000 for the year ended December 31, 2000. The
venture in 2001. Other non-interest expense decreased from        increase was due primarily to a $29.5 million increase in
$2,152,000 in 2000 to $1,578,000 in 2001, a decrease of           average loans during 2000 and an increase in the average
$574,000 or 26.7%. The decrease was due primarily to              yield on loans from 8.04% in 1999 to 8.34% in 2000.
decreased legal and professional fees of $263,000 and an
$84,000 decrease in loss on deposit accounts. Legal and
professional fees decreased in 2001 due primarily to costs
associated with the proxy solicitation for the 2000 annual        Interest on investments and deposits with financial
meeting of shareholders, which involved a proxy contest with      institutions decreased from $1,556,000 for the year ended
a dissident shareholder. Loss on deposit accounts decreased       December 31, 1999 to $1,514,000 for the year ended December
from $168,000 in 2000 to $84,000 in 2001, because of lower        31, 2000, a decrease of $42,000 or 2.7%. The decrease was
losses related to deposit account and other write-offs.           due primarily to the decrease in the average balance of
                                                                  investments and deposits with financial institutions of
                                                                  $5,410,000,

                                                                                           [PICTURE OMITTED]

offset by a 120 basis point increase in the average yield on      developer and delinquent residential construction loans.
investments and deposits with financial institutions.

                                                                  Total net charge-offs increased from $57,000 in 1999 to
INTEREST EXPENSE                                                  $2,903,000 in 2000 because of the $2,800,000 of loans to the developer in 2000. While management believes that the
                                                                  allowance for loan losses is sufficient based on information
Interest on deposits increased by $1,042,000 or 11.3%, from       currently available, no assurances can be made that future
$9,226,000 for the year ended December 31, 1999 to                events or conditions or regulatory directives will not
$10,268,000 for the year ended December 31, 2000. The             result in increased provisions for loan losses or additions
increase was primarily caused by a 48 basis point increase        to the Bank's allowance for losses which may adversely
in the average cost of deposits and a $1.3 million increase       affect net income.
in the average balance of deposits.

                                                                  NONINTEREST INCOME

The interest on long-term debt increased by $1,499,000 or
58.1%, from $2,581,000 for the year ended December 31, 1999       Total noninterest income increased by $2,458,000 or 176.9%,
to $4,080,000 for the year ended December 31, 2000 as a           from $1,390,000 for the year ended December 31, 1999 to
result of increased average borrowings of $20.5 million and       $3,848,000 for the year ended December 31, 2000. The
by an increase in the average rate paid of 51 basis points.       increase was due to the $2,445,000 net gain on the sale of a branch facility, a $149,000 increase in loan servicing fees and a $330,000 increase in net gains from sale of land in
PROVISION FOR LOAN LOSSES                                         the real estate joint venture. The gains were offset by a
                                                                  change from a gain on the sale of loans of $192,000 in 1999 to a loss on sale of loans of $32,000 and a change from a
The provision for loan losses increased from $480,000 for         gain on sale of available-for-sale securities of $11,000 in
the year ended December 31, 1999 to $3,050,000 for the year       1999 to a loss on sale of available-for-sale securities of
ended December 31, 2000 an increase of $2,570,000 or 535.4%.      $378,000. The $378,000 loss was part of a restructuring of
The increase was attributable to the write-off by the             the Bank's investment portfolio in 2000.
Company of $2,800,000 of loans to a commercial real estate
developer. The amount written off for the developer
substantially represents loan funds disbursed during 2000.        NONINTEREST EXPENSE
The developer had $4.2 million of loans for the development
of 27 residential properties. On August 3, 2000, the
developer filed for bankruptcy protection. A bankruptcy           Total noninterest expense decreased by $436,000 or 4.9%,
trustee is handling the disposition of the assets. The            from $8,827,000 for the year ended December 31, 1999 to
Company believes that there are no additional losses              $8,391,000 for the year ended December 31, 2000. Salaries
relative to the developer.                                        and employee benefits increased by $82,000 or 1.8%, from
                                                                  $4,477,000 for the year ended December 31, 1999 to
                                                                  $4,559,000 for the year ended December 31, 2000. The
                                                                  increase was primarily due to normal inflationary salary
The Company's level of allowance for loan losses to total         increases, higher medical insurance premiums, offset by a
loans and allowance for loan losses to non-performing loans       reduced workforce due to the sale of a branch facility and
were 0.63% and 295.1%, respectively, at December 31, 1999,        operational efficiencies. Net occupancy expenses decreased
compared to 0.64% and 34.7%, respectively, at December 31,        by $173,000 or 12.1%, from $1,430,000 for the year ended
2000. The increase was due to an increase of non-performing       December 31, 1999 to $1,257,000 for the year ended December
loans from $569,000 at December 31, 1999 to $5,260,000 at         31, 2000, primarily due to the accelerated depreciation in
December 31, 2000, an increase of $4,691,000 or 824.4%.           1999 of data processing equipment replaced during a computer
Non-performing loans increased primarily because of the           conversion. The loss in 1999 on equity investment of
non-accrual loans to the                                          $441,000 reflects the losses equal

to the Company's portion of the negative equity and the           quently if circumstances indicate potential impairment,
outstanding loans to Websoft, Inc., in which the Company had      through a comparison of fair value to its carrying amount.
a 20% ownership investment. The increase in the minority          SFAS No. 142 is effective for fiscal periods beginning after
interest in net income of real estate joint venture from          December 15, 2001. The adoption of these statements is not
$36,000 in 1999 to $201,000 in 2000 related to the                anticipated to have a material impact on the Company's
recognition of the minority interest in the increased sales       financial condition or results of operation.
and profits by the joint venture in 2000.

                                                                  In July, 2001, SFAS No. 143, "Accounting for Asset
INCOME TAX EXPENSE                                                Retirement Obligations" was issued. SFAS No. 143 establishes standards for accounting and reporting of obligations
                                                                  associated with the retirement of tangible long-lived assets
Total income tax expense was $1,279,000 in 2000, compared         and associated asset retirement costs. SFAS No. 143 is
to $940,000 in 1999. The increase was attributable to             effective June 15, 2002. The adoption of this standard is
increased taxable income in 2000. The effective tax rates for     not expected to have a material impact on the Company.
the years ended December 31, 2000 and 1999 were 41.1% and
44.1%, respectively. The tax rate decreased in 2000 due to
decreased nondeductible expenses.                                 In October, 2001, SFAS No. 144, "Accounting for Impairment
                                                                  or Disposal of Long-Lived Assets" was issued. Under SFAS No.
                                                                  144, long-lived assets to be sold within one year must be
                                                                  separately identified and carried at the lower of carrying
CURRENT ACCOUNTING ISSUES                                         value or fair value less costs to sell. Long-lived assets
                                                                  expected to be held longer than one year are subject to
                                                                  depreciation and must be written down to fair value upon
During 1998, the Financial Accounting Standards Board             impairment. Long-lived assets no longer expected to be sold
("FASB") issued Statement No. 133, "Accounting for                within one year, such as foreclosed real estate, must be
Derivative Instruments and Hedging Activities". This              written down to the lower of current fair value or fair
statement requires companies to record derivatives on the         value at the date of foreclosure adjusted to reflect
balance sheet at their fair value. This new statement             depreciation since acquisition. SFAS No. 144 must be
applies to all entities. Statement No. 137 amended the            implemented by January 1, 2002. The adoption of this
effective date of Statement No. 133 to fiscal years               statement is not expected to have a material impact on the
beginning after June 15, 2000. This statement may not be          Company.
applied retroactively to financial statements of prior
periods. The adoption of this statement in 2001 had no
material impact on the Company's financial position or
results of operation.

In July, 2001, the Financial Accounting Standards Board
issued SFAS No. 141, "Business Combinations" and SFAS No.
142 "Goodwill and Other Intangible Assets". SFAS No. 141
requires that all business combinations be accounted for
using the purchase method of accounting and requires                                [PICTURE OMITTED]
separate recognition of intangible assets that meet certain
criteria. This statement applies to all business
combinations after June 30, 2001. SFAS No. 142 requires that an intangible asset that is acquired shall be initially
recognized and measured based on its fair value. This
statement also provides that goodwill should not be
amortized, but shall be tested for impairment annually, or
more fre-

QUANTITATIVE AND QUALITATIVE DISCLOSURES ABOUT MARKET RISK
Sources of market risk include interest rate risk, foreign        sensitivity "gap". An asset or liability is said to be
currency exchange rate risk, commodity price risk and equity      interest rate sensitive within a specific time period, if it
price risk. The Company is only subject to interest rate          will mature or reprice within that time period. The interest
risk. The Company purchased no financial instruments for          rate sensitivity gap is defined as the difference between
trading purposes during 2001 or 2000.                             the amount of interest earning assets maturing or repricing within a specific time period and the amount of
                                                                  interest-bearing liabilities maturing or repricing within
                                                                  that time period. At December 31, 2001, the Company's
The principle objective of the Company's interest rate risk       one-year gap position, the difference between the amount of
management function is to evaluate the interest rate risk         interest-earning assets maturing or repricing within one
included in balance sheet accounts, determine the level of        year, and interest-bearing liabilities maturing or repricing
risk appropriate given the Company's business strategy,           within one-year was $7,784,000. A gap is considered positive
operating environment, capital and liquidity requirements         when the amount of interest rate sensitive assets exceeds
and performance objectives, and manage the risk consistent        the amount of interest rate sensitive liabilities. A gap is
with the Board of Director's approved guidelines. Through         considered negative when the amount of interest rate
such management, the Company seeks to reduce the                  sensitive liabilities exceeds the amount of interest rate
vulnerability of its operations to changes in interest            sensitive assets. Accordingly, during a period of rising
rates. The Company monitors its interest rate risk as such        interest rates, a financial institution with a negative gap
risk relates to its operating strategies. The Company's           position would tend to have its interest-bearing liabilities
Board of Directors reviews the Company's interest rate risk       repricing upwards at a faster rate, which consequently may
position on a quarterly basis. The Company's Asset/Liability      result in the cost of its interest-bearing liabilities
Committee is comprised of the Company's senior management         increasing at a rate faster than its yield on
under the direction of the Board of Directors, with the           interest earning assets than if it had a positive gap. During
Committee responsible for reviewing with the Board of             a period of falling interest rates, a financial institution
Directors its activities and strategies, the effect of those      with a negative gap would tend to have its interest-bearing
strategies on the Company's net interest margin, the market       liabilities repricing downward at a faster rate than its
value of the portfolio and the effect that changes in the         interest-earning assets as compared to an institution with a
interest rates will have on the Company's portfolio and its       positive gap, which consequently may tend to positively
exposure limits. The extent of the movement of interest           affect the growth of its net interest income.
rates is an uncertainty that could have a negative impact on the earnings of the Company.
                                                                  The following table sets forth the amount of
                                                                  interest-earning assets and interest-bearing liabilities
In recent years, the Company has utilized the following           outstanding at December 31, 2001, which are anticipated by
strategies to manage interest rate risk: (1) originating for      the Company, based upon assumptions, to reprice in each of
investment adjustable rate residential mortgage and fixed         the future time periods shown. Except, as stated below, the
rate one-to-four family loans with maturities of 10 years or      amount of assets and liabilities shown which reprice or
less; (2) generally selling fixed rate one-to-four family         mature during a particular period were determined in
mortgage loans with maturities exceeding 10 years in the          accordance with the earlier of term repricing or the
secondary market without recourse and on a servicing              contractual maturity of the asset or liability. The table
retained basis; (3) increasing its origination of shorter         sets forth an approximation of projected repricing of assets
term and/or adjustable rate commercial loans; and (4)             and liabilities on December 31, 2001, on the basis of
investing in shorter term or adjustable rate investment           contractual maturities, anticipated prepayments, and
securities which generally bear lower yields as compared to       scheduled rate adjustments within the selected time
longer term investments, but which may better position the        intervals. Annual prepayment rates for adjustable and fixed
Company for increases in the market interest rates.The            rate loans are assumed to be 17.5% and 11.00% respectively.
Company has also extended the maturities of deposits and          Annual prepayment rates for adjustable rate and fixed rate
long term debt to better match the maturities and repricing       mortgage-backed securities are assumed to be 17.5% and
of interest earning assets.                                       11.00% respectively. Money market deposits are assumed to be immediately rate sensitive, while passbook accounts and NOW accounts are assumed to have decay rates of 12% annually.
The matching of assets and liabilities may be analyzed by
examining the extent to which such assets and liabilities
are "interest rate sensitive" and by monitoring the
Company's interest rate

GAP TABLE (AMOUNTS IN THOUSANDS)

                                                                                                       AFTER                FAIR
                                                YEAR 1     YEAR 2     YEAR 3     YEAR 4     YEAR 5     YEAR 5     TOTAL     VALUE
                                              ------------------------------------------------------------------------------------
INTEREST-EARNING ASSETS:
Loans
  Fixed rate ...............................   $82,279    $34,630    $24,551    $13,590    $16,996    $36,265    $208,311   $207,688
  Average interest rate ....................     7.61%      7.91%      7.73%      8.27%      7.39%      7.44%       7.67%
  Variable rate ............................    59,080     12,376      7,733      3,740      1,476      3,458      87,863     87,863
  Average interest rate ....................     6.94%      8.22%      7.69%      8.18%      6.89%      7.09%       7.24%
Securities
  Fixed rate ...............................       602        545      2,680        446        405      3,850       8,528      8,528
  Average interest rate ....................     7.61%      7.61%      6.78%      7.61%      7.61%      7.61%       7.35%
  Variable rate ............................     9,558      2,061                                                  11,619     11,619
  Average interest rate ....................     5.90%      5.52%                                                   5.84%

Interest-bearing deposits/fed funds sold ...     7,187                                                              7,187      7,187
  Average interest rate ....................     1.70%                                                              1.70%
                                              --------   --------   --------   --------   --------   --------   ---------  ---------
    Total interest-earning assets ..........  $158,706    $49,612    $34,964    $17,776    $18,877    $43,573    $323,508   $322,885
                                              --------   --------   --------   --------   --------   --------   ---------  ---------

INTEREST-BEARING LIABILITIES:
NOW and savings accounts ...................    $4,081     $4,081     $4,081     $4,081     $4,081    $13,605     $34,010    $34,010
  Average interest rate ....................     1.34%      1.34%      1.34%      1.34%      1.34%      1.34%       1.34%
Money market accounts ......................    23,288                                                             23,288     23,288
  Average interest rate ....................     2.66%                                                              2.66%
Time deposits
  Fixed rate ...............................   100,048     35,572     13,717      2,463      3,314                155,114    156,737
  Average interest rate ....................     5.16%      4.78%      4.81%      6.40%      5.27%                  5.06%
  Variable rate ............................     2,687      1,761                                                   4,448      4,448
  Average interest rate ....................     3.93%      3.87%                                                   3.91%

LONG-TERM DEBT (1)
  Fixed rate ...............................     7,818     20,250     22,000                            1,575      51,643     51,684
  Average interest rate ....................     5.95%      5.01%      5.40%                            6.74%       5.23%
  Variable rate ............................    13,000      5,000                                                  18,000     18,000
  Average interest rate ....................     4.92%      4.30%                                                   4.87%
                                              --------   --------   --------   --------   --------   --------   ---------  ---------
    Total interest-bearing borrowings ......    20,818     25,250     22,000         --         --      1,575      69,643     69,684
                                              --------   --------   --------   --------   --------   --------   ---------  ---------
      Total interest-bearing liabilities ...  $150,922    $66,664    $39,798     $6,544     $7,395    $15,180    $286,503   $288,167
                                              --------   --------   --------   --------   --------   --------   ---------  ---------

INTEREST-EARNING ASSETS LESS
  INTEREST-BEARING LIABILITIES ("GAP") .....    $7,784   ($17,052)   ($4,834)   $11,232    $11,482    $28,393     $37,005    $34,718
                                                ------    -------     ------    -------    -------    -------     -------    -------
Cumulative gap .............................    $7,784    ($9,268)  ($14,102)   ($2,870)    $8,612    $37,005     $37,005    $34,718
                                                ------    -------     ------    -------    -------    -------     -------    -------
Cumulative gap as % of
  interest-earning assets ..................     2.41%     (2.86%)    (4.36%)    (0.89%)     2.66%     11.44%      11.44%     10.75%
                                              --------   --------   --------   --------   --------   --------   ---------  ---------

(1) Long term debt that contain call features are considered a variable rate instrument and are shown in the first period subject to the call provision.

At December 31, 2001, the table above reflects that the           ences and incorporates other assumptions and factors, such
Company had a positive asset gap due to the level of loans,       as balance sheet growth and prepayments, to better measure
securities, deposits, and fed funds sold that are subject to      interest rate risk.
repricing or maturity during 2002. As such, the effect of an
increase in interest rates of 100 basis points would              While the gap analysis provides an indication of interest
increase net interest income by approximately $77,840 in one      rate sensitivity, experience has shown that it does not
year assuming no management intervention. Due to a                fully capture the true dynamics of interest rate changes.
cumulative negative liability gap for two years, an increase      Essentially, the analysis presents only a static measurement
in interest rates would decrease net interest income by           of asset and liability volumes based on contractual
approximately $92,680 for two years assuming no management        maturity, cash flow estimates or repricing opportunity. It
intervention. A fall in interest rates would have the             fails to reflect the differences in the timing and degree of
opposite effect for the same periods. In analyzing interest       assets and liabilities due to interest rate changes.
rate sensitivity, the Company's management considers these
differ-

                                                                                       [PICTURE OMITTED]

CITIZENS FIRST FINANCIAL CORP. AND SUBSIDIARY
CONSOLIDATED AVERAGE BALANCE SHEET (DOLLARS IN THOUSANDS)

                                           AT DECEMBER 31                       FOR THE YEARS ENDED DECEMBER 31,
                                               2001                     2001                               2000
                                           ------------    ---------------------------------   ---------------------------------
                                                            AVERAGE               AVERAGE       AVERAGE               AVERAGE
                                            YIELD/COST      BALANCE   INTEREST   YIELD/COST     BALANCE   INTEREST   YIELD/COST
                                           ------------    --------- ---------- ------------   --------- ---------- ------------
ASSETS
  Deposits & short term investments .......    1.70%         $10,293       $372     3.61%         $2,960       $187     6.32%
  Investment securities ...................    5.78%          14,033        873     6.22%         15,378      1,047     6.81%
  Loan receivable (1) .....................    7.39%         285,549     23,101     8.09%        282,091     23,535     8.34%
  FHLB-Chicago Stock ......................    5.75%           4,353        295     6.78%          3,719        280     7.53%
                                               -----           -----        ---     -----          -----        ---     -----
    Total interest-earning assets .........    7.16%        $314,228    $24,641     7.84%        304,148    $25,049     8.24%
                                                                        -------                             -------
  Non-interest earning assets .............                   17,938                              20,635
                                                              ------                              ------
    Total assets ..........................                 $332,166                            $324,783
                                                            ========                            ========


LIABILITIES & EQUITY
  Money market accounts ...................    2.64%         $16,394       $514     3.14%        $12,567       $415     3.30%
  Passbook accounts .......................    1.58%          15,025        319     2.12%         16,458        371     2.25%
  NOW accounts ............................    1.13%          16,173        264     1.63%         16,862        300     1.78%
  Certificate accounts ....................    5.03%         168,200     10,035     5.97%        156,152      9,182     5.88%
                                               -----         -------     ------     -----        -------      -----     -----
  Total interest-bearing deposits .........    4.20%        $215,792    $11,132     5.16%        202,039     10,268     5.08%
                                               -----        --------    -------     -----        -------     ------     -----
  Long term debt ..........................    5.21%          63,742      3,581     5.62%         66,001      4,080     6.18%
                                                              ------                              ------
    Total interest-bearing liabilities ....    4.44%         279,534     14,713     5.26%        268,040    $14,348     5.35%
                                               -----                     ------     -----                   -------     -----
  Non-interest-bearing liabilities ........                   22,220                              21,789
                                                              ------                              ------
    Total liabilities .....................                  301,754                             289,829
  Stockholders' equity ....................                   30,412                              34,954
                                                              ------                              ------
    Total liabilities & stockholders'
      equity ..............................                 $332,166                            $324,783
                                                            ========                            ========

Net interest rate spread (2) ..............    2.72%                     $9,928     2.58%                   $10,701     2.88%
                                               =====                     ======     =====                   =======     =====
Net interest margin (3) ...................                                         3.16%                               3.52%
                                                                                    =====                               =====
Ratio of interest-earning assets to
  interest-bearing liabilities ............                  112.41%                             113.47%
===================================================================================================================================

                                            FOR THE YEAR ENDED DECEMBER 31,
                                                        1999
                                           ---------------------------------
                                            AVERAGE               AVERAGE
                                            BALANCE   INTEREST   YIELD/COST
                                           --------- ---------- ------------
ASSETS
  Deposits & short term investments .......   $8,552       $419      4.90%
  Investment securities ...................   16,545        978      5.91%
  Loan receivable (1) .....................  252,551     20,300      8.04%
  FHLB-Chicago Stock ......................    2,369        159      6.71%
                                               -----        ---      -----
    Total interest-earning assets .........  280,017    $21,856      7.81%
                                                        -------
  Non-interest earning assets .............   20,479
                                              ------
    Total assets .......................... $300,496
                                            ========

LIABILITIES & EQUITY
  Money market accounts ...................  $12,542       $427      3.40%
  Passbook accounts .......................   19,003        418      2.20%
  NOW accounts ............................   19,079        336      1.76%
  Certificate accounts ....................  150,068      8,045      5.36%
                                             -------      -----      -----
  Total interest-bearing deposits .........  200,692      9,226      4.60%
                                             -------      -----      -----
  Long term debt ..........................   45,481      2,581      5.67%
                                              ------
    Total interest-bearing liabilities ....  246,173    $11,807      4.80%
                                                        -------      -----
  Non-interest-bearing liabilities ........   19,062
                                              -----
    Total liabilities .....................  265,235
  Stockholders' equity ....................   35,261
                                              ------
    Total liabilities & stockholders'
      equity .............................. $300,496
                                            ========

Net interest rate spread (2) ..............             $10,049      3.01%
                                                        =======      =====
Net interest margin (3) ...................                          3.59%
                                                                     =====
Ratio of interest-earning assets to
  interest-bearing liabilities ............  113.75%
============================================================================

(1) Amount is net of deferred loan origination costs, construction loans in process, net unearned discount on loans purchased and allowance for losses and includes non-performing loans.
(2) Net interest rate spread represents the difference between the weighted average yield on interest-earnings assets and the weighted average cost of interest-bearing liabilities.
(3) Net interest margin represents net interest income as a percentage of average interest-earning assets.

RATE/VOLUME ANALYSIS. The following table presents the extent to which changes in interest rates and changes in the volume of interest- earning assets and interest-bearing liabilities have affected the Company's interest income and interest expense during the periods indicated. Information is provided in each category with respect to: (1) changes attributable to changes in volume (changes in volume multiplied by prior rate); (2) changes attributable to changes in rate (changes in rate multiplied by prior volume); and (3) the net change. The changes attributable to the combined impact of volume and rate have been allocated proportionally to the change due to volume and the change due to rate.

                                                 YEAR-TO-DATE 2001                  Year-to-Date 2000
                                                    COMPARED TO                         Compared to
                                                 YEAR-TO-DATE 2000                  Year-to-Date 1999
                                           -------------------------------    -------------------------------
                                                INCREASE (DECREASE)                 Increase (Decrease)
                                                      DUE TO                             Due to
                                           -------------------------------    -------------------------------
                                           VOLUME     RATE    TOTAL CHANGE    Volume     Rate    Total Change
                                           -------------------------------    -------------------------------
                                                                     (in thousands)
INTEREST INCOME:
  Interest-earning deposits                 $294      ($109)      $185         ($329)     $97       ($232)
  Investment securities                      (88)       (86)      (174)          (73)     142          69
  Loans receivable                           286       (720)      (434)        2,443      792       3,235
  FHLB stock                                  45        (30)        15           100       21         121
                                              --         --         --           ---       --         ---
    Total interest income                    814     (1,222)      (408)        1,947    1,246       3,193
                                             ---      -----        ---         -----    -----       -----

INTEREST EXPENSE:
  Money-market deposit accounts              121        (22)        99             1      (13)        (12)
  Savings accounts                           (31)       (21)       (52)          (57)      10         (47)
  NOW accounts                               (12)       (24)       (36)          (39)       3         (36)
  Certificate accounts                       717        136        853           335      802       1,137
  Long term debt                            (136)      (363)      (499)        1,251      248       1,499
                                             ---        ---        ---         -----    -----       -----
    Total interest expense                   608       (243)       365         1,102    1,439       2,541
                                             ---        ---        ---         -----    -----       -----
    Net interest income                     $206      ($979)     ($773)         $845    ($193)       $652
                                            ====       ====       ====          ====     ====        ====

                                                                          [PICTURE OMITTED]

LIQUIDITY AND CAPITAL RESOURCES

 The Bank's primary sources of funds are deposits, principal      The Company has other sources of liquidity if a need for
 and interest payments on loans and securities, sales of          additional funds arises, including FHLB advances, loan
 loans and securities and FHLB advances. While maturing and       sales, brokered deposits and Federal funds. At December 31,
 scheduled amortization of loans are predictable sources of       2001, the Bank had outstanding advances with the FHLB of
 funds, deposit outflows and mortgage prepayments are greatly     $65.4 million. The FHLB maintains two limitations on the
 influenced by general interest rates, economic conditions        availability based on FHLB stock ownership and total assets.
 and competition.                                                 The Bank currently meets the stock limitation; however, this limit may be raised by the purchase of additional FHLB
                                                                  stock. Based on the total assets limitations, the Bank may
At December 31, 2001, the Bank exceeded all of its                increase its borrowings with the FHLB by approximately $51.9
regulatory capital requirements with Tier 1 capital of $29.3      million. The ability to borrow this amount would require
million, or 8.8% of adjusted assets, which is above the           meeting regulatory mandated loan and collateral limits.
required level of $13.2 million or 4.0%; and risk-based           Depending upon market conditions and the pricing of deposit
capital of $31.7 million or 12.9% of risk-weighted assets,        products and FHLB borrowings, the Bank may utilize FHLB
which is above the required level of $19.6 million or 8.0%.       advances to meet liquidity needs.

                                                                  At December 31, 2001 the Bank had commitments to originate
The Company's most liquid assets are cash and                     loans and unused lines and letters of credit totaling $23.7
interest-bearing demand accounts. The level of these              million. Certificate accounts with a scheduled maturity of
accounts is dependent on the operating, financing, lending        one year or less at December 31, 2001 total $102.7 million.
and investing activities during any given period. At              The Bank anticipates that it will have sufficient funds to
December 31, 2001 and 2000, cash and interest-bearing             meet its current loan commitments and maturing deposits.
deposits totaled $12.9 million and $11.0 million,
respectively.

INDEPENDENT ACCOUNTANTS' REPORT

To the Stockholders and Board of Directors
Citizen First Financial Corp. and Subsidiary        [LOGO] BKD
Bloomington, Illinois                                      LLP

We have audited the accompanying consolidated balance sheets of Citizens First Financial Corp. and subsidiary as of December 31, 2001 and 2000, and the related consolidated statements of income, stockholders' equity, and cash flows for each of the three years in the period ended December 31, 2001. These consolidated financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these consolidated financial statements based on our audits.

We conducted our audits in accordance with auditing standards generally accepted in the United States of America. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

In our opinion, the consolidated financial statements described above present fairly, in all material respects, the consolidated financial position of Citizens First Financial Corp. and subsidiary as of December 31, 2001 and 2000, and the results of their operations and their cash flows for each of the years in the three-year period ended December 31, 2001, in conformity with accounting principles generally accepted in the United States of America.

                                           BKD, LLP

                                           January 30, 2002
                                           Decatur, Illinois


CITIZENS FIRST FINANCIAL CORP. AND SUBSIDIARY
CONSOLIDATED BALANCE SHEET

DECEMBER 31                                                                            2001           2000
================================================================================================================
ASSETS
Cash and due from banks ........................................................   $  5,743,160  $  5,779,364
Interest-bearing deposits with banks ...........................................      2,094,297     5,235,772
Federal funds sold .............................................................      5,093,163
                                                                                   ------------  ------------
      Cash and cash equivalents ................................................     12,930,620    11,015,136
                                                                                   ------------  ------------
Available-for-sale securities ..................................................     15,685,709    15,054,263
                                                                                   ------------  ------------
Mortgage loans held for sale, net of unrealized loss of $46,290 and
      $0 in 2001 and 2000, respectively ........................................      6,910,101     1,494,359
Loans, net of allowance for loan losses of $2,421,460 and $1,825,999 in 2001
      and 2000, respectively ...................................................    286,843,201   283,489,004
Premises and equipment .........................................................      7,513,262     8,124,308
Foreclosed assets held for sale, net ...........................................        618,043        86,224
Land in the real estate joint venture ..........................................      1,080,837     1,219,780
Interest receivable ............................................................      3,180,637     3,435,630
Deferred income taxes ..........................................................        172,740       334,366
Mortgage servicing rights ......................................................        761,267       703,066
Federal Home Loan Bank stock ...................................................      4,461,100     4,166,300
Other ..........................................................................        412,420       767,882
----------------------------------------------------------------------------------------------------------------
    TOTAL ASSETS ...............................................................   $340,569,937  $329,890,318
================================================================================================================
LIABILITIES
Noninterest-bearing deposits ...................................................   $ 19,781,629  $ 16,815,002
Interest-bearing deposits
    Demand .....................................................................     18,297,009    17,131,996
    Savings and money market ...................................................     39,002,655    28,995,473
    Time .......................................................................    155,471,238   153,472,371
    Brokered time ..............................................................      4,090,304    11,699,898
                                                                                   ------------  ------------
        Total deposits .........................................................    236,642,835   228,114,740
                                                                                   ------------  ------------
Long-term debt .................................................................     69,642,979    67,984,611
Pass through payments received on loans sold ...................................        641,938     1,432,058
Advances from borrowers for taxes and insurance ................................        380,839       601,838
Accrued interest ...............................................................        482,180       847,593
Other ..........................................................................      1,325,606     1,011,835
----------------------------------------------------------------------------------------------------------------
    TOTAL LIABILITIES ..........................................................    309,116,377   299,992,675
================================================================================================================
MINORITY INTEREST IN REAL ESTATE JOINT VENTURE .................................   $    541,090       590,867
COMMITMENTS AND CONTINGENT LIABILITIES
STOCKHOLDERS' EQUITY
Preferred stock, $.01 par value; authorized and unissued - 1,000,000 shares
Common stock, $.01 par value; - authorized 8,000,000 shares;
    issued and outstanding - 2,817,500 shares ..................................         28,175        28,175
    Additional paid-in capital .................................................     27,685,699    27,559,152
Retained earnings ..............................................................     24,371,353    22,633,681
Accumulated other comprehensive income (loss)
    Unrealized appreciation (depreciation) on available-for-sale securities,
        net of income taxes (credit) 2001 - $33,052, 2000 - $(18,428) ..........         52,090       (29,043)
----------------------------------------------------------------------------------------------------------------
                                                                                     52,137,317    50,191,965
Unallocated employee stock ownership plan, shares - 32,200 and 64,400 shares           (322,000)     (644,000)
Unearned incentive plan shares - 2000 - 19,916 shares ..........................                     (271,674)
Treasury stock, at cost
    Common; 2001 - 1,302,862 shares, 2000 - 1,249,220 shares ...................    (20,902,847)  (19,969,515)
----------------------------------------------------------------------------------------------------------------
TOTAL STOCKHOLDERS' EQUITY .....................................................     30,912,470    29,306,776
----------------------------------------------------------------------------------------------------------------
    TOTAL LIABILITIES AND STOCKHOLDERS' EQUITY .................................   $340,569,937  $329,890,318
----------------------------------------------------------------------------------------------------------------
================================================================================================================

See notes to consolidated financial statements.

CITIZENS FIRST FINANCIAL CORP. AND SUBSIDIARY
CONSOLIDATED STATEMENT OF INCOME

YEARS ENDED DECEMBER 31                                             2001            2000          1999
=============================================================================================================
INTEREST INCOME
    Loans ...................................................    $23,100,731    $23,535,477    $20,299,904
    Available-for-sale securities ...........................        873,495      1,046,883      1,012,105
    Deposits with banks .....................................        234,535        187,054        384,643
    Federal funds sold ......................................        137,691              -              -
    Federal Home Loan Bank dividends ........................        294,800        279,899        159,120
                                                               ----------------------------------------------
         Total interest income ..............................     24,641,252     25,049,313     21,855,772
                                                               ----------------------------------------------

INTEREST EXPENSE
   Deposits .................................................     11,132,126     10,268,174      9,226,193
   Long-term debt ...........................................      3,581,110      4,079,816      2,581,041
                                                               ----------------------------------------------
         Total interest expense .............................     14,713,236     14,347,990     11,807,234
                                                               ----------------------------------------------
NET INTEREST INCOME .........................................      9,928,016     10,701,323     10,048,538
PROVISION FOR LOAN LOSSES ...................................        945,505      3,050,000        480,000
                                                               ----------------------------------------------
NET INTEREST INCOME AFTER PROVISION FOR LOAN LOSSES .........      8,982,511      7,651,323      9,568,538
                                                               ----------------------------------------------
NONINTEREST INCOME
    Customer service fees ...................................        897,332        866,249        782,672
    Net gains (losses) on loan sales ........................        666,297        (31,605)       192,244
    Net realized gains (losses) on sales of
         available-for-sale securities ......................              -       (377,989)        11,428
    Net gain on sale of branch facility .....................              -      2,445,074              -
    Net gains from sale of land in real estate joint venture.        276,165        402,376         72,756
    Loan servicing fees .....................................         (1,002)       235,028         86,506
    Other ...................................................        259,457        308,887        244,148
                                                               ----------------------------------------------
         Total noninterest income ...........................      2,098,249      3,848,020      1,389,754
                                                               ----------------------------------------------
NONINTEREST EXPENSE
    Salaries and employee benefits ..........................      4,472,930      4,558,713      4,476,988
    Net occupancy and equipment expenses ....................      1,213,416      1,257,061      1,430,349
    Data processing fees.....................................        178,464        177,718        444,948
    Loss on equity investment ...............................              -              -        441,087
    Deposit insurance premium ...............................         42,784         44,330        122,989
    Minority interest in net income of real estate
         joint venture ......................................        138,552        201,188         36,378
    Other ...................................................      1,577,639      2,151,513      1,873,776
                                                               ----------------------------------------------
         Total noninterest expense ..........................      7,623,785      8,390,523      8,826,515
                                                               ----------------------------------------------
INCOME BEFORE INCOME TAXES ..................................      3,456,975      3,108,820      2,131,777
PROVISION FOR INCOME TAXES ..................................      1,375,239      1,279,229        939,891
                                                               ----------------------------------------------
NET INCOME ..................................................      2,081,736      1,829,591      1,191,886
                                                               ----------------------------------------------

OTHER COMPREHENSIVE INCOME (LOSS)
Unrealized appreciation (depreciation) on
    available-for-sale securities, net of income taxes
    (credit) of $51,480, $51,643 and $(182,010),
    for 2001, 2000 and 1999, respectively ...................         81,133         81,195       (286,846)
Less: reclassification adjustment for realized gains (losses)
    included in net income, net of income taxes of $0,
    $(146,660) and $4,436, for 2001, 2000 and
    1999, respectively ......................................                      (231,329)         6,992
                                                               ----------------------------------------------
                                                                      81,133        312,524       (293,838)
                                                               ----------------------------------------------
COMPREHENSIVE INCOME ........................................    $ 2,162,869    $ 2,142,115      $ 898,048
                                                               ==============================================
BASIC EARNINGS PER SHARE ....................................          $1.39          $1.00           $.61
                                                               ==============================================
DILUTED EARNINGS PER SHARE ..................................          $1.32          $ .97           $.58
                                                               ==============================================

See notes to consolidated financial statements.

CITIZENS FIRST FINANCIAL CORP. AND SUBSIDIARY
CONSOLIDATED STATEMENT OF STOCKHOLDERS' EQUITY

                                                                                                                    UNALLOCATED
                                                                                                    ACCUMULATED      EMPLOYEE
                                                                        ADDITIONAL                     OTHER           STOCK
                                                  COMMON STOCK           PAID-IN        RETAINED   COMPREHENSIVE     OWNERSHIP
                                              SHARES        AMOUNT       CAPITAL        EARNINGS    INCOME (LOSS)   PLAN SHARES
----------------------------------------------------------------------------------------------------------------------------------
BALANCE, JANUARY 1, 1999 .................   2,040,908     $28,175    $27,426,725     $20,198,209     $(47,729)     $(1,288,000)
Net income ...............................                                              1,191,886
Change in unrealized depreciation on
     available-for-sale securities, net of
     income tax credit of $186,446 .......                                                            (293,838)
Dividends on common stock,
     $.10 per share.......................                                               (210,555)
Employee stock ownership plan
     shares allocated. ...................      32,200                    127,484                                       322,000
Incentive plan shares earned .............      24,132                    (37,644)
Exercise of stock options.................      15,634                    (27,109)
Purchase of treasury stock ...............    (225,696)

----------------------------------------------------------------------------------------------------------------------------------

BALANCE, DECEMBER 31, 1999 ...............   1,887,178      28,175     27,489,456      21,179,540     (341,567)        (966,000)
Net income ...............................                                              1,829,591
Change in unrealized appreciation on
     available-for-sale securities, net of
     income taxes of $198,303.............                                                             312,524
Dividends on common stock,
     $ .20 per share .....................                                               (375,450)
Employee stock ownership plan
     shares allocated.....................      32,200                    119,784                                       322,000
Incentive plan shares earned .............      20,661                    (33,263)
Exercise of stock options.................       5,161                    (16,825)
Purchase of treasury stock ...............    (461,236)

----------------------------------------------------------------------------------------------------------------------------------

BALANCE, DECEMBER 31, 2000 ...............   1,483,964      28,175     27,559,152      22,633,681      (29,043)        (644,000)
Net income ...............................                                              2,081,736
Change in unrealized appreciation on
     available-for-sale securities, net of
     income taxes of $51,480 .............                                                              81,133
Dividends on common stock,
     $ .23 per share .....................                                               (344,064)
Employee stock ownership plan
     shares allocated ....................      32,200                    154,908                                       322,000
Incentive plan shares earned .............      19,916                    (26,707)
Exercise of stock options.................       1,000                     (1,654)
Purchase of treasury stock................     (54,642)
----------------------------------------------------------------------------------------------------------------------------------
BALANCE, DECEMBER 31, 2001 ...............   1,482,438     $28,175    $27,685,699     $24,371,353      $52,090        $(322,000)
==================================================================================================================================

                                               UNEARNED
                                               INCENTIVE     TREASURY
                                              PLAN SHARES      STOCK           TOTAL
------------------------------------------------------------------------------------------
BALANCE, JANUARY 1, 1999 .................     $(893,433)   $(9,403,589)   $36,020,358
Net income ...............................                                   1,191,886
Change in unrealized depreciation on
     available-for-sale securities, net of
     income tax credit of $186,446 .......                                    (293,838)
Dividends on common stock,
     $.10 per share.......................                                    (210,555)
Employee stock ownership plan
     shares allocated.....................                                     449,484
Incentive plan shares earned..............       334,468                       296,824
Exercise of stock options.................                      219,407        192,298
Purchase of treasury stock................                   (3,395,317)    (3,395,317)

------------------------------------------------------------------------------------------

BALANCE, DECEMBER 31, 1999................      (558,965)   (12,579,499)    34,251,140
Net income ...............................                                   1,829,591
Change in unrealized appreciation on
     available-for-sale securities, net of
     income taxes of $198,303.............                                     312,524
Dividends on common stock,
     $ .20 per share......................                                    (375,450)
Employee stock ownership plan
     shares allocated.....................                                     441,784
Incentive plan shares earned..............       287,291                       254,028
Exercise of stock options.................                       70,478         53,653
Purchase of treasury stock................                   (7,460,494)    (7,460,494)

------------------------------------------------------------------------------------------

BALANCE, DECEMBER 31, 2000................      (271,674)   (19,969,515)    29,306,776
Net income................................                                   2,081,736
Change in unrealized appreciation on
     available-for-sale securities, net of
     income taxes of $51,480..............                                      81,133
Dividends on common stock,
     $ .23 per share......................                                    (344,064)
Employee stock ownership plan
     shares allocated.....................                                     476,908
Incentive plan shares earned..............       271,674                       244,967
Exercise of stock options.................                       13,954         12,300
Purchase of treasury stock................                     (947,286)      (947,286)
------------------------------------------------------------------------------------------
BALANCE, DECEMBER 31, 2001................      $      0   $(20,902,847)   $30,912,470
==========================================================================================

See notes to consolidated financial statements.

CITIZENS FIRST FINANCIAL CORP. AND SUBSIDIARY
CONSOLIDATED STATEMENT OF CASH FLOWS

YEAR ENDED DECEMBER 31                                                   2001            2000             1999
====================================================================================================================
OPERATING ACTIVITIES
     Net income .............................................      $  2,081,736     $  1,829,591     $  1,191,886
     Items not requiring (providing) cash
            Depreciation and amortization ...................           791,440          772,351          986,169
            Provision for loan losses .......................           945,505        3,050,000          480,000
            Amortization of premiums and discounts
              on securities .................................           111,150           35,564           55,212
            Amortization of mortgage servicing rights .......           210,895            8,500          163,978
            Deferred income taxes ...........................           110,146           77,768         (303,617)
            Minority interest in net income of real estate
              joint venture .................................           138,552          201,188           36,378
            Net realized (gains) losses on
              available-for-sale securities .................                --          377,989          (11,428)
            Loss on equity investment .......................                --               --          441,087
            Net loss on sales of foreclosed real estate .....            48,895           27,519           56,551
            Net gains from sale of land in real estate
              joint venture .................................          (276,165)        (402,376)         (72,756)
            Net gain on sale of branch facility .............                --       (2,445,074)              --
            Net loss on sales of premises and equipment .....                --           62,441               --
            Net (gain) loss on loan sales ...................          (666,297)          31,605         (192,244)
            Loans originated for sale .......................       (51,594,890)     (26,445,418)     (21,085,046)
            Proceeds from sales of loans originated
              for resale. ...................................        46,576,349       27,852,186       23,363,651
            Federal Home Loan Bank stock dividends. .........          (294,800)        (195,800)
            Compensation expense related to employee
              stock ownership and incentive plans ...........           721,875          695,812          746,308
            Change in
              Accrued interest receivable ...................           254,993         (700,728)        (362,765)
              Other assets. .................................           355,462         (402,053)         (55,944)
              Accrued interest payable. .....................          (365,413)         495,408           85,362
              Other liabilities .............................           313,771          (77,304)        (397,226)
--------------------------------------------------------------------------------------------------------------------
            Net cash provided (used) by operating activities           (536,796)       4,849,169        5,125,556
--------------------------------------------------------------------------------------------------------------------

INVESTING ACTIVITIES
     Purchases of available-for-sale securities .............        (9,856,141)      (9,334,871)      (3,005,375)
     Proceeds from maturities of available-for-sale
            securities. .....................................         9,246,158        2,610,861        4,197,893
     Proceeds from sales of available-for-sale securities ...                          7,870,433           25,741
     Purchase of Federal Home Loan Bank stock ...............                         (1,116,800)        (883,000)
     Net originations in loans. .............................        (6,442,375)     (23,334,134)     (32,878,138)
     Proceeds from the sale of foreclosed assets.............         1,561,959          587,718          492,108
     Purchase of premises and equipment .....................          (180,394)        (519,747)      (1,890,134)
     Investment in land in real estate joint venture.........                                          (4,337,668)
     Proceeds from the sale of land in real
            estate joint venture.............................           415,108        3,290,325          229,939
     Proceeds from the minority interest portion of
            real estate joint venture .......................                --               --       $2,070,432
     Distribution to minority interest portion of
            real estate joint venture........................          (188,329)      (1,644,375)              --
     Sale of branch .........................................                --      (23,534,707)              --
     Proceeds from sales of premises and equipment...........                --          414,057               --
--------------------------------------------------------------------------------------------------------------------
            Net cash used in investing activities ...........        (5,444,014)     (44,711,240)     (35,978,202)

CITIZENS FIRST FINANCIAL CORP. AND SUBSIDIARY
CONSOLIDATED STATEMENT OF CASH FLOWS (CONTINUED)

YEAR ENDED DECEMBER 31                                                  2001            2000              1999
===================================================================================================================
FINANCING ACTIVITIES
Net increase in demand deposits, money market,
     NOW and savings accounts ...............................       $14,138,822      $21,006,633       $6,953,643
Net increase (decrease) in certificates of deposit
     and brokered deposits...................................        (5,610,727)      12,988,097        5,186,757
Proceeds from the issuance of long-term debt.................        43,000,000       43,250,000       58,300,000
Repayment of long-term debt..................................       (41,341,632)     (32,338,585)     (40,636,422)
Pass through payments received on loans sold.................          (790,120)         866,056         (989,236)
Net increase (decrease) in advances by borrowers
     for taxes and insurance.................................          (220,999)        (288,645)         289,217
Dividends paid...............................................          (344,064)        (375,450)        (210,555)
Exercise of stock options....................................            12,300           53,653          192,298
Purchase of treasury stock...................................          (947,286)      (7,460,494)      (3,395,317)
                                                                   ------------------------------------------------
     Net cash provided by financing activities...............         7,896,294       37,701,265       25,690,385
                                                                   ------------------------------------------------
INCREASE (DECREASE) IN CASH AND CASH EQUIVALENTS.............         1,915,484       (2,160,806)      (5,162,261)
CASH AND CASH EQUIVALENTS, BEGINNING OF YEAR.................        11,015,136       13,175,942       18,338,203
                                                                   ------------------------------------------------
CASH AND CASH EQUIVALENTS, END OF YEAR.......................       $12,930,620      $11,015,136      $13,175,942
===================================================================================================================

ADDITIONAL CASH FLOWS INFORMATION
Interest paid................................................       $15,078,649      $13,852,582      $11,721,872
Income taxes paid (net of refunds)...........................           919,048        1,560,691        1,337,379
Real estate acquired in settlement of loans..................         2,142,673          615,237          152,050

See notes to consolidated financial statements.

CITIZENS FIRST FINANCIAL CORP. AND SUBSIDIARY
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

NOTE 1 - NATURE OF OPERATIONS AND SUMMARY OF                     CASH EQUIVALENTS - The Company considers all liquid
SIGNIFICANT ACCOUNTING POLICIES                                  investments with original maturities of three months or less to be cash equivalents. At December 31, 2001 and 2000, cash equivalents consisted of federal funds sold and
NATURE OF OPERATIONS - Citizens First Financial Corp.            interest-bearing deposits with banks.
(Company) and its wholly-owned subsidiary, Citizens Savings
Bank (Bank), are primarily engaged in providing a full range     SECURITIES - Available-for-sale securities, which include any
of banking and mortgage services to individual and corporate     security for which the Company has no immediate plan to sell
customers in Central Illinois. The Bank has one wholly owned     but which may be sold in the future, are carried at fair
subsidiary, CSL Service Corporation. During 1999, CSL Service    value. Realized gains and losses, based on amortized cost of
Corporation entered into a joint venture real estate             the specific security, are included in other income.
development partnership (LLC) with two other investors and is    Unrealized gains and losses are recorded, net of related
a 50% owner of the LLC. The primary business of the LLC is to    income tax effects, in stockholders' equity. Premiums and
purchase and develop commercial real estate. The Company is a    discounts are amortized and accreted, respectively, to
savings and loan holding company and is subject to regulation    interest income using the level-yield method over the period
by the Office of Thrift Supervision. The Bank is an Illinois     to maturity. Interest and dividends on investments in debt and
state savings bank. The Company and Bank undergo periodic        equity securities are included in income when earned.
examinations by the various regulatory authorities.
                                                                 MORTGAGE LOANS HELD FOR SALE - Mortgage loans held for sale
PRINCIPLES OF CONSOLIDATION - The consolidated financial         are carried at the lower of cost or fair value, determined
statements include the accounts of the Company and Bank. All     using an aggregate basis. Write-downs to fair value are
significant intercompany accounts and transactions have been     recognized as a charge to earnings at the time the decline in
eliminated in consolidation. The accounts of the LLC have been   value occurs. Forward commitments to sell mortgage loans are
consolidated into the Company's financial statements. The cost   acquired to reduce market risk on mortgage loans in the
basis investment in the real estate and the minority interest    process of origination and mortgage loans held for sale. Gains
owned portion are reflected on the consolidated balance sheet.   and losses resulting from sales of mortgage loans are
                                                                 recognized when the respective loans are sold to investors.
USE OF ESTIMATES - The preparation of financial statements in    Gains and losses are determined by the difference between the
conformity with accounting principles generally accepted in      selling price and the carrying amount of the loans sold, net
the United States of America requires management to make         of discounts collected or paid and considering a normal
estimates and assumptions that affect the reported amounts of    servicing rate.
assets and liabilities and disclosure of contingent assets and
liabilities at the date of the financial statements and the      LOANS - Loans that management has the intent and ability to
reported amounts of revenues and expenses during the reporting   hold for the foreseeable future or until maturity or payoffs
period. Actual results could differ from those estimates.        are reported at their outstanding principal balances adjusted for any charge-offs and net of the allowance for loan losses.
Material estimates that are particularly susceptible to          Interest income is accrued on the principal balances of loans.
significant change relate to the determination of the
allowance for loan losses and the valuation of real estate
acquired in connection with foreclosures or in satisfaction of loans. In connection with the determination of the allowance for loan losses and the valuation of foreclosed assets held
for sale, management obtains independent appraisals for
significant properties.

CITIZENS FIRST FINANCIAL CORP. AND SUBSIDIARY
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

The accrual of interest on impaired loans is discontinued         not separately identify individual consumer and residential
when, in management's opinion, the borrower may be unable to      loans for impairment disclosures.
meet payments as they become due. When interest accrued is
discontinued, all unpaid accrued interest is reversed when
considered uncollectible. Interest income is subsequently         LAND IN THE REAL ESTATE JOINT VENTURE - Land in the real
recognized only to the extent cash payments are received.         estate joint venture is carried at cost, with land and
                                                                  development costs allocated to lots when incurred.
ALLOWANCE FOR LOAN LOSSES - The allowance for loan losses is established as losses are estimated to have occurred through a
provision for loan losses charged to earnings. Loan losses are    PREMISES AND EQUIPMENT - Depreciable assets are stated at cost
charged against the allowance when management believes the        less accumulated depreciation. Depreciation is charged to
uncollectibility of a loan balance is confirmed. Subsequent       expense using the straight-line method over the estimated
recoveries, if any, are credited to the allowance.                useful lives of the assets.

The allowance for loan losses is evaluated on a regular basis
by management and is based upon management's periodic review      FEDERAL HOME LOAN BANK STOCK - Federal Home Loan Bank stock is
of the collectibility of the loans in light of historical         a required investment for institutions that are members of the
experience, the nature and volume of the loan portfolio,          Federal Home Loan Bank system. The required investment in the
adverse situations that may affect the borrower's ability to      common stock is based on a predetermined formula. The Federal
repay, estimated value of any underlying collateral and           Home Loan Bank stock is recognized based on the price at which
prevailing economic conditions. This evaluation is inherently     it may be resold to the Federal Home Loan Bank.
subjective as it requires estimates that are susceptible to
significant revision as more information becomes available.
                                                                  FORECLOSED ASSETS HELD FOR SALE - Assets acquired through, or
A loan is considered impaired when, based on current              in lieu of, loan foreclosure are held for sale and are
information and events, it is probable that the Company will      initially recorded at fair value at the date of foreclosure,
be unable to collect the scheduled payments of principal or       establishing a new cost basis. Subsequent to foreclosure,
interest when due according to the contractual terms of the       valuations are periodically performed by management and the
loan agreement. Factors considered by management in               assets are carried at the lower of carrying amount or fair
determining impairment include payment status, collateral         value less cost to sell. Revenue and expenses from operations
value and the probability of collecting scheduled principal       and changes in the valuation allowance are included in net
and interest payments when due. Loans that experience             expenses from foreclosed assets.
insignificant payment delays and payment shortfalls generally are not classified as impaired. Management determines the
significance of payment delays and payment shortfalls on a        FEE INCOME - Loan origination fees, net of direct origination
case-by-case basis, taking into consideration all of the          costs, are recognized as income using a method that
circumstances surrounding the loan and the borrower, including    approximates the level-yield method over the term of the
the length of the delay, the reasons for the delay, the           loans. Loan servicing income, net of the amortization of
borrower's prior payment record and the amount of the             mortgage servicing rights, represents fees earned for
shortfall in relation to the principal and interest owed.         servicing real estate mortgage loans owned by various
Impairment is measured on a loan-by-loan basis for commercial     investors.
and construction loans by either the present value of expected future cash flows discounted at the loan's effective interest
rate, the loan's obtainable market price or the fair value of     LOAN SERVICING - The cost of mortgage-servicing rights
the collateral if the loan is collateral dependent.               acquired is amortized in proportion to, and over the period of, estimated net servicing revenues. Impairment of
                                                                  mortgage-servicing rights is assessed based on the fair value
Large groups of smaller balance homogenous loans are              of those rights. Fair values
collectively evaluated for impairment. Accordingly, the
Company does

CITIZENS FIRST FINANCIAL CORP. AND SUBSIDIARY
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

are estimated using discounted cash flows based on a current      and tax bases of assets and liabilities. The Company files
market interest rate. For purposes of measuring impairment,       consolidated income tax returns with its subsidiary.
the rights are stratified based on the predominant risk
characteristics of the underlying loans. The predominant
characteristic currently used for stratification is type of       TREASURY STOCK - Treasury stock is stated at cost. Cost is
loan. The amount of impairment recognized is the amount by        determined by the first-in, first-out method.
which the capitalized mortgage servicing rights for a stratum exceed their fair value.
                                                                  EARNINGS PER SHARE - Basic earnings per share have been
                                                                  computed based upon the weighted-average common shares
INCENTIVE PLAN - The Company accounts for its stock award         outstanding during each year. Diluted earnings per share
program or incentive plan in accordance with Accounting           reflects the potential dilution that could occur if securities
Principals Board Opinion (APB) No. 25, Accounting for Stock       or other contracts to issue common stock were exercised or
Issued to Employees. The aggregate purchase price of all          converted into common stock or resulted in the issuance of
shares owned by the incentive plan is reflected as a reduction    common stock that then shared in the earnings of the Company.
of stockholders' equity. Compensation expense is based on the market price of the Company's stock on the date the shares are
granted and is recorded over the vesting period. The              RECLASSIFICATIONS - Certain reclassifications have been made
difference between the aggregate purchase price and the fair      to the 1999 and 2000 financial statements to conform to the
value on the date granted of the shares earned is recorded as     2001 financial statement presentation. These reclassifications
an adjustment to paid-in capital.                                 had no effect on net earnings.


EMPLOYEE STOCK OWNERSHIP PLAN - The Company accounts for its      NOTE 2 - SALE OF BRANCH FACILITY
employee stock ownership plan (ESOP) in accordance with
American Institute of Certified Public Accountants (AICPA)        In April 2000, the Company sold certain fixed assets and
Statement of Position 93-6. The cost of shares issued to the      deposit liabilities of a branch located in Eureka, Illinois.
ESOP but not yet allocated to participants are presented in       Total deposits for the Eureka Branch were approximately
the consolidated balance sheet as a reduction of stockholders'    $26,117,000 and fixed assets were approximately $175,000. The
equity. Compensation expense is recorded based on the market      gain on sale recognized by the Company was $2,445,074.
price of the shares as they are committed to be released for allocation to participant accounts. The difference between the
market price and the cost of shares committed to be released      NOTE 3 - RESTRICTION ON CASH AND DUE FROM BANKS
is recorded as an adjustment to paid-in capital. Dividends on
allocated ESOP shares are recorded as a reduction of retained     The Bank is required to maintain reserve funds in cash and/or
earnings; dividends on unallocated ESOP shares are reflected      on deposit with the Federal Reserve Bank. The reserve required
as a reduction of debt.                                           at December 31, 2001, was $990,000.


Shares are considered outstanding for earnings per share calculations when they are committed to be released;
unallocated shares are not considered outstanding.

INCOME TAXES - Deferred tax liabilities and assets are recognized for the tax effects of differences between the financial statement

CITIZENS FIRST FINANCIAL CORP. AND SUBSIDIARY
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

NOTE 4 - INVESTMENTS

The amortized cost and approximate fair values of securities classified as available for sale are as follows:

                                                                                  DECEMBER 31, 2001
                                                          -------------------------------------------------------------
                                                                               GROSS         GROSS       APPROXIMATE
                                                           AMORTIZED        UNREALIZED     UNREALIZED        FAIR
                                                              COST             GAINS        (LOSSES)         VALUE
------------------------------------------------------------------------------------------------------------------------
Mortgage-backed securities .......................        $12,291,727        $136,265      $(41,037)      $12,386,955
Other securities .................................          3,308,840          11,060       (21,146)        3,298,754
                                                          --------------------------------------------------------------

                                                          $15,600,567        $147,325      $(62,183)      $15,685,709
                                                          ==============================================================

                                                                                  DECEMBER 31, 2000
                                                          -------------------------------------------------------------
                                                                               GROSS         GROSS       APPROXIMATE
                                                           AMORTIZED        UNREALIZED     UNREALIZED        FAIR
                                                              COST             GAINS        (LOSSES)         VALUE
------------------------------------------------------------------------------------------------------------------------
U.S. government agencies .........................        $ 3,992,800        $  6,103     $ (25,153)      $ 3,973,750
Mortgage-backed securities .......................         10,103,510          67,522       (86,798)       10,084,234
Other securities .................................          1,005,424              --        (9,145)          996,279
                                                          --------------------------------------------------------------

                                                          $15,101,734        $ 73,625     $(121,096)      $15,054,263
                                                          ==============================================================

The book value of securities pledged as collateral, to secure public deposits and for other purposes, amounted to $3,741,901 at December 31, 2001, and $4,132,000 at December 31, 2000. The approximate fair value of pledged securities amounted to $3,797,189 at December 31, 2001 and $4,118,000 at December 31, 2000.

There were no sales of securities in 2001. Gross gains of $0 and $11,428 and gross losses of $377,989 and $0 resulting from sales of available-for-sale securities were realized for 2000 and 1999, respectively.

With the exception of securities of U.S. Government agencies and corporations, the Company did not hold any securities of a single issuer, payable from and secured by the same source of revenue or taxing authority, the book value of which exceeded 10% of stockholder's equity at December 31, 2001.

NOTE 5 - EQUITY INVESTMENT

As of December 31, 1999, the Company had a 20% ownership investment in a corporation (investee) which builds and markets internet portals. The Company also had outstanding loans with the investee with no gain or loss recorded. The Company followed the equity method in recording the investment. As of December 31, 1999, the investee had total assets of $159,139, total liabilities of $902,218 and total equity of $(743,079). As the investee had negative equity, losses equal to the Company's portion of the negative equity and the outstanding loans totaling $441,087 were recorded as other expenses in the Company's 1999 consolidated statement of income. During 2000, the Company divested it's ownership in the investee with no additional losses realized.

CITIZENS FIRST FINANCIAL CORP. AND SUBSIDIARY
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

NOTE 6- LOANS AND ALLOWANCE FOR LOAN LOSSES

Categories of Loans At December 31, 2001 and 2000, Include:

                                                                                2001               2000
-------------------------------------------------------------------------------------------------------------
Commercial and agricultural ...........................................    $ 27,666,909      $  20,622,058
Real estate construction...............................................      47,058,578         40,141,036
Commercial real estate.................................................      79,667,589         71,565,876
Residential real estate................................................     138,438,787        150,914,101
Consumer and Other.....................................................      10,783,426         13,246,463
                                                                           ------------      -------------
        Total loans....................................................     303,615,289        296,489,534
Less
        Undisbursed portion of loans...................................     (14,350,628)       (11,174,531)
        Allowance for loan losses......................................      (2,421,460)        (1,825,999)
                                                                           ------------      -------------
                Net loans..............................................    $286,843,201       $283,489,004
-------------------------------------------------------------------------------------------------------------

Impaired loans totaled $10,731,000 and $4,259,603 at December 31, 2001 and 2000, respectively. An allowance for loan losses of $1,043,000 and $150,000 relates to impaired loans of $4,740,107 and $2,766,603, at December 31, 2001 and 2000,
respectively. At December 31, 2001 and 2000, impaired loans of $5,990,464 and $1,493,000 had no related allowance for loan losses.

Interest of $565,013 and $366,050 was recognized on average impaired loans of $10,959,370 and $5,038,603 for 2001 and 2000. Interest of $448,562 and $264,834
was recognized on impaired loans on a cash basis during 2001 and 2000.

The amount of impaired loans as of and during the year ending December 31, 1999 was immaterial.

Activity in the allowance for loan losses was as follows:


                                                                  2001            2000           1999
---------------------------------------------------------------------------------------------------------
Balance, beginning of year................................     $1,825,999      $1,679,247     $1,256,475
Provision charged to expense..............................        945,505       3,050,000        480,000
Losses charged off, net of recoveries of $0 for 2001,
       2000 and 1999......................................       (350,044)     (2,903,248)       (57,228)
                                                               ----------      ----------     ----------
Balance, end of year......................................     $2,421,460      $1,825,999     $1,679,247
---------------------------------------------------------------------------------------------------------

CITIZENS FIRST FINANCIAL CORP. AND SUBSIDIARY
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

NOTE 7 - PREMISES AND EQUIPMENT

Major classifications of premises and equipment, stated at cost, are as follows:

                                                                        2001            2000
===================================================================================================
Land............................................................    $ 1,572,451     $ 1,572,451
Buildings and improvements......................................      7,415,718       7,353,270
Equipment.......................................................      4,032,835       3,997,270
                                                                    -------------------------------
                                                                     13,021,004      12,922,991
Less accumulated depreciation...................................     (5,507,742)     (4,798,683)
                                                                    -------------------------------
Net premises and equipment......................................    $ 7,513,262     $ 8,124,308
===================================================================================================

NOTE 8 - LOAN SERVICING

Mortgage loans serviced for others are not included in the accompanying consolidated balance sheets. The unpaid principal balances of mortgage loans serviced for others was $101,766,088, $112,015,363 and $105,809,980 at December
31, 2001, 2000, and 1999 respectively.

Custodial escrow balances maintained in connection with the foregoing loan servicing, and included in demand deposits, were approximately $474,267, $466,626 and $668,821 at December 31, 2001, 2000 and 1999.

The changes in mortgage servicing rights for the years ended December 31, 2001, 2000 and 1999 were:

                                                         2001           2000            1999
===================================================================================================
Balance as of January 1............................   $ 703,066      $ 636,873       $ 648,765
Servicing rights capitalized.......................     269,096         74,693         152,086
Amortization of servicing rights...................    (210,895)        (8,500)       (163,978)
                                                      ---------------------------------------------
Balance as of December 31..........................   $ 761,267      $ 703,066       $ 636,873
===================================================================================================

NOTE 9 - INTEREST-BEARING DEPOSITS

Deposits in denominations of $100,000 or more were $43,235,780 on December 31, 2001, and $34,674,014 on December 31, 2000.

At December 31, 2001, the scheduled maturities of time deposits including brokered deposits are as follows:

===================================================================================================
2002..............................................................................  $102,735,019
2003..............................................................................    37,333,249
2004..............................................................................    13,716,361
2005..............................................................................     2,462,822
2006..............................................................................     3,314,091
                                                                                    ------------
                                                                                    $159,561,542
===================================================================================================

CITIZENS FIRST FINANCIAL CORP. AND SUBSIDIARY
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

NOTE 10 - INCOME TAXES

The provision for income taxes includes these components:

================================================================================
                                           2001          2000          1999
Taxes currently payable
      Federal .......................  $ 1,026,792   $   960,120   $ 1,076,640
      State .........................      238,301       241,341       166,868
Deferred income taxes
      Federal .......................       97,173        68,608      (265,920)
      State .........................       12,973         9,160       (37,697)
                                      ------------------------------------------
            Income tax expense ......  $ 1,375,239   $ 1,279,229   $   939,891
================================================================================

A reconciliation of income tax expense at the statutory rate to the Company's actual income tax expense is shown below:

================================================================================
                                              2001         2000         1999
Computed at the statutory rate (34%) ....  $1,175,371   $1,056,999   $  724,804
Increase resulting from
      State income taxes ................     165,841      165,331       85,253
      Other .............................      34,027       56,899      129,834
                                          --------------------------------------
            Actual tax expense ..........  $1,375,239   $1,279,229   $  939,891
================================================================================

The tax effects of temporary differences related to deferred taxes shown on the balance sheets were:

======================================================================================
                                                              2001           2000
DEFERRED TAX ASSETS
      Allowance for loan losses ........................  $   878,982    $   626,685
      Deferred compensation ............................      453,316        450,586
      Unrealized losses on available-for-sale securities           --         18,428
      Other ............................................       32,600         43,117
                                                         -----------------------------
                                                            1,364,898      1,138,816
                                                         -----------------------------
DEFERRED TAX LIABILITIES
      Depreciation .....................................     (518,970)      (295,932)
      FHLB stock dividends .............................     (263,274)      (156,092)
      Capitalized mortgage servicing rights ............     (295,524)      (204,422)
      Deferred loan fees ...............................      (55,494)       (55,781)
      Unrealized gains on available-for-sale securities       (33,052)            --
      Accounting for joint venture .....................           --        (92,223)
      Other ............................................      (25,844)            --
                                                         -----------------------------
                                                           (1,192,158)      (804,450)
                                                         -----------------------------
            Net deferred tax asset .....................  $   172,740    $   334,366
======================================================================================

CITIZENS FIRST FINANCIAL CORP. AND SUBSIDIARY
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

Retained earnings at December 31, 2001 and 2000, include approximately $2,144,000, for which no deferred federal income tax liability has been recognized. These amounts represent an allocation of income to bad debt deductions for tax purposes only. Reduction of amounts so allocated for purposes other than tax bad debt losses or adjustments arising from carryback of net operating losses would create income for tax purposes only, which would be subject to the then-current corporate income tax rate. The deferred income tax liabilities on the preceding amounts that would have been recorded if they were expected to reverse into taxable income in the foreseeable future were approximately $832,000 at December 31, 2001 and 2000.

NOTE 11 - LONG-TERM DEBT

Long-term debt consisted of the following components:

=======================================================================================
                                                               2001          2000
FHLB advances, interest rates ranging from 3.45% to 6.83%,
      due at various dates through October, 2008 .........  $65,392,979   $62,734,611
Bank notes payable .......................................    4,250,000     5,250,000
                                                           ----------------------------
            Total long-term debt .........................  $69,642,979   $67,984,611
=======================================================================================

The FHLB advances are secured by first-mortgage loans and all FHLB stock owned by the Company. Advances are subject to restrictions or penalties in the event of prepayment. At December 31, 2001, the Company had $14,000,000 in FHLB borrowings having a weighted average rate of 4.78% which are callable.

Bank notes payable consist of two notes with the same institution. A bank note payable of $2,000,000 is due on December 30, 2003, with interest due at maturity adjusted to 1.50% over LIBOR. The interest rate on the bank note was 3.73% as of December 31, 2001.

The other bank note payable of $2,250,000 is due December 30, 2002, with interest payable at maturity at 5.82%. The two bank notes payable are secured by the stock of the Company's bank subsidiary. The notes have various convenents related to the Bank including ratios relating to the Bank's capital, nonperforming loans, allowance for loan losses, and pre-tax return on assets.

Aggregate annual maturities of long-term debt at December 31, 2001, are:

================================================================================
2002 ..........................................................    $ 9,817,979
2003 ..........................................................     22,250,000
2004 ..........................................................     22,000,000
2005 ..........................................................             --
2006 ..........................................................      5,000,000
Thereafter ....................................................     10,575,000
                                                                  --------------
            Total .............................................    $69,642,979
================================================================================

CITIZENS FIRST FINANCIAL CORP. AND SUBSIDIARY
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

NOTE 12 - REGULATORY MATTERS

The Bank is subject to various regulatory capital requirements administered by the federal banking agencies. Failure to meet minimum capital requirements can initiate certain mandatory and possibly additional discretionary actions by regulators that, if undertaken, could have a direct material effect on the Bank's financial statements. Under capital adequacy guidelines and the regulatory framework for prompt corrective action, the Bank must meet specific capital guidelines that involve quantitative measures of the Bank's assets, liabilities, and certain off-balance-sheet items as calculated under regulatory accounting practices. The Bank's capital amounts and classification are also subject to qualitative judgments by the regulators about components, risk weightings and other factors.

Quantitative measures established by regulation to ensure capital adequacy require the Bank to maintain minimum amounts and ratios (set forth in the table below) of total and Tier I capital (as defined in the regulations) to risk-weighted assets (as defined), and of Tier I capital (as defined) to average assets (as defined). Management believes, as of December 31, 2001 and 2000, that the Bank meets all capital adequacy requirements to which it is subject.

As of December 31, 2001, the most recent notification from Federal Deposit Insurance Corporation categorized the Bank as well capitalized under the regulatory framework for prompt corrective action. To be categorized as well capitalized, the Bank must maintain minimum total risk-based, Tier I risk-based and Tier I leverage ratios as set forth in the table. There are no conditions or events since that notification that management believes have changed the Bank's category.

======================================================================================================
                                                                                      TO BE WELL
                                                                                   CAPITALIZED UNDER
                                                                 FOR CAPITAL       PROMPT CORRECTIVE
                                               ACTUAL         ADEQUACY PURPOSES    ACTION PROVISIONS
                                         -------------------------------------------------------------
                                          AMOUNT    RATIO      AMOUNT    RATIO     AMOUNT       RATIO
------------------------------------------------------------------------------------------------------
                                                            (AMOUNTS IN THOUSANDS)
As of December 31, 2001
      Total Capital
            (to Risk-Weighted Assets) ..  $31,680    12.9%     $19,610    8.0%     $24,513      10.0%
      Tier I Capital
            (to Risk-Weighted Assets) ..   29,284    11.9        9,805    4.0       14,708       6.0
      Tier I Capital
            (to Average Assets) ........   29,284     8.8       13,243    4.0       16,554       5.0
As of December 31, 2000
      Total Capital
            (to Risk-Weighted Assets) ..  $29,885    13.3%     $18,017    8.0%     $22,521      10.0%
      Tier I Capital
            (to Risk-Weighted Assets) ..   28,084    12.5        9,008    4.0       13,513       6.0
      Tier I Capital
            (to Average Assets) ........   28,084     8.6       13,053    4.0       16,316       5.0

CITIZENS FIRST FINANCIAL CORP. AND SUBSIDIARY
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

The Bank is subject to certain restrictions on the amount of dividends that it may declare without prior regulatory approval. At December 31, 2001, approximately $13,382,000 of retained earnings were available for dividend declaration without prior regulatory approval.

NOTE 13 - RELATED PARTY TRANSACTIONS

At December 31, 2001 and 2000, the Bank had loans outstanding to executive officers, directors and companies in which the Banks' executive officers or directors were principal owners.

In management's opinion, such loans and other extensions of credit and deposits were made in the ordinary course of business and were made on substantially the same terms (including interest rates and collateral) as those prevailing at the time for comparable transactions with other persons. Further, in management's opinion, these loans did not involve more than normal risk of collectibility or present other unfavorable features.

The aggregate amount of loans, as defined, to such related parties were as follows:

================================================================================
Balances, January 1, 2001 ......................................  $  3,532,134
Change in composition of related parties .......................       333,297
New loans, including renewals ..................................     8,956,039
Payments, etc., including renewals .............................    (2,798,784)
                                                                 ---------------
Balances, December 31, 2001 ....................................  $ 10,022,686
================================================================================

NOTE 14 - EMPLOYEE BENEFIT PLANS

The Company has a defined contribution pension plan (combined profit sharing and 401(k) plan) covering substantially all employees. The amount of the annual profit-sharing contribution is at the discretion of the Board of Directors. The Plan also provides for matched employee contributions up to a maximum of 4% of the participant's gross salary. Employer contributions charged to expense for 2001, 2000 and 1999 were $191,161, $200,805 and $120,040, respectively.

The Company has a non-qualified supplemental retirement plan (SERP) covering certain officers and key employees. The benefits provided under the SERP will make up the benefits lost to the SERP participants due to limitations on compensation and maximum benefits under the Bank's tax qualified savings plan and ESOP. Benefits will be provided under the SERP at the same time and in the same form as the related benefits will be provided under the savings plan and ESOP. The Bank's expense for the SERP was $59,332, $2,395 and $29,508 for 2001, 2000 and 1999.

NOTE 15 - EMPLOYEE STOCK OWNERSHIP PLAN

In connection with the conversion during 1996, the Bank established an employee stock ownership plan for the benefit of substantially all employees. The ESOP borrowed $2,254,000 from the Company and used those funds to acquire 225,400 shares of the Company's stock at $10 per share.

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

CITIZENS FIRST FINANCIAL CORP. AND SUBSIDIARY
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

Stock totaling 32,200 shares for 2001, 2000 and 1999 with an average fair value of $14.81, $13.72, and $13.96, per share, respectively, were committed to be released, resulting in ESOP compensation expense of $476,908, $441,784 and $449,484. The ESOP shares as of December 31 were as follows:

================================================================================
                                                          2001          2000
Allocated shares ...................................     193,200       161,000
Shares released for allocation .....................      (5,438)       (5,438)
Unreleased shares ..................................      32,200        64,400
                                                      --------------------------
      Total ESOP shares ............................     219,962       219,962
                                                      ==========================
Fair value of unreleased shares at December 31 .....   $ 569,940     $ 764,750
================================================================================

NOTE 16 - INCENTIVE PLAN

During November, 1996, the Company adopted a stock-based compensation program which included both a stock award program or incentive plan and a stock option plan.

The incentive plan covers key employees and directors and was authorized to acquire and grant 112,700 shares of the Company's common stock or 4% of the shares issued in the Company's initial public offering. The funds used to acquire these shares were contributed by the Bank. Participants in the incentive plan vest over five years, commencing one year after the date such shares are granted. As of December 31, 1996, all 112,700 shares authorized under the plan had been granted. As of December 31, 2001 and 2000, 112,700 and 92,784 shares were distributed, respectively. None of these shares were forfeited during 2001, 2000 or 1999. For the years ended December 31, 2001, 2000 and 1999, $244,967,
$254,028 and $296,824, was recorded as compensation expense under the plan.

CITIZENS FIRST FINANCIAL CORP. AND SUBSIDIARY
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

NOTE 17 - STOCK OPTION PLAN

Under the Company's stock option plan, which is accounted for in accordance with APB No. 25, ACCOUNTING FOR STOCK ISSUED TO EMPLOYEES, and related interpretations, the Company grants selected executives and other key employees stock option awards which vest pro-rata over a five year period. During 1996, the Company authorized the grant of options for up to 281,750 shares of the Company's common stock or 10% of the shares issued in the Company's initial public offering, that expire ten years from the date of grant. During 1996, the Company granted all 281,750 options at an exercise price of $12.30 per share. During 1999, the Company authorized an additional 125,000 shares of which 15,000, 10,000 and 100,000 shares of the Company stock were granted in 2001, 2000 and 1999, respectively, to the Company's officers and directors at an average exercise price of $12.00, $13.44 and $12.25. The exercise price of each option was equal to the market price of the Company's stock on the date of grant; therefore, no compensation expense was recognized.

Although the Company has elected to follow APB No. 25, SFAS No. 123 requires pro forma disclosures of net income and earnings per share as if the Company had accounted for its employee stock options under that Statement. The fair value of each option grant was estimated on the grant date using an option-pricing model with the following assumptions:

================================================================================
                                                               2001      2000
Risk-free interest rates .................................     5.00%     5.11%
Dividend yields ..........................................     1.67%     1.67%
Volatility factors of expected market price of common
  stock ..................................................    26.18%    23.98%
Weighted-average expected life of the options ............  10 years  10 years

CITIZENS FIRST FINANCIAL CORP. AND SUBSIDIARY
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

Under SFAS No. 123, compensation cost is recognized in the amount of the estimated fair value of the options and amortized to expense over the options' vesting period. The pro forma effect on net income and earnings per share of this statement are as follows:

=========================================================================================
                                                  2001           2000           1999
-----------------------------------------------------------------------------------------
Net income .................  As reported      $2,081,736     $1,829,591     $1,191,886
                              Pro forma         1,798,908      1,546,345        977,221
Basic earnings per share ...  As reported            1.39           1.00           0.61
                              Pro forma              1.20           0.85           0.50
Diluted earnings per share .  As reported            1.31           0.97           0.58
                              Pro forma              1.13           0.82           0.48

The following is a summary of the status of the Company's stock option plan and changes in that plan as of and for the years ended December 31, 2001, 2000 and 1999.

======================================================================================================================
YEAR ENDED DECEMBER 31                           2001                      2000                      1999
----------------------------------------------------------------------------------------------------------------------
                                                      WEIGHTED-                 Weighted-                 Weighted-
                                                       AVERAGE                   Average                   Average
OPTIONS                                    SHARES   EXERCISE PRICE   Shares  Exercise Price    Shares   Exercise Price
----------------------------------------------------------------------------------------------------------------------
Outstanding, beginning of year             366,120     $ 12.32       366,116     $ 12.29       281,750     $ 12.30
Granted                                     15,000     $ 12.00        10,000     $ 13.44       100,000     $ 12.25
Exercised                                    1,000     $ 12.30         5,161     $ 12.30        15,634     $ 12.30
Forfeited                                       --                     4,835     $ 12.30
                                           -------                   -------                   -------
Outstanding, end of year                   380,120     $ 12.31       366,120     $ 12.32       366,116     $ 12.29
                                           =======                   =======                   =======
Options exercisable at year end            288,203                   234,770                   163,416
Weighted-average fair value of options
     granted during the year                           $  4.45                   $  4.80                   $  5.68

The shares exercised in 1999 included 10,000 shares which had accelerated vesting as a result of disability of a participant. As of December 31, 2001, 380,120 options outstanding have exercise prices ranging from $11.69 to $13.94 and a weighted-average remaining contractual life of 5.2 years.

CITIZENS FIRST FINANCIAL CORP. AND SUBSIDIARY
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

NOTE 18 - EARNINGS PER SHARE

Earnings per share (EPS) were computed as follows:

=====================================================================================
                                                    YEAR ENDED DECEMBER 31, 2001
-------------------------------------------------------------------------------------
                                                               WEIGHTED
                                                                AVERAGE   PER-SHARE
                                                  INCOME        SHARES     AMOUNT
                                                 ------------------------------------
BASIC EARNINGS PER SHARE
      Income available to common stockholders .  $2,081,736    1,501,684    $1.39
EFFECT OF DILUTIVE SECURITIES
      Stock options                                               64,277
      Unearned incentive plan shares ..........                    8,840
                                                 -------------------------
DILUTED EARNINGS PER SHARE
      Income available to common stockholders
            and assumed conversions ...........  $2,081,736    1,574,801    $1.32
=====================================================================================

=====================================================================================
                                                    YEAR ENDED DECEMBER 31, 2000
-------------------------------------------------------------------------------------
                                                               WEIGHTED
                                                                AVERAGE   PER-SHARE
                                                  INCOME        SHARES     AMOUNT
                                                 ------------------------------------
BASIC EARNINGS PER SHARE
      Income available to common stockholders .  $1,829,591    1,821,021    $1.00
EFFECT OF DILUTIVE SECURITIES
      Stock options ...........................                   38,066
      Unearned incentive plan shares ..........                   28,336
                                                 -------------------------
DILUTED EARNINGS PER SHARE
      Income available to common stockholders
            and assumed conversions ...........  $1,829,591    1,887,423    $0.97

=====================================================================================
                                                    YEAR ENDED DECEMBER 31, 1999
-------------------------------------------------------------------------------------
                                                               WEIGHTED
                                                                AVERAGE   PER-SHARE
                                                  INCOME        SHARES     AMOUNT
                                                 ------------------------------------
BASIC EARNINGS PER SHARE
      Income available to common stockholders .  $1,191,886    1,962,416    $0.61
EFFECT OF DILUTIVE SECURITIES
      Stock options ...........................                   36,090
      Unearned incentive plan shares ..........                   47,699
                                                 -------------------------
DILUTED EARNINGS PER SHARE
      Income available to common stockholders
            and assumed conversions ...........  $1,191,866    2,046,205    $0.58
=====================================================================================

CITIZENS FIRST FINANCIAL CORP. AND SUBSIDIARY
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

NOTE 19 - DISCLOSURES ABOUT FAIR VALUE OF FINANCIAL INSTRUMENTS

The following table presents estimated fair values of the Company's financial instruments. The fair values of certain of these instruments were calculated by discounting expected cash flows, which method involves significant judgments by management and uncertainties. Fair value is the estimated amount at which financial assets or liabilities could be exchanged in a current transaction between willing parties, other than in a forced or liquidation sale. Because no market exists for certain of these financial instruments and because management does not intend to sell these financial instruments, the Company does not know whether the fair values shown below represent values at which the respective financial instruments could be sold individually or in the aggregate.

                                                    DECEMBER 31, 2001            December 31, 2000
==========================================================================================================
                                                 CARRYING          FAIR        Carrying          Fair
                                                  AMOUNT          VALUE         Amount          Value
                                             =============================================================
FINANCIAL ASSETS
     Cash and cash equivalents .............   $ 12,930,620   $ 12,930,620   $ 11,015,136   $ 11,015,136
     Available-for-sale securities .........     15,685,709     15,685,709     15,054,263     15,054,263
     Mortgage loans held for sale ..........      6,910,101      6,910,101      1,494,359      1,524,372
     Interest receivable ...................      3,180,637      3,180,637      3,435,630      3,435,630
     Loans, net of allowance for loan losses    286,843,201    286,220,101    283,489,004    287,347,426
     Federal Home Loan Bank stock ..........      4,461,000      4,461,000      4,166,300      4,166,300
FINANCIAL LIABILITIES
     Deposits ..............................    236,642,835    238,264,799    228,114,740    228,245,362
     Long-term debt ........................     69,642,979     69,684,247     67,984,611     67,715,875
     Interest payable ......................        482,180        482,180        847,593        847,593
     Advance payments by borrowers for
          taxes and insurance ..............        380,839        380,839        601,838        601,838
UNRECOGNIZED FINANCIAL INSTRUMENTS
     (NET OF CONTRACT AMOUNT)
     Commitments to extend credit ..........              0              0              0              0
     Letters of credit .....................              0              0              0              0
     Lines of credit .......................              0              0              0              0

The following methods and assumptions were used to estimate the fair value of each class of financial instruments.

CASH AND CASH EQUIVALENTS - For these short-term instruments, the carrying amount approximates fair value.

INVESTMENT SECURITIES - Fair values for investment securities equal quoted market prices, if available. If quoted market prices are not available, fair value is estimated based on quoted market prices of similar securities.

CITIZENS FIRST FINANCIAL CORP. AND SUBSIDIARY
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

MORTGAGE LOANS HELD FOR SALE - For homogeneous categories of loans, such as mortgage loans held for sale, fair value is estimated using the quoted market prices for securities backed by similar loans, adjusted for differences in loan characteristics.

LOANS - The fair value of loans is estimated by discounting the future cash flows using the current rates at which similar loans would be made to borrowers with similar credit ratings and for the same remaining maturities. Loans with similar characteristics were aggregated for purposes of the calculations. The carrying amount of accrued interest approximates its fair value.

FEDERAL HOME LOAN BANK STOCK - Fair value of Federal Home Loan Bank stock is based on the price at which it may be resold to the Federal Home Loan Bank.

INTEREST RECEIVABLE/PAYABLE - The fair value of interest receivable/payable approximates carrying value.

DEPOSITS - The fair value of demand deposits, savings accounts, NOW accounts, and certain money market deposits is the amount payable on demand at the reporting date, i.e., their carrying amount. The fair value of fixed-maturity time deposits is estimated using a discounted cash flow calculation that applies the rates currently offered for deposits of similar remaining maturities. The carrying amount of accrued interest payable approximates its fair value.

LONG-TERM DEBT - Rates currently available to the Company for debt with similar terms and remaining maturities are used to estimate fair value of existing debt.

ADVANCE PAYMENTS TO BORROWERS FOR TAXES AND INSURANCE - The fair value approximates carrying value.

COMMITMENTS TO EXTEND CREDIT, LETTERS OF CREDIT AND LINES OF CREDIT - The fair value of commitments is estimated using the fees currently charged to enter into similar agreements, taking into account the remaining terms of the agreements and the present creditworthiness of the counterparties. For fixed-rate loan commitments, fair value also considers the difference between current levels of interest rates and the committed rates. The fair value of letters of credit and lines of credit is based on fees currently charged for similar agreements or on the estimated cost to terminate or otherwise settle the obligations with the counterparties at the reporting date.

NOTE 20 - SIGNIFICANT ESTIMATES AND CONCENTRATIONS

Generally accepted accounting principles require disclosure of certain significant estimates and current vulnerabilities due to certain concentrations. Estimates related to the allowance for loan losses and foreclosed assets held for sale are reflected in the footnotes regarding loans and foreclosed assets held for sale. Mortgage servicing rights are capitalized at their carrying value and amortized in proportion to, and over the period of, estimated future net servicing revenue. Current vulnerabilities due to certain concentrations of credit risk are discussed in the footnote on commitments and credit risk.

NOTE 21 - COMMITMENTS AND CREDIT RISK

The Company generates commercial, mortgage and consumer loans and receives deposits from customers located primarily in Central Illinois. The Company's loans are generally secured by specific items of collateral including real property, consumer assets and business assets. Although the Company has a diversified loan portfolio, a substantial portion of its debtors' ability to honor their contracts is dependent upon economic conditions in Central Illinois. The Company has a significant concentration in construction and commercial real estate loans related to the real estate market in Bloomington-Normal.

CITIZENS FIRST FINANCIAL CORP. AND SUBSIDIARY
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

Commitments to extend credit are agreements to lend to a customer as long as there is no violation of any condition established in the contract. Commitments generally have fixed expiration dates or other termination clauses and may require payment of a fee. Since a portion of the commitments may expire without being drawn upon, the total commitment amounts do not necessarily represent future cash requirements. Each customer's creditworthiness is evaluated on a case-by-case basis. The amount of collateral obtained, if deemed necessary, is based on management's credit evaluation of the counterparty. Collateral held varies, but may include accounts receivable, inventory, property, plant and equipment, commercial real estate and residential real estate.

At December 31, 2001 and 2000, the Company had outstanding commitments to originate loans aggregating approximately $8,392,000 and $3,280,000, respectively. The commitments extended over varying periods of time with the majority being disbursed within a one-year period. Loan commitments at fixed rates of interest amounted to $7,795,000 and $1,712,000 at December 31, 2001 and 2000, respectively, with the remainder at floating market rates.

Letters of credit are conditional commitments issued by the Company to guarantee the performance of a customer to a third party. Those guarantees are primarily issued to support public and private borrowing arrangements, including commercial paper, bond financing and similar transactions. The credit risk involved in issuing letters of credit is essentially the same as that involved in extending loans to customers.

The Company had total outstanding letters of credit amounting to $2,759,000 and $1,269,000, at December 31, 2001 and 2000, respectively.

Lines of credit are agreements to lend to a customer as long as there is no violation of any condition established in the contract. Lines of credit generally have fixed expiration dates. Since a portion of the line may expire without being drawn upon, the total unused lines do not necessarily represent future cash requirements. Each customer's creditworthiness is evaluated on a case-by-case basis. The amount of collateral obtained, if deemed necessary, is based on management's credit evaluation of the counterparty. Collateral held varies but may include accounts receivable, inventory, property, plant and equipment, commercial real estate and residential real estate. Management uses the same credit policies in granting lines of credit as it does for on-balance-sheet instruments.

At December 31, 2001, the Company had granted unused lines of credit to borrowers aggregating approximately $12,504,000 for commercial lines and open-end consumers lines. At December 31, 2000, unused lines of credit to borrowers aggregated approximately $28,384,000 for commercial lines and for open-end consumer lines.

The Company had federal funds sold to one institution totaling approximately $5,093,000 at December 31, 2001. The Company had a concentration of funds on deposit with the Federal Home Loan Bank totaling $4,150,000 at December 31, 2000.

At December 31, 2001, approximately 2% of the Company's total time deposits consisted of jumbo certificates of deposits which were issued through a broker and had minimum denominations in excess of $100,000.

CITIZENS FIRST FINANCIAL CORP. AND SUBSIDIARY
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

NOTE 22 - CONDENSED FINANCIAL INFORMATION (PARENT COMPANY ONLY)

Presented below is condensed financial information as to financial position, results of operations and cash flows of the Company:

                             CONDENSED BALANCE SHEET

DECEMBER 31                                                2001          2000
==================================================================================
ASSETS
Cash ...............................................   $    33,094   $    88,726
Interest-bearing demand deposits ...................     2,065,604       546,886
                                                      ----------------------------
     Total cash and cash equivalents ...............     2,098,698       635,612
                                                      ----------------------------
Investment in common stock of subsidiary ...........    29,778,968    28,564,734
Loans, net of allowance for loan losses of $25,000 .     3,084,200     3,545,000
ESOP loan to subsidiary ............................       309,200       631,200
Other ..............................................       191,264     1,209,408
                                                      ----------------------------
     Total assets ..................................   $35,462,330   $34,585,954
==================================================================================

LIABILITIES
Long-term debt .....................................   $ 4,250,000   $ 5,250,000
Other ..............................................       299,860        29,178
                                                      ----------------------------
     Total liabilities .............................     4,549,860     5,279,178
                                                      ----------------------------
STOCKHOLDERS' EQUITY ...............................    30,912,470    29,306,776
                                                      ----------------------------
     Total liabilities and stockholders' equity ....   $35,462,330   $34,585,954
==================================================================================

                         CONDENSED STATEMENT OF INCOME

YEAR ENDED DECEMBER 31                               2001           2000           1999
============================================================================================
INCOME
     Dividends from subsidiaries .............   $ 1,625,000    $ 2,185,339    $ 1,415,300
     Other income ............................       343,217        462,389        582,010
                                                --------------------------------------------
          Total income .......................     1,968,217      2,647,728      1,997,310
                                                --------------------------------------------
EXPENSES
     Provision for loan losses ...............            --       (230,000)       180,000
     Other expenses ..........................       742,065        793,802        742,691
                                                --------------------------------------------
          Total expenses .....................       742,065        563,802        922,691
                                                --------------------------------------------
INCOME BEFORE INCOME TAX AND EQUITY
     IN UNDISTRIBUTED INCOME OF SUBSIDIARIES .     1,226,152      2,083,926      1,074,619
PROVISION FOR INCOME TAXES (BENEFIT) .........      (199,457)       (47,458)      (281,393)
                                                --------------------------------------------
INCOME BEFORE EQUITY IN UNDISTRIBUTED
     INCOME OF SUBSIDIARIES ..................     1,425,543      2,131,384      1,356,012
EQUITY IN UNDISTRIBUTED INCOME OF SUBSIDIARIES       656,193       (301,793)      (164,126)
                                                --------------------------------------------
NET INCOME ...................................   $ 2,081,736    $ 1,829,591    $ 1,191,886
============================================================================================

CITIZENS FIRST FINANCIAL CORP. AND SUBSIDIARY
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

                        CONDENSED STATEMENT OF CASH FLOWS

YEAR ENDED DECEMBER 31                                         2001           2000           1999
======================================================================================================
OPERATING ACTIVITIES
     Net income ........................................   $ 2,081,736    $ 1,829,591    $ 1,191,886
     Items not requiring (providing) cash
          Provision for loan losses ....................            --       (230,000)       180,000
          Write down of equity investment ..............            --             --        187,500
          Investment securities gains ..................            --             --        (11,428)
          Compensation expense related to incentive plan       244,967        254,028        296,824
          Equity in undistributed income of subsidiary .      (656,193)       301,793        164,126
     Net change in
          Other assets .................................     1,018,144       (299,743)      (820,177)
          Other liabilities ............................       270,682         29,178       (337,941)
                                                          --------------------------------------------
            Net cash provided by operating activities ..     2,959,336      1,884,847        850,790
                                                          --------------------------------------------

INVESTING ACTIVITIES
     Purchases of securities available for sale ........            --             --             --
     Purchase of equity investment .....................            --             --             --
     Sales of securities available for sale ............            --             --         25,741
     Net change in ESOP loan ...........................       322,000        322,000        322,000
     Net change in loans ...............................       460,800             --      2,380,000
                                                          --------------------------------------------
          Net cash provided by investing activities ....       782,800        322,000      2,727,741
                                                          --------------------------------------------

FINANCING ACTIVITIES
     Proceeds from long-term debt ......................            --      5,250,000             --
     Repayments of long-term debt ......................    (1,000,000)            --             --
     Cash dividends ....................................      (344,064)      (375,450)      (210,555)
     Exercise of stock options .........................        12,300         53,653        192,298
     Purchase of treasury stock ........................      (947,286)    (7,460,494)    (3,395,317)
                                                          --------------------------------------------
          Net cash used by financing activities ........    (2,279,050)    (2,532,291)    (3,413,574)
                                                          --------------------------------------------

NET CHANGE IN CASH AND CASH EQUIVALENTS ................     1,463,086       (325,444)       164,957

CASH AND CASH EQUIVALENTS AT BEGINNING OF YEAR .........       635,612        961,056        796,099
                                                          --------------------------------------------

CASH AND CASH EQUIVALENTS AT END OF YEAR ...............   $ 2,098,698    $   635,612    $   961,056
======================================================================================================

CITIZENS FIRST FINANCIAL CORP.
SHAREHOLDER INFORMATION

STOCK LISTING, STOCK PRICE, AND                                                         PER SHARE
DIVIDEND INFORMATION                                 ==================================================================
                                                                                          2001
Citizens First Financial Corp.'s common stock                             =============================================
trades on the NASDAQ under the symbol "CFSB".                              HIGH           LOW       DIVIDENDS DECLARED
At December 31, 2001, 1,514,638 shares of the                             =============================================
Company's common stock were held of record by
432 persons or entities, not including the number    First Quarter        $14.31         $11.63           $0.05
of persons or entities holding stock in nominee or   Second Quarter       $16.36         $13.51           $0.06
street name through various brokers or banks.        Third Quarter        $19.55         $15.01           $0.06
                                                     Fourth Quarter       $18.20         $16.50           $0.06
                                                     ==================================================================
                                                                                          2000
                                                                          =============================================
                                                                           HIGH           LOW      DIVIDENDS DECLARED
                                                                          =============================================
                                                     First Quarter        $16.50         $11.75           $0.05
                                                     Second Quarter       $15.50         $12.50           $0.05
                                                     Third Quarter        $14.25         $12.75           $0.05
                                                     Fourth Quarter       $15.50         $11.50           $0.05

QUARTERLY FINANCIAL INFORMATION

The following is a summary of selected quarterly results of operations for the years ended December 31, 2001 and 2000:

================================================================================
                                                       QUARTER ENDED
(In thousands, except share data)           12/31     09/30      06/30     03/31

2001
Net interest income ...................   $ 2,562   $ 2,397    $ 2,408   $ 2,561
Provision for loan losses .............       405       180        180       180
Noninterest income ....................       240       656        812       390
Noninterest expense ...................     1,562     2,127      2,089     1,846
Income before income tax ..............       835       746        951       925
Net income ............................       478       456        582       566

Basic earnings per share ..............   $  0.32   $  0.30    $  0.39   $  0.38
Diluted earnings per share ............   $  0.30   $  0.28    $  0.37   $  0.37

2000
Net interest income ...................   $ 2,687   $ 2,640    $ 2,690   $ 2,684
Provision for loan losses .............       690     2,120        120       120
Noninterest income ....................       302       381      2,746       419
Noninterest expense ...................     2,042     1,991      2,206     2,152
Income (loss) before income tax .......       258    (1,090)     3,110       831
Net income (loss) .....................        86      (667)     1,902       509

Basic earnings per share ..............   $  0.06   $ (0.36)   $  1.03   $  0.27
Diluted earnings per share ............   $  0.08   $ (0.36)   $  0.99   $  0.26

================================================================================
FORM 10-K AND FINANCIAL INFORMATION       ANNUAL MEETING OF STOCKHOLDERS

Citizens First Financial Corp., upon      The Annual Meeting of Stockholders of
request and without charge will furnish   Citizens First Financial Corp. will be
stockholders, investors and security      held at 10:00 a.m., on April 22, 2002,
analysts a copy of Form 10-K filed with   at:
the Securities and Exchange Commission.
                                          JUMERS CHATEAU
Please contact:                           1601 JUMER DRIVE
                                          BLOOMINGTON, ILLINOIS 61704
MR. DALLAS G. SMILEY
SENIOR VICE PRESIDENT AND
CHIEF FINANCIAL OFFICER

CITIZENS FIRST FINANCIAL CORP.
2101 NORTH VETERANS PARKWAY               STOCK TRANSFER AGENT AND REGISTRAR
BLOOMINGTON, ILLINOIS 61704
(309) 661-8700                            Inquiries regarding stock transfer,
                                          registration, lost certificates, or
CORPORATE COUNSEL                         changes in name and address should be
                                          directed to the transfer agent and
HOWARD & HOWARD                           registrar.
211 FULTON STREET
PEORIA, ILLINOIS 61602                    REGISTRAR AND TRANSFER COMPANY
                                          10 COMMERCE DRIVE
INDEPENDENT ACCOUNTANTS                   CRANFORD, NEW JERSEY 07016

BKD, LLP
225 NORTH WATER STREET
DECATUR, ILLINOIS 62523

================================================================================

     CITIZENS SAVINGS BANK
     OFFICES

(1)  2101 North Veterans Parkway        [GRAPHIC OMITTED]
     Bloomington, IL 61704
     (309) 661-8700

(2)  2402 East Washington Street
     Bloomington, IL 61704
     (309) 663-6444

(3)  1722 East Hamilton Road
     Bloomington, IL 61704
     (309) 664-6600

(4)  301 Broadway
     Normal, IL 61761
     (309) 452-1102

(5)  115 North Third Street
     Fairbury, IL 61739
     (815) 692-4338

     Visit our web site:
     www.csbnet.com


44