Form 10-K, Exhibit 13
period 2002-12-31
CITIZENS FIRST FINANCIAL CORP
filed 2003-03-31
CIK 1006265

                                                                               .
                                                                               .
                                                                               .
                                                                    EXHIBIT 13.0

Citizens First Financial Corp. and Subsidiary

SELECTED FINANCIAL DATA (in thousands, except share data)

                                                           -------------------------------------------------------------------------
                                                             2002            2001            2000            1999            1998
                                                           -------------------------------------------------------------------------
SUMMARY OF OPERATIONS
Interest income.............................               $ 22,257        $ 24,641        $ 25,049        $ 21,856        $ 21,134
Interest expense............................                 11,316          14,713          14,348          11,807          11,675
                                                           --------        --------        --------        --------        --------

Net interest income.........................                 10,941           9,928          10,701          10,049           9,459

Provision for loan losses...................                  1,803             945           3,050             480             464
Noninterest income..........................                  1,987           2,098           3,848           1,390           1,695
Noninterest expense.........................                  7,855           7,624           8,390           8,827           7,426
                                                           --------        --------        --------        --------        --------

Income before income tax....................                  3,270           3,457           3,109           2,132           3,264
Income tax expense..........................                  1,340           1,375           1,279             940           1,250
                                                           --------        --------        --------        --------        --------

Net income..................................               $  1,930        $  2,082        $  1,830        $  1,192        $  2,014
                                                           --------        --------        --------        --------        --------

PER SHARE
Basic earnings per share....................               $   1.31        $   1.39        $   1.00        $   0.61        $   0.90
Diluted earnings per share..................               $   1.21        $   1.32        $   0.97        $   0.58        $   0.84
Cash dividends paid.........................               $   0.31        $   0.23        $   0.20        $   0.10        $   0.00
Book value at December 31...................               $  21.91        $  20.41        $  18.69        $  16.92        $  16.12
Market value at December 31.................               $  25.30        $  17.70        $  11.88        $  12.00        $  13.88

RATIOS BASED ON NET INCOME
Return on average stockholders' equity......                   6.11%           6.84%           5.24%           3.38%           5.54%
Return on average assets....................                   0.55%           0.63%           0.56%           0.40%           0.73%
Net interest margin on average
   earning assets...........................                   3.27%           3.16%           3.52%           3.59%           3.63%

YEAR-END BALANCE SHEET DATA
Total assets................................               $357,056        $339,934        $329,890        $316,585        $287,274
Net loans (1)...............................                284,937         293,753         284,983         266,881         236,873
Securities..................................                 20,712          15,686          15,054          16,103          18,033
Deposits....................................                249,163         236,643         228,115         220,237         209,097
Other borrowings............................                 72,825          69,643          67,985          57,073          39,410
Total stockholders' equity..................                 31,894          30,912          29,307          34,251          36,020


(1) Includes loans held for sale.

Management's Discussion And Analysis Of Financial Condition And Results Of Operation


GENERAL

Citizens First Financial Corp. ("Company") is the holding company for Citizens Savings Bank ("Bank"). The Bank, a state chartered savings bank, was originally chartered in 1888 by the State of Illinois. The Bank's principal business consists of the acceptance of retail deposits from the general public in the area surrounding its main and branch offices and the investment of these deposits, together with funds generated from operations and borrowings, into loans and investment securities. The Bank originates one-to-four family residential mortgages, commercial, multi-family, construction and land, commercial real estate, agricultural, consumer and other loans. The Bank has a wholly-owned service corporation, CSL Service Corporation ("CSL"), which is an Illinois-chartered corporation that has invested in Williamsburg LLC ("Williamsburg"), a real estate development joint venture. CSL is a 50% owner of Williamsburg, which has two other investors. The accounts of Williamsburg are consolidated into the Company's financial statements. The 50% of Williamsburg not owned by CSL is recorded as a minority interest.

CRITICAL ACCOUNTING POLICIES

The accounting and reporting policies of the Company are in accordance with accounting principles generally accepted in the United States and conform to general practices within the banking industry. The Company's significant accounting policies are described in detail in the notes to the Company's consolidated financial statements for the year ended December 31, 2002. The preparation of financial statements in conformity with accounting principles generally accepted in the United States of America requires management to make estimates and assumptions. The financial position and results of operations can be affected by these estimates and assumptions and are integral to the understanding of reported results. Critical accounting policies are those policies that management believes are the most important to the portrayal of the Company's financial condition and results, and they require management to make estimates that are difficult, subjective, or complex.

ALLOWANCE FOR CREDIT LOSSES- The allowance for credit losses provides coverage for probable losses inherent in the Company's loan portfolio. Management evaluates the adequacy of the allowance for credit losses each quarter based on changes, if any, in underwriting activities, the loan portfolio composition (including product mix and geographic, industry or customer-specific concentrations), trends in loan performance, regulatory guidance and economic factors. This evaluation is inherently subjective, as it requires the use of significant management estimates. Many factors can affect management's estimates of specific and expected losses, including volatility of default probabilities, rating migrations, loss severity and economic and political conditions. The allowance is increased through provisions charged to operating earnings and reduced by net charge-offs.

The Company determines the amount of the allowance based on relative risk characteristics of the loan portfolio. The allowance recorded for commercial and commercial real estate loans is based on reviews of individual credit relationships and an analysis of the migration of commercial loans and actual loss experience. The allowance recorded for homogeneous real estate and consumer loans is based on an analysis of loan mix, risk characteristics of the portfolio, fraud loss and bankruptcy experiences, and historical losses, adjusted for current trends, for each homogeneous category or group of loans. The allowance for credit losses relating to impaired loans is based on the loan's observable market price, the collateral for certain collateral-dependent loans, or the discounted cash flows using the loan's effective interest rate.

Regardless of the extent of the Company's analysis of customer performance, portfolio trends or risk management processes, certain inherent but undetected losses are probable within the loan portfolio. This is due to several factors including inherent delays in obtaining information regarding a customer's financial condition or changes in their unique business conditions, the judgmental nature of individual loan evaluations, collateral assessments and the interpretation of economic trends. Volatility of economic or customer-specific conditions affecting the identification and estimation of losses for larger non-homogeneous credits and the sensitivity of assumptions utilized to establish allowances for homogenous groups of loans are among other factors. The Company estimates a range of inherent losses related to the existence of these exposures. The estimates are based upon the Company's evaluation of imprecision risk associated with the commercial and consumer allowance levels and the estimated impact of the current economic environment.

MORTGAGE SERVICING RIGHTS- Mortgage servicing rights ("MSRs") associated with loans originated and sold, where servicing is retained, are capitalized and included in the consolidated balance sheet. The value of the capitalized servicing rights represents the present value of the future servicing fees arising from the right to service loans in the portfolio. Critical accounting policies for MSRs relate to the initial valuation and subsequent impairment tests. The methodology used to determine the valuation of MSRs requires the development and use of a number of estimates, including anticipated principal amortization and prepayments of that principal balance. Events that may significantly affect the estimates used are changes in interest rates, mortgage loan prepayment speeds and the payment performance of the underlying loans. The carrying value of the MSRs is periodically reviewed for impairment based on a determination of fair value. For purposes of measuring impairment, the servicing rights are compared to a valuation prepared based on a discounted cash flow methodology, utilizing current prepayment speeds and discount rates. Impairment, if any, is recognized through a valuation allowance and is recorded with the amortization of mortgage servicing rights in net loan servicing fees (costs) in the consolidated income statements.

COMPARISON OF FINANCIAL CONDITION AT DECEMBER 31, 2002 AND DECEMBER 31, 2001

Total assets increased from $339,934,000 at December 31, 2001 to $357,056,000 at December 31, 2002. The $17,122,000 or 5.0% increase was due primarily to the increase in available-for-sale securities and cash and cash equivalents, which was funded primarily by decreased loans, increased deposits and long-term debt.

Cash and cash equivalents increased from $12,931,000 at December 31, 2001 to $33,583,000 at December 31, 2002, an increase of $20,652,000 or 159.7%. The increase reflects the need of the Company to maintain additional liquidity to fund loan originations and maturing deposits and borrowings.

Investment securities increased from $15,686,000 at December 31, 2001 to $20,712,000 at December 31, 2002, an increase of $5,026,000 or 32.0%. The
Company's investments are classified as available for sale and consist primarily of mortgage-backed securities. The balance of mortgage-backed securities increased from $12,387,000 at December 31, 2001 to $17,382,000 at December 31, 2002, an increase of $4,995,000 or 40.3%.

Loans, net of allowance for loan losses and including loans held for sale, decreased from $293,753,000 at December 31, 2001 to $284,937,000 at December 31, 2002, a decrease of $8,816,000 or 3.0%. The decrease was primarily due to a $9.7 million decrease in residential real estate loans. The Company sells primarily fixed rate residential loans in the secondary market (primarily to the Federal Home Loan Mortgage Corporation) as a source of income from gains on sale and servicing fees and as a means of controlling interest rate risk. The Company experienced a continuing high volume in refinanced residential loans during 2002 due to lower interest rates. Many of these loans (the majority of which were originated as fixed rate loans) were sold in the secondary market.

The Company has a significant concentration in construction and commercial real estate loans related to the real estate market in Bloomington-Normal. Management believes that due to the continued strength of this market, this concentration does not pose a significant risk to the Company.

The allowance for loan losses is established through a provision for loan losses based on management's evaluation of the risks inherent in the loan portfolio and the general economy. The allowance for loan losses is maintained at an amount management considers adequate to cover estimated loses in loans receivable which are deemed probable and can be estimated based on information available to management at such time. While management believes the allowance for loan losses is sufficient to cover future loan losses inherent in its loan portfolio at this time, no assurances can be given that the level of the allowance for loan losses will be sufficient to cover future loan losses incurred or that future adjustments to the allowance for loan losses will not be necessary if economic and other conditions differ substantially from the economic and other conditions used by management to determine the current level of the allowance for loan losses. The allowance is based upon a number of factors, including asset classification, economic trends, industry experience and trends, industry and geographic concentrations, estimated collateral value, management's assessments of the credit risk inherent in the portfolio, historical loan loss experience, and the Company's underwriting policies. Management will continue to monitor and modify the allowance for loan losses as conditions dictate. Various regulatory agencies, as an integral part of their examination process, periodically review the allowance for loan losses. These agencies may require additional valuation allowances, based on their judgments of the information available at the time of the examination.

It is the policy of the Company to charge off loans when it is determined that they are no longer collectible. The policy for loans secured by real estate, which comprises the bulk of the loan portfolio, is to establish loss reserves in accordance with the loan classification process, based on generally accepted accounting practices. It is the Company's policy to obtain an appraisal or evaluation on all real estate acquired through foreclosure at the time of foreclosure.

The allowance for loan losses increased from $2,421,000 at December 31, 2001 to $3,753,000 at December 31, 2002, an increase of $1,332,000 or 55.0%, due to increased estimated losses related primarily to nonperforming loans.

The Company's non-performing and potential problem loans increased from $10,731,000 at December 31, 2001 to $23,855,000 at December 31, 2002. The
increase of

$13,124,000 was attributable to increases of $12,751,000 in potential problem loans and $1,233,000 in non-accruing loans, offset by a decrease of $860,000 in loans delinquent greater than 90 days. The non-performing and potential problem loans were considered impaired as of December 31, 2002.

Non-performing loans, which are loans past due 90 days or more and non-accruing loans, increased from $5,790,000 at December 31, 2001 to $6,162,000 at December 31, 2002. The ratio of the Company's allowance for loan losses to total non-performing loans was 60.9% and 41.8% at December 31, 2002 and December 31, 2001, respectively. Management believes that the problems with these borrowers are identified and not indicative of the loan portfolio in total.

Loans delinquent greater than 90 days decreased from $2,613,000 at December 31, 2001 to $1,753,000 at December 31, 2002, a decrease of $860,000. The decrease was due primarily to the repayment of $1,057,000 in loans related to one borrower. The borrower declared bankruptcy and subsequently sold the business. The Company incurred no loss in the repayment of these loans. Loans delinquent greater than 90 days at December 31, 2002 consist of 25 loans that are substantially collateralized and for which the Company believes that it has adequately reserved for any potential loss. The total is comprised principally of 16 residential mortgages with a balance of $1,021,000 and two nonresidential mortgages with a balance of $402,000. The largest loan delinquent greater than 90 days has a balance of $289,000.

Non-accruing loans increased from $3,177,000 at December 31, 2001 to $4,410,000 at December 31, 2002, an increase of $1,233,000 or 38.8%. As of December 31, 2002, $3.8 million of this total pertains to two borrowers. The first borrower had a commercial mortgage of $3.3 million for a retail development. Subsequent to year-end, the Company foreclosed and assumed ownership of the property. The repossessed building is substantially leased. Another financial institution, which had a loan on the same development, foreclosed on their portion of the development in 2002. As part of the foreclosure, the Bank received $150,000 from the borrowers as a satisfaction of their personal guarantees. The Bank has established a loss reserve of $1.4 million for this loan based on an appraisal of the development and the estimated costs to sell the property. The second borrower is a residential contractor with loans of $489,000. The single-family residences securing these loans are completed and available for sale. The Bank has established a loss reserve of $120,000 for these loans. For all of the non-accruing loans, the Company believes that it has adequately reserved for any potential loss.

Potential problem loans are loans that are not in a nonaccrual status or 90 days or more delinquent, but due to factors regarding the borrower, the loan or the economy may represent a possible loss to the Company. Potential problem loans increased from $4,941,000 at December 31, 2001 to $17,692,000 at December 31, 2002, an increase of $12,751,000. The Company has established loan loss reserves of $1,048,000 at December 31, 2002 for potential problem loans. As of December 31, 2002, $14,381,000 of the total potential problem loans relates to one borrower. The borrower is a commercial developer who is a concern to the Company because of the concentration of loans to one borrower and the delays in the completion and sale of certain of his developments. Reserves of $600,000 have been established for the loans to this borrower. The remaining potential problem loans have a balance of $4,941,000. Reserves of $448,000 have been established for these remaining potential problem loans. The potential problem loans are comprised of $7,592,000 of construction & land development loans, $7,273,000 of nonfarm/nonresidential real estate loans, $1,999,000 of residential real estate loans, $761,000 of commercial & industrial loans and $67,000 of consumer loans. There are $670,000 of commercial and industrial and consumer loans classified as potential problem loans that are unsecured and for which the Company has fully reserved for loss. These amounts are included in the reserves discussed above.

Foreclosed assets held for sale increased from $618,000 at December 31, 2001 to $1,500,000 at December 31, 2002, an increase of $882,000 or 142.7%. The increase was due to the foreclosure of non-performing loans. The balance is comprised of primarily 1-4 family residences. Properties being transferred to foreclosed assets are appraised or evaluated and, if required, loss reserves are established by management. There are loss reserves of $128,000 and $0 at December 31, 2002 and 2001, respectively.

The land in real estate joint venture decreased from $1,081,000 at December 31, 2001 to $888,000 at December 31, 2002, a decrease of $193,000 or 17.9%. The decrease was due to sales during 2002 by the joint venture partnership in which the subsidiary of the Bank, CSL Service Corporation, has invested. The Company recorded net gains of $248,000 and $276,000 on these sales for the years ended December 31, 2002 and 2001, respectively. These gains are offset by the noninterest expenses for minority interest in net income of real estate joint venture of $124,000 and $139,000 for the years ended December 31, 2002 and 2001, respectively. The partnership is for the development of a parcel of commercial property. The other partners' portion of the land is reflected as a minority interest in a real estate joint venture.

Deferred income taxes increased from $173,000 at December 31, 2001 to $833,000 at December 31, 2002, an increase of $660,000 or 381.5%. The increase was primarily due to the tax effects of the increase in the provision for loan losses.

Mortgage servicing rights decreased from $761,000 at December 31, 2001 to $407,000 at December 31, 2002, a decrease of $354,000 or 46.5%. The decrease was due to the amortization of $443,000 on mortgage servicing rights and an identified impairment of $123,000, offset by newly capitalized assets of $212,000. The amortization and impairment were a result of increased prepayment speeds due to decreases in interest rates. The decline in long-term interest rates resulted in an increase in the projected rate at which loans serviced for others are expected to prepay, thereby shortening their expected lives. The valuation of the mortgage servicing rights was obtained by utilizing an independent mortgage finance appraiser. Total loans serviced for others increased from $101,766,000 at December 31, 2001 to $103,732,000 at December 31, 2002, an increase of $1,966,000 or 1.9%.

Deposits increased from $236,643,000 at December 31, 2001 to $249,163,000 at December 31, 2002, an increase of $12,520,000 or 5.3%. The increase was primarily due to increases of $4.9 million in noninterest-bearing deposits and $4.9 million in savings and money market deposits. During the period of low interest rates and stock market volatility in 2002, customers preferred the liquidity and stability of the money market account.

Long-term debt increased from $69,643,000 at December 31, 2001 to $72,825,000 at December 31, 2002, an increase of $3,182,000 or 4.6%. The increase was due to a $3.7 million net increase in Federal Home Loan Bank ("FHLB") advances. Long-term debt consists of $3.8 million in notes payable with a bank and $69.1 million in FHLB advances. Of the $69.1 million of FHLB advances, $14.0 million are callable with an average rate of 4.78% and are eligible to be called in 2003.

Other liabilities increased from $1,332,000 at December 31, 2001 to $1,887,000 at December 31, 2002, an increase of $555,000 or 41.7% due primarily to the change from an income tax receivable of $107,000 at December 31, 2001 to an income taxes payable of $450,000 at December 31, 2002, a change of $557,000.

Total stockholders' equity capital increased by $982,000 or 3.2%, from $30,912,000 at December 31, 2001 to $31,894,000 at December 31, 2002. The
increase was due primarily to the earnings of the Company during the year ended December 31, 2002 of $1,930,000, the allocation of shares in the Company's stock-based compensation plans of $615,000, the exercise of stock options for 14,960 shares for $183,000 and an increase in unrealized gains of available for sale securities of $145,000, offset by the repurchase of 74,094 shares of the Company's stock for $1,427,000 and cash dividends of $464,000.

COMPARISON OF OPERATING RESULTS FOR YEARS ENDED DECEMBER 31, 2002 AND DECEMBER 31, 2001

GENERAL

Net income decreased from $2,082,000 for the year ended December 31, 2001 to $1,930,000 for the year ended December 31, 2002, a decrease of $152,000 or 7.3%. The decrease was primarily due to an increase in the provision for loan losses and noninterest expense and a decrease in noninterest income, offset by an increase in net interest income.

INTEREST INCOME

Interest on loans decreased from $23,101,000 for the year ended December 31, 2001 to $20,737,000 for the year ended December 31, 2002, a decrease of $2,364,000 or 10.2%. The decrease was due primarily to a decrease in the average yield on loans from 8.09% in 2001 to 7.12% in 2002, offset somewhat by a $5.8 million increase in average loans during 2002. The decrease in the average yield was the result of the Federal Reserve System's continuing effort to stimulate the economy by the continued lowering of interest rates during 2002 by the Federal Open Market Committee, the government body that establishes the federal funds rate and the discount rate. The federal funds rate dropped from 1.75% in December 2001 to 1.25% in December 2002. The interest rates that the Company charges to borrowers are greatly influenced by these interest rates. The lower interest rate environment made borrowing more attractive to borrowers and attributed to the growth in the average balance of loans.

Interest on investments, federal funds sold and deposits with financial institutions and Federal Home Loan Bank stock dividends decreased from $1,541,000 for the year ended December 31, 2001 to $1,521,000 for the year ended December 31, 2002, a decrease of $20,000 or 1.3%. The decrease was due primarily to the 191 basis point decrease in the average yield on interest-bearing deposits and federal funds sold, offset by a $11.7 million increase in the average balance of these assets. The increase in the average balance was due to the increase in the average balance of deposits in 2002 and increased liquidity needs to fund loan originations and maturing deposits and borrowings. The decrease in the average yield was due to the interest rate market's reaction to the Federal Reserve rate reductions.

INTEREST EXPENSE

Interest on deposits, which is primarily interest on certificates of deposit, decreased from $11,132,000 for the year ended December 31, 2001 to $7,727,000 for the year ended December 31, 2002, a decrease of $3,405,000 or 30.6%. The decrease was primarily due to a 168 basis point decrease in the average cost of interest-bearing deposits, offset by a $6.4 million increase in the average balance of interest-bearing deposits. The decrease in the average cost of deposits was due to the interest rate market's reaction to the Federal Reserve rate reductions. The increase in the average balance was due to offering competitive rates and aggressive marketing during 2002.

The interest on long-term debt increased from $3,581,000 to $3,589,000, an increase of $8,000 or 0.2%. The increase was due to an increase of $8.6 million in the average balance of borrowings, offset by a 66 basis point decrease in the average rate paid on borrowings. The average rate decreased due to the lender's reduction of rates responding to the Federal Reserve's rate reductions.

PROVISION FOR LOAN LOSSES

The provision for loan losses increased from $946,000 for the year ended December 31, 2001 to $1,803,000 for the year ended December 31, 2002, an increase of $857,000 or 90.6%. The increase was primarily to reserve for anticipated losses on a loan to borrowers for a retail development that had been classified as a non-accrual loan at December 31, 2002. The provision for both periods reflects management's analysis of the Company's loan portfolio based on information, which is currently available to it at such time. In particular, management considers the level of nonperforming loans and potential problem loans.

The Company's level of allowance for loan losses to total loans and allowance for loan losses to non-performing loans were 0.84% and 41.8%, respectively, at December 31, 2001, compared to 1.30% and 60.9%, respectively, at December 31, 2002. The increase in the allowance for loan losses to total loans was due to the additional provision for loan losses required based on management's analysis of its loan portfolio.

Total net charge-offs increased from $350,000 in 2001 to $471,000 in 2002. While management believes that the allowance for loan losses is sufficient based on information currently available, no assurances can be made that future events or conditions or regulatory directives will not result in increased provisions for loan losses or additions to the Company's allowance for losses which may adversely affect net income.

NONINTEREST INCOME

Total noninterest income decreased from $2,098,000 for the year ended December 31, 2001 to $1,987,000 for the year ended December 31, 2002, a decrease of $111,000 or 5.3%. The decrease was primarily due to the increase of $239,000 in net loan servicing costs, offset by a $180,000 increase in net gains on loan sales. The increase in net loan servicing costs from $1,000 for the year ended December 31, 2001 to $240,000 for the year ended December 31, 2002 were attributable to the amortization of mortgage servicing rights of $443,000 and a $123,000 mortgage servicing rights impairment. Historically low interest rates resulted in increased prepayment of serviced loans and the amortization of the associated mortgage servicing rights. These low interest rates were the primary factor in the increase of loans sold from $46.6 million for the year ended December 31, 2001 to $62.5 million for the year ended December 31, 2002, an increase of $15.9 million or 34.1%. These increased sales were the primary factor in the increase of net gains on loan sales from $666,000 for the year December 31, 2001 to $846,000 for the year ended December 31, 2002, an increase of $180,000 or 27.0%.

NONINTEREST EXPENSE

Total noninterest expense increased from $7,624,000 for the year ended December 31, 2001 to $7,855,000 for the year ended December 31, 2002, an increase of $231,000 or 3.0%. The increase was attributable to a $236,000 increase in net loss on foreclosed assets. Net loss on foreclosed assets increased from $49,000 for the year ended December 31, 2001 to $285,000 for the year ended December 31, 2002. The increase was attributable to the increase in net foreclosed assets from $618,000 at December 31, 2001 to $1,500,000 at December 31, 2002, an
increase of $882,000 or 142.7% and the lower value of certain of these assets in 2002. Salaries and employee benefits decreased from $4,473,000 for the year ended December 31, 2001 to $4,340,000 for the year ended December 31, 2002, a decrease of $133,000 or 3.0%. The decrease was primarily attributable to a decrease of $245,000 in expenses related to a stock-based management recognition program that ended in 2001. This decreased salaries and benefits expense was offset by a $138,000 increase in expenses for the Company's employee stock ownership plan. The decrease in the minority interest in net income of real estate joint venture from $139,000 in 2001 to $124,000 in 2002 related to the decreased sales of lots by the joint venture in 2002. Other non-interest expense increased from $1,529,000 in 2001 to $1,627,000 in 2002, an increase of $98,000 or 6.4%.

INCOME TAX EXPENSE

Total income tax expense decreased from $1,375,000 for the year ended December 31, 2001 to $1,340,000 for the year ended December 31, 2002, a decrease of $35,000 or 2.6%. The decrease was attributable to decreased taxable income in 2002. The effective tax rates for the years ended December 31, 2002 and 2001 were 41.0% and 39.8%, respectively.

COMPARISON OF OPERATING RESULTS FOR YEARS ENDED DECEMBER 31, 2001 AND DECEMBER 31, 2000

GENERAL

Net income for the year ended December 31, 2001 increased by $252,000 or 13.8%, from $1,830,000 for the year ended December 31, 2000 to $2,082,000 for the year ended December 31, 2001. The increase was primarily due to a decrease in the provision for loan losses and a decrease in non-interest expense, offset by a decrease in noninterest income and a decrease in net interest income.

INTEREST INCOME

Interest on loans decreased by $435,000 or 1.8%, from $23,535,000 for the year ended December 31, 2000 to $23,100,000 for the year ended December 31, 2001. The decrease was due primarily to a decrease in the average yield on loans from 8.34% in 2000 to 8.09% in 2001, offset by a $3,458,000 increase in average loans during 2001. The decrease in the average yield was the result of the Federal Reserve System's effort to stimulate the economy by the repeated lowering of interest rates during 2001. During 2001, the Federal Open Market Committee, the government body that establishes the federal funds rate and the discount rate, lowered these key interest rates a total of 11 times. The federal funds rate dropped from a high of 6.5% in January 2001 to 1.75% in December 2001. The interest rates that the Company charges to borrowers are greatly influenced by these interest rates. The lower interest rate environment made borrowing more attractive and attributed to the growth in the average balance of loans.

Interest on investments, federal funds sold and deposits with financial institutions and Federal Home Loan Bank stock dividends increased from $1,514,000 for the year ended December 31, 2000 to $1,541,000 for the year ended December 31, 2001, an increase of $27,000 or 1.8%. The increase was due primarily to the increase in the average balance of interest-bearing deposits and federal funds sold of $7,333,000, offset by a 271 basis point decrease in the average yield on interest-bearing deposits and federal funds sold. The increase in the average balance was due to the increase in the average balance of deposits in 2001 and increased liquidity needs to fund loan originations. The decrease in the average yield was due to the market's reaction to the Federal Reserve rate reductions.

INTEREST EXPENSE

Interest on deposits increased by $864,000 or 8.4%, from $10,268,000 for the year ended December 31, 2000 to $11,132,000 for the year ended December 31, 2001. The increase was primarily caused by an 8 basis point increase in the average cost of deposits and a $13.8 million increase in the average balance of deposits. The increase in the average cost of deposits, despite the rate reductions by the Federal Reserve, was due to higher rate certificates of deposit that were originated in the fourth quarter of 2000 and the first quarter of 2001. The increase in the average balance was due to offering competitive rates and aggressive marketing during 2001.

The interest on long-term debt decreased by $499,000 or 12.2%, from $4,080,000 for the year ended December 31, 2000 to $3,581,000 for the year ended December 31, 2001 as a result of decreased average borrowings of $2.3 million and a decrease in the average rate paid of 56 basis points. The increase in average deposits was used to reduce the Company's average balance of borrowings. The average rate decreased due to the lender's reduction of rates responding to the Federal Reserve's rate reductions.

PROVISION FOR LOAN LOSSES

The provision for loan losses decreased from $3,050,000 for the year ended December 31, 2000 to $945,000 for the year ended December 31, 2001, a decrease of $2,105,000 or 69.0%. The decrease was attributable to an increased provision due to the write-off by the Bank in 2000 of $2,800,000 of loans to a commercial real estate developer, offset by additional provisions in

2001 due to increased non-performing and potential problem loans.

The Company's level of allowance for loan losses to total loans and allowance for loan losses to non-performing loans were 0.64% and 34.7%, respectively, at December 31, 2000, compared to 0.84% and 41.8%, respectively, at December 31, 2001. The increase in the allowance for loan losses to total loans was due to an increase of non-performing and potential problem loans from $8,277,000 at December 31, 2000 to $10,731,000 at December 31, 2001, an increase of $2,454,000 or 29.6%.

Total net charge-offs decreased from $2,903,000 in 2000 to $350,000 in 2001 due primarily to the $2,800,000 of loans to a developer charged off in 2000.

NONINTEREST INCOME

Total noninterest income decreased by $1,750,000 or 45.5%, from $3,848,000 for the year ended December 31, 2000 to $2,098,000 for the year ended December 31, 2001. The decrease was due to the $2,445,000 net gain on the sale of a branch facility recognized in 2000, a $236,000 decrease in loan servicing fees and a $126,000 decrease in net gains from the sale of land in the real estate joint venture. These decreases were offset by a $698,000 increase in net gains on loan sales and a loss on sale of available-for-sale securities of $378,000 in 2000. Loan servicing fees decreased during 2001 due to the increased amortization of mortgage servicing rights resulting from increased prepayment of serviced loans due to the increase in refinanced loans in 2001. The decrease in net gains from the sale of land in the real estate joint venture resulted from the fewer sales of lots in 2001. The increase in net gains on loan sales resulted from the $19 million increase in proceeds from loan sales from $28 million in 2000 to $47 million in 2001.

NONINTEREST EXPENSE

Total noninterest expense decreased by $767,000 or 9.1%, from $8,391,000 for the year ended December 31, 2000 to $7,624,000 for the year ended December 31, 2001. Salaries and employee benefits decreased by $86,000 or 1.9%, from $4,559,000 for the year ended December 31, 2000 to $4,473,000 for the year ended December 31, 2001. The decrease was primarily due to an increase in the amortization of deferred loan costs, relating to an increase in loan originations which are credited to salaries and benefits expense. Under generally accepted accounting standards, deferred loan fees, net of direct origination costs, that are amortized using a method that approximates the level-yield method over the term of these loans, are recognized as a credit to the salaries and employee benefits expense. The credit was $313,000 in 2000 compared to $621,000 in 2001. The increased amortization of The decrease in the minority interest in net income of real estate joint venture from $201,000 in 2000 to $139,000 in 2001 related to the decreased sales of lots by the joint venture in 2001. Other non-interest expense decreased from $2,152,000 in 2000 to $1,578,000 in 2001, a decrease of $574,000 or 26.7%. The decrease was due primarily to decreased legal and professional fees of $263,000 and an $84,000 decrease in loss on deposit accounts. Legal and professional fees decreased in 2001 due primarily to costs associated with the proxy solicitation for the 2000 annual meeting of shareholders, which involved a proxy contest with a dissident shareholder. Loss on deposit accounts decreased from $168,000 in 2000 to $84,000 in 2001, because of lower losses related to deposit account fraud and other write-offs.

INCOME TAX EXPENSE

Total income tax expense was $1,375,000 in 2001, compared to $1,279,000 in 2000. The increase was attributable to increased taxable income in 2001. The effective tax rates for the years ended December 31, 2001 and 2000 were 39.8% and 41.1%, respectively.

QUANTITATIVE AND QUALITATIVE DISCLOSURES ABOUT MARKET RISK

Sources of market risk include interest rate risk, foreign currency exchange rate risk, commodity price risk and equity price risk. The Company is only subject to interest rate risk. The Company purchased no financial instruments for trading purposes during 2002 or 2001.

The principle objective of the Company's interest rate risk management function is to evaluate the interest rate risk included in balance sheet accounts, determine the level of risk appropriate given the Company's business strategy, operating environment, capital and liquidity requirements and performance objectives, and manage the risk consistent with the Board of Director's approved guidelines. Through such management, the Company seeks to reduce the vulnerability of its operations to changes in interest rates. The Company monitors its interest rate risk as such risk relates to its operating strategies. The Company's Board of Directors reviews the Company's interest rate risk position on a quarterly basis. The Company's Asset/Liability Committee is comprised of the Company's senior management under the direction of the Board of Directors, with the Committee responsible for reviewing with the Board of Directors its activities and strategies, the effect of those strategies on the Company's net interest margin, the market value of the portfolio and the effect that changes in the interest rates will have on the Company's portfolio and its exposure limits. The extent of the movement of interest rates is an uncertainty that could have a negative impact on the earnings of the Company.

In recent years, the Company has utilized the following strategies to manage interest rate risk: (1) originating for investment adjustable rate residential mortgage and fixed rate one-to-four family loans with maturities of 10 years or less; (2) generally selling fixed rate one-to-four family mortgage loans with maturities exceeding 10 years in the secondary market without recourse and on a servicing retained basis; (3) increasing its origination of shorter term and/or adjustable rate commercial loans; and (4) investing in shorter term or adjustable rate investment securities which generally bear lower yields as compared to longer term investments, but which may better position the Company for increases in the market interest rates. The Company has also extended the maturities of deposits and long term debt to better match the maturities and repricing of interest earning assets.

The matching of assets and liabilities may be analyzed by examining the extent to which such assets and liabilities are "interest rate sensitive" and by monitoring the Company's interest rate sensitivity "gap." An asset or liability is said to be interest rate sensitive within a specific time period, if it will mature or reprice within that time period. The interest rate sensitivity gap is defined as the difference between the amount of interest earning assets maturing or repricing within a specific time period and the amount of interest-bearing liabilities maturing or repricing within that time period. At December 31, 2002, the Company's one-year gap position, the difference between the amount of interest-earning assets maturing or repricing within one year, and interest-bearing liabilities maturing or repricing within one year was $2,894,000. A gap is considered positive when the amount of interest rate sensitive assets exceeds the amount of interest rate sensitive liabilities. A gap is considered negative when the amount of interest rate sensitive liabilities exceeds the amount of interest rate sensitive assets. Accordingly, during a period of rising interest rates, a financial institution with a negative gap position would tend to have its interest-bearing liabilities repricing upwards at a faster rate, which consequently may result in the cost of its interest-bearing liabilities increasing at a rate faster than its yield on interest-earning assets than if it had a positive gap. During a period of falling interest rates, a financial institution with a negative gap would tend to have its interest-bearing liabilities repricing downward at a faster rate than its interest-earning assets as compared to an institution with a positive gap, which consequently may tend to positively affect the growth of its net interest income.

The following table sets forth the amount of interest-earning assets and interest-bearing liabilities outstanding at December 31, 2002, which are anticipated by the Company, based upon assumptions, to reprice in each of the future time periods shown. Except, as stated below, the amount of assets and liabilities shown which reprice or mature during a particular period were determined in accordance with the earlier of term repricing or the contractual maturity of the asset or liability. The table sets forth an approximation of projected repricing of assets and liabilities on December 31, 2002, on the basis of contractual maturities, anticipated prepayments, and scheduled rate adjustments within the selected time intervals. Annual prepayment rates for adjustable and fixed rate loans are assumed to be 17.5% and 11.0% respectively. Annual prepayment rates for adjustable rate and fixed rate mortgage-backed securities are assumed to be 17.5% and 11.0% respectively. Money market deposits are assumed to be immediately rate sensitive, while passbook accounts and NOW accounts are assumed to have decay rates of 12% annually.

At December 31, 2002, the table above reflects that the Company had a positive asset gap due to the level of loans, securities, deposits, and fed funds sold that are subject to repricing or maturity during 2003. As such, the effect of an

GAP TABLE (Amounts in thousands)

                                                                                                    AFTER
                                            YEAR 1     YEAR 2     YEAR 3     YEAR 4     YEAR 5      YEAR 5      TOTAL        VALUE
                                           -----------------------------------------------------------------------------------------
INTEREST-EARNING ASSETS:

Loans
   Fixed rate.........................     $111,006   $ 27,616   $ 19,174   $ 19,029   $ 15,954    $ 35,067    $227,846    $231,428
   Average interest rate..............         6.89%      7.45%      7.55%      7.19%      7.02%       6.96%       7.06%
   Variable rate......................       39,837      8,143      7,077      3,800      1,477         510      60,844      60,844
   Average interest rate..............         5.75%      7.08%      6.30%      6.55%      7.06%       6.40%       6.08%
Securities (1)
   Fixed rate.........................        1,484      1,321      3,506      1,046        931       7,535      15,823      15,823
   Average interest rate..............         5.66%      5.66%      4.79%      5.66%       5.66%       5.66%       5.47%
   Variable rate......................        9,586                                                               9,586      9,586
   Average interest rate..............         5.60%                                                               5.60%
Interest-bearing deposits/fed
   funds sold.........................       22,853                                                              22,853      22,853
   Average interest rate..............         1.14%                                                               1.14%
                                           --------   --------   --------   --------   --------    --------    --------    --------
      Total interest-earning assets...     $184,766   $ 37,080   $ 29,757   $ 23,875   $ 18,362    $ 43,112    $336,952    $340,534
                                           --------   --------   --------   --------   --------    --------    --------    --------

INTEREST-BEARING LIABILITIES:

NOW and savings accounts..............     $  4,947   $  4,947   $  4,947   $  4,947   $  4,947    $ 13,315    $ 38,050    $ 38,050
   Average interest rate..............         0.88%      0.88%      0.88%      0.88%      0.88%       0.88%       0.88%
Money market accounts.................       26,369                                                              26,369      26,369
   Average interest rate..............         1.87%                                                               1.87%
Time deposits
   Fixed rate.........................      105,870     28,855      8,798      4,284      7,075                 154,882     156,345
   Average interest rate..............         3.39%      4.26%      4.62%      5.08%      4.84%                   3.74%
   Variable rate......................        5,136                                                               5,136       5,136
   Average interest rate..............         3.21%                                                               3.21%

LONG-TERM DEBT (2)

   Fixed rate.........................       23,550     30,000      2,000                 1,275                  56,825      58,578
   Average interest rate..............         4.65%      4.94%      2.88%                 6.74%                   4.78%
   Variable rate......................       16,000                                                              16,000      16,000
   Average interest rate..............         4.57%                                                               4.57%
                                           --------   --------   --------   --------   --------    --------    --------    --------
      Total interest-bearing
      liabilities.....................     $181,872   $ 63,802   $ 15,745   $  9,231   $ 13,297    $ 13,315    $297,262    $300,478
                                           --------   --------   --------   --------   --------    --------    --------    --------

INTEREST-EARNING ASSETS
   LESS INTEREST-BEARING
   LIABILITIES ("GAP")................     $  2,894   -$26,722   $ 14,012   $ 14,644   $  5,065    $ 29,797    $ 39,690    $ 40,056
                                           ========    =======   ========   ========   ========    ========    ========    ========

Cumulative gap........................     $  2,894   -$23,828    -$9,816   $  4,828   $  9,893    $ 39,690    $ 39,690    $ 40,056
                                           ========    =======   ========   ========   ========    ========    ========    ========

Cumulative gap as % of
   interest-earning assets............         0.86%    -7.07%     -2.91%       1.43%      2.94%      11.78%      11.78%      11.76%
                                           ========    =======   ========   ========   ========    ========    ========    ========


(1)      Includes Federal Home Loan Bank stock.

(2) Long term debt that contain call features are considered a variable rate instrument and are shown in the first period subject to the call provision.

increase in interest rates of 100 basis points would increase net interest income by approximately $28,940 in one year assuming no management intervention. Due to a cumulative negative liability gap for two years, an increase in interest rates would decrease net interest income by approximately $238,280 for two years assuming no management intervention. A fall in interest rates would have the opposite effect for the same periods. In analyzing interest rate sensitivity, the Company's management considers these differences and incorporates other assumptions and factors, such as balance sheet growth and prepayments, to better measure interest rate risk.

While the gap analysis provides an indication of interest rate sensitivity, experience has shown that it does not fully capture the true dynamics of interest rate changes. Especially, the analysis presents only a static measurement of asset and liability volumes based on contractual maturity, cash flow estimates or repricing opportunity. It fails to reflect the differences in the timing and degree of assets and liabilities due to interest rate changes.

Citizens First Financial Corp. and Subsidiary

CONSOLIDATED AVERAGE BALANCE SHEETS (Dollars in thousands)

                                           AT DECEMBER 31                          FOR THE YEARS ENDED DECEMBER 31,
                                           --------------  ------------------------------------------------------------------------
                                                2002                     2002                                 2001
                                           --------------  ---------------------------------   ------------------------------------
                                                           AVERAGE                 AVERAGE      AVERAGE                   AVERAGE
                                             YIELD/COST    BALANCE    INTEREST    YIELD/COST    BALANCE     INTEREST     YIELD/COST
                                           --------------  -------   ----------   ----------   ---------  -----------    ----------
ASSETS
   Deposits & short-term investments.......     1.14%      $18,912       $299       1.58%       $10,293        $372        3.61%
   Investment securities...................     5.52%       19,716        980       4.97%        14,033         873        6.22%
   Loans receivable........................     6.85%      291,307     20,737       7.12%       285,549      23,101        8.09%
   FHLB stock..............................     5.50%        4,611        242       5.25%         4,353         295        6.78%
                                                ----      --------    -------       ----       --------     -------        ----
      Total interest-earning assets........     6.36%     $334,546    $22,258       6.65%      $314,228     $24,641        7.84%
                                                                      -------                               -------
   Non interest earning assets.............                 16,965                              $17,938
                                                          --------                             --------
      Total assets.........................               $351,511                             $332,166
                                                          ========                             ========

LIABILITIES & EQUITY
   Money market accounts...................     1.87%      $24,260       $603       2.49%       $16,394        $514        3.14%
   Passbook accounts.......................     1.00%       17,201        237       1.38%        15,025         319        2.12%
   NOW accounts............................     0.77%       21,332        244       1.14%        16,173         264        1.63%
   Certificate accounts....................     3.72%      159,362      6,643       4.17%       168,200      10,035        5.97%
                                                ----      --------    -------       ----       --------     -------        ----
      Total interest-bearing deposits......     3.02%     $222,155     $7,727       3.48%      $215,792     $11,132        5.16%
                                                ----      --------    -------       ----       --------     -------        ----
   Borrowings..............................     4.73%       72,391      3,589       4.96%        63,742       3,581        5.62%
                                                          --------    -------       ----       --------     -------        ----

      Total interest-bearing liabilities...     3.44%      294,546     11,316       3.84%       279,534      14,713        5.26%
                                                ----      --------    -------       ----       --------     -------        ----
   Non-interest bearing liabilities........                 25,356                               22,220
                                                          --------                             --------

      Total liabilities....................                319,092                              301,754
                                                          --------                             --------
Stockholders' equity.......................                 31,609                               30,412
                                                          --------                             --------

      Total liabilities &
        stockholders' equity...............               $351,511                             $332,166
                                                          ========                             ========
Net interest spread........................     2.92%                 $10,942       2.81%                    $9,928        2.58%
                                                                      =======       ====                     ======        ====
Net interest margin........................                                         3.27%                                  3.16%
                                                                                    ====                                   ====
Ratio of interest earning assets to
   interest-bearing liabilities............                            113.58%                   112.41%
                                                                      =======                  ========

                                                  FOR THE YEARS ENDED DECEMBER 31,
                                             ------------------------------------------
                                                                2000
                                             ------------------------------------------
                                             AVERAGE                          AVERAGE
                                             BALANCE          INTEREST       YIELD/COST
                                             -------          --------       ----------
ASSETS
   Deposits & short-term investments.......   $2,960             $187           6.32%
   Investment securities...................   15,378            1,047           6.81%
   Loans receivable........................  282,091           23,535           8.34%
   FHLB stock..............................    3,719              280           7.53%
                                            --------          -------           ----
      Total interest-earning assets........  304,148          $25,049           8.24%
                                                              -------
   Non interest earning assets.............   20,635
                                            --------
      Total assets......................... $324,783
                                            ========

LIABILITIES & EQUITY
   Money market accounts...................  $12,567             $415           3.30%
   Passbook accounts.......................   16,458              371           2.25%
   NOW accounts............................   16,862              300           1.78%
   Certificate accounts....................  156,152            9,182           5.88%
                                            --------          -------           ----
      Total interest-bearing deposits......  202,039           10,268           5.08%
                                            --------          -------           ----
   Borrowings..............................   66,001            4,080           6.18%
                                            --------          -------           ----
      Total interest-bearing liabilities...  268,040          $14,348           5.35%
                                                              -------           ----
   Non-interest bearing liabilities........   21,789
                                            --------
      Total liabilities....................  289,829
   Stockholders' equity....................   34,954
                                            --------
      Total liabilities &
      stockholders' equity................. $324,783
                                            ========
Net interest spread........................                   $10,701           2.88%
                                                              =======           ====
Net interest margin........................                                     3.52%
                                                                                ====
Ratio of interest earning assets to
   interest-bearing liabilities............   113.47%
                                              ======

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

                                                    YEAR-TO-DATE 2002                        Year-to-Date 2001
                                                       COMPARED TO                             Compared to
                                                    YEAR-TO-DATE  2001                       Year-to-Date 2000
                                           --------------------------------------------------------------------------------
                                                    INCREASE (DECREASE)                     Increase (Decrease)
                                                         DUE TO                                    Due to
                                           --------------------------------------------------------------------------------
                                           VOLUME         RATE       TOTAL CHANGE    Volume         Rate       Total Change
                                           ------         ----       ------------    ------         ----       ------------
                                                                            (in thousands)
INTEREST INCOME:
   Interest earning deposits.......       $   207       ($  280)      ($   73)      $   294       ($  109)      $   185
   Investment securities...........           306          (199)          107           (88)          (86)         (174)
   Loans receivable................           458        (2,822)       (2,364)          286          (720)         (434)
   FHLB stock......................            17           (70)          (53)           45           (30)           15
                                          -------       -------       -------       -------       -------       -------
      Total interest income........         1,521        (3,904)       (2,383)          814        (1,222)         (408)
                                          =======       =======       =======       =======       =======       =======

INTEREST EXPENSE:
   Money-market deposit accounts...           211          (121)           90           121           (22)           99
   Savings accounts................            41          (123)          (82)          (31)          (21)          (52)
   NOW accounts....................            71           (91)          (20)          (12)          (24)          (36)
   Certificate accounts............          (504)       (2,888)       (3,392)          717           136           853
   Long term debt..................           455          (447)            8          (136)         (363)         (499)
                                          -------       -------       -------       -------       -------       -------
      Total interest expense.......           755        (4,151)       (3,396)          608          (243)          365
                                          =======       =======       =======       =======       =======       =======
      Net interest income..........       $   766       $   247       $ 1,013       $   206       ($  979)      ($  773)
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

At December 31, 2002, the Bank exceeded all of its regulatory capital requirements with Tier 1 capital of $30.4 million, or 8.7% of adjusted assets, which is above the required level of $14.0 million or 4.0%; and risk-based capital of $34.1 million or 14.1% of risk-weighted assets, which is above the required level of $19.4 million or 8.0%.

The Company's most liquid assets are cash and interest-bearing demand accounts. The level of these accounts is dependent on the operating, financing, lending and investing activities during any given period. At December 31, 2002 and 2001, cash and interest-bearing deposits totaled $33.6 million and $12.9 million, respectively.

The Company has other sources of liquidity if a need for additional funds arises, including FHLB advances, loan sales, brokered deposits and Federal funds. At December 31, 2002, the Bank had outstanding advances with the FHLB of $69.1 million. The FHLB maintains two limitations on the availability based on FHLB stock ownership and total assets. The Bank currently meets the stock limitation; however, this limit may be raised by the purchase of additional FHLB stock. Based on the total assets limitations, the Bank may increase its borrowings with the FHLB by approximately $54.1 million. The ability to borrow this amount would require meeting regulatory mandated loan and collateral limits. Depending upon market conditions and the pricing of deposit products and FHLB borrowings, the Bank may utilize FHLB advances to meet liquidity needs.

At December 31, 2002 the Bank had commitments to originate loans and unused lines and letters of credit totaling $32.6 million. Certificate accounts with a scheduled maturity of one year or less at December 31, 2002 total $109.1 million. The Bank anticipates that it will have sufficient funds to meet its current loan commitments and maturing deposits.

INDEPENDENT ACCOUNTANTS' REPORT

To the Stockholders and Board of Directors
Citizen First Financial Corp. and Subsidiary               [LOGO] BKD LLP
Bloomington, Illinois


             We have audited the accompanying consolidated balance sheets of
               Citizens First Financial Corp. and subsidiary as of December 31, 2002 and 2001, and the related consolidated statements of income, stockholders' equity, and cash flows for each of the three years in the period ended December 31, 2002. These consolidated financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these consolidated financial statements based on our audits.

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

In our opinion, the consolidated financial statements described above present fairly, in all material respects, the consolidated financial position of Citizens First Financial Corp. and subsidiary as of December 31, 2002 and 2001, and the results of their operations and their cash flows for each of the years in the three-year period ended December 31, 2002, in conformity with accounting principles generally accepted in the United States of America.




                                            BKD, LLP

                                            January 17, 2003
                                            Decatur, Illinois


                                                               [PICTURE OMITTED]

CITIZENS FIRST FINANCIAL CORP. AND SUBSIDIARY

CONSOLIDATED BALANCE SHEETS

DECEMBER 31                                                                            2002           2001
================================================================================================================
ASSETS
Cash and due from banks  . . . . . . . . . . . . . . . . . . . . . . . . . . . .   $ 10,730,083  $  5,743,160
Interest-bearing deposits with banks . . . . . . . . . . . . . . . . . . . . . .     13,600,680     2,094,297
Federal funds sold . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .      9,252,156     5,093,163
                                                                                --------------------------------
      Cash and cash equivalents  . . . . . . . . . . . . . . . . . . . . . . . .     33,582,919    12,930,620
                                                                                --------------------------------
Available-for-sale securities  . . . . . . . . . . . . . . . . . . . . . . . . .     20,712,486    15,685,709
                                                                                --------------------------------
Mortgage loans held for sale, net of unrealized loss of $0 and
      $46,290 at December 31, 2002 and 2001, respectively. . . . . . . . . . . .      6,098,342     6,910,101
Loans, net of allowance for loan losses of $3,753,324 and $2,421,460
      at December 31, 2002 and 2001, respectively. . . . . . . . . . . . . . . .    278,838,440   286,843,201
Premises and equipment . . . . . . . . . . . . . . . . . . . . . . . . . . . . .      6,792,255     7,513,262
Foreclosed assets held for sale, net of allowance for losses of $127,650
      and $0 at December 31, 2002 and 2001, respectively . . . . . . . . . . . .      1,499,664       618,043
Land in the real estate joint venture  . . . . . . . . . . . . . . . . . . . . .        887,990     1,080,837
Interest receivable  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .      2,452,996     2,544,796
Deferred income taxes  . . . . . . . . . . . . . . . . . . . . . . . . . . . . .        833,090       172,740
Mortgage servicing rights, net of valuation allowance of $123,000
      and $0 at December 31, 2002 and 2001, respectively . . . . . . . . . . . .        406,563       761,267
Federal Home Loan Bank stock . . . . . . . . . . . . . . . . . . . . . . . . . .      4,696,900     4,461,100
Other  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .        254,234       412,420
----------------------------------------------------------------------------------------------------------------
    TOTAL ASSETS . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   $357,055,879  $339,934,096
================================================================================================================
LIABILITIES AND STOCKHOLDERS' EQUITY
LIABILITIES
Noninterest-bearing deposits . . . . . . . . . . . . . . . . . . . . . . . . . .   $ 24,725,966  $ 19,781,629
Interest-bearing deposits
    Demand . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .     20,520,923    18,297,009
    Savings and money market . . . . . . . . . . . . . . . . . . . . . . . . . .     43,898,495    39,002,655
    Time . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .    154,944,611   155,471,238
    Brokered time  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .      5,073,307     4,090,304
                                                                                --------------------------------
        Total deposits . . . . . . . . . . . . . . . . . . . . . . . . . . . . .    249,163,302   236,642,835
                                                                                --------------------------------
Long-term debt . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .     72,825,000    69,642,979
Advances from borrowers for taxes and insurance  . . . . . . . . . . . . . . . .        469,512       380,839
Accrued interest . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .        372,543       482,180
Other  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .      1,887,131     1,331,703
----------------------------------------------------------------------------------------------------------------
    TOTAL LIABILITIES  . . . . . . . . . . . . . . . . . . . . . . . . . . . . .    324,717,488   308,480,536
================================================================================================================
MINORITY INTEREST IN REAL ESTATE JOINT VENTURE . . . . . . . . . . . . . . . . .        444,160       541,090

COMMITMENTS AND CONTINGENT LIABILITIES
STOCKHOLDERS' EQUITY
Preferred stock, $.01 par value; authorized and unissued - 1,000,000 shares
Common stock, $.01 par value; - authorized 8,000,000 shares;
    issued and outstanding - 2,817,500 shares  . . . . . . . . . . . . . . . . .         28,175        28,175
    Additional paid-in capital   . . . . . . . . . . . . . . . . . . . . . . . .     27,933,789    27,685,699
Retained earnings  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .     25,837,338    24,371,353
Accumulated other comprehensive income
    Unrealized appreciation on available-for-sale securities,
        net of income taxes 2002 - $124,868, 2001 - $33,052  . . . . . . . . . .        196,792        52,090
----------------------------------------------------------------------------------------------------------------
                                                                                     53,996,094    52,137,317
Unallocated employee stock ownership plan, shares - 0 and 32,2000 shares                     --      (322,000)
Treasury stock, at cost
    Common; 2002 - 1,361,996 shares, 2001 - 1,302,862 shares . . . . . . . . . .    (22,101,863)  (20,902,847)
----------------------------------------------------------------------------------------------------------------
TOTAL STOCKHOLDERS' EQUITY . . . . . . . . . . . . . . . . . . . . . . . . . . .     31,894,231    30,912,470
----------------------------------------------------------------------------------------------------------------
    TOTAL LIABILITIES AND STOCKHOLDERS' EQUITY . . . . . . . . . . . . . . . . .   $357,055,879  $339,934,096
----------------------------------------------------------------------------------------------------------------
================================================================================================================

See notes to consolidated financial statements.

CITIZENS FIRST FINANCIAL CORP. AND SUBSIDIARY

CONSOLIDATED STATEMENTS OF INCOME

YEARS ENDED DECEMBER 31                                     2002               2001                  2000
---------------------------------------------------------------------------------------------------------------
INTEREST AND DIVIDEND INCOME
     Loans  . . . . . . . . . . . . . . . . . . . . . .  $20,736,994        $23,100,731           $23,535,477
     Available-for-sale securities  . . . . . . . . . .      979,881            873,495             1,046,883
     Deposits with financial institutions . . . . . . .      153,923            234,535               187,054
     Federal funds sold . . . . . . . . . . . . . . . .      144,614            137,691                    --
     Dividends on Federal Home Loan Bank stock  . . . .      242,397            294,800               279,899
                                                        -------------------------------------------------------
          Total interest and dividend income. . . . . .   22,257,809         24,641,252            25,049,313
                                                        -------------------------------------------------------
INTEREST EXPENSE
     Deposits . . . . . . . . . . . . . . . . . . . . .    7,727,165         11,132,126            10,268,174
     Long-term debt . . . . . . . . . . . . . . . . . .    3,589,261          3,581,110             4,079,816
                                                        -------------------------------------------------------
          Total interest expense  . . . . . . . . . . .   11,316,426         14,713,236            14,347,990
                                                        -------------------------------------------------------
NET INTEREST INCOME . . . . . . . . . . . . . . . . . .   10,941,383          9,928,016            10,701,323
PROVISION FOR LOAN LOSSES . . . . . . . . . . . . . . .    1,803,006            945,505             3,050,000
                                                        -------------------------------------------------------
NET INTEREST INCOME AFTER PROVISION FOR LOAN LOSSES . .    9,138,377          8,982,511             7,651,323
                                                        -------------------------------------------------------
NONINTEREST INCOME
     Customer service fees  . . . . . . . . . . . . . .      930,470            897,332               866,249
     Net gains (losses) on loan sales . . . . . . . . .      845,941            666,297               (31,605)
     Net realized losses on sales of
          available-for-sale securities . . . . . . . .      (70,722)                --              (377,989)
     Net gain on sale of branch facility. . . . . . . .           --                 --             2,445,074
     Net gains from sale of land in real estate
          joint venture . . . . . . . . . . . . . . . .      247,723            276,165               402,376
     Net loan servicing fees (costs)  . . . . . . . . .     (239,707)            (1,002)              235,028
     Other  . . . . . . . . . . . . . . . . . . . . . .      272,908            259,457               308,887
                                                        -------------------------------------------------------
          Total noninterest income  . . . . . . . . . .    1,986,613          2,098,249             3,848,020
                                                        -------------------------------------------------------
NONINTEREST EXPENSE
     Salaries and employee benefits . . . . . . . . . .    4,399,528          4,472,930             4,558,713
     Net occupancy and equipment expenses.. . . . . . .    1,193,125          1,213,416             1,257,061
     Loss on foreclosed assets, net . . . . . . . . . .      284,589            48,895                27,519
     Data processing fees . . . . . . . . . . . . . . .      185,792            178,464               177,718
     Deposit insurance premium  . . . . . . . . . . . .       41,234             42,784                44,330
     Minority interest in net income of real estate
          joint venture . . . . . . . . . . . . . . . .      123,862            138,552               201,188
     Other. . . . . . . . . . . . . . . . . . . . . . .    1,626,758          1,528,744             2,123,994
                                                        -------------------------------------------------------
          Total noninterest expense . . . . . . . . . .    7,854,888          7,623,785             8,390,523
                                                        -------------------------------------------------------
INCOME BEFORE INCOME TAXES. . . . . . . . . . . . . . .    3,270,102          3,456,975             3,108,820
PROVISION FOR INCOME TAXES. . . . . . . . . . . . . . .    1,339,766          1,375,239             1,279,229
                                                        -------------------------------------------------------
NET INCOME. . . . . . . . . . . . . . . . . . . . . . .    1,930,336          2,081,736             1,829,591
                                                        -------------------------------------------------------
OTHER COMPREHENSIVE INCOME
Unrealized appreciation on
     available-for-sale securities, net of income
     taxes of $64,369, $51,480 and $51,643,
     for 2002, 2001 and 2000, respectively. . . . . . .      101,427             81,133                81,195

Add: reclassification adjustment for realized losses
     included in net income, net of income tax
     credit of $(27,447), $0 and $(146,660), for 2002,
     2001 and 2000, respectively. . . . . . . . . . . .       43,275                 --               231,329
                                                        -------------------------------------------------------
                                                             144,702             81,133               312,524
                                                        -------------------------------------------------------
COMPREHENSIVE INCOME. . . . . . . . . . . . . . . . . .  $ 2,075,038        $ 2,162,869           $ 2,142,115
                                                        =======================================================
BASIC EARNINGS PER SHARE. . . . . . . . . . . . . . . .        $1.31              $1.39                 $1.00
                                                        =======================================================
DILUTED EARNINGS PER SHARE. . . . . . . . . . . . . . .        $1.21              $1.32                  $.97
                                                        =======================================================

See notes to consolidated financial statements.

CITIZENS FIRST FINANCIAL CORP. AND SUBSIDIARY

CONSOLIDATED STATEMENTS OF STOCKHOLDERS' EQUITY

                                                                                                                    UNALLOCATED
                                                                                                    ACCUMULATED      EMPLOYEE
                                                                        ADDITIONAL                     OTHER           STOCK
                                                  COMMON STOCK           PAID-IN        RETAINED   COMPREHENSIVE     OWNERSHIP
                                              SHARES        AMOUNT       CAPITAL        EARNINGS    INCOME (LOSS)   PLAN SHARES
----------------------------------------------------------------------------------------------------------------------------------
BALANCE, JANUARY 1, 2000 . . . . . . . . .   1,887,178     $28,175    $27,489,456      $21,179,540   $(341,567)       $(966,000)
Net income . . . . . . . . . . . . . . . .          --          --             --        1,829,591          --               --
Change in unrealized appreciation on
     available-for-sale securities, net of
     income tax credit of $198,303 . . . .          --          --             --              --      312,524               --
Dividends on common stock,
     $.20 per share. . . . . . . . . . . .          --          --             --        (375,450)          --               --
Employee stock ownership plan
     shares allocated. . . . . . . . . . .      32,200          --        119,784              --           --          322,000
Incentive plan shares earned . . . . . . .      20,661          --        (33,263)             --           --               --
Exercise of stock options. . . . . . . . .       5,161          --        (16,825)             --           --               --
Purchase of treasury stock . . . . . . . .    (461,236)         --             --              --           --               --

----------------------------------------------------------------------------------------------------------------------------------

BALANCE, DECEMBER 31, 2000 . . . . . . . .   1,483,964      28,175     27,559,152       22,633,681     (29,043)        (644,000)
Net income . . . . . . . . . . . . . . . .          --          --             --        2,081,736          --               --
Change in unrealized appreciation on
     available-for-sale securities, net of
     income taxes of $51,480 . . . . . . .          --          --             --              --       81,133               --
Dividends on common stock,
     $ .23 per share . . . . . . . . . . .          --          --             --        (344,064)          --               --
Employee stock ownership plan
     shares allocated. . . . . . . . . . .      32,200          --        154,908              --           --          322,000
Incentive plan shares earned . . . . . . .      19,916          --        (26,707)             --           --               --
Exercise of stock options. . . . . . . . .       1,000          --         (1,654)             --           --               --
Purchase of treasury stock . . . . . . . .     (54,642)         --             --              --           --               --
----------------------------------------------------------------------------------------------------------------------------------

BALANCE, DECEMBER 31, 2001 . . . . . . . .   1,482,438      28,175     27,685,699      24,371,353       52,090        (322,000)
Net income . . . . . . . . . . . . . . . .          --          --             --       1,930,336           --               --
Change in unrealized appreciation on
     available-for-sale securities, net of
     income taxes of $91,816 . . . . . . .          --          --             --              --      144,702               --
Dividends on common stock,
     $ .31 per share . . . . . . . . . . .          --          --             --        (464,351)          --               --
Employee stock ownership plan
     shares allocated  . . . . . . . . . .      32,200          --        293,262              --           --          322,000
Exercise of stock options. . . . . . . . .      14,960          --        (45,172)             --           --               --
Purchase of treasury stock . . . . . . . .     (74,094)         --             --              --           --               --
-----------------------------------------------------------------------------------------------------------------------------------
BALANCE, DECEMBER 31, 2002 . . . . . . . .   1,455,504     $28,175    $27,933,789     $25,837,338     $196,792               $0
===================================================================================================================================

                                               UNEARNED
                                               INCENTIVE     TREASURY
                                              PLAN SHARES      STOCK           TOTAL
-------------------------------------------------------------------------------------
BALANCE, JANUARY 1, 2000 . . . . . . . . .$(558,965)  $(12,579,499)   $34,251,140
Net income . . . . . . . . . . . . . . . .       --             --      1,829,591
Change in unrealized appreciation on
     available-for-sale securities, net of
     income tax credit of $198,303 . . . .       --             --        312,524
Dividends on common stock,
     $.20 per share. . . . . . . . . . . .       --             --       (375,450)
Employee stock ownership plan
     shares allocated. . . . . . . . . . .       --             --        441,784
Incentive plan shares earned . . . . . . .  287,291             --        254,028
Exercise of stock options. . . . . . . . .       --         70,478         53,653
Purchase of treasury stock . . . . . . . .       --     (7,460,494)    (7,460,494)
-------------------------------------------------------------------------------------

BALANCE, DECEMBER 31, 2000 . . . . . . . . (271,674)   (19,969,515)    29,306,776
Net income . . . . . . . . . . . . . . . .       --             --      2,081,736
Change in unrealized appreciation on
     available-for-sale securities, net of
     income taxes of $51,480 . . . . . . .       --             --         81,133
Dividends on common stock,
     $ .23 per share . . . . . . . . . . .       --             --       (344,064)
Employee stock ownership plan
     shares allocated. . . . . . . . . . .       --             --        476,908
Incentive plan shares earned . . . . . . .  271,674             --        244,967
Exercise of stock options. . . . . . . . .       --         13,954         12,300
Purchase of treasury stock . . . . . . . .       --       (947,286)      (947,286)
-------------------------------------------------------------------------------------
BALANCE, DECEMBER 31, 2001 . . . . . . . .        0    (20,902,847     30,912,470
Net income . . . . . . . . . . . . . . . .       --             --      1,930,336
Change in unrealized appreciation on
     available-for-sale securities, net of
     income taxes of $91,816 . . . . . . .       --             --        144,702
Dividends on common stock,
     $ .31 per share . . . . . . . . . . .       --
Employee stock ownership plan                                   --       (464,351)
     shares allocated  . . . . . . . . . .       --             --        615,262
Exercise of stock options. . . . . . . . .       --        228,214        183,042
Purchase of treasury stock . . . . . . . .       --     (1,427,230)    (1,427,230)
-------------------------------------------------------------------------------------
BALANCE, DECEMBER 31, 2002 . . . . . . . .       $0   $(22,101,863)   $31,894,231
=====================================================================================


See notes to consolidated financial statements.


CITIZENS FIRST FINANCIAL CORP. AND SUBSIDIARY

CONSOLIDATED STATEMENTS OF CASH FLOWS

YEARS ENDED DECEMBER 31                                              2002                  2001               2000
-------------------------------------------------------------------------------------------------------------------------
OPERATING ACTIVITIES
     Net income  . . . . . . . . . . . . . . . . . . . . . .     $ 1,930,336          $  2,081,736       $  1,829,591
     Items not requiring (providing) cash
          Depreciation and amortization. . . . . . . . . . .         742,193               791,440            772,351
          Provision for loan losses  . . . . . . . . . . . .       1,803,006               945,505          3,050,000
          Amortization of premiums and discounts
              on securities  . . . . . . . . . . . . . . . .         147,316               111,150             35,564
          Amortization of mortgage servicing rights. . . . .         443,174               210,895              8,500
          Provision for valuation allowance for
              mortgage servicing rights  . . . . . . . . . .         123,000                    --                 --
          Deferred income taxes  . . . . . . . . . . . . . .        (752,166)              110,146             77,768
          Minority interest in net income of real estate
              joint venture  . . . . . . . . . . . . . . . .         123,862               138,552            201,188
          Net realized losses on available-for-sale
              securities . . . . . . . . . . . . . . . . . .          70,722                    --            377,989
          Loss on foreclosed real estate, net  . . . . . . .         284,589                48,895             27,519
          Net gains from sale of land in real estate
              joint venture  . . . . . . . . . . . . . . . .        (247,723)             (276,165)          (402,376)
          Net gain on sale of branch facility  . . . . . . .              --                    --         (2,445,074)
          Net (gain) loss on sales of premises and
              equipment  . . . . . . . . . . . . . . . . . .         (33,919)                   --             62,441
          Net (gain) loss on loan sales  . . . . . . . . . .        (845,941)             (666,297)            31,605
          Loans originated for sale  . . . . . . . . . . . .     (61,081,927)          (51,594,890)       (26,445,418)
          Proceeds from sales of loans originated for
              resale . . . . . . . . . . . . . . . . . . . .      62,528,157            46,576,349         27,852,186
          Federal Home Loan Bank stock dividends . . . . . .        (235,800)             (294,800)          (195,800)
          Compensation expense related to employee
              stock ownership and incentive plans. . . . . .         615,262               721,875            695,812
     Change in
          Accrued interest receivable  . . . . . . . . . . .          91,800               150,141           (700,728)
          Other assets . . . . . . . . . . . . . . . . . . .         158,186               355,462           (402,053
          Accrued interest payable . . . . . . . . . . . . .        (109,637)             (365,413)           495,408
          Other liabilities  . . . . . . . . . . . . . . . .         555,428              (371,497)           788,752
-------------------------------------------------------------------------------------------------------------------------
     Net cash provided by (used in) operating activities . .       6,309,918            (1,326,916)         5,715,225
-------------------------------------------------------------------------------------------------------------------------

INVESTING ACTIVITIES
     Purchases of available-for-sale securities  . . . . . .     (15,548,546)           (9,856,141)        (9,334,871)
     Proceeds from maturities of available-for-sale
          securities . . . . . . . . . . . . . . . . . . . .       5,349,046             9,246,158          2,610,861
     Proceeds from sales of available-for-sale securities. .       5,191,203                    --          7,870,433
     Purchase of Federal Home Loan Bank stock  . . . . . . .              --                    --         (1,116,800)
     Net collections (originations) in loans . . . . . . . .       3,076,000            (6,442,375)       (23,334,134)
     Proceeds from the sale of foreclosed assets . . . . . .       1,959,545             1,561,959            587,718
     Purchase of premises and equipment  . . . . . . . . . .        (144,511)             (180,394)          (519,747)
     Proceeds from sales of premises and equipment . . . . .         157,244                    --            414,057
     Proceeds from the sale of land in real estate
          joint venture  . . . . . . . . . . . . . . . . . .         440,570               415,108          3,290,325
     Distribution to minority interest portion of real
          estate joint venture . . . . . . . . . . . . . . .        (220,792)             (188,329)        (1,644,375)
     Sale of branch. . . . . . . . . . . . . . . . . . . . .              --                    --        (23,534,707)
-------------------------------------------------------------------------------------------------------------------------
          Net cash provided by (used in)
              investing activities . . . . . . . . . . . . .         259,759            (5,444,014)       (44,711,240)
-------------------------------------------------------------------------------------------------------------------------

CITIZENS FIRST FINANCIAL CORP. AND SUBSIDIARY


YEARS ENDED DECEMBER 31                                             2002                  2001               2000
-------------------------------------------------------------------------------------------------------------------------
FINANCING ACTIVITIES
Net increase in demand deposits, money market,
     NOW and savings accounts. . . . . . . . . . . . . . . .    $ 12,064,091          $ 14,138,822       $ 21,006,633
Net increase (decrease) in certificates of deposit
     and brokered deposits . . . . . . . . . . . . . . . . .         456,376            (5,610,727)        12,988,097
Proceeds from the issuance of long-term debt . . . . . . . .      13,800,000            43,000,000         43,250,000
Repayment of long-term debt. . . . . . . . . . . . . . . . .     (10,617,979)          (41,341,632)       (32,338,585)
Net increase (decrease) in advances by borrowers
     for taxes and insurance . . . . . . . . . . . . . . . .          88,673              (220,999)          (288,645)
Dividends paid . . . . . . . . . . . . . . . . . . . . . . .        (464,351)             (344,064)          (375,450)
Exercise of stock options. . . . . . . . . . . . . . . . . .         183,042                12,300             53,653
Purchase of treasury stock . . . . . . . . . . . . . . . . .      (1,427,230)             (947,286)        (7,460,494)
     Net cash provided by financing activities . . . . . . .      14,082,622             8,686,414         36,835,209
INCREASE (DECREASE) IN CASH AND CASH EQUIVALENTS . . . . . .      20,652,299             1,915,484         (2,160,806)
CASH AND CASH EQUIVALENTS, BEGINNING OF YEAR . . . . . . . .      12,930,620            11,015,136         13,175,942
CASH AND CASH EQUIVALENTS, END OF YEAR . . . . . . . . . . .    $ 33,582,919          $ 12,930,620       $ 11,015,136
-------------------------------------------------------------------------------------------------------------------------
ADDITIONAL CASH FLOWS INFORMATION
Interest paid  . . . . . . . . . . . . . . . . . . . . . . .    $ 11,426,063          $ 15,078,649       $ 13,852,582
Income taxes paid (net of refunds) . . . . . . . . . . . . .       1,649,878               919,048          1,560,691
Real estate acquired in settlement of loans  . . . . . . . .       3,428,559             2,142,673            615,237



See notes to consolidated financial statements.


CITIZENS FIRST FINANCIAL CORP. AND SUBSIDIARY

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
DECEMBER 31, 2002 AND 2001

NOTE 1 - NATURE OF OPERATIONS AND SUMMARY OF                      CASH EQUIVALENTS - The Company considers all liquid
SIGNIFICANT ACCOUNTING POLICIES                                   investments with original maturities of three months or less to be cash equivalents. At December 31, 2002 and 2001, cash
NATURE OF OPERATIONS - Citizens First Financial Corp.             equivalents consisted of federal funds sold and
(Company) and its wholly-owned subsidiary, Citizens Savings       interest-bearing deposits with financial institutions.
Bank (Bank), are primarily engaged in providing a full range
of banking and mortgage services to individual and corporate      SECURITIES - Available-for-sale securities, which include
customers in Central Illinois. The Bank has one wholly-owned      any security for which the Company has no immediate plan to
subsidiary, CSL Service Corporation. During 1999, CSL             sell but which may be sold in the future, are carried at
Service Corporation entered into a joint venture real estate      fair value. Realized gains and losses, based on amortized
development partnership (LLC) with two other investors and        cost of the specific security, are included in noninterest
is a 50% owner of the LLC. The primary business of the LLC        income. Unrealized gains and losses are recorded, net of
is to purchase and develop commercial real estate. The            related income tax effects, in stockholders' equity.
Company is a savings and loan holding company and is subject      Premiums and discounts are amortized and accreted,
to regulation by the Office of Thrift Supervision. The Bank       respectively, to interest income using the level-yield
is an Illinois state savings bank. The Company and Bank           method over the period to maturity.
undergo periodic examinations by the various regulatory
authorities.                                                      Interest and dividends on investments in debt and equity
                                                                  securities are included in income when earned.
PRINCIPLES OF CONSOLIDATION - The consolidated financial
statements include the accounts of the Company and Bank. All      MORTGAGE LOANS HELD FOR SALE - Mortgage loans held for sale
significant intercompany accounts and transactions have been      are carried at the lower of cost or fair value, determined
eliminated in consolidation. The accounts of the LLC have         using an aggregate basis. Write-downs to fair value are
been consolidated into the Company's financial statements.        recognized as a charge to earnings at the time the decline
The cost basis investment in the real estate and the              in value occurs and are recognized through a valuation
minority interest owned portion are reflected on the              allowance. Forward commitments to sell mortgage loans are
consolidated balance sheet.                                       acquired to reduce market risk on mortgage loans in the
                                                                  process of origination and mortgage loans held for sale.
USE OF ESTIMATES - The preparation of financial statements        Gains and losses resulting from sales of mortgage loans are
in conformity with accounting principles generally accepted       recognized when the respective loans are sold to investors.
in the United States of America requires management to make       Gains and losses are determined by the difference between
estimates and assumptions that affect the reported amounts        the selling price and the carrying amount of the loans sold,
of assets and liabilities and disclosure of contingent            net of discounts collected or paid and considering a normal
assets and liabilities at the date of the financial               servicing rate.
statements and the reported amounts of revenues and expenses
during the reporting period. Actual results could differ          LOANS - Loans that management has the intent and ability to
from those estimates.                                             hold for the foreseeable future or until maturity or payoffs are reported at their outstanding principal balances
Material estimates that are particularly susceptible to           adjusted for any charge-offs, the allowance for loan losses.
significant change relate to the determination of the             Interest income is reported on the interest method and
allowance for loan losses, the valuation of real estate           includes amortization of net deferred loan fees and costs
acquired in connection with foreclosures or in satisfaction       over the loan term. Generally, loans are placed on
of loans, and mortgage servicing rights. In connection with       non-accrual status at ninety days and interest is considered
the determination of the allowance for loan losses and the        a loss, unless the loan is well secured and in the process
valuation of foreclosed assets held for sale, management          of collection.
obtains independent appraisals for significant properties.
Management estimates mortgage servicing rights taking into
consideration changes in interest rates, current prepayment                               [PICTURE OMITTED]
rates and expected future cash flows and obtains an
independent valuation for the asset.
                                                                                                                           23


CITIZENS FIRST FINANCIAL CORP. AND SUBSIDIARY

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
DECEMBER 31, 2002 AND 2001

ALLOWANCE FOR LOAN LOSSES - The allowance for loan losses is      PREMISES AND EQUIPMENT - Depreciable assets are stated at
established as losses are estimated to have occurred through      cost less accumulated depreciation. Depreciation is charged
a provision for loan losses charged to earnings. Loan losses      to expense using the straight-line method over the estimated
are charged against the allowance when management believes        useful lives of the assets.
the uncollectibility of a loan balance is confirmed.
Subsequent recoveries, if any, are credited to the                FEDERAL HOME LOAN STOCK - Federal Home Loan Bank stock is
allowance.                                                        stated at cost and is a required investment for institutions that are members of the Federal Home Loan Bank system. The
The allowance for loan losses is evaluated on a regular           required investment in the common stock is based on a
basis by management and is based upon management's periodic       predetermined formula. The Federal Home Loan Bank stock is
review of the collectibility of the loans in light of             recognized based on the price at which it may be resold to
historical experience, the nature and volume of the loan          the Federal Home Loan Bank.
portfolio, adverse situations that may affect the borrower's
ability to repay, estimated value of any underlying               FORECLOSED ASSETS HELD FOR SALE - Assets acquired through,
collateral and prevailing economic conditions. This               or in lieu of, loan foreclosure are held for sale and are
evaluation is inherently subjective as it requires estimates      initially recorded at fair value at the date of foreclosure,
that are susceptible to significant revision as more              establishing a new cost basis. Subsequent to foreclosure,
information becomes available.                                    valuations are periodically performed by management and the assets are carried at the lower of carrying amount or fair
A loan is considered impaired when, based on current              value less cost to sell. Revenue and expenses from
information and events, it is probable that the Company will      operations and changes in the valuation allowance are
be unable to collect the scheduled payments of principal or       included in net loss from foreclosed assets.
interest when due according to the contractual terms of the
loan agreement. Factors considered by management in               FEE INCOME - Loan origination fees, net of direct
determining impairment include payment status, collateral         origination costs, are recognized as income using a method
value and the probability of collecting scheduled principal       that approximates the level-yield method over the term of
and interest payments when due. Loans that experience             the loans. Loan servicing income, net of the amortization of
insignificant payment delays and payment shortfalls               mortgage servicing rights, represents fees earned for
generally are not classified as impaired. Management              servicing real estate mortgage loans owned by various
determines the significance of payment delays and payment         investors.
shortfalls on a case-by-case basis, taking into
consideration all of the circumstances surrounding the loan       MORTGAGE SERVICING RIGHTS - Mortgage servicing rights on
and the borrower, including the length of the delay, the          originated loans that have been sold are capitalized by
reasons for the delay, the borrower's prior payment record        allocating the total cost of the mortgage loans between the
and the amount of the shortfall in relation to the principal      mortgage servicing rights and the loans based on their
and interest owed. Impairment is measured on a loan-by-loan       relative fair values. Capitalized servicing rights are
basis for commercial, agricultural, and construction loans        amortized in proportion to and over the period of estimated
by either the present value of expected future cash flows         servicing revenues. Impairment of mortgage-servicing rights
discounted at the loan's effective interest rate, the loan's      is assessed based on the fair value of those rights. Fair
obtainable market price or the fair value of the collateral       values are estimated using either an independent valuation
if the loan is collateral dependent.                              or by discounted cash flows based on a current market
                                                                  interest rate. For purposes of measuring impairment, the
Large groups of smaller balance homogenous loans are              rights are stratified based on the predominant risk
collectively evaluated for impairment. Accordingly, the           characteristics of the underlying loans. The predominant
Company does not separately identify individual consumer and      characteristic currently used for stratification is type of
residential loans for impairment disclosures.                     loan. The amount of impairment recognized is the amount by which the capitalized mortgage servicing rights for a
LAND IN THE REAL ESTATE JOINT VENTURE - Land in the real          stratum exceed their fair value.
estate joint venture is carried at cost, with land and
development costs allocated to lots when incurred.

CITIZENS FIRST FINANCIAL CORP. AND SUBSIDIARY

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
DECEMBER 31, 2002 AND 2001

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

STOCK OPTIONS - At December 31, 2002, the Company has a stock-based employee compensation plan, which is described more fully in Note 17. The Company accounted for this plan under the recognition and measurement principles of APB Opinion No. 25, Accounting for Stock Issued to Employees, and related Interpretations. No stock-based employee compensation cost is reflected in net income, as all options granted under those plans had an exercise price equal to the market value of the underlying common stock on the grant date. The following table illustrates the effect on net income and earnings per share if the company had applied the fair value provisions of FASB Statement No. 123, Accounting for Stock-Based Compensation, to stock-based employee compensation.

                                                                   Years Ended December 31,
                                                        ----------------------------------------------
                                                            2002            2001             2000
------------------------------------------------------------------------------------------------------
Net income, as reported . . . . . . . . . . . . . . .    $1,930,336      $2,081,736       $1,829,591
Less: total stock-based employee compensation cost
       determined under the fair value based
       method, net of income taxes. . . . . . . . . .      (109,706)       (282,828)        (283,246)
Pro forma net income. . . . . . . . . . . . . . . . .    $1,820,630      $1,798,908        $,546,345
Earnings per share:
       Basic - as reported. . . . . . . . . . . . . .         $1.31           $1.39            $1.00
       Basic - pro forma. . . . . . . . . . . . . . .         $1.24           $1.20            $0.85
       Diluted - as reported  . . . . . . . . . . . .         $1.21           $1.31            $0.97
       Diluted - pro forma  . . . . . . . . . . . . .         $1.14           $1.13            $0.82
------------------------------------------------------------------------------------------------------

INCOME TAXES - Deferred tax liabilities and assets are            RECLASSIFICATIONS - Certain reclassifications have been made
recognized for the tax effects of differences between the         to the 2000 and 2001 financial statements to conform to the
financial statement and tax bases of assets and liabilities.      2002 financial statement presentation. These
The Company files consolidated income tax returns with its        reclassifications had no effect on net earnings.
subsidiary.
                                                                  NOTE 2 - SALE OF BRANCH FACILITY
TREASURY STOCK - Treasury stock is stated at cost. Cost is
determined by the first-in, first-out method.                     In April 2000, the Company sold certain fixed assets and
                                                                  deposit liabilities of a branch located in Eureka, Illinois.
EARNINGS PER SHARE - Basic earnings per share have been           Total deposits for the Eureka Branch were approximately
computed based upon the weighted-average common shares            $26,117,000 and fixed assets were approximately $175,000.
outstanding during each year. Diluted earnings per share          The gain on sale recognized by the Company was $2,445,074.
reflects the potential dilution that could occur if
securities or other contracts to issue common stock were          NOTE 3 - RESTRICTION ON CASH AND DUE FROM BANKS
exercised or converted into common stock or resulted in the
issuance of common stock that then shared in the earnings of      The Bank is required to maintain reserve funds in cash
the Company.                                                      and/or on deposit with the Federal Reserve Bank. The reserve required at December 31, 2002, was $1,047,000.
Shares are considered outstanding for earnings per share
calculations when they are committed to be released;                                   [PICTURE OMITTED]
unallocated shares are not considered outstanding.
                                                                                                                           25

CITIZENS FIRST FINANCIAL CORP. AND SUBSIDIARY

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
DECEMBER 31, 2002 AND 2001

NOTE 4 - SECURITIES

The amortized cost and approximate fair values of securities classified as available for sale are as follows:

                                                                 DECEMBER 31, 2002
                                          ---------------------------------------------------------------
                                                              GROSS           GROSS         APPROXIMATE
                                             AMORTIZED     UNREALIZED       UNREALIZED         FAIR
                                               COST           GAINS          (LOSSES)          VALUE
---------------------------------------------------------------------------------------------------------
Mortgage-backed securities. . . . . . . .  $17,084,053      $342,913         $(44,804)      $17,382,162
Other securities. . . . . . . . . . . . .    3,306,773        23,551               --         3,330,324
                                          ---------------------------------------------------------------

                                           $20,390,826      $366,464         $(44,804)      $20,712,486
                                          ===============================================================


                                                                 DECEMBER 31, 2001
                                          ---------------------------------------------------------------
                                                              GROSS           GROSS         APPROXIMATE
                                             AMORTIZED     UNREALIZED       UNREALIZED         FAIR
                                               COST           GAINS          (LOSSES)          VALUE
---------------------------------------------------------------------------------------------------------
Mortgage-backed securities. . . . . . . .  $12,291,727      $136,265         $(41,037)      $12,386,955
Other securities. . . . . . . . . . . . .    3,308,840        11,060          (21,146)        3,298,754
                                          ---------------------------------------------------------------

                                           $15,600,567      $147,325         $(62,183)      $15,685,709
                                          ===============================================================

The carrying value of securities pledged as collateral, to secure public deposits and for other purposes, amounted to $4,852,156 and $3,797,189 at December 31, 2002 and 2001, respectively.

Gross gains of $157,025, $0 and $0 and gross losses of $227,747, $0 and $377,989 resulting from sales of available-for-sale securities were realized for 2002, 2001 and 2000, respectively. Income tax expense of $27,447, $0 and $146,660 was recognized on the sales of available-for-securities during 2002, 2001, and 2000, respectively.

With the exception of securities of U.S. Government agencies and corporations, the Company did not hold any securities of a single issuer, payable from and secured by the same source of revenue or taxing authority, the book value of which exceeded 10% of stockholder's equity at December 31, 2002.

CITIZENS FIRST FINANCIAL CORP. AND SUBSIDIARY

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
DECEMBER 31, 2002 AND 2001

NOTE 5 - LOANS AND ALLOWANCE FOR LOAN LOSSES

Categories of loans at December 31, 2002 and 2001, include:

                                                                      2002                2001
---------------------------------------------------------------------------------------------------
Commercial and agricultural  . . . . . . . . . . . . . . . . .    $ 33,437,546      $  27,666,909
Real estate construction . . . . . . . . . . . . . . . . . . .      37,544,819         36,907,770
Commercial real estate . . . . . . . . . . . . . . . . . . . .      82,007,656         79,667,589
Residential real estate  . . . . . . . . . . . . . . . . . . .     128,692,293        138,438,787
Consumer and Other . . . . . . . . . . . . . . . . . . . . . .       9,754,620         10,783,426
                                                                  --------------------------------
      Total loans. . . . . . . . . . . . . . . . . . . . . . .     291,436,934        293,464,481
Less
      Undisbursed portion of loans . . . . . . . . . . . . . .      (8,845,170)        (4,199,820)
      Allowance for loan losses  . . . . . . . . . . . . . . .      (3,753,324)        (2,421,460)
                                                                  --------------------------------
          Net loans  . . . . . . . . . . . . . . . . . . . . .    $278,838,440       $286,843,201
---------------------------------------------------------------------------------------------------

Activity in the allowance for loan losses was as follows:

                                                            2002            2001           2000
---------------------------------------------------------------------------------------------------
Balance, beginning of year . . . . . . .  . . . . . . .  $2,421,460      $1,825,999     $1,679,247
Provision charged to expense  . . . . . . . . . . . . .   1,803,006         945,505      3,050,000
Losses charged off, net of recoveries of $0 for 2002,
      2001 and 2000 . . . . . . . . . . . . . . . . . .    (471,142)       (350,044)    (2,903,248)
                                                         ------------------------------------------
Balance, end of year. . . . . . . . . . . . . . . . . .  $3,753,324      $2,421,460     $1,825,999
---------------------------------------------------------------------------------------------------

Impaired loans totaled $23,854,469 and $10,731,000 at December 31, 2002 and 2001, respectively. An allowance for loan losses of $2,833,000 and $1,043,000 relates to impaired loans of $7,502,388 and $4,740,107, at December 31, 2002 and 2001, respectively. At December 31, 2002 and 2001, impaired loans of $16,352,081 and $5,990,464 had no related allowance for loan losses.

Interest of $1,685,923, $565,013 and $366,050 was recognized on average impaired loans of $21,074,038, $10,959,370 and $5,038,603 for 2002, 2001 and 2000.
Interest of $1,560,973, $448,562 and $264,834 was recognized on impaired loans on a cash basis during 2002, 2001 and 2000.

At December 31, 2002 and 2001, accruing loans delinquent 90 days or more totaled $1,753,000 and $2,613,000, respectively. Non-accruing loans at December 31, 2002 and 2001 were $4,410,000 and $3,177,000, respectively.

NOTE 6 - FORECLOSED ASSETS HELD FOR SALE

Activity in the allowance for losses on foreclosed assets was as follows:

                                                            2002            2001           2000
---------------------------------------------------------------------------------------------------
Balance, beginning of year . . . . . . .  . . . . . . .    $     --         $--             $--
Provision charged to expense  . . . . . . . . . . . . .     233,650          --              --
Charge-offs, net of recoveries of $0 for 2002,
      2001 and 2000 . . . . . . . . . . . . . . . . . .     106,000          --              --
                                                         ------------------------------------------
Balance, end of year. . . . . . . . . . . . . . . . . .    $127,650         $--             $--
---------------------------------------------------------------------------------------------------

                                                               [PICTURE OMITTED]

CITIZENS FIRST FINANCIAL CORP. AND SUBSIDIARY

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
DECEMBER 31, 2002 AND 2001

NOTE 7 - PREMISES AND EQUIPMENT

Major classifications of premises and equipment, stated at cost, are as follows:

                                                                    2002            2001
--------------------------------------------------------------------------------------------
Land . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  $1,572,451     $1,572,451
Buildings and improvements . . . . . . . . . . . . . . . . . . .   7,415,718      7,415,718
Equipment. . . . . . . . . . . . . . . . . . . . . . . . . . . .   4,025,366      4,032,835
                                                                  13,013,535     13,021,004
Less accumulated depreciation  . . . . . . . . . . . . . . . . .  (6,221,280)    (5,507,742)
     Net premises and equipment. . . . . . . . . . . . . . . . .  $6,792,255     $7,513,262
--------------------------------------------------------------------------------------------

NOTE 8 - LOAN SERVICING

Mortgage loans serviced for others are not included in the accompanying consolidated balance sheets. The unpaid principal balances of mortgage loans serviced for others was $103,731,617, $101,766,088 and $112,015,363 at December
31, 2002, 2001 and 2000, respectively.

Custodial escrow balances maintained in connection with the foregoing loan servicing, and included in demand deposits, were approximately $465,670, $474,267 and $466,626 at December 31, 2002, 2001 and 2000.

The aggregate fair value of capitalized mortgage servicing rights at December 31, 2002 and 2001 totaled $406,563 and $761,267, respectively. Comparable market values and a valuation model that calculates the present value of future cash flows were used to estimate fair value. For purposes of measuring impairment, risk characteristics including product type, investor type, and interest rates, were used to stratify the originated mortgage servicing rights. The changes in mortgage servicing rights for the years ended December 31, 2002, 2001 and 2000 were:

                                                      2002             2001            2000
------------------------------------------------------------------------------------------------
Mortgage Servicing Rights
     Balance, beginning of year  . . . . . . . . .  $761,267         $703,066        $636,873
     Servicing rights capitalized  . . . . . . . .   211,470          269,096          74,693
     Amortization of servicing rights  . . . . . .  (443,174)        (210,895)         (8,500)
                                                  ----------------------------------------------
                                                     529,563          761,267         703,066
     Valuation allowance . . . . . . . . . . . . .  (123,000)              --              --
                                                  ----------------------------------------------
     Balance, end of year  . . . . . . . . . . . .  $406,563         $761,267        $703,066
------------------------------------------------------------------------------------------------

Activity in the valuation allowance for mortgage servicing rights was as follows:

                                                      2002             2001            2000
------------------------------------------------------------------------------------------------
Balance, beginning of year . . . . . . . . . . . .   $     --          $--              $--
     Additions . . . . . . . . . . . . . . . . . .    123,000           --               --
     Reductions  . . . . . . . . . . . . . . . . .         --           --               --
     Direct write downs  . . . . . . . . . . . . .         --           --               --
                                                  ----------------------------------------------
Balance, end of year . . . . . . . . . . . . . . .   $123,000          $--              $--
------------------------------------------------------------------------------------------------

NOTE 9 - INTEREST-BEARING DEPOSITS

Time deposits in denominations of $100,000 or more were $29,169,635 at December 31, 2002 and $25,499,847 on December 31, 2001

At December 31, 2002, the scheduled maturities of time deposits including brokered deposits are as follows:

------------------------------------------------------------------------------------------------
2003  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   $109,072,903
2004  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .     30,787,981
2005  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .      8,797,362
2006  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .      4,284,131
2007  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .      7,075,541
                                                                                   -------------
                                                                                    $160,017,918
------------------------------------------------------------------------------------------------

CITIZENS FIRST FINANCIAL CORP. AND SUBSIDIARY

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
DECEMBER 31, 2002 AND 2001

NOTE 10 - INCOME TAXES

The provision for income taxes includes these components:

------------------------------------------------------------------------------------------------------
                                                                2002          2001           2000
Taxes currently payable
   Federal  . . . . . . . . . . . . . . . . . . . . . . .   $1,751,087     $1,026,792     $  960,120
   State  . . . . . . . . . . . . . . . . . . . . . . . .      340,845        238,301        241,341
Deferred income taxes
   Federal  . . . . . . . . . . . . . . . . . . . . . . .     (659,114)        97,173         68,608
   State  . . . . . . . . . . . . . . . . . . . . . . . .      (93,052)        12,973          9,160
                                                          --------------------------------------------
             Income tax expense . . . . . . . . . . . . .   $1,339,766     $1,375,239     $1,279,229
------------------------------------------------------------------------------------------------------
A reconciliation of income tax expense at the statutory rate to the Company's actual income tax expense is shown below:

------------------------------------------------------------------------------------------------------
                                                                2002          2001           2000
Computed at the statutory rate (34%). . . . . . . . . . .   $1,111,835     $1,175,371     $1,056,999
Increase resulting from
   State income taxes . . . . . . . . . . . . . . . . . .      163,543        165,841        165,331
   Other. . . . . . . . . . . . . . . . . . . . . . . . .       64,388         34,027         56,899
             Actual tax expense . . . . . . . . . . . . .   $1,339,766     $1,375,239     $1,279,229
------------------------------------------------------------------------------------------------------

The tax effects of temporary differences related to deferred taxes shown on the balance sheets were:

------------------------------------------------------------------------------------------------------
                                                                       2002                 2001
DEFERRED TAX ASSETS
   Allowance for loan losses  . . . . . . . . . . . . . . . . . .  $ 1,395,554          $   878,982
   Deferred compensation  . . . . . . . . . . . . . . . . . . . .      483,522              453,316
   Valuation of foreclosed assets . . . . . . . . . . . . . . . .       90,703                   --
   Other  . . . . . . . . . . . . . . . . . . . . . . . . . . . .       69,870               32,600
                                                                  ------------------------------------
                                                                     2,039,649            1,364,898
                                                                  ------------------------------------

DEFERRED TAX LIABILITIES
   Depreciation . . . . . . . . . . . . . . . . . . . . . . . . .     (492,785)            (518,970)
   Federal Home Loan Bank stock dividends . . . . . . . . . . . .     (357,296)            (263,274)
   Capitalized mortgage servicing rights  . . . . . . . . . . . .     (157,828)            (295,524)
   Deferred loan fees . . . . . . . . . . . . . . . . . . . . . .      (61,242)             (55,494)
   Unrealized gains on available-for-sale securities  . . . . . .     (124,868)             (33,052)
   Other  . . . . . . . . . . . . . . . . . . . . . . . . . . . .      (12,540)             (25,844)
                                                                  ------------------------------------
                                                                    (1,206,559)          (1,192,158)
                                                                  ------------------------------------
             Net deferred tax asset . . . . . . . . . . . . . . .  $   833,090          $   172,740
------------------------------------------------------------------------------------------------------

                                                               [PICTURE OMITTED]

CITIZENS FIRST FINANCIAL CORP. AND SUBSIDIARY

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
DECEMBER 31, 2002 AND 2001

Retained earnings at December 31, 2002 and 2001, include approximately $2,144,000, for which no deferred federal income tax liability has been recognized. These amounts represent an allocation of income to bad debt deductions for tax purposes only. Reduction of amounts so allocated for purposes other than tax bad debt losses or adjustments arising from carryback of net operating losses would create income for tax purposes only, which would be subject to the then-current corporate income tax rate. The deferred income tax liabilities on the preceding amounts that would have been recorded if they were expected to reverse into taxable income in the foreseeable future were approximately $832,000 at December 31, 2002 and 2001.

NOTE 11 - LONG-TERM DEBT

Long-term debt consisted of the following components:

------------------------------------------------------------------------------------------------
                                                                     2002               2001
FHLB advances, interest rates ranging from 2.66% to 6.74%,
   due at various dates through October, 2008 . . . . . . . . .   $69,075,000        $65,392,979
Bank notes payable  . . . . . . . . . . . . . . . . . . . . . .     3,750,000          4,250,000
                                                                --------------------------------
          Total long-term debt  . . . . . . . . . . . . . . . .   $72,825,000        $69,642,979
------------------------------------------------------------------------------------------------

The FHLB advances are secured by first-mortgage loans and all FHLB stock owned by the Company. Advances are subject to restrictions or penalties in the event of prepayment. At December 31, 2002, the Company had $14,000,000 in FHLB borrowings having a weighted average rate of 4.78% which are callable.

Bank notes payable consist of two notes with the same institution. A bank note payable of $2,000,000 is due on March 10, 2003, with interest due at maturity adjusted to 1.75% over LIBOR. The interest rate on the bank note was 3.525% as of December 31, 2002.

The other bank note payable of $1,750,000 is due December 30, 2003, with interest payable at maturity at 5.82%. The two bank notes payable are secured by the stock of the Company's bank subsidiary. The notes have various covenants related to the Bank including ratios relating to the Bank's capital, nonperforming loans, allowance for loan losses, and pre-tax return on assets.

Aggregate annual maturities of long-term debt at December 31, 2002, are:

------------------------------------------------------------------------------------------------
2003  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  $25,550,000
2004  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   30,000,000
2005  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .    2,000,000
2006  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .    5,000,000
2007  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .    1,275,000
Thereafter  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .    9,000,000
          Total                                                                      $72,825,000
------------------------------------------------------------------------------------------------

CITIZENS FIRST FINANCIAL CORP. AND SUBSIDIARY

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
DECEMBER 31, 2002 AND 2001

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

Quantitative measures established by regulation to ensure capital adequacy require the Bank to maintain minimum amounts and ratios (set forth in the table below) of total and Tier I capital (as defined in the regulations) to risk-weighted assets (as defined), and of Tier I capital (as defined) to average assets (as defined). Management believes, as of December 31, 2002 and 2001, that the Bank meets all capital adequacy requirements to which it is subject.

As of December 31, 2002, the most recent notification from Federal Deposit Insurance Corporation categorized the Bank as well capitalized under the regulatory framework for prompt corrective action. To be categorized as well capitalized, the Bank must maintain minimum total risk-based, Tier I risk-based and Tier I leverage ratios as set forth in the table. There are no conditions or events since that notification that management believes have changed the Bank's category.

-------------------------------------------------------------------------------------------------------------
                                                                                         TO BE WELL
                                                                                      CAPITALIZED UNDER
                                                                   FOR CAPITAL        PROMPT CORRECTIVE
                                                  ACTUAL        ADEQUACY PURPOSES     ACTION PROVISIONS
                                          -------------------------------------------------------------------
                                            AMOUNT    RATIO     AMOUNT      RATIO    AMOUNT         RATIO
-------------------------------------------------------------------------------------------------------------
                                                             (AMOUNTS IN THOUSANDS)
As of December 31, 2002
     Total Capital
          (to Risk-Weighted Assets). . .    $34,105    14.1%   $19,418       8.0%    $24,273         10.0%
     Tier I Capital
          (to Risk-Weighted Assets). . .     30,376    12.5      9,709       4.0      14,564          6.0
     Tier I Capital
          (to Average Assets). . . . . .     30,376     8.7     14,038       4.0      17,547          5.0


As of December 31, 2001
     Total Capital
          (to Risk-Weighted Assets). . .    $31,680    12.9%   $19,610       8.0%    $24,513         10.0%
     Tier I Capital
          (to Risk-Weighted Assets). . .     29,284    11.9      9,805       4.0      14,708          6.0
     Tier I Capital
          (to Average Assets). . . . . .     29,284     8.8     13,243       4.0      16,554          5.0

                                                         [PICTURE OMITTED]

CITIZENS FIRST FINANCIAL CORP. AND SUBSIDIARY

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
DECEMBER 31, 2002 AND 2001

The Bank is subject to certain restrictions on the amount of dividends that it may declare without prior regulatory approval. At December 31, 2002, approximately $14,113,000 of retained earnings were available for dividend declaration without prior regulatory approval.

NOTE 13 - RELATED PARTY TRANSACTIONS

At December 31, 2002 and 2001, the Company had loans outstanding to executive officers, directors and companies in which the Company's executive officers or directors were principal owners.

In management's opinion, such loans and other extensions of credit were made in the ordinary course of business and were made on substantially the same terms (including interest rates and collateral) as those prevailing at the time for comparable transactions with other persons. Further, in management's opinion, these loans did not involve more than normal risk of collectibility or present other unfavorable features.

The aggregate amount of loans, as defined, to such related parties were as follows:

--------------------------------------------------------------------------------
Balances, January 1, 2002 . . . . . . . . . . . . . . . . . . . . .  $10,022,686
Change in composition of related parties  . . . . . . . . . . . . .          --
New loans, including renewals . . . . . . . . . . . . . . . . . . .   4,997,036
Payments, etc., including renewals  . . . . . . . . . . . . . . . .  (7,688,863)
                                                                    ------------
Balances, December 31, 2002 . . . . . . . . . . . . . . . . . . . .  $ 7,330,859
--------------------------------------------------------------------------------

NOTE 14 - EMPLOYEE BENEFIT PLANS

The Company has a defined contribution pension plan (combined profit sharing and 401(k) plan) covering substantially all employees. The amount of the annual profit-sharing contribution is at the discretion of the Board of Directors. The Plan also provides for matched employee contributions up to a maximum of 4% of the participant's gross salary. Employer contributions charged to expense for 2002, 2001 and 2000 and 1999 were $204,000, $191,161 and $200,805, respectively.

The Company has a non-qualified supplemental retirement plan (SERP) covering certain officers and key employees. The benefits provided under the SERP will make up the benefits lost to the SERP participants due to limitations on compensation and maximum benefits under the Bank's tax qualified savings plan and ESOP. Benefits will be provided under the SERP at the same time and in the same form as the related benefits will be provided under the savings plan and ESOP. The Bank's expense for the SERP was $45,918, $59,332 and $2,395 for 2002, 2001 and 2000.

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

CITIZENS FIRST FINANCIAL CORP. AND SUBSIDIARY

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
DECEMBER 31, 2002 AND 2001

Stock totaling 32,200 shares for 2002, 2001 and 2000 with an average fair value of $19.11, $14.81 and $13.72, per share, respectively, were committed to be released, resulting in ESOP compensation expense of $615,262, $476,908 and $441,784. The ESOP shares as of December 31 were as follows:

--------------------------------------------------------------------------------------------
                                                                        2001          2000
Allocated shares  . . . . . . . . . . . . . . . . . . . . . . . . .   225,400       193,200
Shares released for allocation. . . . . . . . . . . . . . . . . . .    (5,438)       (5,438)
Unreleased shares . . . . . . . . . . . . . . . . . . . . . . . . .        --        32,200
                                                                    ------------------------
Total ESOP shares . . . . . . . . . . . . . . . . . . . . . . . . .   219,962       219,962
                                                                    ------------------------
Fair value of unreleased shares at December 31  . . . . . . . . . .  $     --      $569,940
--------------------------------------------------------------------------------------------

NOTE 16 - INCENTIVE PLAN

During November, 1996, the Company adopted a stock-based compensation program which included both a stock award program or incentive plan and a stock option plan.

The incentive plan covers key employees and directors and was authorized to acquire and grant 112,700 shares of the Company's common stock or 4% of the shares issued in the Company's initial public offering. The funds used to acquire these shares were contributed by the Bank. Participants in the incentive plan vest over five years, commencing one year after the date such shares are granted. As of December 31, 1996, all 112,700 shares authorized under the plan had been granted. As of December 31, 2001 all 112,700 shares were distributed, respectively. None of these shares were forfeited during 2002, 2001 or 2000. For the years ended December 31, 2002, 2001 and 2000, $0, $244,967 and $254,028, was
recorded as compensation expense under the plan.







                                                        [PICTURE OMITTED]

CITIZENS FIRST FINANCIAL CORP. AND SUBSIDIARY

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
DECEMBER 31, 2002 AND 2001

NOTE 17 - STOCK OPTION PLAN

Under the Company's stock option plan, which is accounted for in accordance with APB No. 25, Accounting for Stock Issued to Employees, and related interpretations, the Company grants selected executives and other key employees stock option awards which vest pro-rata over a five year period. The option expires ten years from the date of grant. The Company granted 12,500, 15,000 and 10,000 shares of Company stock in 2002, 2001, and 2000, respectively, to the Company's officers and directors at an average exercise price of $17.55, $12.00 and $13.44. The exercise price of each option was equal to the market price of the Company's stock on the date of grant; therefore, no compensation expense was recognized.

Although the Company has elected to follow APB No. 25, SFAS No. 123 requires pro forma disclosures of net income and earnings per share as if the Company had accounted for its employee stock options under that Statement. The fair value of each option grant was estimated on the grant date using an option-pricing model with the following assumptions:

--------------------------------------------------------------------------------------------------
                                                                            2002          2001
Risk-free interest rates  . . . . . . . . . . . . . . . . . . . . . . .      4.75%         5.00%
Dividend yields . . . . . . . . . . . . . . . . . . . . . . . . . . . .      1.37%         1.67%
Volatility factors of expected market price of common stock . . . . . .     25.05%        26.18%
Weighted-average expected life of the options . . . . . . . . . . . . .   10 years      10 years

Citizens First Financial Corp. and Subsidiary

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
DECEMBER 31, 2002 AND 2001

Under SFAS No. 123, compensation cost is recognized in the amount of the estimated fair value of the options and amortized to expense over the options' vesting period. The pro forma effect on net income and earnings per share of this statement are as follows:

-----------------------------------------------------------------------------------------
                                                    2002          2001           2000
-----------------------------------------------------------------------------------------
Net income . . . . . . . . . .As reported       $1,930,336     $2,081,736     $1,829,591
                              Pro forma          1,820,630      1,798,908      1,546,345

Basic earnings per share . . .As reported             1.31           1.39           1.00
                              Pro forma               1.24           1.20           0.85

Diluted earnings per share . .As reported             1.21           1.31           0.97
                              Pro forma               1.14           1.13           0.82
-----------------------------------------------------------------------------------------

The following is a summary of the status of the Company's stock option plan and changes in that plan as of and for the years ended December 31, 2002, 2001 and 2000.

-----------------------------------------------------------------------------------------------------------------------
YEAR ENDED DECEMBER 31                           2002                      2001                      2000
-----------------------------------------------------------------------------------------------------------------------
                                                     WEIGHTED-                 WEIGHTED-                  WEIGHTED-
                                                      AVERAGE                   AVERAGE                    AVERAGE
OPTIONS                                  SHARES    EXERCISE PRICE   SHARES   EXERCISE PRICE   SHARES    EXERCISE PRICE
-----------------------------------------------------------------------------------------------------------------------
Outstanding, beginning of year           359,708       $12.31      360,708       $12.32      366,116       $12.29
Granted                                   12,500       $17.55       15,000       $12.00       10,000       $13.44
Exercised                                 14,960       $12.23        1,000       $12.30        5,161       $12.30
Forfeited                                     --                    15,000       $12.30       10,247       $12.30
Outstanding, end of year                 357,248       $12.43      359,708       $12.31      360,708       $12.32
                                         -------                   -------                   -------
Options exercisable at year end          301,510                   288,203                   234,770
                                         -------                   -------                   -------
Weighted-average fair value of options
     granted during the year                            $6.57                     $4.45                     $4.80
-----------------------------------------------------------------------------------------------------------------------

As of December 31, 2002, 357,248 options outstanding have exercise prices ranging from $11.69 to $17.55 and a weighted-average remaining contractual life of 5.1 years.

                                                            [PICTURE OMITTED]

CITIZENS FIRST FINANCIAL CORP. AND SUBSIDIARY

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
DECEMBER 31, 2002 AND 2001

NOTE 18 - EARNINGS PER SHARE

Earnings per share (EPS) were computed as follows:

-------------------------------------------------------------------------------------------------------
                                                                    YEAR ENDED DECEMBER 31, 2002
-------------------------------------------------------------------------------------------------------
                                                                               WEIGHTED
                                                                                AVERAGE      PER-SHARE
                                                                  INCOME        SHARES        AMOUNT
                                                                ---------------------------------------
BASIC EARNINGS PER SHARE
     Income available to common stockholders. . . . . . . .     $1,930,336     1,469,003       $1.31
EFFECT OF DILUTIVE SECURITIES
     Stock options  . . . . . . . . . . . . . . . . . . . .                      131,026
                                                                --------------------------
DILUTED EARNINGS PER SHARE
     Income available to common stockholders
          and assumed conversions . . . . . . . . . . . . .     $1,930,336     1,600,029       $1.21
-------------------------------------------------------------------------------------------------------
-------------------------------------------------------------------------------------------------------
                                                                    YEAR ENDED DECEMBER 31, 2001
-------------------------------------------------------------------------------------------------------
                                                                               WEIGHTED
                                                                                AVERAGE      PER-SHARE
                                                                  INCOME        SHARES        AMOUNT
                                                                ---------------------------------------
BASIC EARNINGS PER SHARE
     Income available to common stockholders  . . . . . . .     $2,081,736     1,501,684       $1.39

EFFECT OF DILUTIVE SECURITIES
     Stock options  . . . . . . . . . . . . . . . . . . . .                       64,277
     Unearned incentive plan shares . . . . . . . . . . . .                        8,840
                                                                --------------------------
DILUTED EARNINGS PER SHARE
     Income available to common stockholders
          and assumed conversions . . . . . . . . . . . .       $2,081,736     1,574,801       $1.32
-------------------------------------------------------------------------------------------------------
-------------------------------------------------------------------------------------------------------
                                                                    YEAR ENDED DECEMBER 31, 2000
-------------------------------------------------------------------------------------------------------
                                                                               WEIGHTED
                                                                                AVERAGE      PER-SHARE
                                                                  INCOME        SHARES        AMOUNT
                                                                ---------------------------------------
BASIC EARNINGS PER SHARE
     Income available to common stockholders. . . . . . . .     $1,829,591     $1,821,021      $1.00
EFFECT OF DILUTIVE SECURITIES
     Stock options. . . . . . . . . . . . . . . . . . . . .                        38,066
     Unearned incentive plan shares . . . . . . . . . . . .                        28,336
                                                                --------------------------
DILUTED EARNINGS PER SHARE
     Income available to common stockholders
          and assumed conversions . . . . . . . . . . . . .     $1,829,591      1,887,423       $0.97
-------------------------------------------------------------------------------------------------------

CITIZENS FIRST FINANCIAL CORP. AND SUBSIDIARY

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
DECEMBER 31, 2002 AND 2001

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

                                                      DECEMBER 31, 2002                December 31, 2001
-------------------------------------------------------------------------------------------------------------------
                                                  CARRYING           FAIR           Carrying           Fair
                                                   AMOUNT            VALUE           Amount            Value
                                              ---------------------------------------------------------------------
FINANCIAL ASSETS
     Cash and cash equivalents  . . . . . . .  $  33,582,919     $  33,582,919    $  12,930,620    $  12,930,620
     Available-for-sale securities. . . . . .     20,712,486        20,712,486       15,685,709       15,685,709
     Mortgage loans held for sale . . . . . .      6,098,342         6,210,007        6,910,101        6,910,101
     Interest receivable  . . . . . . . . . .      2,452,996         2,452,996        2,544,796        2,544,796
     Loans, net of allowance for loan losses     278,838,440       282,308,792      286,843,201      286,220,101
     Federal Home Loan Bank stock  . . . . .       4,696,900         4,696,900        4,461,000        4,461,000
FINANCIAL LIABILITIES
     Deposits . . . . . . . . . . . . . . . .    249,163,302       250,626,417      236,642,835      238,264,799
     Long-term debt . . . . . . . . . . . . .     72,825,000        74,577,918       69,642,979       69,684,247
     Interest payable . . . . . . . . . . . .        372,543           372,543          482,180          482,180
     Advance payments by borrowers for
          taxes and insurance . . . . . . . .        469,512           469,512          380,839          380,839
UNRECOGNIZED FINANCIAL INSTRUMENTS
     (NET OF CONTRACT AMOUNT)
     Commitments to extend credit . . . . . .              0                 0                0                0
     Letters of credit. . . . . . . . . . . .              0                 0                0                0
     Lines of credit. . . . . . . . . . . . .              0                 0                0                0

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

                                                          [PICTURE OMITTED]

CITIZENS FIRST FINANCIAL CORP. AND SUBSIDIARY

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
DECEMBER 31, 2002 AND 2001

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

NOTE 20 - SIGNIFICANT ESTIMATES AND CONCENTRATIONS

Accounting principles generally accepted in the United States of America require disclosure of certain significant estimates and current vulnerabilities due to certain concentrations. Estimates related to the allowance for loan losses, mortgage servicing rights, and foreclosed assets held for sale are reflected in the footnotes regarding loans, mortgage servicing rights, and foreclosed assets held for sale. Current vulnerabilities due to certain concentrations of credit risk are discussed in the footnote on commitments and credit risk.

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

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
DECEMBER 31, 2002 AND 2001

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

At December 31, 2002 and 2001, the Company had outstanding commitments to originate loans aggregating approximately $17,377,000 and $8,392,000, respectively. The commitments extended over varying periods of time with the majority being disbursed within a one-year period. Loan commitments at fixed rates of interest amounted to $10,401,000 and $7,795,000 at December 31, 2002 and 2001, respectively, with the remainder at floating market rates.

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

The Company had total outstanding letters of credit amounting to $2,276,000 and $2,759,000, at December 31, 2002 and 2001, respectively.

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

At December 31, 2002, the Company had granted unused lines of credit to borrowers aggregating approximately $12,904,000 for commercial lines and open-end consumers lines. At December 31, 2001, unused lines of credit to borrowers aggregated approximately $12,504,000 for commercial lines and for open-end consumer lines.

The Company had federal funds sold to one institution totaling approximately $9,252,000 and $5,093,000 at December 31, 2002 and 2001. The Company had a
concentration of funds on deposit with the Federal Home Loan Bank totaling $13,602,000 and $2,094,000 at December 31, 2002 and 2001.

At December 31, 2002, approximately 3.3% of the Company's total time deposits consisted of jumbo certificates of deposits which were issued through a broker and had minimum denominations in excess of $100,000.

                                                          [PICTURE OMITTED]

CITIZENS FIRST FINANCIAL CORP. AND SUBSIDIARY

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
DECEMBER 31, 2002 AND 2001

NOTE 22 - CONDENSED FINANCIAL INFORMATION (PARENT COMPANY ONLY)

Presented below is condensed financial information as to financial position, results of operations and cash flows of the Company:

                                  CONDENSED BALANCE SHEETS

DECEMBER 31                                                             2002           2001
-------------------------------------------------------------------------------------------------
ASSETS
Cash . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  $    35,044     $    33,094
Interest-bearing demand deposits . . . . . . . . . . . . . . . . .    1,481,191       2,065,604
                                                                   ------------------------------
     Total cash and cash equivalents . . . . . . . . . . . . . . .    1,516,235       2,098,698
                                                                   ------------------------------
Investment in common stock of subsidiary . . . . . . . . . . . . .   31,013,963      29,778,968
Loans, net of allowance for loan losses of $25,000 . . . . . . . .    3,084,200       3,084,200
ESOP loan to subsidiary  . . . . . . . . . . . . . . . . . . . . .           --         309,200
Other  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .      430,681         191,264
                                                                   ------------------------------
     Total assets  . . . . . . . . . . . . . . . . . . . . . . . .  $36,045,079     $35,462,330
-------------------------------------------------------------------------------------------------

LIABILITIES
Long-term debt . . . . . . . . . . . . . . . . . . . . . . . . . .  $ 3,750,000     $ 4,250,000
Other. . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .      400,848         299,860
                                                                   ------------------------------
     Total liabilities . . . . . . . . . . . . . . . . . . . . . .    4,150,848       4,549,860
                                                                   ------------------------------

STOCKHOLDERS' EQUITY . . . . . . . . . . . . . . . . . . . . . . .   31,894,231      30,912,470
                                                                   ------------------------------
     Total liabilities and stockholders' equity  . . . . . . . . .  $36,045,079     $35,462,330
-------------------------------------------------------------------------------------------------

                                  CONDENSED STATEMENTS OF INCOME

YEARS ENDED DECEMBER 31                                   2002              2001            2000
------------------------------------------------------------------------------------------------------
INCOME
     Dividends from subsidiaries . . . . . . . . .    $1,550,622        $1,625,000       $2,185,339
     Other income  . . . . . . . . . . . . . . . .       280,125           343,217          462,389
                                                    --------------------------------------------------
     Total income. . . . . . . . . . . . . . . . .     1,830,747         1,968,217        2,647,728
                                                    --------------------------------------------------
EXPENSES
     Provision for loan losses . . . . . . . . . .           --                 --         (230,000)
     Other expenses  . . . . . . . . . . . . . . .      524,480            742,065          793,802
                                                    --------------------------------------------------
          Total expenses . . . . . . . . . . . . .      524,480            742,065          563,802
                                                    --------------------------------------------------
INCOME BEFORE INCOME TAX AND EQUITY
     IN UNDISTRIBUTED INCOME OF SUBSIDIARIES . . .    1,306,267          1,226,152        2,083,926

PROVISION FOR INCOME TAXES (BENEFIT) . . . . . . .     (134,281)          (199,457)         (47,458)
                                                    --------------------------------------------------
INCOME BEFORE EQUITY IN UNDISTRIBUTED
     INCOME OF SUBSIDIARIES  . . . . . . . . . . .    1,440,548          1,425,543        2,131,384

EQUITY IN UNDISTRIBUTED INCOME OF SUBSIDIARIES . .      489,788            656,193         (301,793)
                                                    --------------------------------------------------

NET INCOME . . . . . . . . . . . . . . . . . . . .   $1,930,336         $2,081,736       $1,829,591
------------------------------------------------------------------------------------------------------

CITIZENS FIRST FINANCIAL CORP. AND SUBSIDIARY

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
DECEMBER 31, 2002 AND 2001

                                         CONDENSED STATEMENTS OF CASH FLOWS

YEAR ENDED DECEMBER 31                                            2002              2001            2000
-------------------------------------------------------------------------------------------------------------
OPERATING ACTIVITIES
     Net income  . . . . . . . . . . . . . . . . . . . . .     $1,930,336        $2,081,736      $1,829,591
     Items not requiring (providing) cash
          Provision for loan losses  . . . . . . . . . . .             --                --        (230,000)
          Compensation expense related to incentive plan .             --           244,967         254,028
          Equity in undistributed income of subsidiary . .       (475,031)         (656,193)        301,793
     Net change in
          Other assets . . . . . . . . . . . . . . . . . .       (239,417)        1,018,144        (299,743)
          Other liabilities  . . . . . . . . . . . . . . .        100,988           270,682          29,178
                                                             ------------------------------------------------
                 Net cash provided by operating activities      1,316,876         2,959,336       1,884,847
                                                             ------------------------------------------------
INVESTING ACTIVITIES
     Net change in ESOP loan . . . . . . . . . . . . . . .        309,200           322,000         322,000
     Net change in loans . . . . . . . . . . . . . . . . .             --           460,800              --
                                                             ------------------------------------------------
          Net cash provided by investing activities  . . .        309,200           782,800         322,000
                                                             ------------------------------------------------
FINANCING ACTIVITIES
     Proceeds from long-term debt  . . . . . . . . . . . .             --                --       5,250,000
     Repayments of long-term debt  . . . . . . . . . . . .       (500,000)       (1,000,000)             --
     Cash dividends  . . . . . . . . . . . . . . . . . . .       (464,351)         (344,064)       (375,450)
     Exercise of stock options . . . . . . . . . . . . . .        183,042            12,300          53,653
     Purchase of treasury stock  . . . . . . . . . . . . .     (1,427,230)         (947,286)     (7,460,494)
                                                             ------------------------------------------------
          Net cash used by financing activities  . . . . .     (2,208,539)       (2,279,050)     (2,532,291)
                                                             ------------------------------------------------

NET CHANGE IN CASH AND CASH EQUIVALENTS  . . . . . . . . .       (582,463)        1,463,086        (325,444)

CASH AND CASH EQUIVALENTS AT BEGINNING OF YEAR . . . . . .      2,098,698           635,612         961,056
                                                             ------------------------------------------------

CASH AND CASH EQUIVALENTS AT END OF YEAR . . . . . . . . .     $1,516,235        $2,098,698        $635,612
-------------------------------------------------------------------------------------------------------------

                                                           [PICTURE OMITTED]

CITIZENS FIRST FINANCIAL CORP.

SHAREHOLDER INFORMATION

STOCK LISTING, STOCK PRICE, AND                                                           PER SHARE
DIVIDEND INFORMATION                                           -----------------------------------------------------------------
                                                                                           2002
Citizens First Financial Corp.'s common stock trades on the                      -----------------------------------------------
NASDAQ under the symbol "CFSB". At December 31, 2002,                              HIGH           LOW         DIVIDENDS DECLARED
1,455,504 shares of the Company's common stock were held of                      -----------------------------------------------
record by 396 persons or entities, not including the number
of persons or entities holding stock in nominee or street      First Quarter       $18.45         $17.30            $0.07
name through various brokers or banks.                         Second Quarter      $20.30         $17.55            $0.07
                                                               Third Quarter       $20.39         $17.90            $0.07
                                                               Fourth Quarter      $25.86         $17.80            $0.10

                                                               -----------------------------------------------------------------
                                                                                           2001
                                                                                 -----------------------------------------------
                                                                                   HIGH           LOW         DIVIDENDS DECLARED
                                                                                 -----------------------------------------------

                                                               First Quarter       $14.31         $11.63            $0.05
                                                               Second Quarter      $16.36         $13.51            $0.06
                                                               Third Quarter       $19.55         $15.01            $0.06
                                                               Fourth Quarter      $18.20         $16.50            $0.06

QUARTERLY FINANCIAL INFORMATION

The following is a summary of selected quarterly results of operations for the years ended December 31, 2002 and 2001:

-------------------------------------------------------------------------------------------------------
                                                                    QUARTER ENDED
(In thousands, except share data)              12/31           09/30            06/30         03/31
2002
Net interest income . . . . . . . . . .        $2,752          $2,769           $2,668        $2,752
Provision for loan losses . . . . . . .         1,078             495              132            98
Noninterest income. . . . . . . . . . .           671             365              457           494
Noninterest expense . . . . . . . . . .         1,958           2,019            1,882          1,99
Income before income tax. . . . . . . .           367             620            1,131         1,152
Net income. . . . . . . . . . . . . . .           154             379              692           705

Basic earnings per share. . . . . . . .        $ 0.10          $ 0.26           $ 0.47        $ 0.48
Diluted earnings per share  . . . . . .        $ 0.09          $ 0.24           $ 0.43        $ 0.45

2001
Net interest income . . . . . . . . . .        $2,562          $2,397           $2,408        $2,561
Provision for loan losses . . . . . . .           405             180              180           180
Noninterest income. . . . . . . . . . .           240             656              812           390
Noninterest expense . . . . . . . . . .         1,562           2,127            2,089         1,846
Income before income tax. . . . . . . .           835             746              951           925
Net income. . . . . . . . . . . . . . .           478             456              582           566

Basic earnings per share. . . . . . . .        $ 0.32          $ 0.30           $ 0.39        $ 0.38
Diluted earnings per share  . . . . . .        $ 0.30          $ 0.28           $ 0.37        $ 0.37