Form 10-K, Exhibit 13
period 2003-12-31
CITIZENS FIRST FINANCIAL CORP
filed 2004-03-30
CIK 1006265

                                                                               .
                                                                               .
                                                                               .

CITIZENS FIRST FINANCIAL CORP.
SELECTED FINANCIAL DATA (in thousands, except share data)

                                               2003           2002           2001           2000           1999
                                               ----           ----           ----           ----           ----
SUMMARY OF OPERATIONS
Interest income                              $ 19,533       $ 22,257       $ 24,641       $ 25,049       $ 21,856
Interest expense                                8,861         11,316         14,713         14,348         11,807
                                             --------       --------       --------       --------       --------
Net interest income                            10,672         10,941          9,928         10,701         10,049

Provision for loan losses                       2,462          1,803            945          3,050            480
Noninterest income                              3,259          2,430          2,309          3,857          1,640
Noninterest expense                             8,890          8,298          7,835          8,399          9,077
                                             --------       --------       --------       --------       --------
Income before income tax                        2,579          3,270          3,457          3,109          2,132
Income tax expense                                943          1,340          1,375          1,279            940
                                             --------       --------       --------       --------       --------
Net income                                   $  1,636       $  1,930       $  2,082       $  1,830       $  1,192
                                             ========       ========       ========       ========       ========

PER SHARE
Basic earnings per share                     $   1.11       $   1.31       $   1.39       $   1.00       $   0.61
Diluted earnings per share                   $   1.01       $   1.21       $   1.32       $   0.97       $   0.58
Cash dividends paid                          $   0.40       $   0.31       $   0.23       $   0.20       $   0.10
Book value at December 31                    $  22.00       $  21.92       $  20.41       $  18.69       $  16.92
Market value at December 31                  $  25.50       $  25.30       $  17.70       $  11.88       $  12.00

RATIOS BASED ON NET INCOME
Return on average stockholders' equity           5.00%          6.11%          6.84%          5.24%          3.38%
Return on average assets                         0.47%          0.55%          0.63%          0.56%          0.40%
Net interest margin on average
  earning assets                                 3.26%          3.27%          3.16%          3.52%          3.59%
Dividend payout ratio                           36.90%         24.06%         16.53%         20.52%         17.67%

YEAR-END BALANCE SHEET DATA
Total assets                                 $349,515       $357,056       $339,934       $329,890       $316,585
Net loans (1)                                 279,781        284,937        293,753        284,983        266,881
Securities                                     20,746         20,712         15,686         15,054         16,103
Deposits                                      250,013        249,163        236,643        228,115        220,237
Other borrowings                               63,975         72,825         69,643         67,985         57,073
Total stockholders' equity                     32,992         31,894         30,912         29,307         34,251
Average equity to average assets                 9.29%          8.99%          9.16%         10.76%         11.73%

(1) Includes loans held for sale.

MANAGEMENT'S DISCUSSION AND ANALYSIS
OF FINANCIAL CONDITION AND RESULTS OF OPERATION

The following is a discussion of our financial condition at December 31, 2003 and December 31, 2002 and our results of operations for the years ended December 31, 2003, 2002 and 2001. The purpose of this discussion is to focus on information about our financial condition and results of operations, which is not otherwise apparent from the consolidated financial statements. The following discussion should be read along with the consolidated financial statements and the related notes included herein.

OVERVIEW

GENERAL

Citizens First Financial Corp. (the "Company") is the thrift holding company for Citizens Savings Bank (the "Bank"). The Bank was originally chartered in 1888 by the State of Illinois and in 1989 became a federally chartered savings bank. In April 1999, the Bank was converted from a federally chartered savings bank to an Illinois state savings bank. The Bank's principal business consists of the acceptance of retail deposits from the general public in the area surrounding its main and branch offices and the investment of these deposits, together with funds generated from operations and borrowings into loans and investment securities. The Bank originates one-to-four family residential mortgages, commercial, multi-family, construction and land, commercial real estate, agricultural, consumer and other loans.

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

Diluted earnings per share decreased from $1.21 for the year ended December 31, 2002 to $1.01 for the year ended December 31, 2003, primarily because of increased losses on foreclosed assets and provision for loan losses, offset by increased net gains on loan sales.

FINANCIAL CONDITION

The $16.8 million decrease in cash and cash equivalents and the $5.1 million decrease in loans, net of allowance for loan losses and loans held for sale, were used to purchase $10.0 million in additional Federal Home Loan Bank (the "FHLB") stock and $4.0 million of life insurance and reduce long-term debt by $8.8 million. The FHLB stock and life insurance were purchased because they offered better after-tax yields than other investments. During 2003 certain long-term debt was repaid at maturity, since the cost of retaining the debt exceeded the income from maintaining the balances in the lower yielding interest-bearing demand deposits and federal funds sold.

The decrease in loans, net of allowances for loan losses and loans held for sale was primarily due to the $5.7 million decrease in loans held for sale, comprised entirely of residential real estate loans, and the $7.8 million decrease in residential real estate portfolio loans, offset by a $4.6 million increase in commercial and agricultural loans. Residential loans decreased because of the $72.1 million in loan sales in 2003 that resulted in the $1.3 million net gain on loan sales. The increase in commercial and industrial loans will provide better yields and, with shorter maturities than residential real estate loans, less interest rate risk for the Company.

During January 2004, the Bank's Board of Directors entered into a Memorandum of Understanding ("MOU") with the Illinois Office of Banks and Real Estate and the Federal Deposit Insurance Corporation. The details of the MOU are discussed in note 12 of the consolidated financial statements.

RESULTS OF OPERATIONS

Net income decreased from $1.9 million in 2002 to $1.6 million in 2003 primarily because of a $1.1 million increase in loss on foreclosed assets and a $659,000 increase in the provision for loan losses, offset by a $462,000 increase in net gains on loan sales.

The increase in loss on foreclosed assets was primarily due to $1.1 million in additional loss reserves for a retail development held in foreclosed assets. The increase in provision for loan losses was due to additional reserves for impaired loans based on the loans' estimated disposal values. The increase in net gains on loan sales was the result of increased loan sales in 2003 reflecting the decreasing interest rate environment that existed through most of 2003. These lower interest rates increased the amount of residential loan refinancing in 2003.

COMPARISON OF FINANCIAL CONDITION AT DECEMBER 31, 2003 and DECEMBER 31, 2002

Total assets decreased from $357.1 million at December 31, 2002 to $349.5 million at December 31, 2003. The $7.6 million or 2.1% decrease was primarily due to decreases in cash and cash equivalents and loans held for sale, offset by increases in Federal Home Loan Bank stock and cash surrender value of life insurance.

Cash and cash equivalents decreased from $33.6 million at December 31, 2002 to $16.8 million at December 31, 2003, a decrease of $16.8 million or 50.0%.

Loans, net of allowance for loan losses and including loans held for sale, decreased from $284.9 million at December 31, 2002 to $279.8 million at December 31, 2003, a decrease of $5.1 million or 1.8%. The decrease was primarily due to a decrease of $13.5 million in residential real estate loans and loans held for sale, offset by a $4.6 million increase in commercial and agricultural loans and $4.4 million increase in commercial real estate loans. The decrease in residential real estate loans and loans held for sale was primarily due to the increased level of loan refinancing and loans sold in the secondary market resulting from the low interest rate environment in 2003. The Company sells primarily fixed rate residential loans in the secondary market (primarily to the Federal Home Loan Mortgage Corporation) as a source of income from gains on sale of loans and servicing fees and as a means of controlling interest rate risk. The Company serviced $96.1 million and $100.6 million at December 31, 2003 and December 31, 2002, respectively.

The Company has a significant concentration in construction and commercial real estate loans related to the real estate market in Bloomington-Normal. Management believes that due to the continued strength of this market, this concentration does not pose a significant risk to the Company.

The allowance for loan losses is established through a provision for loan losses based on management's evaluation of the risks inherent in the loan portfolio and the general economy. The allowance for loan losses is maintained at an amount management considers adequate to cover estimated losses in loans receivable which are deemed probable and can be estimated based on information available to management at such time. While management believes the allowance for loan losses is sufficient to cover future loan losses inherent in its loan portfolio at this time, no assurances can be given that the level of the allowance for loan losses will be sufficient to cover future loan losses incurred or that future adjustments to the allowance for loan losses will not be necessary if economic and other conditions differ substantially from the economic and other conditions used by management to determine the current level of the allowance for loan losses. The allowance is based upon a number of factors, including asset classification, economic trends, industry experience and trends, industry and geographic concentrations, estimated collateral value, management's assessments of the credit risk inherent in the portfolio, historical loan loss experience, and the Company's underwriting policies. Management will continue to monitor and modify the allowance for loan losses as conditions dictate. Various regulatory agencies, as an integral part of their examination process, periodically review the allowance for loan losses. These agencies may require additional valuation allowances, based on their judgments of the information available at the time of the examination.

It is the policy of the Company to charge-off loans when it is determined that they are no longer collectible. The policy for loans secured by real estate, which comprises the majority of the loan portfolio, is to establish loss reserves in accordance with the loan classification process, based on accounting principles generally accepted in the United States of America. It is the Company's policy to obtain an appraisal or evaluation on all real estate acquired through foreclosure at the time of foreclosure.

The allowance for loan losses decreased from $3,753,000 at December 31, 2002 to $3,072,000 at December 31, 2003, a decrease of $681,000 or 18.1%. The decrease was primarily due to $3.2 million in charge-offs of loans in 2003, including $2.3 million of charge-offs on loans upon transfer to foreclosed assets during 2003 that were specifically reserved at December 31, 2003. The $7.2 million in loans transferred to foreclosed assets in 2003 included a $3.3 million loan for a retail development, which was classified as non-accrual and had a specific reserve of $1.4 million at December 31, 2002. The $1.4 million charge-off to the allowance for loan losses was taken in the first quarter of 2003 when the property was transferred to foreclosed assets. Additional write-downs on this property of $1.1 million were recorded as a loss on foreclosed assets during 2003, leaving a balance for this property of approximately $722,000 in foreclosed assets at December 31, 2003. Additional loans transferred to foreclosed assets during 2003 totaled $3.9 million and had specific reserves of approximately $925,000. These specific reserves were charged-off to the allowance for loan losses upon transfer of the various properties to foreclosed assets during 2003.

The Company's non-performing and potential problem loans decreased from $11,265,000 at December 31, 2002 to $8,428,000 at December 31, 2003, a decrease of $2,837,000 or 25.2%. The decrease was primarily attributable to the foreclosure of $7.2 million in loans during 2003, including the $3.3 million loan noted above for a retail development that was classified as non-accrual and included in the $4,410,000 of total non-accrued loans at December 31, 2002. The non-performing and potential problem loans were considered impaired as of December 31, 2003 and December 31, 2002. The Company has established a loss reserve of $1,642,000 for non-performing and potential problem loans and believes that it has adequately reserved for any potential loss.

Non-performing loans, which are loans past due 90 days or more and non-accruing loans, decreased from $6,163,000 at December 31, 2002 to $2,459,000 at December 31, 2003. The ratio of the Company's allowance for loan losses to total non-performing loans was 124.9% and 60.9% at December 31, 2003 and December 31, 2002, respectively. Management believes that the problems with these borrowers are identified and not indicative of the loan portfolio in total.

Nonaccruing loans decreased from $4,410,000 at December 31, 2002 to $2,452,000 at December 31, 2003, a decrease of $1,958,000 or 44.4%. The decrease is primarily due to the foreclosure and transfer to foreclosed assets of $4.2 million in loans classified as non-accrual at December 31, 2002 during 2003. As of December 31, 2003, the total of nonaccruing loans is comprised of one construction & land development loan with a balance of $849,000, four commercial & industrial loans totaling $594,000, two non-farm/non-residential loans totaling $552,000 and seven residential loans totaling $457,000. The Company has established a loss reserve of $784,000 for these loans. For all of the non-accruing loans, the Company believes that it has adequately reserved for any potential loss.

Loans delinquent greater than 90 days decreased from $1,753,000 at December 31, 2002 to $7,000 at December 31, 2003, a decrease of $1,746,000. Loans delinquent greater than 90 days at December 31, 2003 consists of one auto loan that is substantially collateralized.

Potential problem loans are loans that are not classified as nonaccrual or 90 days or more delinquent, but due to factors regarding the borrower, the loan or the economy may represent a possible loss to the Company. Potential problem loans increased from $5,102,000 at December 31, 2002 to $5,969,000 at December 31, 2003, an increase of $867,000 or 14.5%. As of December 31, 2003, $3,671,000
of the total potential problem loans relates to two borrowers. One borrower with potential problem loans of $2,036,000 is a commercial property landlord who is a concern because of prior payment problems. The second borrower is a retail business with potential problem loans of $1,635,000, which has experienced recent losses. The Company has established loss reserves of $400,000 for these two borrowers. The remaining potential problem loans have a balance of $2,298,000 and consist of twenty-four residential loans with a balance of $2,081,000, eleven consumer loans with a balance of $135,000 and one commercial & industrial loan for $82,000. The Company has established loss reserves of $458,000 for these remaining potential problem loans. For all of the potential problem loans, the Company believes that it has adequately reserved for any potential loss.

Other assets especially mentioned ("OAEM") loans, which are also impaired loans, increased from $12,590,000 at December 31, 2002 to $15,638,000 at December 31, 2003, an increase of $3,048,000 or 24.2%. OAEM loans are loans that are not classified as nonaccrual, delinquent 90 days or more or potential problem, but still require monitoring by the Company due to factors regarding the borrower, the loan or the economy. At December 31, 2003, $11,969,000 of this balance relates to one loan to one borrower. The loan is for a commercial real estate development that has been classified OAEM because of the concentration of loans to this borrower and delays in the sales of this development. The remaining $3,669,000 of OAEM loans consists of twenty-six residential loans with a balance of $1,908,000, six non-farm-nonresidential real estate loans with a balance of $1,636,000, two commercial & industrial loans with a balance of $93,000 and seven consumer loans with a balance of $32,000.

Federal Home Bank stock increased from $4.7 million at December 31, 2002 to $15.2 million at December 31, 2003, an increase of $10.5 million or 223.4%. The increase was due to the purchase of $10.0 million in additional Federal Home Loan Bank stock and the receipt of $509,000 in stock dividends in 2003.

Foreclosed assets increased from $1,500,000 at December 31, 2002 to $2,135,000 at December 31, 2003, an increase of $635,000 or 42.3%. The increase was due to the foreclosure of $7.2 million in loans, or $4.9 million net of charge-offs taken at the time of transfer, during 2003. The Bank charged-off $2.3 million through the allowance for loan losses when the properties were transferred from loans to foreclosed assets. Foreclosed assets, totaling $3.0 million, net of reserves, were sold during 2003. Writedowns on foreclosed assets during 2003 totaled $1.3 million. Included in foreclosed assets at December 31, 2003 is a $722,000 retail development property. An additional $1.1 million was expensed due to a write-down on this property during 2003. The repossessed property is sub-stantially leased. Another financial institution, which had a loan on the same development, foreclosed on their portion in 2002. The remaining $1.4 million of foreclosed assets at December 31, 2003 consist primarily of $552,000 in residential properties and $861,000 of undeveloped commercial land. Properties being transferred to foreclosed assets are appraised or evaluated and, if required, loss reserves are established by management.

Mortgage servicing rights increased from $407,000 at December 31, 2002 to $469,000 at December 31, 2003, an increase of $62,000 or 15.2%. The increase was due to the recovery of $123,000 of previously impaired mortgage servicing rights and newly capitalized assets of $212,000, offset by the amortization of $273,000 of mortgage servicing rights. Loans serviced for others totaled $96.1 million and $100.6 million at December 31, 2003 and December 31, 2002, respectively.

Cash surrender value of life insurance increased to $4.1 million at December 31, 2003 from $-0- at December 31, 2002. The increase was due to the purchase of $4.0 million of life insurance and an increase in the cash surrender value during 2003.

Deposits increased from $249.2 million at December 31, 2002 to $250.0 million at December 31, 2003, an increase of $800,000 or 0.3%. The increase was due to an increase of $4.9 million in brokered time deposits and $2.9 million in savings, NOW & money market deposits, offset by a $1.4 million decrease in demand deposits and a $5.4 million decrease in time deposits.

Long-term debt decreased from $72.8 million at December 31, 2002 to $64.0 million at December 31, 2003, a decrease of $8.8 million or 12.1%, due to maturities during 2003.

Other liabilities decreased from $1.9 million at December 31, 2002 to $1.4 million at December 31, 2003, a decrease of $500,000 or 26.3%. The decrease is attributable to the December 31, 2002 balance including a $450,000 current income taxes payable, versus a $10,000 current income taxes receivable included in other assets at December 31, 2003.

Total stockholders' equity increased by $1,098,000, from $31,894,000 at December 31, 2002 to $32,992,000 at December 31, 2003. The increase resulted from the earnings of the Company of $1,636,000 for the year ended December 31, 2003, the tax benefit related to stock options exercised of $276,000 and exercised stock options of $1,227,000, offset by the purchase of treasury shares of $1,221,000, payment of $604,000 in dividends to stockholders, and a decrease in unrealized appreciation on available-for-sale securities of $216,000.

COMPARISON OF OPERATING RESULTS FOR THE YEARS ENDED
DECEMBER 31, 2003 and DECEMBER 31, 2002

GENERAL

Net income for the year ended December 31, 2003 decreased from $1,930,000 for the year ended December 31, 2002 to $1,636,000 for the year ended December 31, 2003, a decrease of $294,000. The decrease was due primarily to lower net interest income, an increase in the provision for loan losses, and an increase in loss on foreclosed assets, offset by an increase in net gains on loan sales and a decrease in salaries and employee benefits expense.

INTEREST INCOME

Interest on loans decreased from $20,737,000 for the year ended December 31, 2002 to $17,799,000 for the year ended December 31, 2003, a decrease of $2,938,000 or 14.2%. Interest on loans decreased due to a decrease in the average yield on loans outstanding of 68 basis points reflecting the lower interest rate environment in 2003 and a $14.7 million decrease in the average balance of outstanding loans resulting primarily from lower balances of residential real estate loans due to increased sales in the secondary market of these loans.

Interest on securities, federal funds sold and deposits with financial institutions and dividends on Federal Home Loan Bank stock increased from $1,521,000 for the year ended December 31, 2002 to $1,734,000 for the year ended December 31, 2003, an increase of $213,000 or 14.0%. The increase was primarily due to a $7.7 million increase in the average balance of investment securities, FHLB stock and interest-bearing deposits, offset by a 23 basis point decrease in the average yield of these assets in 2003.

INTEREST EXPENSE

Interest on deposits decreased by $1,950,000 or 25.2%, from $7,727,000 for the year ended December 31, 2002 to $5,777,000 for the year ended December 31, 2003. The decrease was primarily due to an 83 basis point decrease in the average cost of deposits, offset by a $1.3 million increase in the average balance of deposits.

The interest on borrowings decreased by $505,000 or 14.1%, from $3,589,000 for the year ended December 31, 2002 to

$3,084,000 for the year ended December 31, 2003 as a result of a 46 basis point decrease in the average cost of borrowings and a $2.6 million decrease in the average balance of borrowings. The Bank has $30,000,000 in advances from the Federal Home Loan Bank at an average rate of 4.9% that will mature in the first quarter of 2004. The bank anticipates that it will rollover substantially all of these advances at a lower average interest rate.

PROVISION FOR LOAN LOSSES

The provision for loan losses was $2,462,000 for the year ended December 31, 2003 and $1,803,000 for the year ended December 31, 2002, an increase of $659,000 or 36.6%. The increase was primarily to reserve for anticipated losses to borrowers that have loans that are classified as nonperforming or potential problem. The provision for both periods reflects management's analysis of the Company's loan portfolio based on information, which is currently available to it at such time. In particular, management considers the level of nonperforming loans and potential problem loans. While management believes that the allowance for loan losses is sufficient based on information currently available, no assurances can be made that future events or conditions or regulatory directives will not result in increased provisions for loan losses or additions to the Company's allowance for losses which may adversely affect net income.

NONINTEREST INCOME

Total noninterest income increased by $829,000 or 34.1%, from $2,430,000 for the year ended December 31, 2002 to $3,259,000 for the year ended December 31, 2003. The increase was due primarily to an increase of $462,000 in net gains on loan sales, an increase of $220,000 in net gains from sale of land in a real estate joint venture and an increase of $125,000 in cash surrender value of life insurance. Net gains on loan sales increased in 2003 due to an increase of $9.5 million in loan sales in 2003 resulting from the lower interest rate environment. The increase in net gains from sale of land in a real estate joint venture resulted from increased lot sales in 2003. As of December 31, 2003, the majority of the lots in the real estate joint venture have been sold and it is anticipated that future income will be limited. The purchase of bank owned life insurance in 2003 resulted in the increase in cash surrender value of life insurance.

NONINTEREST EXPENSE

Total noninterest expense increased from $8,298,000 for the year ended December 31, 2002 to $8,891,000 for the year ended December 31, 2003, an increase of $593,000 or 7.1%. The increase was primarily due to a $1.1 million increase in loss on foreclosed assets and a $100,000 increase in minority interest in net income of a real estate joint venture, offset by a $470,000 decrease in salaries and benefits expense and a $170,000 decrease in amortization of mortgage servicing rights. The increase in loss on foreclosed assets was primarily due to the previously discussed $1.1 million write-down of a retail development property included in foreclosed assets. The increase in minority interest in net income of real estate joint venture was due to increased lot sales in 2003. The decrease in salaries and benefits expense was primarily due to a $615,000 decrease in ESOP expense resulting from the allocation of the remaining ESOP shares in 2002 offset by a $257,000 increase in compensation expense in 2003.

INCOME TAX EXPENSE

Total income tax expense was $943,000 for the year ended December 31, 2003, compared to $1,340,000 for the year ended December 30, 2002, a decrease of $397,000 or 29.6%. The decrease was attributable to the decreased taxable income for the year ended December 31, 2003. The effective tax rates were 36.6% and 41.0% for the years ended December 30, 2003 and 2002, respectively. The decrease in the effective tax rate was due primarily to the $615,000 ESOP expense in 2002, which was a non-deductible expense for income tax purposes. This resulted in a $114,000 addition to the tax expense for 2002.

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

PROVISION FOR LOAN LOSSES

The provision for loan losses increased from $946,000 for the year ended December 31, 2001 to $1,803,000 for the year ended December 31, 2002, an increase of $857,000 or 90.6%. The increase was primarily to a reserve for anticipated losses on a loan to borrowers for a retail development that had been identified as a potential problem loan at December 31, 2001. The provision for both periods reflects management's analysis of the Company's loan portfolio based on information, which is currently available to it at such time. In particular, management considers the level of nonperfoming loans and potential problem loans. While management believes that the allowance for loan losses is sufficient based on information currently available, no assurances can be made that future events or conditions or regulatory directives will not result in increased provisions for loan losses or additions to the Company's allowance for losses which may adversely affect net income.

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

NONINTEREST INCOME

Total noninterest income increased from $2,309,000 for the year ended December 31, 2001 to $2,430,000 for the year ended December 31, 2002, an increase of $121,000 or 5.2%. The increase was primarily due an $180,000 increase in net gains on loan sales. Historically low interest rates were the primary factor in the $16.0 million increase in loans sold. These increased sales were the primary factor in the increase of net gains on loan sales from $666,000 for the year December 31, 2001 to $846,000 for the year ended December 31, 2002, an increase of $180,000 or 27.0%.

NONINTEREST EXPENSE

Total noninterest expense increased from $7,835,000 for the year ended December 31, 2001 to $8,298,000 for the year ended December 31, 2002, an increase of $463,000 or 5.9%. The increase was attributable to a $236,000 increase in net loss on foreclosed assets and an increase of $232,000 in the amortization of mortgage servicing rights. The decrease in interest rates in 2002 resulted in increased prepayment of serviced loans and the amortization of the associated mortgage servicing rights. Net loss on foreclosed assets increased from $49,000 for the year ended December 31, 2001 to $285,000 for the year ended December 31, 2002. The increase was attributable to the increase in net foreclosed assets from $618,000 at December 31, 2001 to $1,500,000 at December 31, 2002, an
increase of $882,000 or 142.7% and the lower value of certain of these assets in 2002. Salaries and employee benefits decreased from $4,473,000 for the year ended December 31, 2001 to $4,340,000 for the year ended December 31, 2002, a decrease of $133,000 or 3.0%. The decrease was primarily attributable to a decrease of $245,000 in expenses related to a stock-based management recognition program that ended in 2001. This decreased salaries and benefits expense was offset by a $138,000 increase in expenses for the Company's employee stock ownership plan. The decrease in the minority interest in net income of real estate joint venture from $139,000 in 2001 to $124,000 in 2002 related to the decreased sales of lots by the joint venture in 2002. Other noninterest expense increased from $1,529,000 in 2001 to $1,627,000 in 2002, an increase of $98,000 or 6.4%.

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

QUANTITATIVE AND QUALITATIVE DISCLOSURES ABOUT MARKET RISK

Sources of market risk include interest rate risk, foreign currency exchange rate risk, commodity price risk and equity price risk. The Company is only subject to interest rate risk. The Company purchased no financial instruments for trading purposes during 2003 or 2002.

The principal objective of the Company's interest rate risk management function is to evaluate the interest rate risk included in balance sheet accounts, determine the level of risk appropriate given the Company's business strategy, operating environment, capital and liquidity requirements and performance objectives, and manage the risk consistent with the Board of Director's approved guidelines. Through such management, the Company seeks to reduce the vulnerability of its operations to changes in interest rates. The Company monitors its interest rate risk as such risk relates to it's operating strategies. The Company's Board of Directors reviews the Company's interest rate risk position on a quarterly basis. The Company's Asset/Liability Committee is comprised of the Company's senior management under the direction of the Board of Directors, with the Committee responsible for reviewing with the Board of Directors its activities and strategies, the effect of those strategies on the Company's net interest margin, the market value of the portfolio and the effect that changes in the interest rates will have on the Company's portfolio and its exposure limits. The extent of the movement of interest rates is an uncertainty that could have a negative impact on the earnings of the Company.

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

The matching of assets and liabilities may be analyzed by examining the extent to which such assets and liabilities are "interest rate sensitive" and by monitoring the Company's interest rate sensitivity "gap". An asset or liability is said to be interest rate sensitive within a specific time period, if it will mature or reprice within that time period. The interest rate sensitivity gap is defined as the difference between the amount of interest -earning assets maturing or repricing within a specific time period and the amount of interest-bearing liabilities maturing or repricing within that time period. At December 31, 2003, the Company's one-year gap position, the difference between the amount of interest-earning assets maturing or repricing within one year, and interest-bearing liabilities maturing or repricing within one year was ($1,338,000). A gap is considered positive when the amount of interest rate sensitive assets exceeds the amount of interest rate sensitive liabilities. A gap is considered negative when the amount of interest rate sensitive liabilities exceeds the amount of interest rate sensitive assets. Accordingly, during a period of rising interest rates, a financial institution with a negative gap position would tend to have its interest-bearing liabilities repricing upwards at a faster rate, which consequently may result in the cost of its interest-bearing liabilities increasing at a rate faster than its yield on interest-earning assets than if it had a positive gap. During a period of falling interest rates, a financial institution with a negative gap would tend to have its interest-bearing liabilities repricing downward at a faster rate than its interest-earning assets as compared to an institution with a positive gap, which consequently may tend to positively affect the growth of its net interest income.

The following table sets forth the amount of interest-earning assets and interest-bearing liabilities outstanding at December 31, 2003, which are anticipated by the Company, based upon assumptions, to reprice in each of the future time periods shown. Except, as stated below, the amount of assets and liabilities shown which reprice or mature during a particular period were determined in accordance with the earlier of term repricing or the contractual maturity of the asset or liability. The table sets forth an approximation of projected repricing of assets and liabilities on December 31, 2003, on the basis of contractual maturities, anticipated prepayments, and scheduled rate adjustments within the selected time intervals. Annual prepayment rates for adjustable and fixed rate loans are assumed to be 17.5% and 11.0% respectively. Annual prepayment rates for adjustable rate and fixed rate mortgage-backed securities are assumed to be 17.5% and 11.0% respectively. Money market deposits are assumed to be immediately rate sensitive, while passbook accounts and NOW accounts are assumed to have decay rates of 12% annually.

At December 31, 2003, the following table reflects that the Company had a negative asset gap due to the level of loans, securities, deposits, and fed funds sold that are subject to repricing or maturity during 2004. As such, the effect of an increase in rates of 100 basis points would decrease net interest income by approximately $9,260 in one year assuming no management intervention. Due to cumulative negative liability

GAP TABLE (Amounts in thousands)

                                                                                           AFTER
                                     YEAR 1    YEAR 2     YEAR 3     YEAR 4     YEAR 5    YEAR 5     TOTAL       VALUE
                                    ------------------------------------------------------------------------------------
INTEREST-EARNING ASSETS:
Loans
   Fixed rate                       $106,305   $26,545    $34,048    $20,941    $21,446   $31,109   $240,394    $245,116
   Average interest rate                6.03%     6.46%      6.43%      6.30%      6.01%     6.21%      6.18%
   Variable rate                      32,762     5,136      2,283        876        642       760     42,459      42,459
   Average interest rate                4.99%     6.12%      6.24%      7.06%      6.46%     5.67%      5.27%
Securities
   Fixed rate                            914       813      2,235      2,980        663     7,455     15,060      15,060
   Average interest rate                5.82%     5.82%      3.98%      3.98%      5.84%     4.76%      4.66%
   Variable rate (1)                  20,890                                                          20,890      20,890
   Average interest rate                5.47%                                                           5.47%
Interest-bearing deposits/Federal
   funds sold                         10,139                                                          10,139      10,139
   Average interest rate                0.83%                                                           0.83%
                                    --------   -------    -------    -------    -------   -------   --------    --------
    Total interest-earning
        assets                      $171,010   $32,494    $38,566    $24,797    $22,751   $39,324   $328,942    $333,664
                                    --------   -------    -------    -------    -------   -------   --------    --------
INTEREST-BEARING LIABILITIES:
NOW and savings accounts            $  5,571   $ 5,571    $ 5,571    $ 5,571    $ 5,571   $15,002   $ 42,857    $ 42,857
   Average interest rate                0.74%     0.74%      0.74%      0.74%      0.74%     0.74%      0.74%
Money market accounts                 24,457                                                          24,457      24,457
   Average interest rate                1.40%                                                           1.40%
Time and brokered time deposits
   Fixed rate                         95,837    24,960     14,604      8,480     10,438              154,319     155,628
   Average interest rate                2.73%     3.14%      3.68%      4.64%      4.11%                3.08%
   Variable rate                       5,071                                                           5,071       5,071
   Average interest rate                2.50%                                                           2.50%

LONG-TERM DEBT (2)
   Fixed rate                         39,000     5,000     17,000        975                          61,975      62,977
   Average interest rate                4.94%     2.27%      3.32%      6.74%                           4.31%
   Variable rate                       2,000                                                           2,000       2,000
   Average interest rate                4.00%                                                           4.00%
                                    --------   -------    -------    -------    -------   -------   --------    --------
     Total interest-bearing
        liabilities                 $171,936   $35,531    $37,175    $15,026    $16,009   $15,002   $290,679    $292,990
                                    --------   -------    -------    -------    -------   -------   --------    --------

INTEREST-EARNING ASSETS
   LESS INTEREST-BEARING
   LIABILITIES ("GAP")             -$    926  -$ 3,037    $ 1,391    $ 9,771    $ 6,742   $24,322   $ 38,263    $ 40,674
                                    ========   =======    =======    =======    =======   =======   ========    ========
Cumulative gap                     -$    926  -$ 3,963   -$ 2,572    $ 7,199    $13,941   $38,263   $ 38,263    $ 40,674
                                    ========   =======    =======    =======    =======   =======   ========    ========
Cumulative gap as % of
   interest-earning assets             -0.28%    -1.20%     -0.78%      2.19%      4.24%    11.63%     11.63%      12.19%
                                    ========   =======    =======    =======    =======   =======   ========    ========

(1)  Includes Federal Home Loan Bank stock.

(2) Long term debt that contain call features are considered a variable rate instrument and are shown in the first period subject to the call provision.

gap for two years, an increase in interest rates would decrease net interest income by approximately $39,630 for two years assuming no management intervention. A fall in interest rates would have the opposite effect for the same periods. In analyzing interest rate sensitivity, the Company's management considers these differences and incorporates other assumptions and factors, such as balance sheet growth and prepayments, to better measure interest rate risk.

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

CITIZENS FIRST FINANCIAL CORP.
CONSOLIDATED AVERAGE BALANCE SHEET (Dollars in thousands)

                               AT DECEMBER 31                                FOR THE YEARS ENDED DECEMBER 31,
                               -------------- --------------------------------------------------------------------------------------
                                    2003                    2003                         2002                        2001
                               -------------- ---------------------------- ---------------------------- ----------------------------
                                              AVERAGE            AVERAGE   AVERAGE            AVERAGE   AVERAGE             AVERAGE
                                 YIELD/COST   BALANCE  INTEREST YIELD/COST BALANCE  INTEREST YIELD/COST BALANCE  INTEREST YIELD/COST
ASSETS
   Deposits with financial
     institutions                 0.83%       $ 19,433 $   204     1.05%   $ 18,912 $   299    1.58%    $ 10,293 $   372    3.61%
   Securities                     4.15%         22,123     844     3.82%     19,716     980    4.97%      14,033     873    6.22%
Loans                             6.04%        276,555  17,799     6.44%    291,307  20,737    7.12%     285,549  23,101    8.09%
FHLB stock                        6.50%          9,332     686     7.35%      4,611     242    5.25%       4,353     295    6.78%
                                  ----        -------- -------     ----    -------- -------    ----     -------- -------    ----
     Total interest-earning
      assets                      5.78%        327,443  19,533     5.97%    334,546  22,258    6.65%     314,228  24,641    7.84%
                                                       -------                      -------                      -------
   Non-interest earning assets                  24,578                       16,965                       17,938
                                              --------                     --------                     --------
     Total assets                             $352,021                     $351,511                     $332,166
                                              --------                     --------                     --------
LIABILITIES & EQUITY
   Money market accounts          1.40%       $ 26,057 $   408     1.57%   $ 24,260 $   603    2.49%     $16,394 $   514    3.14%
   Savings accounts               0.79%         18,392     151     0.82%     17,201     237    1.38%      15,025     319    2.12%
   NOW accounts                   0.69%         22,565     164     0.73%     21,332     244    1.14%      16,173     264    1.63%
   Time and brokered time
     deposits                     3.07%        153,868   5,054     3.28%    159,362   6,643    4.17%     168,200  10,035    5.97%
                                  ----        -------- -------     ----    -------- -------    ----     -------- -------    ----
     Total interest-bearing
      -deposits                   2.44%        220,882   5,777     2.62%    222,155   7,727    3.48%     215,792  11,132    5.16%
   Long-term debt                 4.31%         69,744   3,084     4.42%     72,391   3,589    4.96%      63,742   3,581    5.62%
                                  ----        -------- -------     ----    -------- -------    ----     -------- -------    ----
     Total interest- bearing
      liabilities                 2.85%        290,626   8,861     3.05%    294,546  11,316    3.84%     279,534  14,713    5.26%
                                  ----                 -------     ----             -------    ----              -------    ----
   Non-interest bearing
     liabilities                                28,676                       25,356                       22,220
                                              --------                     --------                     --------
     Total liabilities                         319,302                      319,902                      301,754
   Stockholders' equity                         32,719                       31,609                       30,412
                                              --------                     --------                     --------
     Total liabilities &
      stockholders'equity                     $352,021                     $351,511                     $332,166
                                              --------                     --------                     --------
Net interest spread               2.92%                $10,672     2.92%            $10,942    2.81%             $ 9,928    2.58%
                                                       -------     ----             -------    ----              -------    ----
Net interest margin                                                3.26%                       3.27%                        3.16%
                                                                   ----                        ----                         ----
Ratio of interest earning
    assets  to   interest-
    bearing liabilities                                112.67%                      113.58%                       112.41%

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

                                               YEAR-TO-DATE 2003                    Year-to-Date 2002
                                                  COMPARED TO                          Compared to
                                               YEAR-TO-DATE 2002                    Year-to-Date 2001
                                    ------------------------------------    ---------------------------------
                                              INCREASE (DECREASE)                   Increase (Decrease)
                                                    DUE TO                                 Due to
                                    ------------------------------------    ---------------------------------
                                      VOLUME      RATE      TOTAL CHANGE    Volume       Rate    Total Change
                                      ------      ----      ------------    ------       ----    ------------
                                                                   (in thousands)
INTEREST INCOME:
    Deposits with financial
          institutions               $     8    ($   103)     ($    95)     $ 207      ($   280)   ($    73)
    Securities                           110        (246)         (136)       306          (199)        107
    Loans                             (1,015)     (1,923)       (2,938)       458        (2,822)     (2,364)
    FHLB stock                           319         125           444         17           (70)        (53)
                                     -------     -------       -------      -----       -------     -------
          Total interest income         (578)     (2,147)       (2,725)       988        (3,371)     (2,383)
                                     -------     -------       -------      -----       -------     -------

INTEREST EXPENSE:
    Money-market deposit
          accounts                        42        (238)         (196)       211          (121)         90
    Savings accounts                      15        (101)          (86)        41          (123)        (82)
    NOW accounts                          13         (93)          (80)        71           (91)        (20)
    Time and brokered
            time deposits               (222)     (1,367)       (1,589)      (504)       (2,888)     (3,392)
    Long-term debt                      (128)       (377)         (505)       455          (447)          8
                                     -------     -------       -------      -----       -------     -------
          Total interest expense        (280)     (2,176)       (2,456)       274        (3,670)     (3,396)
                                     -------     -------       -------      -----       -------     -------
          Net interest income       ($   298)    $    29      ($   269)     $ 714       $   299     $ 1,013
                                     -------     -------       -------      -----       -------     -------

                                                                              15

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

At December 31, 2003, the Bank exceeded all of its regulatory capital requirements with Tier 1 capital of $29.8 million or 12.3% of risk-weighted assets, which is above the required level of $9.7 million or 4.0%; and total capital of $32.9 million or 13.5% of risk-weighted assets, which is above the required level of $19.4 million or 8.0%.

The Company's most liquid assets are cash, interest-bearing demand deposits and federal funds sold. The level of these accounts is dependent on the operating, financing, lending and investing activities during any given period. At December 31, 2003 and 2002, cash, interest-bearing demand deposits and federal funds sold totaled $16.8 million and $33.6 million, respectively.

The Company has other sources of liquidity if a need for additional funds arises, including FHLB advances, loan sales, brokered deposits and federal funds. At December 31, 2003, the Bank had outstanding advances with the FHLB of $62.0 million. The FHLB maintains two limitations on the availability of advances based on FHLB stock ownership and total assets. The Bank currently meets the stock limitation. Based on the total assets limitation, the Bank may increase its borrowings with the FHLB by approximately $59.1 million. The ability to borrow this amount would require meeting regulatory mandated loan and collateral limits. Depending upon market conditions and the pricing of deposit products and FHLB borrowings, the Bank may utilize FHLB advances to meet liquidity needs.

The following table presents additional information about our contractual obligations as of December 31, 2003, which by their terms have contractual maturity and termination dates subsequent to December 31, 2003 (dollars in thousands):

                                        NEXT          13-36             37-60          MORE THAN
Contractual obligations:             12 MONTHS        MONTHS            MONTHS         60 MONTHS          TOTALS
                                     ---------        ------            ------         ---------          ------
Certificates of deposits             $ 99,178        $ 41,295          $18,917         $       0         $159,390
Federal Home Loan Bank
    advances                           30,000          22,000            9,975                 0           61,975
Bank note payable                       2,000               0                0                 0            2,000
                                     --------        --------          -------         ---------         --------
Totals                               $131,178        $ 63,295          $28,892         $       0         $223,365
                                     --------        --------          -------         ---------         --------

The Company anticipates that it will have adequate liquidity to meet all known contractual obligations and unfunded commitments, including loan commitments and reasonable borrower, depositor and creditor requirements over the next twelve months. The Company's purchase obligations have no material impact on its cash flow or liquidity and, accordingly, have not been included in the above table. At December 31, 2003, the Company had outstanding commitments to originate loans aggregating approximately $16.7 million. The commitments extend over varying periods of time with the majority being disbursed within a one-year period. Loan commitments at fixed rates of interest amounted to $15.8 million, with the remainder at floating market rates.

OFF-BALANCE SHEET ARRANGEMENTS

At December 31, 2003, the Company had outstanding standby letters of credit of $1.3 million and unfunded loan commitments outstanding of $29.8 million. Because these commitments generally have fixed expiration dates and many will expire without being drawn upon, the total commitment level does not necessarily represent future cash requirements. If needed to fund these outstanding commitments, the Company has the ability to fund these commitments. The following table presents additional information about our unfunded commitments as of December 31, 2003, which by their terms have contractual dates subsequent to December 31, 2003 (dollars in thousands):

                                        NEXT           13-36            37-60          MORE THAN
Unfunded commitments:                12 MONTHS        MONTHS            MONTHS         60 MONTHS           TOTALS
                                     ---------        ------            ------         ---------          --------
Letters of credit                    $   1,267        $    0            $    0         $       0          $  1,267
Lines of credit                         29,806             0                 0                 0            29,806
                                     ---------        ------            ------         ---------          --------
Totals                               $  31,073        $    0            $    0         $       0          $ 31,073
                                     ---------        ------            ------         ---------          --------

IMPACT OF INFLATION

The consolidated financial statements and related consolidated financial data presented herein have been prepared in accordance with accounting principles generally accepted in the United States of America in accordance with accounting principles and practices within the banking industry which require the measurement of financial position and operating results in terms of historical dollars without considering the changes in the relative purchasing power of money over time due to inflation. Unlike most industrial companies, virtually all the assets and liabilities of a financial institution are monetary in nature. As a result, interest rates have a more significant impact on a financial institution's performance than the effects of general levels of inflation.

RECENT ACCOUNTING PRONOUNCEMENTS

In December 2003, the Financial Accounting Standards Board (the "FASB") issued FASB Interpretation No. 46 (revised 2003), Consolidation of Variable Interest Entities, which addresses how a business enterprise should evaluate whether it has a controlling financial interest in an entity through means other than voting rights and accordingly should consolidate the entity. FIN 46R replaces FASB Interpretation No. 46, Consolidation of Variable Interest Entities, which was issued in January 2003, and will be required to be applied no later than the end of the first reporting period after December 31, 2003. This interpretation must be applied to those entities that are considered to be special purpose entities no later than as of the end of the first reporting period that ends after March 15, 2004.

For any variable interest entities ("VIEs") that must be consolidated under FIN 46R that were created before January 1, 2004, the assets, liabilities and noncontrolling interest of the VIE initially would be measured at their carrying amounts with any difference between the net amount added to the balance sheet and any previously recognized interest being recognized as the cumulative effect of an accounting change. If determining the carrying amounts is not practicable, fair value at the date FIN 46R first applies may be used to measure the assets, liabilities and noncontrolling interest of the VIE.

As of December 31, 2003, the Company had no special purpose entities as defined by FIN 46R and therefore the application of this interpretation is not expected to have an effect on the Company's consolidated financial statements.

In May 2003, the FASB issued FASB Statement No. 150, Accounting for Certain Financial Instruments with Characteristics of Both Liabilities and Equity. This Statement establishes standards for how an issuer classifies and measures certain financial instruments with characteristics of both liabilities and equity. It requires that an issuer classify a financial instrument that is within its scope as a liability (or an asset in some circumstances). Many of those instruments were previously classified as equity. The provisions of this Statement are effective for instruments entered into or modified after May 31, 2003, and otherwise are effective at the beginning of the first interim period beginning after June 15, 2003. It is to be implemented by reporting the cumulative effect of a change in an accounting principle for financial instruments created before May 15, 2003 and still existing at the beginning of the interim period of adoption. The adoption of this new standard is not expected to have an impact on the consolidated financial position or results of operations of the Company.

In 2004, the Securities and Exchange Commission (the "SEC") provided guidance on the accounting for loan commitments that relate to the origination of mortgage loans that will be held for resale pursuant to FASB Statement No. 133. Accounting for Derivative Instruments and Hedging Activities which was released in 1998 and FASB Statement No. 149, Amendment of Statement No. 133 on Derivative Instruments and Hedging Activities which was released in 2003. The SEC staff have expressed their view that loan commitments that relate to the origination of mortgage loans that will be held for resale are written options from the perspective of the prospective lender. Thus, upon the origination of a loan commitment, the SEC staff believes that the fair value of the loan commitment should be recorded as a liability with the offset to expense to the extent consideration has not been received. The written option would remain a liability until the expiration or culmination of the contract. This accounting treatment should be applied to all loan commitments originated in the first reporting period beginning after March 31, 2004. The Company does not expect the adoption of this SEC recommendation to materially impact the Company's financial statements or results of operations.

INDEPENDENT ACCOUNTANTS' REPORT

To the Stockholders and Board of Directors
Citizens First Financial Corp.
Bloomington, Illinois

BKD LLP [logo omitted]

We have audited the accompanying consolidated balance sheets of Citizens First Financial Corp. (Company) as of December 31, 2003 and 2002, and the related consolidated statements of income, stockholders' equity, and cash flows for each of the years in the three-year period ended December 31, 2003. These consolidated financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these consolidated financial statements based on our audits.

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

In our opinion, the consolidated financial statements described above present fairly, in all material respects, the consolidated financial position of Citizens First Financial Corp. as of December 31, 2003 and 2002, and the results of its operations and its cash flows for each of the years in the three-year period ended December 31, 2003, in conformity with accounting principles generally accepted in the United States of America.

/S/BKD, LLP

Decatur, Illinois

January 23, 2004

CITIZENS FIRST FINANCIAL CORP.
CONSOLIDATED BALANCE SHEETS

DECEMBER 31                                                                     2003                 2002
-------------------------------------------------------------------------------------------------------------
ASSETS
Cash and due from banks                                                     $  6,692,128         $ 10,730,083
Interest-bearing demand deposits                                               6,890,528           13,600,680
Federal funds sold                                                             3,248,244            9,252,156
-------------------------------------------------------------------------------------------------------------
      Cash and cash equivalents                                               16,830,900           33,582,919
Available-for-sale securities                                                 20,745,891           20,712,486
Loans held for sale, net of unrealized loss of $0 and $46,290
      at December 31, 2003 and 2002                                              376,088            6,098,342
Loans, net of allowance for loan losses of $3,071,690
      and $3,753,324 at December 31, 2003 and 2002                           279,405,053          278,838,440
Premises and equipment                                                         6,183,306            6,792,255
Federal Home Loan Bank stock                                                  15,205,900            4,696,900
Foreclosed assets held for sale, net of allowance for
      losses of $1,313,000 and $233,650 at December
      31, 2003 and 2002                                                        2,134,825            1,499,664
Interest receivable                                                            2,086,988            2,452,996
Deferred income taxes                                                            866,604              833,090
Mortgage servicing rights, net of valuation allowance
      of $0 and $123,000 at December 31, 2003 and 2002                           468,730              406,563
Cash surrender value of life insurance                                         4,115,213                   --
Land in the real estate joint venture                                            682,664              887,990
Other                                                                            413,123              254,234
-------------------------------------------------------------------------------------------------------------
      TOTAL ASSETS                                                          $349,515,285         $357,055,879
-------------------------------------------------------------------------------------------------------------
LIABILITIES AND STOCKHOLDERS' EQUITY
LIABILITIES
Deposits
      Demand                                                                $ 23,309,124         $ 24,725,966
      Savings, NOW and money market                                           67,313,588           64,419,418
      Time                                                                   149,361,845          154,944,611
      Brokered time                                                           10,028,221            5,073,307
-------------------------------------------------------------------------------------------------------------
            Total deposits                                                   250,012,778          249,163,302
Long-term debt                                                                63,975,000           72,825,000
Advances from borrowers for taxes and insurance                                  488,539              469,512
Interest payable                                                                 310,783              372,543
Other liabilities                                                              1,353,693            1,887,131
-------------------------------------------------------------------------------------------------------------
      TOTAL LIABILITIES                                                      316,140,793          324,717,488
-------------------------------------------------------------------------------------------------------------
MINORITY INTEREST IN REAL ESTATE JOINT VENTURE                                   382,707              444,160
COMMITMENTS AND CONTINGENT LIABILITIES
STOCKHOLDERS' EQUITY
Preferred stock, $.01 par value; authorized and unissued - 1,000,000 shares
Common stock, $.01 par value;
      Authorized - 8,000,000 shares
      Issued - 2,817,500
      Outstanding; 2003 - 1,499,475 shares, 2002 - 1,455,504
          shares                                                                  28,175               28,175
Additional paid-in capital                                                    27,909,984           27,933,789
Retained earnings                                                             26,869,527           25,837,338
Accumulated other comprehensive income (loss)                                    (19,567)             196,792
-------------------------------------------------------------------------------------------------------------
                                                                              54,788,119           53,996,094

Treasury stock, at cost
      Common stock; 2003 - 1,318,025 shares, 2002 -
          1,361,996 shares                                                   (21,796,334)         (22,101,863)
-------------------------------------------------------------------------------------------------------------
      TOTAL STOCKHOLDERS' EQUITY                                              32,991,785           31,894,231
-------------------------------------------------------------------------------------------------------------
      TOTAL LIABILITIES AND STOCKHOLDERS' EQUITY                            $349,515,285         $357,055,879
-------------------------------------------------------------------------------------------------------------

See notes to consolidated financial statements.

CITIZENS FIRST FINANCIAL CORP.
CONSOLIDATED STATEMENTS OF INCOME

YEARS ENDED DECEMBER 31                                          2003             2002               2001
-------------------------------------------------------------------------------------------------------------
INTEREST AND DIVIDEND INCOME
      Loans                                                  $17,798,763       $20,736,994        $23,100,731
      Securities - taxable                                       843,669           979,881            873,495
      Federal funds sold                                          73,051           144,614            137,691
      Dividends on Federal Home Loan Bank stock                  685,723           242,397            294,800
      Deposits with financial institutions and other             131,551           153,923            234,535
-------------------------------------------------------------------------------------------------------------
            Total interest and dividend income                19,532,757        22,257,809         24,641,252
-------------------------------------------------------------------------------------------------------------
INTEREST EXPENSE
      Deposits                                                 5,776,505         7,727,165         11,132,126
      Long-term debt                                           3,083,899         3,589,261          3,581,110
-------------------------------------------------------------------------------------------------------------
            Total interest expense                             8,860,404        11,316,426         14,713,236
-------------------------------------------------------------------------------------------------------------
NET INTEREST INCOME                                           10,672,353        10,941,383          9,928,016
PROVISION FOR LOAN LOSSES                                      2,462,124         1,803,006            945,505
-------------------------------------------------------------------------------------------------------------
NET INTEREST INCOME AFTER PROVISION FOR LOAN LOSSES            8,210,229         9,138,377          8,982,511
-------------------------------------------------------------------------------------------------------------
NONINTEREST INCOME
      Customer service fees                                    1,009,934           930,470            897,332
      Net gains on loan sales                                  1,308,406           845,941            666,297
      Net realized losses on sales of
            available-for-sale securities                             --           (70,722)                --
      Net gains from sale of land in real estate joint
                venture                                          467,871           247,723            276,165
      Loan servicing fees                                        167,166           203,467            209,893
      Increase in cash surrender value of life insurance         124,852                --                 --
      Other                                                      180,999           272,908            259,457
-------------------------------------------------------------------------------------------------------------
            Total noninterest income                           3,259,228         2,429,787          2,309,144
-------------------------------------------------------------------------------------------------------------
NONINTEREST EXPENSE
      Salaries and employee benefits                           3,930,481         4,399,528          4,472,930
      Net occupancy and equipment expenses                     1,171,553         1,193,125          1,213,416
      Data processing fees                                       205,624           185,792            178,464
      Professional fees                                          258,937           247,953            320,332
      Loss on foreclosed assets, net                           1,365,579           284,589             48,895
      Deposit insurance premium                                   38,433            41,234             42,784
      Amortization of mortgage servicing rights                  273,000           443,174            210,895
      Minority interest in net income of real estate
            joint venture                                        233,935           123,862            138,552
      Other                                                    1,412,987         1,378,805          1,208,412
-------------------------------------------------------------------------------------------------------------
            Total noninterest expense                          8,890,529         8,298,062          7,834,680
-------------------------------------------------------------------------------------------------------------
INCOME BEFORE INCOME TAXES                                     2,578,928         3,270,102          3,456,975
PROVISION FOR INCOME TAXES                                       943,152         1,339,766          1,375,239
-------------------------------------------------------------------------------------------------------------
NET INCOME                                                   $ 1,635,776       $ 1,930,336        $ 2,081,736
-------------------------------------------------------------------------------------------------------------
BASIC EARNINGS PER SHARE                                     $      1.11       $      1.31        $      1.39
-------------------------------------------------------------------------------------------------------------
DILUTED EARNINGS PER SHARE                                   $      1.01       $      1.21        $      1.32
-------------------------------------------------------------------------------------------------------------

See notes to consolidated financial statements.

CITIZENS FIRST FINANCIAL CORP.
CONSOLIDATED STATEMENTS OF STOCKHOLDERS' EQUITY
YEAR ENDED DECEMBER 31, 2003, 2002 AND 2001

                                                         COMMON STOCK
                                                   -------------------------    ADDITIONAL                       UNEARNED
                                                  OUTSTANDING                    PAID-IN         RETAINED       INCENTIVE
                                                    SHARES        AMOUNT         CAPITAL         EARNINGS      PLAN SHARES
---------------------------------------------------------------------------------------------------------------------------
BALANCE, JANUARY 1, 2001                           1,483,964    $     28,175   $ 27,559,152    $ 22,633,681    $   (271,674)
    Comprehensive income
        Net income                                        --              --             --       2,081,736              --
        Change in unrealized appreciation
            on available-for-sale securities,
            net of taxes                                  --              --             --              --              --
---------------------------------------------------------------------------------------------------------------------------
                Total comprehensive income
---------------------------------------------------------------------------------------------------------------------------
    Dividends on common stock,
        $.23 per share                                    --              --             --        (344,064)             --
    Purchase of stock                                (54,642)             --             --              --              --
    Stock options exercised                            1,000              --         (1,654)             --              --
    Incentive plan shares
       earned                                         19,916              --        (26,707)             --         271,674
    Employee stock ownership
        plan shares earned                            32,200              --        154,908              --              --
---------------------------------------------------------------------------------------------------------------------------
BALANCE, DECEMBER 31, 2001                         1,482,438          28,175     27,685,699      24,371,353               0
    Comprehensive income
        Net income                                        --              --             --       1,930,336              --
        Change in unrealized appreciation
            on available-for-sale securities,
            net of taxes                                  --              --             --              --              --
---------------------------------------------------------------------------------------------------------------------------
                Total comprehensive income
---------------------------------------------------------------------------------------------------------------------------
    Dividends on common stock,
        $.31 per share                                    --              --             --        (464,351)             --
    Purchase of stock                                (74,094)             --             --              --              --
    Stock options exercised                           14,960              --        (45,172)             --              --
    Employee stock ownership plan
        shares earned                                 32,200              --        293,262              --              --
---------------------------------------------------------------------------------------------------------------------------
BALANCE, DECEMBER 31, 2002                         1,455,504          28,175     27,933,789      25,837,338               0
    Comprehensive income
        Net income                                        --              --             --       1,635,776              --
        Change in unrealized depreciation
            on available-for-sale securities,
            net of taxes                                  --              --             --              --              --
---------------------------------------------------------------------------------------------------------------------------
                Total comprehensive income
---------------------------------------------------------------------------------------------------------------------------
    Dividends on common stock,
        $.40 per share                                    --              --             --        (603,587)             --
    Purchase of stock                                (54,577)             --             --              --              --
    Stock options exercised                           98,548              --       (299,688)             --              --
    Tax benefit related to stock
        options exercised                                 --              --        275,883              --              --
BALANCE, DECEMBER 31, 2003                         1,499,475    $     28,175   $ 27,909,984    $ 26,869,527    $          0
---------------------------------------------------------------------------------------------------------------------------

                                                                   ACCUMULATED
                                                    UNEARNED         OTHER
                                                      ESOP        COMPREHENSIVE     TREASURY
                                                  COMPENSATION    INCOME (LOSS)      STOCK           TOTAL
--------------------------------------------------------------------------------------------------------------
BALANCE, JANUARY 1, 2001                          $   (644,000)   $    (29,043)   $(19,969,515)   $ 29,306,776
    Comprehensive income
        Net income                                          --              --              --       2,081,736
        Change in unrealized appreciation
            on available-for-sale securities,
            net of taxes                                    --          81,133              --          81,133
--------------------------------------------------------------------------------------------------------------
                Total comprehensive income                                                           2,162,869
--------------------------------------------------------------------------------------------------------------
    Dividends on common stock,
        $.23 per share                                      --              --              --        (344,064)
    Purchase of stock                                       --              --        (947,286)       (947,286)
    Stock options exercised                                 --              --          13,954          12,300
    Incentive plan shares
       earned                                               --              --              --         244,967
    Employee stock ownership
        plan shares earned                             322,000              --              --         476,908
--------------------------------------------------------------------------------------------------------------
BALANCE, DECEMBER 31, 2001                            (322,000)         52,090     (20,902,847)     30,912,470
    Comprehensive income
        Net income                                          --              --              --       1,930,336
        Change in unrealized appreciation
            on available-for-sale securities,
            net of taxes                                    --         144,702              --         144,702
--------------------------------------------------------------------------------------------------------------
                Total comprehensive income                                                           2,075,038
--------------------------------------------------------------------------------------------------------------
    Dividends on common stock,
        $.31 per share                                      --              --              --        (464,351)
    Purchase of stock                                       --              --      (1,427,230)     (1,427,230)
    Stock options exercised                                 --              --         228,214         183,042
    Employee stock ownership plan
        shares earned                                  322,000              --              --         615,262
--------------------------------------------------------------------------------------------------------------
BALANCE, DECEMBER 31, 2002                                   0         196,792     (22,101,863)     31,894,231
    Comprehensive income
        Net income                                          --              --              --       1,635,776
        Change in unrealized depreciation
            on available-for-sale securities,
            net of taxes                                    --        (216,359)             --        (216,359)
--------------------------------------------------------------------------------------------------------------
                Total comprehensive income                                                           1,419,417
--------------------------------------------------------------------------------------------------------------
    Dividends on common stock,
        $.40 per share                                      --              --              --        (603,587)
    Purchase of stock                                       --              --      (1,221,082)     (1,221,082)
    Stock options exercised                                 --              --       1,526,611       1,226,923
    Tax benefit related to stock
        options exercised                                   --              --              --         275,883
BALANCE, DECEMBER 31, 2003                        $          0    $    (19,567)   $(21,796,334)   $ 32,991,785
--------------------------------------------------------------------------------------------------------------

See notes to consolidated financial statements.

CITIZENS FIRST FINANCIAL CORP.
CONSOLIDATED STATEMENTS OF CASH FLOWS

YEARS ENDED DECEMBER 31                                               2003             2002            2001
---------------------------------------------------------------------------------------------------------------
OPERATING ACTIVITIES
      Net income                                                   $  1,635,776    $  1,930,336    $  2,081,736
      Items not requiring (providing) cash
            Depreciation and amortization                               710,670         742,193         791,440
            Provision for loan losses                                 2,462,124       1,803,006         945,505
            Loss on foreclosed assets, net                            1,365,579         284,589          48,895
            Amortization of premiums and discounts on
                  securities                                            195,094         147,316         111,150
            Amortization of mortgage servicing rights                   273,000         443,174         210,895
            Provision for valuation allowance for mortgage
                  servicing rights                                     (123,000)        123,000              --
            Increase in cash surrender value of life insurance         (124,852)             --              --
            Deferred income taxes                                       108,635        (752,166)        110,146
            Net realized losses on available-for-sale securities             --          70,722              --
            Net gain on sales of premises and equipment                 (20,577)        (33,919)             --
            Net gain on loan sales                                   (1,308,406)       (845,941)       (666,297)
            Loans originated for sale                               (65,231,740)    (61,081,927)    (51,594,890)
            Proceeds from sales of loans originated for resale       72,050,233      62,528,157      46,576,349
            Federal Home Loan Bank stock dividends                     (509,000)       (235,800)       (294,800)
            Compensation expense related to employee
                  stock ownership and incentive plans                        --         615,262         721,875
            Net gains from sale of land in real estate
                  joint venture                                        (467,871)       (247,723)       (276,165)
            Minority interest in net income of real estate
                  joint venture                                         233,935         123,862         138,552
      Change in
            Interest receivable                                         366,008          91,800         150,141
            Other assets                                               (158,889)        158,186         355,462
            Interest payable                                            (61,760)       (109,637)       (365,413)
            Other liabilities                                          (533,438)        555,428        (371,497)
---------------------------------------------------------------------------------------------------------------
      Net cash provided by (used in) operating activities            10,861,521       6,309,918      (1,326,916)
---------------------------------------------------------------------------------------------------------------
INVESTING ACTIVITIES
            Purchases of available-for-sale securities              (11,922,979)    (15,548,546)     (9,856,141)
            Proceeds from maturities of available-for-sale
                  securities                                         11,335,972       5,349,046       9,246,158
            Proceeds from sales of available-for-sale securities             --       5,191,203              --
            Net change in loans                                      (8,059,519)      3,076,000      (6,442,375)
            Purchase of premises and equipment                         (108,388)       (144,511)       (180,394)
            Proceeds from sales of premises and equipment                27,244         157,244              --
            Purchase of Federal Home Loan Bank stock                (10,000,000)             --              --
            Proceeds from the sale of foreclosed assets               3,030,042       1,959,545
                                                                                                      1,561,959
            Proceeds from the sale of land in real estate
                  joint venture                                         673,197         440,570         415,108
            Distribution to minority interest portion of real
                  estate joint venture                                 (295,388)       (220,792)       (188,329)
            Purchase of life insurance                               (3,990,361)             --              --
---------------------------------------------------------------------------------------------------------------
      Net cash provided by (used in) investing activities           (19,310,180)        259,759      (5,444,014)
---------------------------------------------------------------------------------------------------------------

CITIZENS FIRST FINANCIAL CORP.

YEARS ENDED DECEMBER 31                                          2003            2002            2001
---------------------------------------------------------------------------------------------------------
FINANCING ACTIVITIES
            Net increase in demand deposits, money
                  market, NOW and savings accounts           $  1,477,328    $ 12,064,091    $ 14,138,822
            Net increase (decrease) in certificates of
                  deposit and brokered deposits                  (627,852)        456,376      (5,610,727)
            Proceeds from long-term debt                       15,000,000      13,800,000      43,000,000
            Repayment of long-term debt                       (23,850,000)    (10,617,979)    (41,341,632)
            Purchase of treasury stock                         (1,221,082)     (1,427,230)       (947,286)
            Dividends paid                                       (603,587)       (464,351)       (344,064)
            Proceeds from stock options exercised               1,226,923         183,042          12,300
            Tax benefit related to stock options exercised        275,883              --              --
            Net increase (decrease)  in advances by
                  borrowers for taxes and insurance                19,027          88,673        (220,999)
---------------------------------------------------------------------------------------------------------
                  Net cash provided by (used in)
                        financing activities                   (8,303,360)     14,082,622       8,686,414
---------------------------------------------------------------------------------------------------------
INCREASE (DECREASE) IN CASH AND CASH EQUIVALENTS              (16,752,019)     20,652,299       1,915,484
CASH AND CASH EQUIVALENTS, BEGINNING OF YEAR                   33,582,919      12,930,620      11,015,136
CASH AND CASH EQUIVALENTS, END OF YEAR                       $ 16,830,900    $ 33,582,919    $ 12,930,620
---------------------------------------------------------------------------------------------------------
SUPPLEMENTAL CASH FLOWS INFORMATION
            Interest paid                                    $  8,922,164    $ 11,426,063    $ 15,078,649
            Income taxes paid (net of refunds)                  1,023,977       1,649,878         919,048
            Real estate acquired in settlement of loans         5,030,782       3,428,559       2,142,673

See notes to consolidated financial statements.

CITIZENS FIRST FINANCIAL CORP.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
DECEMBER 31, 2003 AND 2002

NOTE 1 - NATURE OF OPERATIONS AND SUMMARY OF
SIGNIFICANT ACCOUNTING POLICIES

NATURE OF OPERATIONS - Citizens First Financial Corp. ("Company") is a thrift holding company whose principal activity is the ownership and management of its wholly-owned subsidiary, Citizens Savings Bank ("Bank"). The Bank is primarily engaged in providing a full range of banking and financial services to individual and corporate customers in Central Illinois. The Bank has one wholly owned subsidiary, CSL Service Corporation. CSL Service Corporation entered into a joint venture real estate development partnership (LLC) with two other investors and is a 50% owner of the LLC. The primary business of the LLC is to purchase and develop commercial real estate. The Company is subject to competition from other financial institutions. The Company and Bank are subject to the regulation of certain federal and state agencies and undergo periodic examinations by those regulatory authorities.

PRINCIPLES OF CONSOLIDATION - The consolidated financial statements include the accounts of the Company and the Bank. All significant intercompany accounts and transactions have been eliminated in consolidation. The accounts of the LLC have been consolidated into the Company's financial statements. The cost basis investment in the real estate and the minority interest owned portion are reflected on the consolidated balance sheets.

USE OF ESTIMATES - The preparation of financial statements in conformity with accounting principles generally accepted in the United States of America requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period. Actual results could differ from those estimates.

Material estimates that are particularly susceptible to significant change relate to the determination of the allowance for loan losses, the valuation of real estate acquired in connection with foreclosures or in satisfaction of loans, mortgage servicing rights, and prepayment assumptions used in determining amortization of premiums on mortgage backed securities. In connection with the determination of the allowance for loan losses and the valuation of foreclosed assets held for sale, management obtains independent appraisals for significant properties. Management estimates mortgage servicing rights taking into consideration changes in interest rates, current prepayment rates and expected future cash flows and obtains an independent valuation for the assets. Management periodically reviews the prepayment assumptions used in determining the amortization of premiums on mortgage backed securities.

CASH EQUIVALENTS - The Company considers all liquid investments with original maturities of three months or less to be cash equivalents.

SECURITIES - Available-for-sale securities, which include any security for which the Company has no immediate plan to sell but which may be sold in the future, are carried at fair value. Unrealized gains and losses are recorded, net of related income tax effects, in other comprehensive income.

Amortization of premiums and accretion of discounts are recorded as interest income from securities; taking into account prepayment assumptions. Realized gains and losses are recorded as net security gains (losses). Gains and losses on sales of securities are determined on the specific-identification method.

LOANS HELD FOR SALE - Mortgage loans originated and intended for sale in the secondary market are carried at the lower of cost or fair value in the aggregate. Net unrealized losses, if any, are recognized through a valuation allowance by charges to income.

LOANS - Loans that management has the intent and ability to hold for the foreseeable future or until maturity or payoffs are reported at their outstanding principal balances adjusted for any charge-offs and the allowance for loan losses. Interest income is reported on the interest method. Generally, loans are placed on non-accrual status at ninety days and interest is considered a loss, unless the loan is well secured and in the process of collection.

ALLOWANCE FOR LOAN LOSSES - The allowance for loan losses is established as losses are estimated to have occurred through a provision for loan losses charged to income. Loan losses are charged against the allowance when management believes the uncollectibility of a loan balance is confirmed. Subsequent recoveries, if any, are credited to the allowance.

CITIZENS FIRST FINANCIAL CORP.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
DECEMBER 31, 2003 AND 2002

The allowance for loan losses is evaluated on a regular basis by management and is based upon management's periodic review of the collectibility of the loans in light of historical experience, the nature and volume of the loan portfolio, adverse situations that may affect the borrower's ability to repay, estimated value of any underlying collateral and prevailing economic conditions. This evaluation is inherently subjective as it requires estimates that are susceptible to significant revision as more information becomes available.

A loan is considered impaired when, based on current information and events, it is probable that the Company will be unable to collect the scheduled payments of principal or interest when due according to the contractual terms of the loan agreement. Factors considered by management in determining impairment include payment status, collateral value and the probability of collecting scheduled principal and interest payments when due. Loans that experience insignificant payment delays and payment shortfalls generally are not classified as impaired. Management determines the significance of payment delays and payment shortfalls on a case-by-case basis, taking into consideration all of the circumstances surrounding the loan and the borrower, including the length of the delay, the reasons for the delay, the borrower's prior payment record and the amount of the shortfall in relation to the principal and interest owed. Impairment is measured on a loan-by-loan basis for commercial, agricultural, and construction loans by either the present value of expected future cash flows discounted at the loan's effective interest rate, the loan's obtainable market price or the fair value of the collateral if the loan is collateral dependent.

Large groups of smaller balance homogenous loans are collectively evaluated for impairment. Accordingly, the Company does not separately identify individual consumer and residential loans for impairment measurements.

LAND IN THE REAL ESTATE JOINT VENTURE - Land in the real estate joint venture is carried at cost, with land and development costs allocated to lots when incurred.

PREMISES AND EQUIPMENT - Depreciable assets are stated at cost less accumulated depreciation. Depreciation is charged to expense using the straight-line method over the estimated useful lives of the assets.

FEDERAL HOME LOAN STOCK - Federal Home Loan Bank stock is a required investment for institutions that are members of the Federal Home Loan Bank system. The required investment in the common stock is based on a predetermined formula.

FORECLOSED ASSETS HELD FOR SALE - Assets acquired through, or in lieu of, loan foreclosure are held for sale and are initially recorded at fair value at the date of foreclosure, establishing a new cost basis. Subsequent to foreclosure, valuations are periodically performed by management and the assets are carried at the lower of carrying amount or fair value less cost to sell. Revenue and expenses from operations and changes in the valuation allowance are included in net loss from foreclosed assets.

MORTGAGE SERVICING RIGHTS - Mortgage servicing rights on originated loans that have been sold are capitalized by allocating the total cost of the mortgage loans between the mortgage servicing rights and the loans based on their relative fair values. Capitalized servicing rights are amortized in proportion to and over the period of estimated servicing revenues. Impairment of mortgage-servicing rights is assessed based on the fair value of those rights. Fair values are estimated using either an independent valuation or by discounted cash flows based on a current market interest rate. For purposes of measuring impairment, the rights are stratified based on the predominant risk characteristics of the underlying loans. The predominant characteristic currently used for stratification is type of loan. The amount of impairment recognized is the amount by which the capitalized mortgage servicing rights for a stratum exceed their fair value.

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

CITIZENS FIRST FINANCIAL CORP.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
DECEMBER 31, 2003 AND 2002

STOCK OPTIONS - The Company has a stock-based employee compensation plan, which is described more fully in Note 17. The Company accounted for this plan under the recognition and measurement principles of APB Opinion No. 25, Accounting for Stock Issued to Employees, and related Interpretations. No stock-based employee compensation cost is reflected in net income, as all options granted under those plans had an exercise price equal to the market value of the underlying common stock on the grant date. The following table illustrates the effect on net income and earnings per share if the Company had applied the fair value provisions of FASB Statement No. 123, Accounting for Stock-Based Compensation, to stock-based employee compensation.

                                                                 Years Ended December 31,
                                                      2003                 2002                 2001
                                                  -------------------------------------------------------
Net income, as reported                           $   1,635,776        $   1,930,336        $   2,081,736
Less: total stock-based employee
   compensation cost
      determined under the fair value based
      method, net of income taxes                       (82,923)            (109,706)            (282,828)
                                                  -------------        -------------        -------------
Pro forma net income                              $   1,552,853        $   1,820,630        $   1,798,908
                                                  -------------        -------------        -------------
Earnings per share:
      Basic - as reported                         $        1.11        $        1.31        $        1.39
      Basic - pro forma                           $        1.05                 1.24                 1.20
      Diluted - as reported                       $        1.01                 1.21                 1.32
      Diluted - pro forma                         $        0.96                 1.14                 1.13
                                                  -------------        -------------        -------------

INCOME TAXES - Deferred tax assets and liabilities are recognized for the tax effects of differences between the financial statement and tax bases of assets and liabilities. A valuation allowance is established to reduce deferred tax assets if it is more likely than not that a deferred tax asset will not be realized. The Company files consolidated income tax returns with its subsidiary.

EARNINGS PER SHARE - Basic earnings per share have been computed based upon the weighted-average common shares outstanding during each year. Diluted earnings per share reflects the potential dilution that could occur if securities or other contracts to issue common stock were exercised or converted into common stock or resulted in the issuance of common stock that then shared in the earnings of the Company.

Shares in the Company's employee stock ownership plan are considered outstanding for earnings per share calculations when they are committed to be released; unallocated shares are not considered outstanding.

RECLASSIFICATIONS - Certain reclassifications have been made to the 2001 and 2002 financial statements to conform to the 2003 financial statement presentation. These reclassifications had no effect on net income.

NOTE 2 - RESTRICTION ON CASH AND DUE FROM BANKS

The Bank is required to maintain reserve funds in cash and/or on deposit with the Federal Reserve Bank. The reserve required at December 31, 2003, was $1,562,000.

CITIZENS FIRST FINANCIAL CORP.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
DECEMBER 31, 2003 AND 2002

NOTE 3 - SECURITIES

The amortized cost and approximate fair values of securities available for sale are as follows:

                                                                         DECEMBER 31, 2003
                                              --------------------------------------------------------------------
                                                                   GROSS              GROSS
                                                AMORTIZED       UNREALIZED         UNREALIZED          APPROXIMATE
                                                  COST             GAINS             LOSSES            FAIR VALUE
                                              --------------------------------------------------------------------
U.S. government agencies                      $  6,802,487      $       --         $  (48,247)         $ 6,754,240
Mortgage-backed securities                      12,978,111         155,173           (134,746)          12,998,538
Other securities                                 1,002,141              --             (9,028)             993,113
                                              ------------      ----------         ----------          -----------

                                              $ 20,782,739      $  155,173         $ (192,021)         $20,745,891

                                                                         DECEMBER 31, 2002
                                              --------------------------------------------------------------------
                                                                   GROSS             GROSS
                                                AMORTIZED       UNREALIZED         UNREALIZED          APPROXIMATE
                                                  COST             GAINS             LOSSES            FAIR VALUE
                                              --------------------------------------------------------------------
Mortgage-backed securities                    $ 17,084,053      $  342,913         $  (44,804)         $17,382,162
Other securities                                 3,306,773          23,551                 --            3,330,324
                                              ------------      ----------         ----------          -----------

                                              $ 20,390,826      $  366,464         $  (44,804)         $20,712,486
                                              ------------      ----------         ----------          -----------

Certain investments in debt securities are reported in the financial statements at an amount less than their historical cost. Total fair value of these investments at December 31, 2003, was $13,879,790, which is approximately 67% of the Company's available-for-sale investment portfolio. These declines primarily resulted from recent increases in market interest rates and failure of certain investments to maintain consistent credit quality ratings.

Based on evaluation of available evidence, including recent changes in market interest rates, credit rating information and information obtained from regulatory filings, management believes the declines in fair value for these securities are temporary.

Should the impairment of any of these securities become other than temporary, the cost basis of the investment will be reduced and the resulting loss recognized in net income in the period the other-than-temporary impairment is identified.

The following table shows the investments' gross unrealized losses and fair value, aggregated by investment category and length of time that individual securities have been in a continuous unrealized loss position at December 31, 2003:

CITIZENS FIRST FINANCIAL CORP.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
DECEMBER 31, 2003 AND 2002

                                     LESS THAN 12 MONTHS                12 MONTHS OR MORE                     TOTAL
                                ---------------------------------------------------------------------------------------------
      DESCRIPTION OF                FAIR           UNREALIZED          FAIR       UNREALIZED         FAIR          UNREALIZED
        SECURITIES                 VALUE             LOSSES           VALUE         LOSSES           VALUE           LOSSES
-----------------------------------------------------------------------------------------------------------------------------
U.S. government agencies        $  5,802,487       $  (48,247)      $      --     $      --      $  5,802,487      $ (48,247)
Mortgage-backed securities         6,187,447         (112,356)        896,743       (22,390)        7,084,190       (134,746)
Other securities                     993,113           (9,028)             --            --           993,113         (9,028)

  Total temporarily impaired
     securities                 $ 12,983,047       $ (169,631)      $ 896,743     $ (22,390)     $ 13,879,790      $(192,021)
                                ------------       ----------       ---------     ---------      ------------      ---------

The amortized cost and fair value of available-for-sale securities at December 31, 2003, by contractual maturity, are shown below. Expected maturities will differ from contractual maturities because issuers may have the right to call or prepay obligations with or without call or prepayment penalties.

                                                                 AMORTIZED COST                FAIR VALUE
                                                                 ----------------------------------------
One to five years                                                  $ 1,502,813                $ 1,510,500
Five to ten years                                                    5,299,674                  5,243,740
                                                                   -----------                -----------

                                                                     6,802,487                  6,754,240

Mortgage-backed securities                                          12,978,111                 12,998,538
Other securities                                                     1,002,141                    993,113
                                                                   -----------                -----------

   Totals                                                          $20,782,739                $20,745,891
                                                                   -----------                -----------

The carrying value of securities pledged as collateral, to secure public deposits and for other purposes, was $6,217,000 at December 31, 2003 and $4,852,000 at December 31, 2002.

Gross gains of $157,025 and gross losses of $227,747 resulting from sales of available-for-sale securities were realized for 2002. There were no sales of securities in 2003 or 2001.

With the exception of securities of U.S. government agencies and corporations, the Company did not hold any securities of a single issuer, payable from and secured by the same source of revenue or taxing authority, the book value of which exceeded 10% of stockholder's equity at December 31, 2003.

CITIZENS FIRST FINANCIAL CORP.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
DECEMBER 31, 2003 AND 2002

NOTE 4 - LOANS AND ALLOWANCE FOR LOAN LOSSES

Categories of loans at December 31, include:

                                                                               2003                    2002
                                                                          -------------------------------------
Commercial and agricultural                                               $  38,046,955           $  33,437,546
Real estate construction                                                     36,577,259              37,544,819
Commercial real estate                                                       86,368,436              82,007,656
Residential real estate                                                     120,935,864             128,692,293
Consumer and Other                                                            9,865,757               9,754,620
                                                                          -------------           -------------
     Total loans                                                            291,794,271             291,436,934

Less
     Undisbursed portion of loans                                            (9,317,528)             (8,845,170)
     Allowance for loan losses                                               (3,071,690)             (3,753,324)
                                                                          -------------           -------------

        Net loans                                                         $ 279,405,053           $ 278,838,440
                                                                          -------------           -------------

Activity in the allowance for loan losses was as follows:

                                                            2003                 2002                 2001
                                                         ----------------------------------------------------
Balance, beginning of year                               $ 3,753,324          $2,421,460           $1,825,999
Provision charged to expense                               2,462,124           1,803,006              945,505
Losses charged off, net of recoveries
     of $45,219 for 2003,
      and $0 for 2002 and 2001                            (3,143,758)           (471,142)            (350,044)
Balance, end of year                                     $ 3,071,690          $3,753,324           $2,421,460
                                                         -----------          ----------           ----------

Impaired loans totaled $24,066,000 and $23,854,000 at December 31, 2003 and 2002, respectively. An allowance for loan losses of $1,655,000 and $2,833,000 relates to impaired loans of $7,427,410 and $7,502,388, at December 31, 2003 and 2002, respectively. At December 31, 2003 and 2002, impaired loans of $16,638,590 and $16,352,081 had no related allowance for loan losses.

Interest of $729,250, $1,685,923 and $565,013 was recognized on average impaired loans of $22,410,190, $21,074,038 and $10,959,370 for 2003, 2002 and 2001,
respectively. Interest of $728,124, $1,560,973 and $448,562 was recognized on impaired loans on a cash basis during 2003, 2002 and 2001, respectively.

At December 31, 2003 and 2002, accruing loans delinquent 90 days or more totaled $7,000 and $1,753,000, respectively. Non-accruing loans at December 31, 2003 and 2002 were $2,452,000 and $4,410,000, respectively.

CITIZENS FIRST FINANCIAL CORP.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
DECEMBER 31, 2003 AND 2002

NOTE 5 - FORECLOSED ASSETS HELD FOR SALE

Activity in the allowance for losses on foreclosed assets was as follows:

                                                             2003                2002                 2001
                                                         ----------------------------------------------------
Balance, beginning of year                               $   233,650          $       --           $       --
Provision charged to expense                               1,324,500             283,650                   --
Charge-offs, net of recoveries of $0 for
    2003, 2002 and 2001                                     (245,150)            (50,000)                  --
                                                         -----------          ----------           ----------
Balance, end of year                                     $ 1,313,000          $  233,650           $       --
                                                         -----------          ----------           ----------

NOTE 6 - PREMISES AND EQUIPMENT

Major classifications of premises and equipment, stated at cost, are as follows:

                                                                                 2003                    2002
                                                                             -----------------------------------
Land                                                                         $ 1,572,451             $ 1,572,451
Buildings and improvements                                                     7,425,737               7,415,718
Equipment                                                                      4,032,190               4,025,366
                                                                             -----------             -----------
                                                                              13,030,378              13,013,535
Less accumulated depreciation                                                 (6,847,072)             (6,221,280)
                                                                             -----------             -----------
     Net premises and equipment                                              $ 6,183,306             $ 6,792,255
                                                                             -----------             -----------

NOTE 7 - LOAN SERVICING

Mortgage loans serviced for others are not included in the accompanying consolidated balance sheets. The unpaid principal balances of mortgage loans serviced for others was $96,083,972, $100,622,417 and $98,656,888 at December
31, 2003, 2002 and 2001, respectively.

Custodial escrow balances maintained in connection with the foregoing loan servicing, and included in demand deposits, were approximately $430,211, $465,670 and $474,267 at December 31, 2003, 2002 and 2001, respectively.

The aggregate fair value of capitalized mortgage servicing rights at December 31, 2003 and 2002 totaled $468,730 and $406,563, respectively. Comparable market values and a valuation model that calculates the present value of future cash flows were used to estimate fair value. For purposes of measuring impairment, risk characteristics including product type, investor type, and interest rates, were used to stratify the originated mortgage servicing rights.

                                                              2003                2002                  2001
                                                           ---------------------------------------------------
Mortgage Servicing Rights
    Balance, beginning of year                             $ 529,563           $ 761,267             $ 703,066
    Servicing rights capitalized                             212,167             211,470               269,096
    Amortization of servicing rights                        (273,000)           (443,174)             (210,895)
                                                           ---------           ---------             ---------
                                                             468,730             529,563               761,267
    Valuation allowance                                           --            (123,000)                   --
                                                           ---------           ---------             ---------
    Balance, end of year                                   $ 468,730           $ 406,563             $ 761,267
                                                           ---------           ---------             ---------

CITIZENS FIRST FINANCIAL CORP.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
DECEMBER 31, 2003 AND 2002

Activity in the valuation allowance for mortgage servicing rights was as follows:

                                                              2003               2002                     2001
                                                           ---------------------------------------------------
Balance, beginning of year                                 $ 123,000          $       --                 $  --
    Additions                                                     --             123,000                    --
    Reductions                                              (123,000)                 --                    --
    Direct write downs                                            --                  --                    --
                                                           ---------          ----------                 -----
Balance, end of year                                       $      --          $  123,000                 $  --
                                                           ---------          ----------                 -----

NOTE 8 - INTEREST-BEARING DEPOSITS

Interest-bearing deposits in denominations of $100,000 or more were $45,809,400 at December 31, 2003 and $43,979,786 at December 31, 2002.

At December 31, 2003, the scheduled maturities of time deposits, including brokered deposits, are as follows:

2004                                                                                               $  99,177,932
2005                                                                                                  26,690,480
2006                                                                                                  14,604,357
2007                                                                                                   8,479,945
2008                                                                                                  10,437,352
                                                                                                   -------------
                                                                                                   $ 159,390,066
                                                                                                   -------------

NOTE 9 - LONG-TERM DEBT

Long-term debt consisted of the following components:

                                                                                 2003                    2002
                                                                             -----------------------------------
Federal Home Loan Bank advances                                              $61,975,000             $69,075,000
Bank note payable                                                              2,000,000               3,750,000
                                                                             -----------             -----------
     Total                                                                   $63,975,000             $72,825,000
                                                                             -----------             -----------

The Federal Home Loan Bank (FHLB) advances are secured by mortgage loans totaling $125,888,000 at December 31, 2003 and all FHLB stock owned by the Company. Advances, at interest rates from 2.27% to 6.74%, are subject to restrictions or penalties in the event of prepayment. At December 31, 2003, the Company had $9,000,000 in FHLB advances having a weighted average rate of 4.95% which are callable.

The bank note payable is due on March 1, 2004, with interest due at maturity adjusted to 1.75% over LIBOR. The interest rate on the bank note was 2.89% as of December 31, 2003. The note is secured by the stock of the Bank. The note has various covenants related to the Bank including ratios relating to the Bank's capital, nonperforming loans, allowance for loan losses, and pre-tax return on assets.

CITIZENS FIRST FINANCIAL CORP.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
DECEMBER 31, 2003 AND 2002

Aggregate annual maturities of long-term debt at December 31, 2003, are:

2004                                                                                                 $32,000,000
2005                                                                                                   7,000,000
2006                                                                                                  15,000,000
2007                                                                                                     975,000
2008                                                                                                   9,000,000
                                                                                                     -----------
                                                                                                     $63,975,000
                                                                                                     -----------

NOTE 10 - INCOME TAXES

The provision for income taxes includes these components:

                                                              2003                2002                  2001
                                                            ---------------------------------------------------
Taxes currently payable
    Federal                                                 $688,662           $1,751,087            $1,026,792
    State                                                    145,855              340,845               238,301
                                                            --------           ----------            ----------
                                                             834,517            2,091,932             1,265,093
Deferred income taxes
    Federal                                                   94,489             (659,114)               97,173
    State                                                     14,146              (93,052)               12,973
                                                            --------           ----------            ----------
                                                             108,635             (752,166)              110,146
                                                            --------           ----------            ----------
         Income tax expense                                 $943,152           $1,339,766            $1,375,239
                                                            --------           ----------            ----------

A reconciliation of income tax expense at the statutory rate to the Company's actual income tax expense is shown below:

                                                              2003                2002                  2001
                                                            ---------------------------------------------------
Computed at the statutory rate (34%)                        $876,836           $1,111,835            $1,175,371
Increase (decrease) resulting from
    State income taxes                                        74,045              163,543               165,841
    Nondeductible ESOP expense                                    --              113,844                60,135
    Other                                                     (7,729)             (49,456)              (26,108)
                                                            --------           ----------            ----------
         Actual tax expense                                 $943,152           $1,339,766            $1,375,239
                                                            --------           ----------            ----------

During 2003, participants in the stock option plan exercised and sold shares resulting in a disqualifying disposition. The amount of the deduction for the Company totaled $275,883 and is recognized as an adjustment to additional paid in capital.

CITIZENS FIRST FINANCIAL CORP.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
DECEMBER 31, 2003 AND 2002

The tax effects of temporary differences related to deferred taxes shown on the balance sheets were:

                                                                                 2003                    2002
                                                                             -----------------------------------
DEFERRED TAX ASSETS
     Allowance for loan losses                                               $ 1,131,401             $ 1,395,554
     Deferred compensation                                                       480,049                 483,522
     Valuation of foreclosed assets                                              509,707                  90,703
     Unrealized losses on available-for-sale securities                           17,281                      --
     Other                                                                        29,996                  69,870
                                                                             -----------             -----------
                                                                               2,168,434               2,039,649
                                                                             -----------             -----------
DEFERRED TAX LIABILITIES
     Depreciation                                                               (431,377)               (492,785)
     Federal Home Loan Bank stock dividends                                     (623,368)               (357,296)
     Capitalized mortgage servicing rights                                      (181,961)               (157,828)
     Deferred loan fees                                                          (52,654)                (61,242)
     Unrealized gains on available-for-sale securities                                --                (124,868)
     Other                                                                       (12,470)                (12,540)
                                                                             -----------             -----------
                                                                              (1,301,830)             (1,206,559)
                                                                             -----------             -----------
         Net deferred tax asset                                              $   866,604             $   833,090
                                                                             -----------             -----------

Retained earnings at December 31, 2003 and 2002, include approximately $2,144,000, for which no deferred federal income tax liability has been recognized. These amounts represent an allocation of income to bad debt deductions for tax purposes only. Reduction of amounts so allocated for purposes other than tax bad debt losses or adjustments arising from carryback of net operating losses would create income for tax purposes only, which would be subject to the then-current corporate income tax rate. The deferred income tax liabilities on the preceding amounts that would have been recorded if they were expected to reverse into taxable income in the foreseeable future were approximately $832,000 at December 31, 2003 and 2002, respectively.

NOTE 11 - OTHER COMPREHENSIVE INCOME (LOSS)

Other comprehensive income (loss) components and related taxes were as follows:

                                                              2003                 2002                 2001
                                                           ----------------------------------------------------
Unrealized gains (losses) on
available-for-sale securities                              $(358,508)            $307,240             $ 132,613
Less reclassification adjustment
for realized losses included in income                            --               70,722                    --
                                                           ---------             --------             ---------
        Other comprehensive income (loss),
           before tax effect                                (358,508)             236,518               132,613
Tax expense (benefit)                                       (142,149)              91,816                51,480
                                                           ---------             --------             ---------
        Other comprehensive income (loss)                  $(216,359)            $144,702             $  81,133
                                                           ---------             --------             ---------

CITIZENS FIRST FINANCIAL CORP.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
DECEMBER 31, 2003 AND 2002

NOTE 12 - REGULATORY MATTERS

The Bank is subject to various regulatory capital requirements administered by the federal banking agencies. Failure to meet minimum capital requirements can initiate certain mandatory and possibly additional discretionary actions by regulators that, if undertaken, could have a direct material effect on the Company's financial statements. Under capital adequacy guidelines and the regulatory framework for prompt corrective action, the Bank must meet specific capital guidelines that involve quantitative measures of the Bank's assets, liabilities, and certain off-balance-sheet items as calculated under regulatory accounting practices. The Bank's capital amounts and classification are also subject to qualitative judgments by the regulators about components, risk weightings and other factors.

Quantitative measures established by regulation to ensure capital adequacy require the Bank to maintain minimum amounts and ratios (set forth in the table below). Management believes, as of December 31, 2003 and 2002, that the Bank meets all capital adequacy requirements to which it is subject.

As of December 31, 2003, the most recent notification from Federal Deposit Insurance Corporation ("FDIC") categorized the Bank as well capitalized under the regulatory framework for prompt corrective action. To be categorized as well capitalized, the Bank must maintain minimum total risk-based, Tier I risk-based and Tier I leverage ratios as set forth in the table. There are no conditions or events since that notification that management believes have changed the Bank's category.

                                                                                                                 TO BE WELL
                                                                                                              CAPITALIZED UNDER
                                                                                      FOR CAPITAL             PROMPT CORRECTIVE
                                                            ACTUAL                 ADEQUACY PURPOSES          ACTION PROVISIONS
                                                   ------------------------------------------------------------------------------
                                                    AMOUNT           RATIO         AMOUNT       RATIO         AMOUNT        RATIO
                                                   ------------------------------------------------------------------------------
As of December 31, 2003
      Total capital
            (to risk-weighted assets)              $32,869           13.5%        $19,438        8.0%        $24,298        10.0%
      Tier I capital
            (to risk-weighted assets)               29,847           12.3           9,719        4.0          14,579         6.0
      Tier I capital
            (to average assets)                     29,847            8.6          13,913        4.0          17,391         5.0
As of December 31, 2002
      Total capital
            (to risk-weighted assets)              $34,105           14.1%        $19,418        8.0%        $24,273        10.0%
      Tier I capital
            (to risk-weighted assets)               30,376           12.5           9,709        4.0          14,564         6.0
      Tier I capital
            (to average assets)                     30,376            8.7          14,038        4.0          17,547         5.0

CITIZENS FIRST FINANCIAL CORP.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
DECEMBER 31, 2003 AND 2002

The Bank is subject to certain restrictions on the amount of dividends that it may declare without prior regulatory approval.

As an Illinois chartered savings bank, the Bank is subject to supervision, examination and regulation by the Illinois Office of Banks and Real Estate ("OBRE") and the FDIC (collectively, the "Regulators"). The Regulators have recently completed an examination of the Bank. As a result of the examination, the regulators determined the Bank should enter into a Memorandum of Understanding ("MOU") with the Regulators in order to correct certain deficiencies related to management, asset quality, and earnings. During January, 2004 (the "Effective Date"), the Bank's board of directors entered into an MOU with the Regulators that requires the Bank to take various actions. The Bank shall provide a written review of the Bank's staffing requirements, review the adequacy of the allowance for loan losses, provide a written plan to lessen the Bank's risk position on certain classified assets, provide a written review of the loan concentrations of credit, revise and adopt a written loan policy, require complete loan documentation, and provide a written profit plan.

The Bank has begun to take actions to implement the requirements of the MOU.

NOTE 13 - RELATED PARTY TRANSACTIONS

At December 31, 2003 and 2002, the Company had loans outstanding to executive officers, directors, significant shareholders and their affiliates (related parties).

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

The aggregate amount of loans, as defined, to such related parties were as follows:

Balance, January 1, 2003                                                                            $  7,330,859
Change in composition of related parties                                                                 (75,349)
New loans, including renewals                                                                         13,094,045
Payments, etc. including renewals                                                                     (8,612,654)
                                                                                                    ------------
Balance, December 31, 2003                                                                          $ 11,736,901
                                                                                                    ------------

NOTE 14 - EMPLOYEE BENEFITS

The Company has a defined contribution pension plan (combined profit sharing and 401(k) plan) ("Plan") covering substantially all employees. The amount of the annual profit-sharing contribution is at the discretion of the Board of Directors. The Plan also provides for matched employee contributions up to a maximum of 4% of the participant's gross salary. Employer contributions charged to expense for 2003, 2002 and 2001 were $170,550, $204,000 and $191,161, respectively.

The Company has a non-qualified supplemental retirement plan (SERP) covering certain officers and key employees. The benefits provided under the SERP will make up the benefits lost to the SERP participants due to limitations on compensation and maximum benefits under the Company's tax qualified savings plan and ESOP. Benefits will be provided under the SERP at the same time and in the same form as the related benefits will be provided under the savings plan and ESOP. The Company's expense for the SERP was $0, $45,918 and $59,332 for 2003, 2002 and 2001, respectively.

CITIZENS FIRST FINANCIAL CORP.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
DECEMBER 31, 2003 AND 2002

NOTE 15 - EMPLOYEE STOCK OWNERSHIP PLAN

The Bank has an employee stock ownership plan for the benefit of substantially all employees. The ESOP borrowed $2,254,000 from the Company and used those funds to acquire 225,400 shares of the Company's stock at $10 per share.

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

Shares totaling 32,200 for 2002 and 2001 with an average fair value of $19.11 and $14.81, per share, respectively, were committed to be released, resulting in ESOP compensation expense of $615,262 and $476,908. There were no shares committed to be released and no ESOP compensation expense for 2003. The ESOP shares as of December 31 were as follows:

                                                                                  2003                 2002
                                                                                -----------------------------
Allocated shares                                                                 219,962              225,400
Shares released for allocation                                                        --               (5,438)
Unreleased shares                                                                     --                   --
                                                                                --------             --------
Total ESOP shares                                                                219,962              219,962
                                                                                --------             --------
Fair value of unreleased shares at December 31                                  $     --             $     --
                                                                                --------             --------

NOTE 16 - INCENTIVE PLAN

The Company has a stock-based compensation program which includes both a stock award program or incentive plan and a stock option plan.

The incentive plan covers key employees and directors and 112,700 shares of the Company's common stock were granted in 1996. The outstanding grants were exercised in 2001 and $244,967 was recorded as compensation expense in that year.

NOTE 17 - STOCK OPTION PLAN

The Company has a fixed option plan under which the Company may grant options that vest pro-rata over five years to selected officers and directors. The exercise price of each option is intended to equal the fair value of the Company's stock on the date of grant. An option's maximum term is ten years.

CITIZENS FIRST FINANCIAL CORP.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
DECEMBER 31, 2003 AND 2002

A summary of the status of the plan at December 31, 2003, 2002 and 2001, and changes during the years then ended is presented below:

                                                   2003                  2002                          2001
                                       -----------------------------------------------------------------------------------------
                                                       WEIGHTED-                       Weighted-      Weighted-
                                                        AVERAGE                         Average       Average
                                        SHARES      EXERCISE PRICE       Shares      Exercise Price    Shares     Exercise Price
                                       -----------------------------------------------------------------------------------------
Outstanding, beginning of year         357,248          $12.43          359,708          $12.31       360,708         $12.32
      Granted                           10,000           25.10           12,500           17.55        15,000          12.00
      Exercised                         98,548           12.45           14,960           12.23         1,000          12.30
      Forfeited                          6,600           12.07               --                 15,000                 12.30
                                       -------                          -------                                       ------
Outstanding, end of year               262,100          $12.87          357,248          $12.43       359,708         $12.31
                                       -------                          -------                 ------
Options exercisable, end of year       225,457                          301,510                       288,203
                                       -------          ------          -------          ------       -------         ------

The fair value of options granted is estimated on the date of the grant using an option-pricing model with the following weighted-average assumptions:

                                                                                      2003              2002
                                                                                    --------------------------
Dividend yields                                                                         1.58%             1.37%
Volatility factors of expected market price of common stock                            11.96%            25.05%
Risk-free interest rates                                                                3.20%             4.75%
Expected life of options                                                            10 YEARS          10 years
Weighted-average fair value of options granted during the year                        $ 4.89            $ 6.75
                                                                                      ------            ------

The following table summarizes information about stock options under the plan outstanding at December 31, 2003:

                                  OPTIONS OUTSTANDING                    OPTIONS EXERCISABLE
                        ---------------------------------------------------------------------------
                                             WEIGHTED-AVERAGE
                           NUMBER                REMAINING        WEIGHTED-AVERAGE         NUMBER           WEIGHTED-AVERAGE
EXERCISE PRICES         OUTSTANDING          CONTRACTUAL LIFE      EXERCISE PRICE       EXERCISABLE          EXERCISE PRICE
----------------------------------------------------------------------------------------------------------------------------
     $12.30               159,300                3.1 years              12.30             159,300                $12.30
      13.94                 2,500                5.3 years              13.94               1,667                 13.94
      11.69                60,300                6 years                11.69              48,240                 11.69
      13.44                 5,000                6.75 years             13.44               3,250                 13.44
      12.00                15,000                7 years                12.00               9,000                 12.00
      17.55                10,000                9 years                17.55               4,000                 17.55
      25.10                10,000                10 years               25.10                  --                 25.10
                          -------                                                         -------
                          262,100                                                         225,457

CITIZENS FIRST FINANCIAL CORP.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
DECEMBER 31, 2003 AND 2002

NOTE 18 - EARNINGS PER SHARE

Earnings per share (EPS) were computed as follows:

                                                                         YEAR ENDED DECEMBER 31, 2003
                                                              -----------------------------------------------
                                                                                 WEIGHTED-          PER-SHARE
                                                                INCOME        AVERAGE SHARES         AMOUNT
                                                              -----------------------------------------------
BASIC EARNINGS PER SHARE
      Income available to common stockholders                 $1,635,776         1,478,568            $1.11
EFFECT OF DILUTIVE SECURITIES
      Stock options                                                   --           136,246
                                                              ----------         ---------
DILUTED EARNINGS PER SHARE
      Income available to common stockholders
            and assumed conversions                           $1,635,776         1,614,814            $1.01

                                                                          YEAR ENDED DECEMBER 31, 2002
                                                              -----------------------------------------------
                                                                                 WEIGHTED-          PER-SHARE
                                                                INCOME        AVERAGE SHARES         AMOUNT
                                                              -----------------------------------------------
BASIC EARNINGS PER SHARE
      Income available to common stockholders                 $1,930,336         1,469,003            $1.31
EFFECT OF DILUTIVE SECURITIES
      Stock options                                                   --           131,026
                                                              ----------         ---------
DILUTED EARNINGS PER SHARE
      Income available to common stockholders
            and assumed conversions                           $1,930,336         1,600,029            $1.21

                                                                          YEAR ENDED DECEMBER 31, 2001
                                                              -----------------------------------------------
                                                                                 WEIGHTED-          PER-SHARE
                                                                INCOME        AVERAGE SHARES         AMOUNT
                                                              -----------------------------------------------
BASIC EARNINGS PER SHARE
      Income available to common stockholders                 $2,081,736         1,501,684            $1.39
EFFECT OF DILUTIVE SECURITIES
      Stock options                                                   --            64,277
      Unearned incentive plan shares                                  --             8,840
                                                              ----------         ---------
DILUTED EARNINGS PER SHARE
      Income available to common stockholders
            and assumed conversions                           $2,081,736         1,574,801            $1.32

CITIZENS FIRST FINANCIAL CORP.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
DECEMBER 31, 2003 AND 2002

NOTE 19 - DISCLOSURES ABOUT FAIR VALUE OF FINANCIAL INSTRUMENTS

The following table presents estimated fair values of the Company's financial instruments. The fair values of certain of these instruments were calculated by discounting expected cash flows, which involves significant judgments by management and uncertainties. Fair value is the estimated amount at which financial assets or liabilities could be exchanged in a current transaction between willing parties, other than in a forced or liquidation sale. Because no market exists for certain of these financial instruments and because management does not intend to sell these financial instruments, the Company does not know whether the fair values shown below represent values at which the respective financial instruments could be sold individually or in the aggregate.

                                                    DECEMBER 31, 2003                           DECEMBER 31, 2002
                                           ----------------------------------------------------------------------------------
                                             CARRYING               FAIR                  CARRYING                   FAIR
                                              AMOUNT               VALUE                   AMOUNT                   VALUE
                                           ----------------------------------------------------------------------------------
FINANCIAL ASSETS
      Cash and cash equivalents            $ 16,830,900         $ 16,830,900            $ 33,582,919             $ 33,582,919
      Available-for-sale securities          20,745,891           20,745,891              20,712,486               20,712,486
      Loans held for sale                       376,088              376,088               6,098,342                6,210,007
      Loans, net of allowance for
            loan losses                     279,405,053          284,125,582             278,838,440              282,308,792
      Federal Home Loan Bank
            stock                            15,205,900           15,205,900               4,696,900                4,696,900
      Interest receivable                     2,086,988            2,086,988               2,452,996                2,452,996
      Cash surrender value of life
            insurance                         4,115,213            4,115,213                      --                       --

FINANCIAL LIABILITIES
      Deposits                              250,012,778          251,322,278             249,163,302              250,626,417
      Long-term debt                         63,975,000           64,977,140              72,825,000               74,577,918
      Advance payments by
                borrowers for
            taxes and insurance                 488,539              488,539                 469,512                  469,512
      Interest payable                          310,783              310,783                372,5433                  372,543

UNRECOGNIZED FINANCIAL INSTRUMENTS
      (NET OF CONTRACT AMOUNT)
      Commitments to originate loans                  0                    0                       0                        0
      Letters of credit                               0                    0                       0                        0
      Lines of credit                                 0                    0                       0                        0

The following methods and assumptions were used to estimate the fair value of each class of financial instruments.

CASH AND CASH EQUIVALENTS AND FEDERAL HOME LOAN BANK STOCK - The carrying amount approximates fair value.

SECURITIES - Fair values equal quoted market prices, if available. If quoted market prices are not available, fair value is estimated based on quoted market prices of similar securities.

LOANS HELD FOR SALE - For homogeneous categories of loans, such as mortgage loans held for sale, fair value is estimated using the quoted market prices for securities backed by similar loans, adjusted for differences in loan characteristics.

CITIZENS FIRST FINANCIAL CORP.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
DECEMBER 31, 2003 AND 2002

LOANS - The fair value of loans is estimated by discounting the future cash flows using the current rates at which similar loans would be made to borrowers with similar credit ratings and for the same remaining maturities. Loans with similar characteristics were aggregated for purposes of the calculations. The carrying amount of accrued interest approximates its fair value.

DEPOSITS - Deposits include demand deposits, savings accounts, NOW accounts, and certain money market deposits. The carrying amount approximates fair value. The fair value of fixed-maturity time deposits is estimated using a discounted cash flow calculation that applies the rates currently offered for deposits of similar remaining maturities.

LONG-TERM DEBT - Rates currently available to the Company for debt with similar terms and remaining maturities are used to estimate fair value of existing debt.

INTEREST PAYABLE AND ADVANCE PAYMENTS TO BORROWERS FOR TAXES AND INSURANCE - The fair value approximates carrying value.

COMMITMENTS TO ORIGINATE LOANS, LETTERS OF CREDIT AND LINES OF CREDIT - The fair value of commitments to originate loans is estimated using the fees currently charged to enter into similar agreements, taking into account the remaining terms of the agreements and the present creditworthiness of the counterparties. For fixed-rate loan commitments, fair value also considers the difference between current levels of interest rates and the committed rates. The fair value of forward sale commitments is estimated based on current market prices for loans of similar terms and credit quality. The fair values of letters of credit and lines of credit are based on fees currently charged for similar agreements or on the estimated cost to terminate or otherwise settle the obligations with the counterparties at the reporting date.

NOTE 20 - SIGNIFICANT ESTIMATES AND CONCENTRATIONS

Accounting principles generally accepted in the United States of America require disclosure of certain significant estimates and current vulnerabilities due to certain concentrations. Estimates related to the allowance for loan losses, mortgage servicing rights, mortgage backed securities premiums, and foreclosed assets held for sale are reflected in the footnotes regarding loans, mortgage servicing rights, securities, and foreclosed assets held for sale. Current vulnerabilities due to certain concentrations of credit risk are discussed in the footnote on commitments and credit risk.

FORECLOSED ASSETS HELD FOR SALE - Foreclosed assets held for sale include a retail property with a carrying value of $1,861,000 at December 31, 2003, with a valuation allowance of $1,139,000. Also included in foreclosed assets held for sale are lots near the retail property noted above that are zoned for commercial use. The lots have a carrying value of $928,000 at December 31, 2003, with a valuation allowance of $116,000. The net carrying value of these properties reflects management's best estimate of the amounts to be realized from the sales of the properties. While the estimates are based on valuations by independent appraisers, there have been no recent sales of comparable properties in the area to consider in preparing the valuations, and the market for such properties is limited. Therefore, the amounts that the Company realizes from the sales of the properties could differ materially in the near term from the carrying values reflected in these financial statements.

NOTE 21 - COMMITMENTS AND CREDIT RISK

The Company grants agribusiness, commercial, residential and consumer loans to customers located primarily in Central Illinois. The Company's loans are generally secured by specific items of collateral including real property, consumer assets and business assets. Although the Company has a diversified loan portfolio, a substantial portion of its debtors' ability to honor their contracts is dependent upon economic conditions in Central Illinois. The Company has a significant concentration in construction and commercial real estate loans related to the real estate market in Bloomington-Normal.

CITIZENS FIRST FINANCIAL CORP.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
DECEMBER 31, 2003 AND 2002

COMMITMENTS TO ORIGINATE LOANS - Commitments to originate loans are agreements to lend to a customer as long as there is no violation of any condition established in the contract. Commitments generally have fixed expiration dates or other termination clauses and may require payment of a fee. Since a portion of the commitments may expire without being drawn upon, the total commitment amounts do not necessarily represent future cash requirements. Each customer's creditworthiness is evaluated on a case-by-case basis. The amount of collateral obtained, if deemed necessary, is based on management's credit evaluation of the counterparty. Collateral held varies, but may include accounts receivable, inventory, property, plant and equipment, commercial real estate and residential real estate.

At December 31, 2003 and 2002, the Company had outstanding commitments to originate loans aggregating approximately $16,733,000 and $17,377,000, respectively. The commitments extended over varying periods of time with the majority being disbursed within a one-year period. Loan commitments at fixed rates of interest amounted to $15,842,000 and $10,401,000 at December 31, 2003 and 2002, respectively, with the remainder at floating market rates.

LETTERS OF CREDIT - Letters of credit are conditional commitments issued by the Company to guarantee the performance of a customer to a third party. Those guarantees are primarily issued to support public and private borrowing arrangements, including commercial paper, bond financing and similar transactions. The credit risk involved in issuing letters of credit is essentially the same as that involved in extending loans to customers.

The Company had total outstanding letters of credit amounting to $1,267,000 and $2,276,000, at December 31, 2003 and 2002, respectively. At December 31, 2003, the Bank's deferred revenue under standby letters of credit agreements was nominal.

LINES OF CREDIT - Lines of credit are agreements to lend to a customer as long as there is no violation of any condition established in the contract. Lines of credit generally have fixed expiration dates. Since a portion of the line may expire without being drawn upon, the total unused lines do not necessarily represent future cash requirements. Each customer's creditworthiness is evaluated on a case-by-case basis. The amount of collateral obtained, if deemed necessary, is based on management's credit evaluation of the counterparty. Collateral held varies but may include accounts receivable, inventory, property, plant and equipment, commercial real estate and residential real estate. Management uses the same credit policies in granting lines of credit as it does for on-balance-sheet instruments.

At December 31, 2003, the Company had granted unused lines of credit to borrowers aggregating approximately $9,562,000 and $3,511,000 for commercial lines and open-end consumers lines, respectively. At December 31, 2002, unused lines of credit to borrowers aggregated approximately $10,028,000 and $2,876,000 for commercial lines and for open-end consumer lines.

OTHER CREDIT RISKS - The Company had federal funds sold to one institution totaling approximately $3,248,000 and $9,252,000 at December 31, 2003 and 2002. The Company had a concentration of funds on deposit with the Federal Home Loan Bank totaling approximately $6,891,000 and $13,601,000 at December 31, 2003 and 2002.

At December 31, 2003, approximately 6% of the Company's total time deposits consisted of jumbo certificates of deposits which were issued through a broker and had minimum denominations in excess of $100,000.

CITIZENS FIRST FINANCIAL CORP.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
DECEMBER 31, 2003 AND 2002

NOTE 22 - CONDENSED FINANCIAL INFORMATION (PARENT COMPANY ONLY)

Presented below is condensed financial information as to financial position, results of operations and cash flows of the Company:

                            CONDENSED BALANCE SHEETS

DECEMBER 31                                                                     2003                  2002
-------------------------------------------------------------------------------------------------------------
ASSETS

Cash                                                                        $     70,255          $    35,044

Interest-bearing demand deposits                                                 661,132            1,481,191
                                                                            ------------          -----------
      Total cash and cash equivalents                                            731,387            1,516,235
                                                                            ------------          -----------
Investment in common stock of subsidiary                                      30,362,756           31,028,720
Loans, net of allowance for loan losses of $50,000 and $25,000
      at December 31, 2003 and 2002                                            3,899,888            3,084,200
Other                                                                            516,366              430,681
                                                                            ------------          -----------
      Total assets                                                          $ 35,510,397          $36,059,836
                                                                            ------------          -----------

LIABILITIES

Long-term debt                                                              $  2,000,000          $ 3,750,000
Other                                                                            518,612              415,605
                                                                            ------------          -----------
      Total liabilities                                                        2,518,612            4,165,605
                                                                            ------------          -----------
STOCKHOLDERS' EQUITY                                                          32,991,785           31,894,231
                                                                            ------------          -----------
      Total liabilities and stockholders' equity                            $ 35,510,397          $36,059,836
                                                                            ------------          -----------

                         CONDENSED STATEMENTS OF INCOME

YEARS ENDED DECEMBER 31                                    2003                 2002                   2001
-------------------------------------------------------------------------------------------------------------
INCOME
      Dividends from subsidiary                         $2,235,000           $1,550,622            $1,625,000
      Other income                                         262,155              280,125               343,217
            Total income                                 2,497,155            1,830,747             1,968,217
                                                        ----------           ----------            ----------

EXPENSES
      Provision for loan losses                             25,000                   --                    --
      Other expenses                                       377,215              524,480               742,131
            Total expenses                                 402,215              524,480               742,131
                                                        ----------           ----------            ----------

INCOME BEFORE INCOME TAX AND EQUITY IN
      UNDISTRIBUTED INCOME OF SUBSIDIARY                 2,094,940            1,306,267             1,226,086
INCOME TAX BENEFIT                                         (56,808)            (134,281)             (199,457)
                                                        ----------           ----------            ----------

INCOME BEFORE EQUITY IN UNDISTRIBUTED
      INCOME OF SUBSIDIARY                               2,151,748            1,440,548             1,425,543

EQUITY IN UNDISTRIBUTED INCOME (EXPENSE)
      OF SUBSIDIARY                                       (515,972)             489,788               656,193

NET INCOME                                              $1,635,776           $1,930,336            $2,081,736
                                                        ----------           ----------            ----------

CITIZENS FIRST FINANCIAL CORP.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
DECEMBER 31, 2003 AND 2002

                       CONDENSED STATEMENTS OF CASH FLOWS

YEAR ENDED DECEMBER 31                                      2003                 2002                 2001
-------------------------------------------------------------------------------------------------------------
OPERATING ACTIVITIES
      Net income                                         $ 1,635,776         $ 1,930,336          $ 2,081,736
      Items not requiring (providing) cash
            Provision for loan losses                         25,000                  --                   --
            Compensation expense related to
                   incentive plan                                 --                  --              244,967
            Equity in undistributed income
                   of subsidiary                             515,972            (489,788)            (656,193)
      Net change in
            Other assets                                     (85,685)           (239,417)           1,018,144
            Other liabilities                                 36,640             115,745              270,682
                                                         -----------         -----------          -----------
                     Net cash provided by operating
                              activities                   2,127,703           1,316,876            2,959,336
INVESTING ACTIVITIES
      Net change in ESOP loan                                     --             309,200              322,000
      Net change in loans                                   (840,688)                 --              460,800
            Net cash provided by (used in)
               investing activities                         (840,688)            309,200              782,800
                                                         -----------         -----------          -----------
FINANCING ACTIVITIES
      Repayments of long-term debt                        (1,750,000)           (500,000)          (1,000,000)
      Proceeds from stock options exercised                1,226,923             183,042               12,300
      Purchase of treasury stock                          (1,221,082)         (1,427,230)            (947,286)
      Dividends paid                                        (603,587)           (464,351)            (344,064)
      Tax benefit related to stock options
             exercised                                       275,883                  --                   --
                                                         -----------         -----------          -----------
                     Net cash used in financing
                              activities                  (2,071,863)         (2,208,539)          (2,279,050)
                                                         -----------         -----------          -----------
NET CHANGE IN CASH AND CASH EQUIVALENTS                     (784,848)           (582,463)           1,463,086
CASH AND CASH EQUIVALENTS AT BEGINNING OF YEAR             1,516,235           2,098,698              635,612
                                                         -----------         -----------          -----------
CASH AND CASH EQUIVALENTS AT END OF YEAR                 $   731,387         $ 1,516,235          $ 2,098,698
                                                         -----------         -----------          -----------

Citizens First Financial Corp.

SHAREHOLDER INFORMATION

STOCK LISTING, STOCK PRICE, AND
DIVIDEND INFORMATION

Citizens First Financial Corp.'s common stock trades on the NASDAQ under the symbol "CFSB". At December 31, 2003, 1,499,475 shares of the Company's common stock were held of record by 375 persons or entities, not including the number of persons or entities holding stock in nominee or street name through various brokers or banks.

                            PER SHARE
-----------------------------------------------------------------------
                                 2003

                          HIGH           LOW         DIVIDENDS DECLARED
-----------------------------------------------------------------------
First Quarter            $25.59        $21.80               $0.10
Second Quarter           $25.00        $22.15               $0.10
Third Quarter            $25.00        $22.25               $0.10
Fourth Quarter           $28.50        $24.50               $0.10
                         ------        ------               -----

                                 2002

                          HIGH           LOW         DIVIDENDS DECLARED
-----------------------------------------------------------------------
First Quarter            $18.45        $17.30               $0.07
Second Quarter           $20.30        $17.55               $0.07
Third Quarter            $20.39        $17.90               $0.07
Fourth Quarter           $25.86        $17.80               $0.10

QUARTERLY FINANCIAL INFORMATION

The following is a summary of selected quarterly results of operations for the years ended December 31, 2003 and 2002:

                                                   QUARTER ENDED

(In thousands, except share data)            12/31             09/30            06/30             03/31
2003
Net interest income                         $2,693            $2,745           $2,648            $2,586
Provision for loan losses                    1,595               476              306                85
Noninterest income                             632             1,013              790               824
Noninterest expense                          2,311             2,502            1,964             2,113
Income before income tax                      (581)              780            1,168             1,212
Net income                                    (324)              497              721               742

Basic earnings per share                    ($0.22)           $ 0.33           $ 0.49            $ 0.51
Diluted earnings per share                  ($0.22)           $ 0.31           $ 0.45            $ 0.46

2002
Net interest income                         $2,752            $2,769           $2,668            $2,752
Provision for loan losses                    1,078               495              132                98
Noninterest income                           1,183               355              415               477
Noninterest expense                          2,470             2,009            1,840             1,979
Income before income tax                       367               620            1,131             1,152
Net income                                     154               379              692               705

Basic earnings per share                    $ 0.10            $ 0.26           $ 0.47            $ 0.48
Diluted earnings per share                  $ 0.09            $ 0.24           $ 0.43            $ 0.45

FORM 10-K AND FINANCIAL INFORMATION
Citizens First Financial Corp., upon request and without charge will furnish stockholders, investors and security analysts a copy of Form 10-K filed with the Securities and Exchange Commission.
Please contact:

Dallas G. Smiley
Executive Vice President & Chief Financial Officer
Secretary & Treasurer

Citizens First Financial Corp.
2101 North Veterans Parkway
Bloomington, Illinois  61704
(309) 661-8700

CORPORATE COUNSEL
Howard & Howard
211 Fulton Street
Peoria, Illinois  61602

INDEPENDENT ACCOUNTANTS
BKD, LLP
225 North Water Street
Decatur, Illinois  62523

ANNUAL MEETING OF STOCKHOLDERS
The Annual Meeting of Stockholders
of Citizens First Financial Corp. will
be held at 10:00 a.m., on April 26, 2004 at:

The Chateau
1601 Jumer Drive
Bloomington, Illinois  61704

STOCK TRANSFER AGENT AND REGISTRAR
Inquiries regarding stock transfer,
registration, lost certificates, or
changes in name and address should
be directed to the transfer agent
and registrar.

Registrar and Transfer Company
10 Commerce Drive
Cranford, New Jersey   07016